Filed Pursuant to Rule 424(b)(3)

File No. 333-290214

abrdn Global income Fund, Inc.

1900 Market Street, Suite 200

Philadelphia, PA 19103

(215) 405-5700

IMPORTANT STOCKHOLDER INFORMATION

We are pleased to enclose a notice, combined proxy statement/prospectus (the “Proxy Statement/Prospectus”) and proxy card(s) for a special meeting of stockholders (with any postponements or adjournments, the “Special Meeting”) of abrdn Global Income Fund, Inc., a Maryland corporation (the “Fund” or the “Acquired Fund,” as context requires). The Special Meeting is scheduled to be held at the offices of abrdn Inc., the administrator and an affiliate of abrdn Asia Limited, at 1900 Market Street, Suite 200, Philadelphia, PA 19103, on March 12, 2026, at 10:30 a.m. Eastern Time. At the Special Meeting, stockholders will be asked to consider and to vote on the following proposals;

1.	Agreement and Plan of Reorganization. To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Acquired Fund to abrdn Asia-Pacific Income Fund, Inc. (the “Acquiring Fund”) in exchange solely for newly issued common stock of the Acquiring Fund (although cash may be distributed in lieu of fractional shares) and the assumption by the Acquiring Fund of all or substantially all liabilities of the Acquired Fund and the distribution of common stock of the Acquiring Fund to the stockholders of the Acquired Fund and complete liquidation of the Acquired Fund (the “Reorganization”). The Acquiring Fund as it would exist after the Reorganization is referred to as the “Combined Fund.”

2.	Plan of Liquidation. To approve a plan of liquidation and dissolution (the “Liquidation Plan”) of the Acquired Fund (the “Liquidation”). The Liquidation will only occur if the Liquidation Plan is approved by stockholders of the Acquired Fund and the Reorganization is not approved by stockholders of the Acquired Fund or is not consummated for any other reason. If only the Reorganization Agreement is approved, or if both the Reorganization Agreement and the Liquidation Plan are approved, the Reorganization will occur.

After careful consideration, the Board of Directors of the Acquired Fund recommends that you vote “FOR” the Reorganization and, to ensure that the Acquired Fund will be liquidated if the Reorganization is not consummated, recommends that you vote “FOR” the Liquidation.

The Reorganization and Liquidation proposals are described in more detail, and a comparison of the investment objectives, strategies, principal risks, expenses and certain other features of the Acquired Fund and the Acquiring Fund is included, in the enclosed Proxy Statement/Prospectus. We encourage you to review this information carefully.

As a stockholder of record as of the close of business on December 12, 2025, the record date, you are entitled to notice of, and to vote at, the Special Meeting. Therefore, we are asking that you please take the time to cast your vote prior to the Special Meeting, to be held on March 12, 2026 at the time set forth above. If you do not vote, you may receive a phone call from the Acquired Fund’s proxy solicitor, EQ Fund Solutions, LLC.

We appreciate your participation in this important Special Meeting.

Sincerely,

P. Gerald Malone

Chair of the Board of Directors, abrdn Global Income Fund, Inc.

It is important that your shares be represented at the Special Meeting. In order to avoid delay and to ensure that your shares are represented, please vote as promptly as possible. You may vote easily and quickly by mail, by telephone or via the Internet. You may also vote in person by attending the Special Meeting (subject to certain requirements). To vote by mail, please complete and mail your proxy card in the enclosed envelope. To vote by telephone or via the Internet, please follow the instructions on the proxy card. If you need any assistance or have any questions regarding the proposals or how to vote your shares, please call the Acquired Fund’s proxy solicitor, EQ Fund Solutions, LLC, at (800) 284-7175 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

abrdn Global Income Fund, Inc.

1900 Market Street, Suite 200

Philadelphia, PA 19103

(215) 405-5700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD March 12, 2026

Notice is hereby given that a special meeting of stockholders (with any postponements or adjournments, the “Special Meeting”) of abrdn Global Income Fund, Inc., a Maryland corporation (the “Fund” or the “Acquired Fund,” as context requires), is scheduled to be held at the offices of abrdn Inc., the administrator and an affiliate of abrdn Asia Limited, at 1900 Market Street, Suite 200, Philadelphia, PA 19103, on March 12, 2026. The Special Meeting will be held at 10:30 a.m. Eastern Time. At the Special Meeting, stockholders will be asked to consider and to vote on the below proposals (each a “Proposal” and collectively, the “Proposals”).

1.	Agreement and Plan of Reorganization. To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Acquired Fund to abrdn Asia-Pacific Income Fund, Inc. (the “Acquiring Fund”) in exchange solely for newly issued common stock of the Acquiring Fund (although cash may be distributed in lieu of fractional shares) and the assumption by the Acquiring Fund of all or substantially all liabilities of the Acquired Fund and the distribution of common stock of the Acquiring Fund to the stockholders of the Acquired Fund and complete liquidation of the Acquired Fund (the “Reorganization”). The Acquiring Fund as it would exist after the Reorganization is referred to as the “Combined Fund.”

2.	Plan of Liquidation. To approve a plan of liquidation and dissolution (the “Liquidation Plan”) of the Acquired Fund (the “Liquidation”). The Liquidation will only occur if the Liquidation Plan is approved by stockholders of the Acquired Fund and the Reorganization is not approved by stockholders of the Acquired Fund or is not consummated for any other reason. If only the Reorganization Agreement is approved, or if both the Reorganization Agreement and the Liquidation Plan are approved, the Reorganization will occur.

Stockholders of record as of the close of business on December 12, 2025, the record date (the “Record Date”), are entitled to notice of, and to vote at, the Special Meeting.

Please read the enclosed Proxy Statement/Prospectus for information concerning the Proposals. Following a consideration of a range of options for the Acquired Fund, the Acquired Fund Board determined it would be in the best interest of the stockholders of the Acquired Fund to engage in a tax-free reorganization with the Acquiring Fund. The Reorganization is intended to be treated as a tax-free reorganization for U.S. federal income tax purposes. In recommending the Reorganization, the Board took into account its discussions with abrdn Asia Limited and abrdn Inc., the Acquired Fund’s investment manager and administrator/investor relations provider (collectively, “Management”), respectively, about strategic options for the Acquired Fund given its small scale and limited trading volume on the secondary market. Over recent years, the Acquired Fund’s assets have declined, due to broad market conditions and a high level of distributions, including return of capital. These factors have led to an increase in the Acquired Fund's total expense ratio. In addition, the Acquired Fund’s share price continues to trade at a significant premium to its net asset value per share. Management believes this premium is unsustainable, as the Acquired Fund cannot continue distributing at current levels while remaining viable. The Board further recommends that stockholders approve the proposal to liquidate the Acquired Fund in the event the Reorganization is not approved by stockholders or is not consummated for any other reason.

Whether or not you are planning to attend the Special Meeting, please vote prior to the Special Meeting to be held on March 12, 2026. Voting is quick and easy. Voting by proxy will not prevent you from voting your shares at the Special Meeting. You may revoke your proxy at any time before the Special Meeting by (i) written notice delivered to the Secretary of the Fund prior to the exercise of the proxy; (ii) execution of a subsequent proxy; or (iii) attending and voting at the Special Meeting. If you hold shares through a broker, bank or other nominee, you must follow the instructions you receive from your nominee in order to revoke your voting instructions.

By order of the Board of Directors of the Fund,

Megan Kennedy

Vice President and Secretary, abrdn Global Income Fund, Inc.

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting to be Held on March 12, 2026:

The combined Proxy Statement/Prospectus and the Notice of the Special Meeting are available to you on the Internet at https://www.aberdeeninvestments.com/en-us/investor/investment-solutions/closed-end-funds.

It is important that your shares be represented at the Special Meeting. In order to avoid delay and to ensure that your shares are represented, please vote as promptly as possible. You may vote easily and quickly by mail, by telephone or via the Internet. You may also vote in person by attending the Special Meeting (subject to certain requirements). To vote by mail, please complete and mail your proxy card in the enclosed envelope. To vote by telephone or via the Internet, please follow the instructions on the proxy card. If you need any assistance or have any questions regarding the Proposals or how to vote your shares, please call the Acquired Fund’s proxy solicitor, EQ Fund Solutions, LLC, at (800) 284-7175 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

QUESTIONS & ANSWERS

The following is a summary of more complete information appearing later in the attached combined proxy statement/prospectus (the “Proxy Statement/Prospectus”) or incorporated by reference into the Proxy Statement/Prospectus. You should carefully read the entire Proxy Statement/Prospectus, including the Agreement and Plan of Reorganization (the “Reorganization Agreement”) and the Plan of Liquidation (the “Liquidation Plan”), forms of which are attached hereto as Appendix A and Appendix B, respectively, because they contain details that are not in the Questions & Answers.

Q:	Why is a stockholder meeting being held?
A:

At the Special Meeting, the stockholders of abrdn Global Income Fund, Inc. (the “Acquired Fund”), a Maryland corporation, are being asked to approve: (i) a Reorganization Agreement providing for the transfer of all of the assets of the Acquired Fund to abrdn Asia-Pacific Income Fund, Inc. (the “Acquiring Fund”) in exchange for newly issued common stock of the Acquiring Fund (although cash may be distributed in lieu of fractional shares of the Acquiring Fund) and the assumption by the Acquiring Fund of all or substantially all of the liabilities of the Acquired Fund and the distribution of common stock of the Acquiring Fund to the stockholders of the Acquired Fund and complete liquidation of the Acquired Fund (the “Reorganization”) (“Proposal 1”); and (ii) a plan of liquidation and dissolution (the “Liquidation Plan”) of the Acquired Fund (the “Liquidation”) (“Proposal 2” and together with Proposal 1, the “Proposals”). The liquidation of the Acquired Fund will only occur if the Liquidation Plan is approved by stockholders of the Acquired Fund and the reorganization of the Acquired Fund is not approved by stockholders of the Acquired Fund or is not consummated for any other reason. If only the Reorganization Agreement is approved, or if both the Reorganization Agreement and the Liquidation Plan are approved, the Reorganization will occur. It is currently expected that the Reorganization or Liquidation will occur in the first quarter of 2026.

As summarized below and described more fully in the Proxy Statement/Prospectus, the Acquired Fund and the Acquiring Fund (each, a “Fund” and collectively, the “Funds”) are each closed-end management investment companies with similar objectives, but have some differences in principal investment strategies and principal risks. Please see “How Different are the Funds?”. The Acquired Fund has higher expenses than the Acquiring Fund largely due to the smaller asset size of the Acquired Fund compared to the Acquiring Fund. Please see below and “Comparison of the Funds” in the Proxy Statement/Prospectus for a description of differences in the investment approach and other additional information. The Acquiring Fund will be the accounting and performance survivor of the Reorganization. The Acquiring Fund as it would exist after the Reorganization is referred to as the “Combined Fund.”

Q:	What happens if both the Reorganization Agreement and the Liquidation Plan are approved?
A:	If both the Reorganization Agreement and the Liquidation Plan are approved, the Reorganization will occur.
Q:	What happens if neither Proposal is approved by the stockholders?
A:	Completion of the Reorganization requires the approval of the Reorganization Agreement by the Acquired Fund stockholders, and completion of the Liquidation requires the approval of the Liquidation Plan by the Acquired Fund stockholders. If neither the Reorganization Agreement nor the Liquidation Plan is approved by the Acquired Fund stockholders, then management and the Board of the Acquired Fund will consider other potential alternatives for winding up the Acquired Fund.

Proposal Regarding the Reorganization
Q	Why is the Reorganization being proposed?

A

abrdn Asia Limited and abrdn Inc., the Acquired Fund and Acquiring Fund’s investment manager and administrator/investor relations provider, respectively (collectively, “Management”), have proposed the Reorganization so that the Acquired Fund stockholders who become stockholders of the Acquiring Fund benefit from a larger fund by asset size, which leverages the management and distribution capabilities of the Acquiring Fund, higher trading volume, lower fees at higher asset levels and more liquidity in the secondary market. Management further considered strategic options for the Acquired Fund given the Acquired Fund’s small scale and limited trading volume on the secondary market. Over recent years, the Acquired Fund’s assets have declined due to broad market conditions and a high level of distributions, including return of capital. These factors have led to an increase in the Acquired Fund's total expense ratio. In addition, the Acquired Fund’s share price continues to trade at a significant premium to its net asset value per share. Management believes this premium is unsustainable, as the Acquired Fund cannot continue distributing at current levels while remaining viable. The Reorganization provides a continuing investment opportunity for Acquired Fund stockholders with the benefits of a tax-free reorganization into a larger Fund with a lower total expense ratio. Further, the Combined Fund would have the ability to participate in larger transactions than those in which the Acquired Fund could participate, which could provide more favorable transaction terms for the Combined Fund.

Q:	Why is the Reorganization being recommended by the Board of Directors of the Acquired Fund?
A:

The Board of Directors (the “Board”) of the Acquired Fund has determined that the Reorganization is in the best interests of the Acquired Fund and that the interests of existing Acquired Fund stockholders would not be diluted as a result of the Reorganization. In reaching its decision to approve the Reorganization, the Board considered alternatives to the Reorganization, including: continuing to operate the Acquired Fund as a separate fund, liquidation or a reorganization with other affiliated funds, and determined to recommend that the Acquired Fund stockholders approve the Reorganization. Further, the Board determined that the Reorganization was in the best interest of the Acquired Fund’s stockholders notwithstanding the differing investment strategies of the Acquired Fund and the Acquiring Fund. The Board considered, among other facts, the fact that the Acquiring Fund operates a strategy which offers investors exposure to Asia-Pacific debt securities, while also addressing scale, liquidity and market demand by a range of investors; the comparative investment performance of the Acquired Fund and Acquiring Fund, which demonstrated that the Acquiring Fund had outperformed the Acquired Fund over various time periods; and the increased scale and liquidity of the Acquiring Fund post-Reorganization. The Board also considered the costs of the Reorganization, including the costs that would be paid by the Investment Manager.

Please see “Background and Reasons for the Proposed Reorganization” in the Proxy Statement/Prospectus for additional information on the Board’s considerations relating to the Reorganization.

Q:	How will the fees and expenses of the Combined Fund compare to those of the Acquired Fund?
A:

Due to differences in breakpoint levels in each Fund’s contractual management fee, the Combined Fund has a lower investment advisory fee at higher asset levels. The contractual advisory fee of the Acquired Fund is an annual rate of 0.65% of the Acquired Fund’s average weekly Managed Assets up to $200 million, 0.60% of Managed Assets between $200 million and $500 million, and 0.55% of Managed Assets in excess of $500 million. Managed Assets is defined in the Management Agreement as net assets plus the amount of any borrowings for investment purposes.

The contractual advisory fee of the Combined Fund is similar to the Acquired Fund; however, given the larger asset size of the Combined Fund, it has additional breakpoints for higher asset levels. The contractual advisory fee of the Combined Fund will be an annual rate of: 0.65% of the Combined Fund’s average weekly Managed Assets up to $200 million, 0.60% of Managed Assets between $200 million and $500 million, 0.55% of Managed Assets between $500 million and $900 million, 0.50% of Managed Assets between $900 million and $1.75 billion and 0.45% of Managed Assets in excess of $1.75 billion. Managed Assets is defined in the management agreement to mean total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objectives and policies, and/or (iv) any other means. Both the Acquired Fund and Acquiring Fund currently use leverage. There can be no guarantee that the Combined Fund will continue to leverage its assets or, to the extent the Combined Fund continues to utilize leverage, what percentage of its assets, within regulatory limits, such leverage will represent. Although the Acquired Fund and Combined Fund have different definitions of “Managed Assets” in their management agreements, these different definitions would not result in a difference in the calculation of Managed Assets between the Funds.

Following the consummation of the Reorganization, the total annual operating expense ratio of the Combined Fund is expected to be lower than the current total annual operating expense ratio of the Acquired Fund.

The net total annual operating expense ratios as of April 30, 2025, including and excluding interest expense, of both the Acquired Fund and the Acquiring Fund and, following the consummation of the Reorganization, the net total annual operating expense ratio, including and excluding interest expense, of the Combined Fund are expected to be as follows:

	Acquired Fund	Acquiring Fund	Pro Forma Combined Fund*
Expense Ratio (including interest expense)	5.63%	4.20%	3.98%
Expense Ratio (excluding interest expense)	3.09%	1.41%	1.36%

*	Pro forma Combined Fund fees and expenses are estimated in good faith. There can be no assurance that future expenses will not increase or that any estimated expense savings will be realized.

Please see “Fees and Expenses” and “Management of the Funds” in the Proxy Statement/Prospectus for additional information.

Q:	How different are the Funds?
A:

abrdn Asia Limited is the investment manager of both Funds, and abrdn Investments Limited (“aIL” or the “Sub-Adviser”, and together with abrdn Asia Limited, the “Managers”) is the investment sub-adviser of both Funds. However, as further discussed below, the Funds have different investment objectives and principal investment strategies, and their principal risks materially differ in certain ways on account of these differences.

Both Funds invest in debt securities, but the Acquiring Fund focuses its investments in “Asia-Pacific debt securities” (as defined below). Thus, the Acquiring Fund is subject to certain risks including non-diversification risk and risks specific to its holdings in Asia-Pacific debt securities that the Acquired Fund is not subject to. Please see “Comparison of the Funds—Principal Risks” in the Proxy Statement/Prospectus for additional information.

The Acquired Fund has higher expenses than the Acquiring Fund given the larger asset size of the Acquiring Fund.

Each Fund is a closed-end management investment company registered under the 1940 Act and organized as a Maryland corporation. The Acquired Fund is a diversified closed-end management investment company. The Acquiring Fund is a non-diversified closed-end management investment company. A non-diversified fund is not limited by the 1940 Act with regard to the percentage of its assets that may be invested in the securities of a single issuer. Consequently, the securities of a particular issuer or a small number of issuers may constitute a significant portion of the Acquiring Fund’s investment portfolio. Each Fund’s common stock is listed on the NYSE American.

The Acquired Fund’s principal investment objective is to provide high current income by investing primarily in fixed income securities. As a secondary investment objective, the Acquired Fund seeks capital appreciation, but only when consistent with its principal objective. The Acquiring Fund’s principal investment objective is to seek current income. The Acquiring Fund may also achieve incidental capital appreciation. Both Funds’ investment objectives are fundamental and may not be changed without stockholder approval.

The Acquired Fund has a non-fundamental policy to invest, under normal market conditions, at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in debt securities. Under normal circumstances, at least 60% of the Acquired Fund's total assets are invested in fixed income securities of issuers in Developed Markets or Investment Grade Developing Markets (as defined below), whether or not denominated in the currency of such country; provided, however, that the Acquired Fund invests at least 40% of its total assets in fixed income securities of issuers in Developed Markets. “Developed Markets” are those countries and/or regions contained in the FTSE World Government Bond Index, New Zealand, Luxembourg and the Hong Kong Special Administrative Region. As of August 15, 2025, securities of the following countries comprised the FTSE World Government Bond Index: Australia, Austria, Belgium, Canada, China, Denmark, Finland, France, Germany, Ireland, Israel, Italy, Japan, Malaysia, Mexico, Netherlands, New Zealand, Norway, Poland, Portugal, Singapore, Spain, Sweden, United Kingdom and the United States. “Investment Grade Developing Markets” are those countries and /or regions that are not Developed Markets, and whose sovereign debt is rated not less than Baa3 by Moody's Investor Services or BBB- by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or comparably rated by another appropriate nationally or internationally recognized rating agency. As of August 15, 2025, “Investment Grade Developing Markets” are comprised of the following countries and/or regions: Andorra, Aruba,  Bermuda, Botswana, Bulgaria, Cayman Islands, Chile, Colombia, Croatia, Curacao, Cyprus, Czech Republic, Estonia, Hungary, Iceland, India, Indonesia, Isle of Man, Jersey, Kazakhstan, Republic of Korea (South Korea), Kuwait, Latvia, Liechtenstein, Lithuania, Luxembourg, Macao, Malta, Mauritius, Montserrat, Oman, Panama, Peru, Philippines, Qatar, Romania, Saudi Arabia, Slovakia, Slovenia, Switzerland, Taiwan, Thailand, Trinidad & Tobago, United Arab Emirates (U.A.E.), and Uruguay.

The Acquiring Fund has a fundamental policy to normally invest at least 80% of its total assets, plus the amount of any borrowings for investment purposes in “Asia-Pacific debt securities,” which include: (1) debt securities of Asia-Pacific Country issuers, including securities issued by Asia-Pacific Country governmental entities, as well as by banks, companies and other entities which are located in Asia-Pacific Countries, whether or not denominated in an Asia-Pacific Country currency; (2) debt securities of other issuers, denominated in, or linked to, the currency of an Asia-Pacific Country, including securities issued by supranational issuers, such as The World Bank and derivative debt securities that replicate, or substitute for, the currency of an Asia-Pacific Country; (3) debt securities issued by entities which, although not located in an Asia-Pacific Country, derive at least 50% of their revenues from Asia-Pacific Countries or have at least 50% of their assets located in Asia-Pacific Countries; and (4) debt securities issued by a wholly-owned subsidiary of an entity located in an Asia-Pacific Country, provided that the debt securities are guaranteed by the parent entity located in the Asia-Pacific Country.

The Acquired Fund currently uses leverage through a credit facility. The Acquiring Fund currently uses leverage through a revolving loan facility, senior secured notes and preferred stock. The Funds’ strategies relating to their use of leverage, if any, may not be successful, and a Fund’s use of leverage will cause the Fund’s net asset value (“NAV”) to be more volatile than it would otherwise be. There can be no guarantee that the Combined Fund will continue to leverage its assets or, to the extent the Combined Fund continues to utilize leverage, what percentage of its assets, within regulatory limits, such leverage will represent. Although the use of leverage by a fund may create an opportunity for increased after-tax total return for the common stock, it also increases market exposure, results in additional risks and can magnify the effect of any losses.

Please see “Comparison of the Funds” in the Proxy Statement/Prospectus for additional information.

Q:	How will the Reorganization be effected?
A:

Assuming the Acquired Fund stockholders approve the Reorganization, the Acquired Fund will transfer all of its assets to the Acquiring Fund in exchange for common stock of the Acquiring Fund (although stockholders may receive cash for fractional shares of the Acquiring Fund), and the assumption by the Acquiring Fund of all or substantially all of the liabilities of the Acquired Fund. Following the Reorganization, the Acquired Fund will be dissolved and terminated in accordance with its Articles of Amendment and Restatement and Amended and Restated Bylaws as well as the 1940 Act.

The Reorganization will be accounted for under the asset acquisition method of accounting under applicable accounting guidelines. Please see “Proposal No. 1 – Reorganization – Synopsis” in the Proxy Statement/Prospectus for additional information.

Following the Reorganization, you, as an Acquired Fund stockholder, will become a stockholder of the Combined Fund. Holders of common stock of the Acquired Fund will receive newly issued common stock of the Acquiring Fund, par value $0.01 per share, the aggregate net asset value (not the market value) of which will equal the aggregate net asset value (not the market value) of the common stock of the Acquired Fund you held immediately prior to the Reorganization (although stockholders may receive cash for fractional shares of the Acquiring Fund).

The Reorganization will be undertaken at NAV between the Acquired Fund and the Acquiring Fund, which would not dilute the net asset value of the common stock of the Acquired Fund. Based on each Fund’s NAV as of July 31, 2025, the exchange ratio at which common stock of the Acquired Fund would have converted to common stock of the Combined Fund is 0.1881 (i.e., assuming the Reorganization was consummated following the market close on July 31, 2025). An Acquired Fund stockholder would have received 0.1881 shares of the Combined Fund for each Acquired Fund share held if the Reorganization was completed after market close on July 31, 2025.

Q:	How will the Reorganization affect the value of my investment?
A:	At the closing of the Reorganization, the Reorganization Agreement sets forth that the Acquired Fund assets will be valued in accordance with the Acquired Fund’s valuation procedures as approved by the Board of Directors of the Acquired Fund. Upon the consummation of the Reorganization, the assets transferred to the Acquiring Fund will be valued pursuant to the Acquiring Fund’s valuation procedures as approved by the Board of Directors of the Acquiring Fund. The valuation procedures of the Acquired Fund and those of the Acquiring Fund are identical.

Q:	At what prices have shares of common stock of the Acquired Fund and common stock of the Acquiring Fund historically traded?
A:

As of July 31, 2025, the Acquired Fund common stock was trading at a 109.32% premium to its NAV, and the Acquiring Fund common stock was trading at a 2.42% discount to its NAV.

To the extent the Acquired Fund is trading at a discount to its NAV and the Acquiring Fund is trading at a premium to its NAV at the time of the Reorganization, the Acquired Fund stockholders would have the potential for an economic benefit. To the extent the Acquired Fund is trading at a premium to its NAV and the Acquiring Fund is trading at a discount to its NAV at the time of the Reorganization, the Acquired Fund stockholders would lose the economic benefit. There can be no assurance that, after the Reorganization, common stock of the Combined Fund will trade at, above or below NAV. The market value of the common stock of the Combined Fund may be less than the market value of the common stock of the Acquiring Fund prior to the Reorganization. Additionally, among other potential consequences of the Reorganization, portfolio transitioning following the Reorganization may result in capital gains or losses, which may have federal income tax consequences for stockholders of the Combined Fund.

Please see “Share Price Data” in the Proxy Statement/Prospectus for additional information.

Q:	Will the Reorganization impact Acquired Fund distributions to stockholders?
A:

Both Funds have a managed distribution policy to provide investors with a stable monthly distribution out of current income, supplemented, to the extent necessary, by paid-in capital, which is a non-taxable return of capital. This policy is subject to an annual review as well as regular review at the quarterly meetings of each Fund’s Board, unless market conditions require an earlier evaluation. On August 11, 2025, the Acquired Fund announced that it will pay on August 30, 2025, a distribution of U.S. $0.07 per share to all stockholders of record as of August 22, 2025, and the Acquiring Fund announced that it will pay on August 29, 2025, a distribution of U.S. $0.1650 per share to all stockholders of record as of August 22, 2025. Both the Acquired Fund and Acquiring Fund paid return of capital distributions during the fiscal year ended October 31, 2024. The Acquiring Fund may continue to pay return of capital distributions in order to maintain a stable level of distributions prior to the Reorganization. The Combined Fund expects to keep the current Acquiring Fund managed distribution policy in place for the Combined Fund following the Reorganization.

During the most recent fiscal year of each Fund, the distributions paid by the Acquiring Fund represented a lower annualized rate as a percentage of NAV (11.2% for the Acquiring Fund and 23.7% for the Acquired Fund).

Prior to the closing of the Reorganization, if necessary, the Acquired Fund may declare a distribution to its stockholders that, together with all previous distributions, will have the effect of distributing to its stockholders all of its investment company taxable income (computed without regard to the deduction for dividends paid) and net realized capital gains, if any, through the date of the Reorganization’s closing. All or a portion of such distribution may be taxable to the Acquired Fund’s stockholders for U.S. federal income tax purposes.

The Combined Fund intends to make its first distribution to stockholders in the month immediately following the Reorganization. In addition, the Combined Fund expects to follow the same frequency of payments as the Acquiring Fund and to make monthly distributions to stockholders.

Q:	Who will manage the Combined Fund’s portfolio?
A:	The Combined Fund will continue to be advised by abrdn Asia Limited, the Acquiring Fund’s current investment manager, and sub-advised by aIL, the Acquiring Fund’s current investment sub-adviser. Furthermore, two members of the Acquiring Fund’s current portfolio management team will continue to be primarily responsible for the day-to-day management of the Combined Fund’s portfolio.

Q:	Will there be any significant portfolio transitioning in connection with the Reorganization?
A:

Portfolio transitions are expected both before and after the Reorganization. The Acquired Fund will be required to pay back its outstanding borrowings prior to the closing of the Reorganization. Based on the Acquired Fund’s holdings as of July 28, 2025, it is anticipated that approximately 35% of the Acquired Fund’s holdings will be sold before the closing of the Reorganization in connection with payments to settle the Acquired Fund’s outstanding leverage under its credit facility. As a result of the disposition of securities, the Acquired Fund may hold more uninvested cash prior to the Closing Date and there may be times when the Acquired Fund is not fully invested in accordance with its investment objective and strategies during this transition period, which may cause the Acquired Fund to forgo appreciation in value of portfolio investments, if any. This may impact the Acquired Fund’s performance. As of July 28, 2025, the expected transaction costs to de-lever the Acquired Fund’s credit facility would be approximately $43,000 (or 0.07% of the Acquired Fund’s NAV as of July 28, 2025) or $0.003 per share. Assuming the remaining 65% of the Acquired Funds assets as of July 28, 2025, move into the Acquiring Fund, and assuming an average total return of 5%, shareholders of the shareholders of the Acquired Fund would recoup trading expenses incurred prior to reorganization within 1 month after the Reorganization via the benefit of moving to a Fund with a lower expense ratio. Based on portfolio holdings as of July 28, 2025, the Acquired Fund estimates that there will be no foreign transfer tax. The foregoing estimates are subject to change depending on the composition of the Acquired Fund’s portfolio and market circumstances at the time any sales are made.

Both Funds currently use leverage. The Acquired Fund currently uses leverage through a credit facility. The Acquiring Fund currently uses leverage through a revolving loan facility, senior secured notes and preferred stock. The Funds’ strategies relating to their use of leverage, if any, may not be successful, and a Fund’s use of leverage will cause the Fund’s NAV to be more volatile than it would otherwise be. There can be no guarantee that the Combined Fund will continue to leverage its assets or, to the extent the Combined Fund continues to utilize leverage, what percentage of its assets, within regulatory limits, such leverage will represent.

Following the Reorganization, the Combined Fund expects to realign its portfolio in a manner consistent with its investment strategies and policies, which will be the same as the Acquiring Fund’s strategies and policies. The Combined Fund may not be invested consistent with its investment strategies or abrdn Asia Limited and aIL’s investment approach while such realignment occurs. The realignment is anticipated to take approximately one week following the closing of the Reorganization, based on current market conditions and assuming that the Acquired Fund’s holdings are the same as of July 28, 2025. Sales and purchases of less liquid securities, if any, could take longer. Based on the Acquired Fund’s holdings as of July 28, 2025 and assuming that payments to settle the Acquired Fund’s outstanding leverage under its credit facility result in selling approximately 35% of the Acquired Fund’s holdings prior to the Reorganization, it is anticipated that the remaining 26% of the Acquired Fund’s holdings that transfer to the Combined Fund will be sold after the closing of the Reorganization in connection with the different investment strategy of the Combined Fund. If the Reorganization was completed on July 28, 2025, the expected transaction costs of selling 26% of the Acquired Fund’s holdings following the closing of the Reorganization, which is estimated to be approximately 2% of the Combined Fund’s portfolio based on assets as of July 28, 2025, would be approximately $10,772 (or 0% of the estimated NAV of the Combined Fund as of July 28, 2025) or $0.00 per share of the Combined Fund. To the extent there are any transaction costs (including brokerage commissions, transaction charges and related fees) associated with the sales and purchases made in connection with the Reorganization, these will be borne by the Acquired Fund with respect to the portfolio transitioning conducted before the Reorganization and borne by the Combined Fund with respect to the portfolio transitioning conducted after the Reorganization. The portfolio transitioning pre- and post-Reorganization may result in capital gains or losses, which may have federal income tax consequences for stockholders of the Acquired Fund and stockholders of the Combined Fund. Please see “Is the Reorganization expected to be taxable to the stockholders of the Acquired Fund?” below.

Q:	Will I have to pay any sales load or commission in connection with the Reorganization?
A:	No. You will pay no sales load or commission in connection with the Reorganization.

Q:	Who will pay for the costs associated with the Reorganization?
A:

abrdn Asia Limited, aIL, and their affiliates will bear certain expenses (for example, legal and solicitation costs) incurred in connection with the Reorganization, except as otherwise disclosed in the proxy statement to Acquired Fund stockholders, whether or not the Reorganization is consummated. The expenses of the Reorganization expected to be borne by abrdn Asia Limited, aIL and their affiliates are estimated to be approximately $450,000. To the extent there are any transaction costs (including brokerage commissions, transaction charges and related fees) associated with the sales and purchases of portfolio holdings made in connection with the Reorganization, these will be borne by the Acquired Fund with respect to de-levering its credit facility conducted before the Reorganization and borne by the Combined Fund with respect to the portfolio transitioning conducted after the Reorganization to align the holdings from the Acquired Fund with the strategy of the Combined Fund. Based on portfolio composition as of July 28, 2025, the Acquired Fund estimates that there will be no foreign transfer tax.

Q:	Is the Reorganization expected to be taxable to the stockholders of the Acquired Fund?
A:

It is expected that stockholders of the Acquired Fund will not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares in the Acquired Fund for shares of the Acquiring Fund pursuant to the Reorganization Agreement (except with respect to cash received in lieu of fractional shares of the Acquiring Fund).

As a condition to the Acquired Fund’s obligation to consummate the Reorganization, the Acquired Fund and the Acquiring Fund will receive an opinion from legal counsel to the effect that, on the basis of the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current administrative rules and court decisions, the transactions contemplated by the Reorganization Agreement will constitute a tax-free reorganization for federal income tax purposes (except with respect to cash received in lieu of fractional shares of the Acquiring Fund). Despite this opinion, there can be no assurances that the U.S. Internal Revenue Service (“IRS”) will deem the exchanges to be tax-free.

The Acquired Fund holds sanctioned Russian securities, which are valued at zero (and proceeds of distributions in respect of Russian securities that are similarly subject to sanctions, collectively, “Sanctioned Russian Assets”). Unless the Sanctioned Russian Assets can legally be transferred in advance of the Reorganization, there is a risk that the Reorganization may not qualify as a tax-free reorganization under the Code. If the IRS were to determine that the Reorganization does not qualify as a tax-free reorganization under the Code, and thus is taxable, the Acquired Fund would recognize gain or loss on the transfer of its assets to the Acquiring Fund and each stockholder of the Acquired Fund would recognize a taxable gain or loss equal to the difference between its tax basis in the Acquired Fund shares and the fair market value of the shares of the Acquiring Fund it received.

The portfolio transitioning discussed above may result in capital gains or losses, which may have federal income tax consequences.

The pre-Reorganization portfolio transitioning noted above is anticipated to result in net capital gains of $357,212, or $0.027 per share based on Acquired Fund holdings as of July 28, 2025. However, it is anticipated that the Acquired Fund’s capital loss carryforwards would offset the projected realized gains. Prior to the closing date of the Reorganization, if needed, the Acquired Fund will declare a distribution to its stockholders that, together with all previous monthly distributions, will have the effect of distributing to stockholders all of its investment company taxable income (computed without regard to the deduction for dividends paid), if any, through the Closing Date, all of its net capital gains, if any, through the Closing Date, and all of its net tax-exempt interest income, if any, through the Closing Date. Such a distribution may be taxable to the Acquired Fund stockholders for U.S. federal income tax purposes depending on each stockholder’s individual tax situation, which cannot be determined by abrdn Asia Limited. The actual tax consequences as a result of the sale of securities in advance of the Reorganization are dependent on the portfolio composition of the Acquired Fund at the time such sales are made and market conditions.

In addition, following the Reorganization, the Combined Fund may generate net capital gains or losses as a result of the portfolio realignment discussed further above. For example, if the Reorganization was completed on July 28, 2025, it is estimated that approximately $357,212, or $0.027 per share, in net capital gains would have resulted from portfolio transitioning in the Combined Fund following the Reorganization.

The actual tax consequences as a result of portfolio repositioning after the closing of the Reorganization are dependent on the portfolio composition of the Acquired Fund at the time of closing and market conditions. Any net capital gain resulting from the realignment coupled with the results of the Combined Fund’s normal operations during the tax year following the close of the Reorganization would be distributed to the stockholder base of the Combined Fund post-Reorganization in connection with the annual distribution requirements under US federal tax laws. In addition, the Acquiring Fund is covered by an exemptive order received by the Acquiring Fund’s investment manager from the U.S. Securities and Exchange Commission. The exemptive relief allows the Acquiring Fund to distribute long-term capital gains as frequently as monthly in any one taxable year. It is possible that gains generated post-Reorganization may be used to supplement the monthly distribution payable to the Combined Fund’s stockholders.

Proposal Regarding the Liquidation
Q:	Why is the Liquidation of the Acquired Fund also being recommended?
A:

On September 10, 2025, the Board, upon the recommendation of Management, determined that it is advisable and in the best interests of the Acquired Fund and its stockholders to liquidate the Acquired Fund in the event the Reorganization is not approved by stockholders or otherwise not consummated. In recommending the Liquidation, the Board took into account its discussion with abrdn Asia Limited, the Acquired Fund’s investment manager, about strategic options for the Acquired Fund given the Acquired Fund’s small scale and limited trading volume on the secondary market. Over recent years, the Acquired Fund’s assets have declined due to broad market conditions and a high level of distributions, including return of capital. These factors have led to an increase in the Acquired Fund's total expense ratio. In addition, the Acquired Fund’s share price continues to trade at a significant premium to its net asset value per share. Management believes this premium is unsustainable, as the Acquired Fund cannot continue distributing at current levels while remaining viable.

Q:	How will the Liquidation work?
A:

If Proposal 2 is approved by stockholders and the Reorganization is not consummated, the Acquired Fund will promptly cease its investment operations and will not engage in any investment activities, except as necessary to effect the Acquired Fund’s liquidation, including winding up its business, converting its portfolio securities to cash, discharging or making reasonable provision for the payment of all of its liabilities and making one or more liquidating distributions to stockholders on a pro rata basis in accordance with the Liquidation Plan (collectively, the “Liquidation”). After the distributions are made and other formalities addressed, the Acquired Fund will be dissolved.

Q:	What will be the federal income tax consequences of the Liquidation?
A:	The receipt of the liquidation distributions made to stockholders in the Liquidation is expected to be a taxable transaction to U.S. stockholders, resulting in gain or loss, depending upon a stockholder’s basis in the shares and the amount received for those shares in the Liquidation. Such gain or loss may be short-term or long-term depending upon a stockholder’s holding period in shares of the Acquired Fund. In addition, there may be one or more taxable distributions of income and/or capital gains prior to the liquidating distributions. Such distributions may be from income or from short-term capital gains (taxable at ordinary income rates unless reported by the Acquired Fund as qualified dividend income and entitled to taxation at capital gain rates, for individuals) or from long-term capital gain.

General
Q:	How does the Board suggest that I vote?
A:	The Board recommends that you vote “FOR” the Proposals.
Q:	How do I vote my proxy?
A:	You may vote in any one of four ways:

●	by mail, by sending the enclosed proxy card, signed and dated, in the enclosed envelope;

●	by phone, by following the instructions set forth on your proxy card;

●	via the Internet, by following the instructions set forth on your proxy card; or

●	in person, by attending the Special Meeting. Please note that stockholders who intend to attend the Special Meeting will need to provide valid identification and, if they hold shares through a bank, broker or other nominee, satisfactory proof of ownership of shares, such as a voting instruction form (or a copy thereof) or a letter from their bank, broker or other nominee or broker’s statement indicating ownership as of December 12, 2025 (the record date), to be admitted to the Special Meeting. You may call toll-free (800) 284-7175 for information on how to obtain directions to be able to attend the Special Meeting and vote in person.

Broker dealer firms holding shares in “street name” for the benefit of their customers and clients may request voting instructions from such customers and clients. You are encouraged to contact your broker dealer and record your voting instructions.

Q:	Whom do I contact for further information?
A:	If you need any assistance or have any questions regarding the Proposals or how to vote your shares, please call EQ Fund Solutions, LLC (“EQ”), the Acquired Fund’s proxy solicitor, at (800) 284-7175 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. IN ORDER TO AVOID DELAY AND TO ENSURE THAT YOUR SHARES ARE REPRESENTED, PLEASE VOTE AS PROMPTLY AS POSSIBLE.

PROXY STATEMENT FOR

abrdn Global Income Fund, Inc.

1900 Market Street, Suite 200

Philadelphia, PA 19103

(215) 405-5700

PROSPECTUS FOR

ABRDN ASIA-PACIFIC INCOME FUND, INC.

1900 Market Street, Suite 200

Philadelphia, PA 19103

(215) 405-5700

January 5, 2026

This combined proxy statement/prospectus (the “Proxy Statement/Prospectus”) is furnished to you as a common stockholder of abrdn Global Income Fund, Inc. (the “Acquired Fund”), a Maryland corporation and a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with a special meeting of stockholders (with any postponements or adjournments, the “Special Meeting”) of the Acquired Fund. The Special Meeting is scheduled to be held at the offices of abrdn Inc., the administrator and an affiliate of the Acquired Fund’s investment manager, abrdn Asia Limited, at 1900 Market Street, Suite 200, Philadelphia, PA 19103, on March 12, 2026, at 10:30 a.m. Eastern Time.

At the Special Meeting, stockholders will be asked to consider and to vote on the below proposals (each a “Proposal” and, collectively, the “Proposals”). If you are unable to attend the Special Meeting, the Board of Directors (the “Board”) of the Acquired Fund requests that you vote your shares by completing and returning the enclosed proxy card or by recording your voting instructions by telephone or via the Internet. The approximate mailing date of this Proxy Statement/Prospectus is January 8, 2026.

1.	Agreement and Plan of Reorganization. To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Acquired Fund to abrdn Asia-Pacific Income Fund, Inc. (the “Acquiring Fund”) in exchange solely for newly issued common stock of the Acquiring Fund (although cash may be distributed in lieu of fractional shares) and the assumption by the Acquiring Fund of all or substantially all liabilities of the Acquired Fund and the distribution of common stock of the Acquiring Fund to the stockholders of the Acquired Fund and complete liquidation of the Acquired Fund (the “Reorganization”). The Acquiring Fund as it would exist after the Reorganization is referred to as the “Combined Fund.”

2.	Plan of Liquidation. To approve a plan of liquidation and dissolution (the “Liquidation Plan”) of the Acquired Fund (the “Liquidation”). The Liquidation will only occur if the Liquidation Plan is approved by stockholders of the Acquired Fund and the Reorganization is not approved by stockholders of the Acquired Fund or is not consummated for any other reason. If only the Reorganization Agreement is approved, or if both the Reorganization Agreement and the Liquidation Plan are approved, the Reorganization will occur.

Stockholders of record as of the close of business on December 12, 2025, the record date (the “Record Date”), are entitled to notice of and to vote at the Special Meeting.

Stockholders of the Acquired Fund are being asked to consider and vote on an Agreement and Plan of Reorganization (the “Reorganization Agreement”) pursuant to which the Reorganization would be accomplished. The aggregate net asset value (not the market value) of Acquiring Fund common stock received by the stockholders of the Acquired Fund in the Reorganization would equal the aggregate net asset value (not the market value) of the Acquired Fund common stock held immediately prior to the Reorganization (although stockholders may receive cash for fractional shares, which may be taxable).

At the closing of the Reorganization, the Reorganization Agreement sets forth that the Acquired Fund assets will be valued in accordance with the Acquired Fund’s valuation procedures as approved by the Board of the Acquired Fund. Upon the consummation of the Reorganization, the assets transferred to the Acquiring Fund will be valued pursuant to the Acquiring Fund’s valuation procedures as approved by the Board of Directors of the Acquiring Fund. The valuation procedures of the Acquired Fund and those of the Acquiring Fund are identical.

Stockholders of the Acquired Fund are being asked to consider and vote on a Plan of Liquidation (the “Liquidation Plan”) as an alternative to the Reorganization only if the Reorganization is not approved by stockholders of the Acquired Fund or is not consummated for any other reason. The Liquidation Plan provides for the complete liquidation of all of the assets of the Acquired Fund. If the Liquidation is approved by stockholders of the Acquired Fund and the Reorganization is not approved by stockholders of the Acquired Fund or is not consummated for any other reason, the Acquired Fund will promptly cease its investment operations and will not engage in any investment activities, except as necessary to effect the Acquired Fund’s liquidation, including winding up its business, converting its portfolio securities to cash, discharging or making reasonable provision for the payment of all of its liabilities and making one or more liquidating distributions to stockholders on a pro rata basis in accordance with the Liquidation Plan. If stockholders do not approve the Reorganization or the Liquidation, the Board will consider other alternatives.

There are similarities and differences between the Acquired Fund and the Acquiring Fund. In particular, they have the same investment manager, abrdn Asia Limited (the “Investment Manager”), and sub-adviser, abrdn Investments Limited (“aIL” or the “Sub-Adviser”, and together with abrdn Asia Limited, the “Managers”).

The Acquired Fund’s principal investment objective is to provide high current income by investing primarily in fixed income securities. As a secondary investment objective, the Acquired Fund seeks capital appreciation, but only when consistent with its principal objective. The Acquiring Fund’s principal investment objective is to seek current income. The Acquiring Fund may also achieve incidental capital appreciation. Both Funds’ investment objectives are fundamental and may not be changed without stockholder approval.

Both Funds invest in debt securities, but the Acquiring Fund focuses its investments in “Asia-Pacific debt securities” (as defined below). Thus, the Acquiring Fund is subject to certain risks including non-diversification risk and risks specific to its holdings in Asia-Pacific debt securities that the Acquired Fund is not subject to. There are certain other differences between the Funds’ principal investment strategies.  Both Funds currently use leverage through a credit facility, but the Acquiring Fund additionally uses leverage through senior secured notes and preferred stock. There can be no guarantee that the Combined Fund will continue to leverage its assets or, to the extent the Combined Fund continues to utilize leverage, what percentage of its assets, within regulatory limits, such leverage will represent. Please see “Comparison of the Funds—Principal Risks” in the Proxy Statement/Prospectus for additional information.

The Acquired Fund has higher expenses than the Acquiring Fund given the larger asset size of the Acquiring Fund. The Acquiring Fund has a lower expense ratio than the Acquired Fund.

The common stock of the Acquiring Fund is listed on the NYSE American under the ticker symbol “FAX” and will continue to be so listed following the Reorganization. The common stock of the Acquired Fund is listed on the NYSE American under the ticker symbol “FCO” and would be delisted from the NYSE American following the Reorganization or Liquidation. Shareholder reports, proxy statements and other information concerning Funds can be inspected at the NYSE American.

The following documents have been filed with the Securities and Exchange Commission (“SEC”) and are incorporated herein by reference:

●	the Statement of Additional Information, dated January 5, 2026, relating to this Proxy Statement/Prospectus;

●	the Semi-Annual Report to stockholders of the Acquired Fund for the fiscal period ended April 30, 2025 (Investment Company Act File No. 811-06342; Accession No. 0001104659-25-066132);

●	the Annual Report to stockholders of the Acquired Fund for the fiscal year ended October 31, 2024 (Investment Company Act File No. 811-06342; Accession No. 0001104659-25-002474);

●	the Semi-Annual Report to shareholders of the Acquiring Fund for the fiscal period ended April 30, 2025 (Investment Company Act File No. 811-04611; Accession No. 0001104659-25-066125); and

●	the Annual Report to shareholders of the Acquiring Fund for the fiscal period ended October 31, 2024 (Investment Company Act File No. 811-04611; Accession No. 0001104659-25-002469).

Additionally, copies of the foregoing and any more recent reports filed after the date hereof may be obtained without charge:

for the Acquiring Fund:

By Phone:	(800) 522-5465
By Mail:	abrdn Asia-Pacific Income Fund, Inc.
c/o abrdn Inc. 1900 Market Street, Suite 200
Philadelphia, PA 19103
By Internet:	https://www.aberdeenfax.com

for the Acquired Fund:

By Phone:	(800) 522-5465
By Mail:	abrdn Global Income Fund, Inc.
c/o abrdn Inc. 1900 Market Street, Suite 200
Philadelphia, PA 19103
By Internet:	https://www.aberdeenfco.com

The Funds are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and, in accordance therewith, file reports, proxy statements, proxy materials and other information with the SEC. You also may view or obtain the foregoing documents from the SEC:

By e-mail:	publicinfo@sec.gov (duplicating fee required)
By Internet:	www.sec.gov

This Proxy Statement/Prospectus serves as a prospectus of the Acquiring Fund. This Proxy Statement/Prospectus sets forth concisely the information that stockholders of the Acquired Fund should know before voting on the Proposals at the Special Meeting. Please read it carefully and retain it for future reference. No person has been authorized to give any information or make any representation not contained in this Proxy Statement/Prospectus and, if so given or made, such information or representation must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation.

THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROPOSAL No. 1 - REORGANIZATION

To approve a Reorganization Agreement providing for the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for newly issued common stock of the Acquiring Fund (although cash may be distributed in lieu of fractional shares of the Acquiring Fund) and the assumption by the Acquiring Fund of all or substantially all of the liabilities of the Acquired Fund and the distribution of common stock of the Acquiring Fund to the stockholders of the Acquired Fund and complete liquidation of the Acquired Fund.

Synopsis

The Board of each Fund, including the Directors who are not “interested persons” of each Fund (as defined in the 1940 Act) (the “Independent Directors” ), has approved the Reorganization Agreement. The Acquiring Fund as it would exist after the Reorganization is referred to as the “Combined Fund.”

Subject to approval of the Reorganization Agreement by the stockholders of the Acquired Fund, the Reorganization Agreement provides for:

●	the transfer of all of the assets of the Acquired Fund to the Acquiring Fund, in exchange solely for shares of the Acquiring Fund (although cash may be distributed in lieu of fractional shares of the Acquiring Fund);

●	the assumption by the Acquiring Fund of all or substantially all of the liabilities of the Acquired Fund;

●	the distribution of common stock of the Acquiring Fund to the stockholders of the Acquired Fund; and

●	the complete liquidation of the Acquired Fund.

It is currently expected that the Reorganization will occur in the first quarter of 2026.

At the closing of the Reorganization, the Reorganization Agreement sets forth that the Acquired Fund assets will be valued in accordance with the Acquired Fund’s valuation procedures as approved by the Board of the Acquired Fund. Upon the consummation of the Reorganization, the assets transferred to the Acquiring Fund will be valued pursuant to the Acquiring Fund’s valuation procedures as approved by the Board of the Acquiring Fund. The valuation procedures of the Acquired Fund and those of the Acquiring Fund are identical.

It is anticipated that approximately 35% of the Acquired Fund’s holdings will be sold by the Acquired Fund before the closing of the Reorganization in order to pay back its outstanding leverage under its credit facility. As a result of the disposition of securities, the Acquired Fund may hold more uninvested cash prior to the Closing Date, and there may be times when the Acquired Fund is not fully invested in accordance with its investment objective and strategies during this transition period, which may cause the Acquired Fund to forgo any appreciation in value of portfolio investments, if any. This may impact the Acquired Fund’s performance. As of July 28, 2025, the expected transaction costs to de-lever the Acquired Fund’s credit facility assuming a pro-rata slice of the portfolio would be approximately $43,000 (or 0.07% of the Acquired Fund’s net asset value (“NAV”) as of July 28, 2025) or $0.003 per share. Based on portfolio holdings as of July 28, 2025, the Acquired Fund estimates that there will be no foreign transfer tax. The foregoing estimates are subject to change depending on the composition of the Acquired Fund’s portfolio and market circumstances at the time any sales are made.

The payments made to settle the Acquired Fund’s outstanding leverage under its credit facility discussed above may result in capital gains or losses, which may have federal income tax consequences for stockholders of the Acquired Fund.

Following the Reorganization, the Combined Fund expects to realign its portfolio in a manner consistent with its investment strategies and policies, which will be the same as the Acquiring Fund’s strategies and policies. The Combined Fund may not be invested consistent with its investment strategies while such realignment occurs. The realignment is anticipated to take approximately one month, based on current market conditions and assuming that the Acquired Fund’s holdings are the same as on July 28, 2025. Sales and purchases of less liquid securities, if any, will take longer.

If the Reorganization was completed on July 28, 2025, the expected costs of selling % of the Acquired Fund’s holdings following the closing of the Reorganization, which is estimated to be 2.2% of the Combined Fund’s portfolio based on assets as of July 28, 2025, would be approximately $10,772 (or 0.00% of the estimated NAV of the Combined Fund as of July 28, 2025) or $0.00 per share of the Combined Fund. To the extent there are any transaction costs (including brokerage commissions, transaction charges and related fees) associated with the sales and purchases made in connection with the Reorganization, these will be borne by the Acquired Fund with respect to the portfolio transitioning conducted before the Reorganization and borne by the Combined Fund with respect to the portfolio transitioning conducted after the Reorganization.

The portfolio transitioning pre- and post-Reorganization may result in capital gains or losses, which may have federal income tax consequences for stockholders of the Acquired Fund and stockholders of the Combined Fund. The pre-Reorganization transactions noted above are anticipated to result in net capital gains of $357,212, or $0.027 per share based on Acquired Fund holdings as of July 28, 2025. However, it is anticipated that the Acquired Fund’s capital loss carryforwards would offset the projected realized gains. Prior to the closing date of the Reorganization, the Acquired Fund may be required to declare a distribution to its stockholders that, together with all previous distributions, will have the effect of distributing to stockholders: (i) all of its investment company taxable income (computed without regard to the deduction for dividends paid), if any, through the Closing Date; (ii) all of its net capital gains, if any, through the Closing Date; and (iii) all of its net tax-exempt interest income, if any, through the Closing Date. Such a distribution may be taxable to the Acquired Fund stockholders for U.S. federal income tax purposes depending on each stockholder’s individual tax situation, which cannot be determined by abrdn Asia Limited. The actual tax consequences as a result of the sale of securities in advance of the Reorganization are dependent on the portfolio composition of the Acquired Fund at the time such sales are made and market conditions.

In addition, following the Reorganization, the Combined Fund may generate net capital gains or losses as a result of the portfolio realignment discussed further above. For example, if the Reorganization was completed on July 28, 2025, it is estimated that approximately $156,735, or $0.004 per share, in net capital gains would have resulted from portfolio transitioning in the Combined Fund following the Reorganization.

The actual tax consequences as a result of portfolio repositioning after the closing of the Reorganization are dependent on the portfolio composition of the Acquired Fund at the time of closing and market conditions. Any net capital gain resulting from the realignment coupled with the results of the Acquiring Fund’s normal operations during the tax year following the close of the Reorganization would be distributed to the stockholder base of the Combined Fund post-Reorganization in connection with the annual distribution requirements under U.S. federal tax laws.

The Reorganization will be accounted for under the asset acquisition method of accounting under ASC 805-50. Under ASC 805-50-25-2, the entity that receives the net assets initially recognizes the assets and liabilities transferred at the date of transfer (i.e., the fair value of the assets acquired). Under ASC 805-50-30-3, the cost of a group of assets acquired in an asset acquisition is allocated to individual assets acquired or liabilities assumed based on their relative fair values and does not give rise to goodwill. There is no anticipated day one gain or loss. Any direct transaction costs associated with the transfer of the assets will be capitalized as a component of the costs of the assets acquired allocated on relative fair value basis. For purposes of measuring realized and unrealized gain or loss presented in the Acquiring Fund’s financial statements, the Acquiring Fund intends to carry forward the historical cost basis of the assets and liabilities transferred to the Acquiring Fund in the Reorganization in order to more closely align the subsequent reporting of realized gains by the Combined Fund with tax-basis gains distributable to stockholders.

The Acquired Fund’s principal investment objective is to provide high current income by investing primarily in fixed income securities. As a secondary investment objective, the Acquired Fund seeks capital appreciation, but only when consistent with its principal objective. The Acquiring Fund’s principal investment objective is to seek current income. The Acquiring Fund may also achieve incidental capital appreciation. Both Funds’ investment objectives are fundamental and may not be changed without stockholder approval.

The Acquired Fund has a non-fundamental policy to invest, under normal circumstances at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in debt securities. Under normal circumstances, at least 60% of the Acquired Fund's total assets are invested in fixed income securities of issuers in Developed Markets or Investment Grade Developing Markets (as defined below), whether or not denominated in the currency of such country; provided, however, that the Acquired Fund invests at least 40% of its total assets in fixed income securities of issuers in Developed Markets. “Developed Markets” are those countries and/or regions contained in the FTSE World Government Bond Index, New Zealand, Luxembourg and the Hong Kong Special Administrative Region. As of August 15, 2025, securities of the following countries comprised the FTSE World Government Bond Index: Australia, Austria, Belgium, Canada, China, Denmark, Finland, France, Germany, Ireland, Israel, Italy, Japan, Malaysia, Mexico, Netherlands, New Zealand, Norway, Poland, Portugal, Singapore, Spain, Sweden, United Kingdom and the United States. “Investment Grade Developing Markets” are those countries and /or regions that are not Developed Markets, and whose sovereign debt is rated not less than Baa3 by Moody's Investor Services or BBB- by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or comparably rated by another appropriate nationally or internationally recognized rating agency. As of August 15, 2025, “Investment Grade Developing Markets” are comprised of the following countries and/or regions: Andorra, Aruba,  Bermuda, Botswana, Bulgaria, Cayman Islands, Chile, Colombia, Croatia, Curacao, Cyprus, Czech Republic, Estonia, Hungary, Iceland, India, Indonesia, Isle of Man, Jersey, Kazakhstan, Republic of Korea (South Korea), Kuwait, Latvia, Liechtenstein, Lithuania, Luxembourg, Macao, Malta, Mauritius, Montserrat, Oman, Panama, Peru, Philippines, Qatar, Romania, Saudi Arabia, Slovakia, Slovenia, Switzerland, Taiwan, Thailand, Trinidad & Tobago, United Arab Emirates (U.A.E.), and Uruguay.

The Acquiring Fund has a fundamental policy to normally invest at least 80% of its total assets, plus the amount of any borrowings for investment purposes in “Asia-Pacific debt securities,” which include: (1) debt securities of Asia-Pacific Country issuers, including securities issued by Asia-Pacific Country governmental entities, as well as by banks, companies and other entities which are located in Asia-Pacific Countries, whether or not denominated in an Asia-Pacific Country currency; (2) debt securities of other issuers, denominated in, or linked to, the currency of an Asia-Pacific Country, including securities issued by supranational issuers, such as The World Bank and derivative debt securities that replicate, or substitute for, the currency of an Asia-Pacific Country; (3) debt securities issued by entities which, although not located in an Asia-Pacific Country, derive at least 50% of their revenues from Asia-Pacific Countries or have at least 50% of their assets located in Asia-Pacific Countries; and (4) debt securities issued by a wholly-owned subsidiary of an entity located in an Asia-Pacific Country, provided that the debt securities are guaranteed by the parent entity located in the Asia-Pacific Country.

The Acquired Fund currently uses leverage through a credit facility. The Acquiring Fund currently uses leverage through a revolving loan facility, senior secured notes and preferred stock. The Funds’ strategies relating to their use of leverage, if any, may not be successful, and a Fund’s use of leverage will cause the Fund’s NAV to be more volatile than it would otherwise be. There can be no guarantee that the Combined Fund will continue to leverage its assets or, to the extent the Combined Fund continues to utilize leverage, what percentage of its assets, within regulatory limits, such leverage will represent. Although the use of leverage by a fund may create an opportunity for increased after-tax total return for the common stock, it also increases market exposure, results in additional risks and can magnify the effect of any losses.

It is expected that stockholders of the Acquired Fund will not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares in the Acquired Fund for shares of the Acquiring Fund pursuant to the Reorganization Agreement (except with respect to cash received in lieu of fractional shares of the Acquiring Fund). There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will deem the exchanges to be tax-free. You should consult your tax adviser regarding the effect, if any, of the Reorganization in light of your individual circumstances. You should also consult your tax adviser about other state and local tax consequences of the Reorganization, if any, because the information about tax consequences in this document relates to the federal income tax consequences of the Reorganization only. For further information about the federal income tax consequences of the Reorganization, see “Material Federal Income Tax Consequences” below.

As a condition to the closing of the Reorganization, the Acquired Fund and the Acquiring Fund will receive an opinion from the Acquiring Fund’s counsel Dechert LLP (based on certain facts, assumptions and representations) to the effect that, on the basis of the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current administrative rules and court decisions, the transactions contemplated by the Reorganization Agreement will constitute a tax-free reorganization within the meaning of section 368(a) of the Code (except with respect to cash received in lieu of fractional shares of the Acquiring Fund). Despite this opinion, there can be no assurances that the IRS will deem the exchanges to be tax-free.

The portfolio transitioning discussed above may result in capital gains or losses, which may have federal income tax consequences.

In addition, prior to the date of the Reorganization’s closing, if necessary, the Acquired Fund may declare one or more distributions to its stockholders that, together with all previous distributions, will have the effect of distributing to its stockholders all of its investment company taxable income (computed without regard to the deduction for dividends paid) and net realized capital gains, if any, through the date of the Reorganization’s closing.

Background and Reasons for the Proposed Reorganization

On September 10, 2025, the Board of the Acquired Fund unanimously approved the Reorganization. For the reasons discussed below, the Board determined that the proposed Reorganization would be in the overall best interests of the Acquired Fund.

At the Board meetings, including the meeting held on September 10, 2025, Management reviewed its evaluation of the strategic alternatives for the Acquired Fund with the Board, including, among other things, maintaining the status quo, liquidation, and reorganization with affiliated funds, such as the Acquiring Fund. Management concluded that a reorganization with the Acquiring Fund would be in the overall best interests of the Acquired Fund and its stockholders. In the Board’s deliberations of the strategic alternatives for the Acquired Fund, including Aberdeen’s recommendation, the Board considered each alternative in light of its potential impact on the Fund and stockholders as a whole.

In connection with the meetings at which the Reorganization was discussed, Management provided the Board with, and the Board considered, a variety of materials relating to the Reorganization, including (but not limited to): the rationales for and expected benefits, risks, and costs of the Reorganization to stockholders and a comparative analysis of the respective Funds, including (but not limited to) the Funds’ respective strategies, objectives, portfolio compositions, fees and expenses, risks, premium/discounts, use of leverage, liquidity, trading characteristics, scale, trading volume, and distributions; a description of the benefits to the Investment Manager and its affiliates; a commitment that Management will bear most of the costs (such as legal and solicitation costs) of the Reorganization; potential conflicts of interest; the impact of the Reorganization on different stockholders; the portfolio turnover required to effect the Reorganization and related costs; and the anticipated tax consequences to stockholders. Based on all the information provided and discussed, Management expressed its view that the Reorganization was the best option for existing stockholders of the Acquired Fund and recommended that the Board approve and recommend that stockholders of the Acquired Fund approve the Reorganization. Among other points, Management highlighted that stockholders of the Acquired Fund who become stockholders of the Acquiring Fund may benefit from improved scale and operational efficiencies of a larger fund such as the Acquiring Fund, improved liquidity, lower expenses, and the increased distribution capabilities of the Acquiring Fund. In addition, at the meetings, the Board received presentations from representatives of Management and was able to ask questions about the Reorganization and the Acquiring Fund and requested and received follow-up information relating to the Reorganization. In connection with the meetings and prior to approving the Reorganization, the Independent Directors of the Acquired Fund met in private sessions and reviewed the information provided and discussed the proposed Reorganization with their independent legal counsel. Based upon all the information provided taken as a whole and the discussions at the meetings, the Board, including all the Independent Directors, approved the Reorganization, and determined that the Reorganization would be in the overall best interests of the Acquired Fund. Accordingly, the Board recommends that stockholders of the Acquired Fund approve the Reorganization.

In determining to approve the Reorganization and to recommend that stockholders of the Acquired Fund approve the Reorganization, the Board considered, among other things, the following factors:

●	The Acquired Fund’s small scale and limited trading volume on the secondary market. Over recent years, the Acquired Fund’s assets have declined due to broad market conditions and a high level of distributions, including return of capital. These factors have led to an increase in the Acquired Fund's total expense ratio. In addition, the Acquired Fund’s share price continues to trade at a significant premium to its net asset value per share. Management believes this premium is unsustainable, as the Acquired Fund cannot continue distributing at current levels while remaining viable.

●	The terms and conditions of the Reorganization Agreement, particularly that the Acquiring Fund will assume all or substantially all of the assets and liabilities of the Acquired Fund, including Director indemnification, through the Reorganization and that the Reorganization will be submitted to the stockholders of the Acquired Fund for their approval;

●	The recommendation of abrdn Asia Limited, as the Investment Manager to the Acquired Fund, with respect to the Reorganization;

●	Information provided by Management about the portfolio management team of the Acquiring Fund;

●	Acquired Fund stockholders would become part of a larger fund, which is expected to have a lower expense ratio;

●	The potential improved liquidity for Acquired Fund stockholders resulting from the Combined Fund’s increased assets under management, operational efficiencies, greater market visibility, increased distribution capabilities, higher daily trading volume and analyst and media coverage;

●	The Reorganization is expected to provide Acquired Fund stockholders with an alternative fixed income investment solution while avoiding a taxable event;

●	The Acquiring Fund has broader marketability to retail investors and asset managers which may provide increased scale over time, as well as improved cashflow from distributions;

●	The Funds have materially similar investment objectives, both seeking current income with a secondary objective of capital appreciation;

●	While the Acquired Fund operates a strategy which offers investors exposure to global entities which may include some Asia-Pacific countries, the Acquired Fund has relatively less current exposure to Asia-Pacific securities which will require a repositioning of the portfolio and disposition of non-Asia-Pacific portfolio securities in connection with the Reorganization, although the portfolio overlap between the Acquiring Fund and the Acquired Fund exists along numerous dimensions, including geography/country, credit quality, currency and other dimension;

●	The estimated portfolio transaction costs associated with sales and purchases made in connection with the Reorganization in light of the benefits of the Reorganization, which portfolio turnover is expected to be close to 35%, and the fact that such costs would be borne by the Combined Fund with respect to the portfolio transitioning conducted after the Reorganization and by the Acquired Fund related to deleveraging before the Reorganization;

●	The Investment Manager is expected to experience reduced advisory income as a result of the Acquired Fund’s consolidation with and into the Acquiring Fund due to the Acquiring Fund’s management fee breakpoints at higher asset levels. The Acquired Fund is paying advisory fees at its first breakpoint based on its asset levels. The addition of the Acquired Fund assets to the Acquiring Fund will result in the Combined Fund paying advisory fees for the additional assets at a breakpoint level that results in a lower fee in basis points and dollars for those assets than the fee currently paid by the Acquired Fund. However, the Investment Manager will benefit from the retention of assets. Additionally, the Acquired Fund’s shareholders, based on information for the period ended April 30, 2025, paid a higher management fee as a percentage of net assets due primarily to the differences in the types and costs of leverage between the Funds;

●	The Acquiring Fund is subject to certain risks including non-diversification risk and risks specific to its holdings in Asia-Pacific debt securities that the Acquired Fund is not subject to. Please see “Comparison of the Funds—Principal Risks” in the Proxy Statement/Prospectus for additional information.

●	The comparative investment performance of the Acquired Fund and Acquiring Fund, which demonstrated that the Acquiring Fund had outperformed compared to the Acquired Fund over various time periods based on NAV;

●	The anticipated fees and expenses of the Combined Fund after the Reorganization as compared to the current expenses of the Acquired Fund, including the lower investment advisory fee of the Combined Fund at higher asset levels;

●	The increased scale and liquidity of the Combined Fund post-Reorganization;

●	The impact of the transaction on different types of stockholders;

●	The distribution rate on net asset value for the Acquiring Fund is lower than that of the Acquired Fund, but that Management believes the current distribution rate of the Acquired Fund is unsustainable in the long term. As of July 31, 2025, the annualized distribution rate on NAV for the Acquiring Fund was 11.97% while the annualized distribution rate on NAV for the Acquired Fund was 27.1%. As of the same date based on market price, the annualized distribution rate for the Acquiring Fund was 12.29% while the annualized distribution rate for the Acquired Fund was 12.92%. Both the Acquired and Acquiring Funds’ distributions included a return of capital component;

●	The Reorganization will be undertaken at NAV between the Acquired Fund and the Acquiring Fund, which would not dilute the net asset value of the common stock of the Acquired Fund;

●	That the Acquired Fund and Acquiring Fund currently have the same investment manager, abrdn Asia Limited, and sub-adviser, abrdn Investments Limited. The Funds also have the same administrator, custodian, transfer agent, dividend paying agent and registrar, fund accounting services provider, independent registered public accounting firm, and fund and independent trustee counsel;

●	Management, and not the Acquired Fund, will bear most of the costs of the Reorganization, such as proxy solicitation and legal expenses, but exclusive of any brokerage commissions or other portfolio transaction costs of the Acquired Fund. The Investment Manager has represented that it would use its best efforts to minimize transaction costs associated with portfolio transitioning, which the Investment Manager anticipates will take no more than one week following the closing of the Reorganization.

●	The potential conflicts of interest of the Investment Manager, including that the Investment Manager serves as investment manager to the Acquiring Fund and retain assets;

●	The fact that, based on current market valuations, any gains generated are not expected to materially impact stockholders from a tax perspective, as such gains will either be offset by loss carryforwards or will be distributed as part of the ongoing managed distribution policy of the Acquiring Fund, noting that such tax implications are difficult to predict;

●	The expectation that the Reorganization is expected to qualify as a tax-free transaction for U.S. federal income tax purposes; and

●	The consideration of other options available to the Acquired Fund.

Based on all of the foregoing considerations, the Board, in the exercise of its business judgment, approved the Reorganization, including the proposed Reorganization Agreement and the transactions contemplated thereby, and determined that the Reorganization would be in the overall best interests of the Acquired Fund. No single factor was determinative in the Board’s analysis and all factors were taken as a whole. Different factors may have been considered by different Directors and/or the same factors may have been weighted differently.

Vote Required for the Proposal

The Proposal will require the affirmative vote of a majority of common stock outstanding and entitled to be cast on the Proposal. For additional information regarding voting requirements, see “Voting Information and Requirements.”

COMPARISON OF THE FUNDS

Investment Objectives

The Acquired Fund’s principal investment objective is to provide high current income by investing primarily in fixed income securities. As a secondary investment objective, the Acquired Fund seeks capital appreciation, but only when consistent with its principal objective. The Acquiring Fund’s principal investment objective is to seek current income. The Acquiring Fund may also achieve incidental capital appreciation. Both Funds’ investment objectives are fundamental and may not be changed without stockholder approval.

Principal Investment Strategies

The Acquired Fund has a non-fundamental policy to invest, under normal circumstances at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in debt securities. Under normal circumstances, at least 60% of the Acquired Fund's total assets are invested in fixed income securities of issuers in Developed Markets or Investment Grade Developing Markets (as defined below), whether or not denominated in the currency of such country; provided, however, that the Acquired Fund invests at least 40% of its total assets in fixed income securities of issuers in Developed Markets. “Developed Markets” are those countries and/or regions contained in the FTSE World Government Bond Index, New Zealand, Luxembourg and the Hong Kong Special Administrative Region. As of August 15, 2025, securities of the following countries comprised the FTSE World Government Bond Index: Australia, Austria, Belgium, Canada, China, Denmark, Finland, France, Germany, Ireland, Israel, Italy, Japan, Malaysia, Mexico, Netherlands, New Zealand, Norway, Poland, Portugal, Singapore, Spain, Sweden, United Kingdom and the United States. “Investment Grade Developing Markets” are those countries and /or regions that are not Developed Markets, and whose sovereign debt is rated not less than Baa3 by Moody's Investor Services or BBB- by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or comparably rated by another appropriate nationally or internationally recognized rating agency. As of August 15, 2025, “Investment Grade Developing Markets” are comprised of the following countries and/or regions: Andorra, Aruba,  Bermuda, Botswana, Bulgaria, Cayman Islands, Chile, Colombia, Croatia, Curacao, Cyprus, Czech Republic, Estonia, Hungary, Iceland, India, Indonesia, Isle of Man, Jersey, Kazakhstan, Republic of Korea (South Korea), Kuwait, Latvia, Liechtenstein, Lithuania, Luxembourg, Macao, Malta, Mauritius, Montserrat, Oman, Panama, Peru, Philippines, Qatar, Romania, Saudi Arabia, Slovakia, Slovenia, Switzerland, Taiwan, Thailand, Trinidad & Tobago, United Arab Emirates (U.A.E.), and Uruguay.

The Acquiring Fund has a fundamental policy to normally invest at least 80% of its total assets, plus the amount of any borrowings for investment purposes in “Asia-Pacific debt securities,” which include: (1) debt securities of Asia-Pacific Country issuers, including securities issued by Asia-Pacific Country governmental entities, as well as by banks, companies and other entities which are located in Asia-Pacific Countries, whether or not denominated in an Asia-Pacific Country currency; (2) debt securities of other issuers, denominated in, or linked to, the currency of an Asia-Pacific Country, including securities issued by supranational issuers, such as The World Bank and derivative debt securities that replicate, or substitute for, the currency of an Asia-Pacific Country; (3) debt securities issued by entities which, although not located in an Asia-Pacific Country, derive at least 50% of their revenues from Asia-Pacific Countries or have at least 50% of their assets located in Asia-Pacific Countries; and (4) debt securities issued by a wholly-owned subsidiary of an entity located in an Asia-Pacific Country, provided that the debt securities are guaranteed by the parent entity located in the Asia-Pacific Country.

The Acquiring Fund’s policy includes disclosure about the average U.S. dollar weighted maturity of the Acquiring Fund’s portfolio, which is not expected to exceed 10 years. The Acquired Fund does not have a similar policy; however, as of October 31, 2025, the average U.S. dollar weighted maturity of the Acquired Fund’s portfolio was approximately 9 years. The Acquired Fund currently uses leverage through a credit facility. The Acquiring Fund currently uses leverage through a revolving loan facility, senior secured notes and preferred stock. The Funds’ strategies relating to their use of leverage, if any, may not be successful, and a Fund’s use of leverage will cause the Fund’s NAV to be more volatile than it would otherwise be. There can be no guarantee that the Combined Fund will continue to leverage its assets or, to the extent the Combined Fund continues to utilize leverage, what percentage of its assets, within regulatory limits, such leverage will represent. Although the use of leverage by a fund may create an opportunity for increased after-tax total return for the common stock, it also increases market exposure, results in additional risks and can magnify the effect of any losses.

The following table shows the principal investment strategies of each Fund.

Acquired Fund	Acquiring Fund

As a non-fundamental policy, under normal market conditions, the Fund invests at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in debt securities. If the Fund changes its 80% policy, it will notify shareholders at least 60 days before the change and the name of the Fund may need to be changed.

Under normal circumstances, at least 60% of the Fund's total assets are invested in fixed income securities of issuers in Developed Markets or Investment Grade Developing Markets (as defined below), whether or not denominated in the currency of such country; provided, however, that the Fund invests at least 40% of its total assets in fixed income securities of issuers in Developed Markets. The Fund may invest up to 40% of its total assets in fixed income securities of issuers in Sub-Investment Grade Developing Markets (as defined below), whether or not denominated in the currency of such country.

Fundamental Investment Policy

To achieve its investment objective, the Fund normally invests at least 80% of its total assets, plus the amount of any borrowings for investment purposes in “Asia-Pacific debt securities,” which include: (1) debt securities of Asia-Pacific Country issuers, including securities issued by Asia-Pacific Country governmental entities, as well as by banks, companies and other entities which are located in Asia-Pacific Countries, whether or not denominated in an Asia-Pacific Country currency; (2) debt securities of other issuers, denominated in, or linked to, the currency of an Asia-Pacific Country, including securities issued by supranational issuers, such as The World Bank and derivative debt securities that replicate, or substitute for, the currency of an Asia-Pacific Country; (3) debt securities issued by entities which, although not located in an Asia-Pacific Country, derive at least 50% of their revenues from Asia-Pacific Countries or have at least 50% of their assets located in Asia-Pacific Countries; and (4) debt securities issued by a wholly-owned subsidiary of an entity located in an Asia-Pacific Country, provided that the debt securities are guaranteed by the parent entity located in the Asia-Pacific Country. With reference to items (3) and (4) above, Asia-Pacific debt securities may be denominated in an Asia- Pacific Country currency or U.S. dollars.

Acquired Fund	Acquiring Fund

The following will be deemed to be "issuers in" a particular market:

●       governmental entities of the particular country;

●       banks, companies and other entities which are located in the particular country;

●       banks, companies and other entities which are organized under the laws of the particular country;

●       banks, companies and other entities for which the principal securities trading market is in the particular country;

●      entities which, although not located in the particular country, derive at least 50% of their revenues from that country or have at least 50% of their assets located in that country; and

●      wholly-owned subsidiaries of an entity whose principal place of business is located in the particular country, provided that the debt securities are guaranteed by a parent entity whose principal place of business is located in the particular country.

The Fund may also consider, among other criteria, the currency that securities are denominated in, or linked to, in determining whether the issuer of such securities is deemed to be an "issuer in" a particular market.

"Developed Markets" are those countries and/or regions contained in the FTSE World Government Bond Index, New Zealand, Luxembourg and the Hong Kong Special Administrative Region. As of August 15, 2025, securities of the following countries comprised the FTSE World Government Bond Index: Australia, Austria, Belgium, Canada, China, Denmark, Finland, France, Germany, Ireland, Israel, Italy, Japan, Malaysia, Mexico, Netherlands, New Zealand, Norway, Poland, Portugal, Singapore, Spain, Sweden, United Kingdom and the United States.

“Asia-Pacific Countries” (each, an “Asia-Pacific Country”) means countries included in “Asia” and “Oceania” in the United Nations (“UN”) geographic regions used by the UN Statistics Division.

Non-Fundamental Investment Policies

The Fund may invest up to 10% of its total assets in the debt securities of any one country other than the U.S. or an Asia-Pacific Country (“Other Country” debt securities). The maximum exposure to any one Other Country currency (excluding U.S. dollars) is limited to 10% of the Fund’s total assets.

The maximum exposure to any one Investment Grade Country (other than the U.S.) is limited to 25% of the Fund’s total assets and the maximum exposure to any one Non-Investment Grade Country is limited to 15% of total assets. Investment Grade Countries are those countries whose sovereign debt is rated not less than Baa3 by Moody’s Investors Service, Inc. (“Moody’s”), BBB- by S&P Global Ratings (“S&P”) or BBB- by Fitch Ratings, Inc. ("Fitch") or comparably rated by another appropriate nationally or internationally recognized ratings agency, or if unrated, determined by the Investment Manager to be of comparable credit quality. Non-Investment Grade Countries are those that are not Investment Grade Countries

The maximum currency exposure to any one Investment Grade Country currency (other than U.S. currency) is limited to 25% of the Fund’s total assets, the maximum currency exposure to any one Non- Investment Grade Country currency is limited to 15% of total assets.

During periods when, in the Investment Manager’s judgment, economic conditions warrant a temporary defensive investment policy, the Fund may temporarily invest up to 100% of its assets in U.S. cash and debt securities.

In order to accommodate investment in Asia-Pacific markets, the Fund may invest up to 35% of its total assets in Asia-Pacific debt securities rated below BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch (also known as “junk bonds”), or judged by the Investment Manager to be below investment grade at the time of investment, provided that, with the approval of the Fund’s Board, the ratings of other recognized rating services may be used. The Fund may invest up to 35% of its total assets in Asia-Pacific debt securities which may be deemed to be illiquid.

Acquired Fund	Acquiring Fund

"Investment Grade Developing Markets" are those countries and /or regions that are not Developed Markets, and whose sovereign debt is rated not less than Baa3 by Moody's Investor Services ("Moody's"), BBB- by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), or BBB- by Fitch Ratings, Inc. ("Fitch") (or comparably rated by another appropriate nationally or internationally recognized rating agency). As of August 15, 2025, "Investment Grade Developing Markets" are comprised of the following countries and/or regions: Andorra, Aruba, Bermuda, Botswana, Bulgaria, Cayman Islands, Chile, Colombia, Croatia, Curacao, Cyprus, Czech Republic, Estonia, Hungary, Iceland, India, Indonesia, Isle of Man, Jersey, Kazakhstan, Republic of Korea (South Korea), Kuwait, Latvia, Liechtenstein, Lithuania, Luxembourg, Macao, Malta, Mauritius, Montserrat, Oman, Panama, Peru, Philippines, Qatar, Romania, Saudi Arabia, Slovakia, Slovenia, Switzerland, Taiwan, Thailand, Trinidad & Tobago, United Arab Emirates (U.A.E.), and Uruguay.

"Sub-Investment Grade Developing Markets" are those countries that are not Developed Markets or Investment Grade Developing Markets (Sub-Investment Grade Developing Markets, together with Investment Grade Developing Markets are referred to herein as "Developing Markets").

While the credit quality of a market is reviewed at the time of the Fund's investment in that market, classification of a market may be amended by the Investment Manager as ratings and/or circumstances change over time.

The Fund will invest in debt securities that are economically tied to a number of countries throughout the world and will, under normal circumstances, be invested in three or more different non-U.S. countries. The maximum exposure to issuers in any one Developed Market is up to 25% of the Fund's total assets; provided, however, that no more than 40% may be invested in issuers in the U.S. The maximum exposure to issuers in any one Investment Grade Developing Market is up to 20% of the Fund's total assets. The maximum exposure to issuers in any one Sub-Investment Grade Developing Market is up to 15% of the Fund's total assets. Such exposure limits are applied at the time of investment, although classification of a market or an issuer in a market may be amended by the Investment Manager as ratings and/or circumstances change over time.

The maximum exposure to the currency of any one Developed Market is up to 25% of the Fund's total assets; provided, however, the Fund may exceed this limitation with respect to the U.S. dollar. The maximum exposure to the currency of any one Investment Grade Developing Market is up to 20% of the Fund's total assets. The maximum exposure to the currency of any one Sub-Investment Grade Developing Market is up to 15% of the Fund's total assets. Such exposure limits are applied at the time of investment, although, as stated above, classification of a market may be amended by the Investment Manager as ratings and/or circumstances change over time.

The Fund may invest up to 10% of its total assets in securities rated by S&P, Moody’s, Fitch, or judged by the Investment Manager to be, below B- at the time of investment, provided that, with the approval of the Fund’s Board of Directors, the ratings of other recognized ratings services may be used. In the event that a security receives different ratings from different rating agencies (Fitch, Moody's and S&P), the Investment Manager or Sub-Adviser will apply the highest rating received from the rating agencies in determining compliance with these guidelines.

The Fund may enter into repurchase agreements with banks and broker-dealers pursuant to which the Fund may acquire a security for a relatively short period (usually no more than a week) subject to the obligations of the seller to repurchase and the Fund to resell such security at a fixed time and price. The Fund will enter into repurchase agreements only with parties who meet creditworthiness standards approved by the Fund’s Board, i.e., banks or broker-dealers which have been determined by the Fund’s Investment Manager to present no serious risk of becoming involved in bankruptcy proceedings within the period contemplated by the repurchase transaction.

A maximum of 20% of the Fund’s total assets in Asia-Pacific Country debt securities can be denominated in any combination of Yen, Euro and British pound.

The Fund may invest up to 10% of its total assets in secondary market bank loans, and up to an additional 10% of its total assets in convertible securities and other hybrid securities, and up to an additional 10% of its total assets in asset-backed securities.

Low-credit debt can sometimes become equity. Due to the conversion of convertible notes and warrants, the Fund may from time to time become an (often) involuntary holder of equities until such stock can be sold as and when an optimal price can be achieved, given market conditions. It may be in the interests of shareholders for the Fund to hold such stock for short term periods.

Similarly, distressed companies can sometimes restructure via debt-for-equity swaps in order to stay solvent and viable. In this case, the investor becomes an equity holder, often involuntarily, and, once again, it may be in the best interests of shareholders that the Fund holds such securities for short periods of time, especially in extreme market conditions, until optimal prices can be obtained.

The Fund currently utilizes and in the future expects to continue to utilize leverage through borrowings or through other transactions, such as reverse repurchase agreements, which have the effect of leverage. The Fund may also utilize leverage through the issuance of debt securities or preferred stock. The Fund generally will not utilize leverage if it anticipates that the Fund’s leveraged capital structure would result in a lower return to shareholders than that obtainable over time with an unleveraged capital structure. Use of leverage creates an opportunity for increased income and capital appreciation for shareholders but, at the same time, creates special risks, and there can be no assurance that a leveraging strategy will be successful during any period in which it is employed.

Acquired Fund	Acquiring Fund

Up to 75% of the Fund's investments (or the issuers of those investments) may be rated below investment grade at the time of investment; that is rated below Baa3 by Moody's or BBB- by S&P, or comparably rated by another appropriate nationally or internationally recognized rating agency, or if unrated, judged by the Investment Manager to be of equivalent quality. Up to 10% of the Fund's investments (or the issuers of those investments) may be rated, at the time of investment, Caa1 or below by Moody's, or CCC+ or below by S&P, or comparably rated by another appropriate nationally or internationally recognized rating agency, or if unrated, judged by the Investment Manager to be of equivalent quality. Fixed income securities of issuers in countries defined as Developed Markets, Investment Grade Developing Markets or Sub-Investment Grade Developing Markets may be rated below investment grade at the time of investment (sometimes referred to as “junk bonds”). Below investment grade securities are considered to be speculative with respect to the issuer’s ability to pay interest and principal when due. Before purchasing an unrated security, the Investment Manager or Sub-Adviser analyzes the creditworthiness of the issuer of the security and of any financial institution or other party responsible for payments on the security in order to assign a rating to the security. In the event that a security receives different ratings from different rating agencies (Fitch, Moody's and S&P), the Investment Manager or Sub-Adviser will apply the highest rating received from the rating agencies in determining compliance with these guidelines. While the credit quality of each of the Fund's investments is evaluated at the time of investment, the credit quality of the Fund's portfolio may be reviewed from time to time and adjusted accordingly.

The Investment Manager and Sub-Adviser consider external credit assessments available from international rating agencies such as Moody's and S&P, as well as any reports on the issuer which may be available from brokers or other sources. In some Developing Markets, where issues are often unrated or are at the lower end of the credit risk spectrum, the Investment Manager and the Sub-Adviser believe that opportunities exist for skilled analysts to add value through extensive company research and detailed credit assessment.

Low-credit debt can sometimes become equity. Due to the conversion of convertible notes and warrants, the Fund may from time to time become an (often) involuntary holder of equities until such stock can be sold as and when an optimal price can be achieved, given market conditions. It may be in the interests of shareholders for the Fund to hold such stock for short term periods.

Similarly, distressed companies can sometimes restructure via debt-for-equity swaps in order to stay solvent and viable. In this case, the investor becomes an equity holder, often involuntarily, and, once again, it may be in the best interests of shareholders that the Fund holds such securities for short periods of time, especially in extreme market conditions, until optimal prices can be obtained.

Consistent with its investment objective, the Fund may invest in a broad array of financial instruments and securities in which the value of the instrument or security is “derived” from the performance of an underlying asset or a “benchmark” such as a security index, an interest rate or a foreign currency (“derivatives”). The Fund may use derivatives to manage currency risk, credit risk and interest rate risk and to replicate or as a substitute for physical securities. The Fund may use interest rate swaps to hedge the Fund’s liability with respect to its leverage. There is no limit on the amount of interest rate swap transactions that may be entered into by the Fund. Derivative debt securities that replicate, or substitute for, the currency of a particular country will be counted toward the limitations applicable with respect to issuers in that country. The Fund may invest in over-the-counter or exchange traded derivatives. The Fund may invest in derivatives up to the limits allowed under the 1940 Act. The following guidelines apply with respect to the Fund’s derivative investments:

1.    The Fund will only use counterparty institutions rated A- or better by recognized international rating agencies for all over the counter (“OTC”) derivatives transactions.

2.    A maximum of 20% of the Fund’s total assets may have exposure to currency-linked notes.

3.    A maximum of 10% of the Fund’s total assets may be at risk to any single counterparty (aggregate interest rate, currency and credit derivatives).

4.   Exchange-traded derivatives may only be traded on regulated derivative exchanges and a maximum of 35% of the Fund’s total assets may have exposure to exchange-traded derivatives.

5.    A maximum of 20% of the Fund’s total assets may have exposure to derivatives traded on the Chicago Board of Trade.

The Fund may invest in securities issued by investment companies registered as such under the 1940 Act and unregistered, private funds (each, an “acquired company”), subject to the limitations below (which are to be applied immediately after the acquisition of such securities).

The Fund may not acquire securities issued by an acquired company:

●     if the value of such securities exceeds 3% of the total outstanding voting stock of the acquired company;

●     if the aggregate value of such securities would exceed 5% of the value of the total assets of the Fund; or

Acquired Fund	Acquiring Fund

The Fund currently utilizes and in the future expects to continue to utilize leverage through borrowings or through other transactions, such as reverse repurchase agreements, which have the effect of leverage. The Fund may also utilize leverage through the issuance of debt securities or preferred stock, although it has no current intention to do so. The 1940 Act generally prohibits the Fund from engaging in most forms of leverage representing indebtedness other than preferred shares unless immediately after such incurrence the Fund's total assets less all liabilities and indebtedness not represented by senior securities (for these purposes, "total net assets") is at least 300% of the aggregate senior securities representing indebtedness (i.e., the use of leverage through senior securities representing indebtedness may not exceed 33 1/3% of the Fund's total net assets (including the proceeds from leverage)). Additionally, under the 1940 Act, the Fund generally may not declare any dividend or other distribution upon any class of its capital shares, or purchase any such capital shares, unless at the time of such declaration or purchase, this asset coverage test is satisfied. The Fund generally will not utilize leverage if it anticipates that the Fund's leveraged capital structure would result in a lower return to shareholders than that obtainable over time with an unleveraged capital structure. Use of leverage creates an opportunity for increased income and capital appreciation for shareholders but, at the same time, creates special risks, and there can be no assurance that a leveraging strategy will be successful during any period in which it is employed.

Consistent with its investment objectives, the Fund may invest in a broad array of financial instruments and securities in which the value of the instrument or security is "derived" from the performance of an underlying asset or a "benchmark" such as a security index, an interest rate or a foreign currency ("derivatives"). The Fund may use derivatives to manage currency risk, credit risk and interest rate risk and to replicate or as a substitute for physical securities. The Fund may use interest rate swaps to hedge the Fund's liability with respect to its leverage. There is no limit on the amount of interest rate swap transactions that may be entered into by the Fund.

Derivative debt securities that replicate, or substitute for, the currency of a particular country will be counted toward the limitations applicable with respect to issuers in that country. The Fund may invest in over-the-counter or exchange traded derivatives. The Fund may invest in derivatives up to the limits allowed under the 1940 Act.

The Fund may invest in securities issued by investment companies registered as such under the 1940 Act and unregistered, private funds (each, an "acquired company"), subject to the limitations of the 1940 Act (which are to be applied immediately after the acquisition of such securities).

●     if the aggregate value of such securities, together with all other acquired company securities in the Fund’s portfolio, would exceed 10% of the value of the total assets of the Fund.

As a non-diversified company, there is no investment restriction on the percentage of the Fund’s assets that may be invested at any time in the securities of any issuer. However, the Fund intends to limit its investments in the securities of any issuer, except for securities issued or guaranteed as to payment of principal and interest by Asia-Pacific Country or Other Country governmental entities, to 5% of its total assets at the time of purchase. The Fund intends to invest in a variety of debt securities, with differing issuers, maturities and interest rates, and to comply with the diversification and other requirements of the Code applicable to regulated investment companies so that the Fund will not be subject to U.S. federal income taxes on its net investment income. The average U.S. dollar weighted maturity of the Fund’s portfolio is not expected to exceed 10 years.

Acquired Fund	Acquiring Fund

In response to adverse market, political or economic conditions, or in other circumstances when warranted in the Investment Manager's judgment, the Fund may invest without limit in U.S. Government securities and short-term debt obligations of U.S. banks and corporations rated not less than Aa or Prime-2 by Moody's or AA or A-2 by S&P at the time of purchase for temporary defensive purposes. The Fund also may invest in these instruments on a temporary basis to meet liquidity or distribution requirements. To the extent the Fund invests in these securities, it may not achieve its investment objectives. The yield on these securities may be lower than the yields on lower rated debt securities Although Prime-2 and A-2 ratings denote issuers with a strong (Moody's) or satisfactory (S&P) ability to repay short-term debt in a timely manner, the relative degree of safety is not as high as the very highest rating categories. In addition, the Fund may enter into repurchase agreements and lending agreements involving these securities.

As a general matter and subject to applicable law, if a percentage limitation is satisfied at the time of investment, a later increase or decrease in such percentage resulting from a change in the value of the Fund's investments will not constitute a violation of such limitation, except that any borrowing by the Fund that exceeds the corresponding fundamental investment limitation stated in the "Fundamental Investment Restrictions” section of this annual report must be reduced to meet such limitation within the period required by the 1940 Act (currently three days). Otherwise, the Fund may continue to hold a security even though it causes the Fund to exceed a percentage limitation because of fluctuation in the value of the Fund's assets.

Unless otherwise indicated, the investment policies described above are not "fundamental" and may be changed by the Fund at any time.

Investment Securities

The principal types of debt securities in which the Funds are permitted to invest include those described below. The list is not exclusive, but is indicative of the kinds of securities which the Acquired Fund and Acquiring Fund’s investment objectives, policies and restrictions permit it to buy.

The following table shows the investment securities of each Fund.

Acquired Fund	Acquiring Fund

Debt Securities

Local Currency Sovereign and Quasi-Sovereign Bonds. The Fund is permitted to invest in securities issued or guaranteed by governmental entities, including sovereign and quasi-sovereign entities, whether or not denominated in the currency of the country where such entity is located. The available maturities for these types of securities vary from country to country.

Commercial Banks. The Fund may also invest in securities issued by banks, whether or not denominated in the currency of the country where such bank is located. U.S. Dollar-Denominated

Debt Securities. The Fund is also permitted to invest in U.S. dollar-denominated debt securities in order to gain exposure to certain global debt markets without exposing the Fund to local currency risk. Such debt securities may be issued by issuers in Developed Markets, Investment Grade Developing Markets, or Sub-Investment Grade Developing Markets and may be issued and/or registered in the United States. U.S. dollar-denominated debt securities are subject to credit risk relating primarily to the issuer of the bond and liquidity risk relating to the maintenance of a sufficiently liquid market for the specific security. Such securities are also affected by movements in U.S. interest rates.

External Debt. The Fund may invest in external debt obligations, which are often longer-maturity (up to 30 years) securities, registered in London or globally, that are generally issued in U.S. dollars, but are increasingly issued in euros and occasionally in yen. External debt is typically issued in bearer form, carry a fixed or floating rate of interest, and amortize principal through a bullet payment with semi-annual interest payments in the currency in which the bond is issued.

Debt Securities

Local Currency Sovereign and Quasi-Sovereign Bonds. The Fund is permitted to invest in securities issued or guaranteed by governmental entities, including sovereign and quasi-sovereign entities, whether or not denominated in the currency of the country where such entity is located. The available maturities for these types of securities vary from country to country.

Commercial Banks. The Fund may also invest in securities issued by banks, whether or not denominated in the currency of the country where such bank is located.

U.S. Dollar-Denominated Debt Securities. The Fund is also permitted to invest in U.S. dollar-denominated debt securities in order to gain exposure to certain foreign debt markets without exposing the Fund to local currency risk. Such debt securities may be issued by issuers in developed markets, investment grade developing or emerging markets, or sub-investment grade developing or emerging markets and may be issued and/or registered in the United States. U.S. dollar denominated debt securities are subject to credit risk relating primarily to the issuer of the bond and liquidity risk relating to the maintenance of a sufficiently liquid market for the specific security. Such securities are also affected by movements in U.S. interest rates.

External Debt. The Fund may invest in external debt obligations, which are often longer maturity (up to 30 years) securities, registered in London or globally, that are generally issued in U.S. dollars, but are increasingly issued in euros and occasionally in yen. External debt is typically issued in bearer form, carry a fixed or floating rate of interest, and amortize principal through a bullet payment with semi-annual interest payments in the currency in which the bond is issued.

Acquired Fund	Acquiring Fund

Supranational Debt Obligations. The Fund may invest in debt issued by supranational entities. Supranational entities are entities constituted by the national governments of several countries to promote economic development, such as the World Bank, the International Monetary Fund, the European Investment Bank and the Asian Development Bank. Obligations of these entities are supported by appropriated but unpaid commitments of their member countries, and there can be no assurances that these commitments will be undertaken or met in the future.

Companies. The Fund is permitted to invest in publicly-traded notes and debentures or bills of exchange issued or guaranteed as to the payment of principal and interest by companies domiciled in a Developed Market, an Investment Grade Developing Market or a Sub-Investment Grade Developing Market.

U.S. Securities

Government. The Fund is permitted to invest in U.S. government securities, including obligations issued or guaranteed by U.S. government agencies or instrumentalities, some of which are backed by the full faith and credit of the U.S. Treasury (such as direct pass-through certificates of the Government National Mortgage Association), some of which are supported by the right of the issuer to borrow from the U.S. government (such as obligations of Federal Home Loan Banks), and some of which are backed only by the credit of the issuer itself. Government obligations do not generally involve the credit risks associated with other types of interest-bearing securities, although, as a result, the yields available from U.S. government obligations are generally lower than the yields available from corporate interest-bearing securities. Like other interest-bearing securities, however, the value of Government obligations changes as interest rates fluctuate.

Corporations and Banks. The Fund is permitted to invest for defensive and other temporary purposes in U.S. corporate debt instruments rated at the time of investment Aa or better by Moody's or AA or better by S&P, finance company and corporate commercial paper, and other short-term obligations, in each case rated at the time of investment Prime-2 or better by Moody's or A-2 or better by S&P. The Fund is also permitted to invest in obligations of U.S. Federal or state chartered banks and bank holding companies rated at the time of investment Aa or better by Moody's or AA or better by S&P (including certificates of deposit, bankers' acceptances and other short-term obligations).

Supranational Debt Obligations. The Fund may invest in debt issued by supranational entities. Supranational entities are entities constituted by the national governments of several countries to promote economic development, such as the World Bank, the International Monetary Fund, the European Investment Bank and the Asian Development Bank. Obligations of these entities are supported by appropriated but unpaid commitments of their member countries, and there can be no assurances that these commitments will be undertaken or met in the future.

Companies. The Fund is permitted to invest in publicly-traded notes and debentures or bills of exchange issued or guaranteed as to the payment of principal and interest by companies domiciled in a developed market, an investment grade developing or emerging market or a sub-investment grade developing or emerging market.

U.S. Securities

Government. The Fund is permitted to invest in U.S. government securities, including obligations issued or guaranteed by U.S. government agencies or instrumentalities, some of which are backed by the full faith and credit of the U.S. Treasury (such as direct passthrough certificates of the Government National Mortgage Association), some of which are supported by the right of the issuer to borrow from the U.S. government (such as obligations of Federal Home Loan Banks), and some of which are backed only by the credit of the issuer itself. Government obligations do not generally involve the credit risks associated with other types of interest bearing securities, although, as a result, the yields available from U.S. government obligations are generally lower than the yields available from corporate interest bearing securities. Like other interest bearing securities, however, the value of Government obligations changes as interest rates fluctuate.

Corporations and Banks. The Fund is permitted to invest for defensive and other temporary purposes in U.S. corporate debt instruments rated at the time of investment Aa or better by Moody’s or AA or better by S&P, finance company and corporate commercial paper, and other short-term obligations, in each case rated at the time of investment Prime-2 or better by Moody’s or A-2 or better by S&P. The Fund is also permitted to invest in obligations of U.S. Federal or state chartered banks and bank holding companies rated at the time of investment Aa or better by Moody’s or AA or better by S&P (including certificates of deposit, bankers’ acceptances and other short-term obligations).

Acquired Fund	Acquiring Fund

Bank Loans

The Fund may acquire privately held loans from banks, insurance companies, financial institutions, or other lenders, as well as claims held by trade or other creditors, and may originate these types of loans. The bank loans in which the Fund invests may be structured and administered by a third party that acts as agent for a group of lenders that make or hold interests in the loan. The Fund may acquire interests in such loans by taking an assignment of all or a portion of a direct interest in a loan previously held by another institution or by acquiring a participation in an interest in a loan that continues to be held by another institution.

Convertible Securities

Convertible securities include bonds, debentures, notes, preferred stocks and other securities that entitle the holder to acquire common stock or other equity securities of the same or a different issuer. Convertible securities have general characteristics similar to both debt and equity securities. A convertible security generally entitles the holder to receive interest or preferred dividends paid or accrued until the convertible security matures or is redeemed, converted or exchanged. Before conversion, convertible securities have characteristics similar to non-convertible debt obligations. Convertible securities rank senior to common stock in a corporation's capital structure and, therefore, generally entail less risk than the corporation's common stock, although the extent to which such risk is reduced depends in large measure upon the degree to which the convertible security sells above its value as a debt obligation. A convertible security may be subject to redemption at the option of the issuer at a predetermined price. If a convertible security held by the Fund is called for redemption, the Fund would be required to permit the issuer to redeem the security and convert it to underlying common stock, or would sell the convertible security to a third party, which may have an adverse effect on the Fund's ability to achieve its investment objectives. The price of a convertible security often reflects variations in the price of the underlying common stock in a way that non-convertible debt may not. The value of a convertible security is a function of (i) its yield in comparison to the yields of other securities of comparable maturity and quality that do not have a conversion privilege and (ii) its worth if converted into the underlying common stock.

Bank Loans

The Fund may acquire privately held loans from banks, insurance companies, financial institutions, or other lenders, as well as claims held by trade or other creditors, and may originate these types of loans. The bank loans in which the Fund invests may be structured and administered by a third party that acts as agent for a group of lenders that make or hold interests in the loan. The Fund may acquire interests in such loans by taking an assignment of all or a portion of a direct interest in a loan previously held by another institution or by acquiring a participation in an interest in a loan that continues to be held by another institution.

Convertible Securities

Convertible securities include bonds, debentures, notes, preferred stocks and other securities that entitle the holder to acquire common stock or other equity securities of the same or a different issuer. Convertible securities have general characteristics similar to both debt and equity securities. A convertible security generally entitles the holder to receive interest or preferred dividends paid or accrued until the convertible security matures or is redeemed, converted or exchanged. Before conversion, convertible securities have characteristics similar to non-convertible debt obligations. Convertible securities rank senior to common stock in a corporation’s capital structure and, therefore, generally entail less risk than the corporation’s common stock, although the extent to which such risk is reduced depends in large measure upon the degree to which the convertible security sells above its value as a debt obligation. A convertible security may be subject to redemption at the option of the issuer at a predetermined price. If a convertible security held by the Fund is called for redemption, the Fund would be required to permit the issuer to redeem the security and convert it to underlying common stock, or would sell the convertible security to a third party, which may have an adverse effect on the Fund’s ability to achieve its investment objective. The price of a convertible security often reflects variations in the price of the underlying common stock in a way that non-convertible debt may not. The value of a convertible security is a function of (i) its yield in comparison to the yields of other securities of comparable maturity and quality that do not have a conversion privilege and (ii) its worth if converted into the underlying common stock.

Acquired Fund	Acquiring Fund

Asset-Backed Securities

Asset-backed securities are a form of structured debt obligation. Asset-backed securities are payment claims that are securitized in the form of negotiable paper that is issued by a financing company (generally called a special purpose vehicle). Collateral assets brought into a pool according to specific diversification rules. A special purpose vehicle is founded for the purpose of securitizing these payment claims and the assets of the special purpose vehicle are the diversified pool of collateral assets. The special purpose vehicle issues marketable securities which are intended to represent a lower level or risk than an underlying collateral asset individually, due to the diversification in the pool. The redemption of the securities issued by the special purpose vehicle takes place out of the cash flow generated by the collected assets. A special purpose vehicle may issue multiple securities with different priorities to the cash flows generated and the collateral assets. The collateral for asset-backed securities may include home equity loans, automobile and credit card receivables, boat loans, computer leases, airplane leases, mobile home loans, recreational vehicle loans and hospital account receivables. The Fund may invest in these and other types of asset-backed securities that may be developed in the future. There is the possibility that recoveries on the underlying collateral may not, in some cases, be available to support payments on these securities.

Derivatives

With respect to all of its portfolio the Fund will invest in derivatives for two main purposes: (1) to modify interest rate risk, modify credit risk and adjust currency risk within the portfolio, and (2) to enable the Fund to replicate or substitute for a particular security in order to gain access to a particular global market or security, where either the physical security is judged by the Investment Manager to be too expensive, or the Investment Manager believes there is an insufficient supply of the particular security or no security fitting the precise needs of the Fund exists. The types of derivatives which may be used include, but are not limited to, futures, options, forwards, forwards that can only be settled in U.S. dollars, swaps, and securities with structured cash flows, whether traded on an exchange or over-the-counter, that have as their underlying security reference to a fixed income security or currency. In general, derivatives will not be utilized to leverage the Fund.

Asset-Backed Securities

Asset-backed securities are a form of structured debt obligation. Asset-backed securities are payment claims that are securitized in the form of negotiable paper that is issued by a financing company (generally called a special purpose vehicle). Collateral assets brought into a pool according to specific diversification rules. A special purpose vehicle is founded for the purpose of securitizing these payment claims and the assets of the special purpose vehicle are the diversified pool of collateral assets. The special purpose vehicle issues marketable securities which are intended to represent a lower level or risk than an underlying collateral asset individually, due to the diversification in the pool. The redemption of the securities issued by the special purpose vehicle takes place out of the cash flow generated by the collected assets. A special purpose vehicle may issue multiple securities with different priorities to the cash flows generated and the collateral assets. The collateral for asset-backed securities may include home equity loans, automobile and credit card receivables, boat loans, computer leases, airplane leases, mobile home loans, recreational vehicle loans and hospital account receivables. The Fund may invest in these and other types of asset-backed securities that may be developed in the future. There is the possibility that recoveries on the underlying collateral may not, in some cases, be available to support payments on these securities.

Derivatives

With respect to all of its portfolio, the Fund will invest in derivatives for two main purposes: (1) to modify interest rate risk, modify credit risk and adjust currency risk within the portfolio, and (2) to enable the Fund to replicate or substitute for a particular security in order to gain access to a particular foreign market or security, where either the physical security is judged by the Advisers to be too expensive, or the Advisers believe there is an insufficient supply of the particular security or no security fitting the precise needs of the Fund exists. The types of derivatives which may be used include, but are not limited to, futures, options, forwards, forwards that can only be settled in U.S. dollars, swaps, and securities with structured cash flows, whether traded on an exchange or over-the-counter, that have as their underlying security reference to a fixed income security or currency. In general, derivatives will not be utilized to leverage the Fund; however, the Board has authorized the use of reverse repurchase agreements as a form of leverage.

Acquired Fund	Acquiring Fund

Investment in fixed income securities may at certain times be more efficiently achieved using derivative securities to replicate physical securities. These types of derivatives carry identical market price risks to the equivalent physical securities but provide a number of transactional benefits. For example, by using derivatives, the Fund may be able to implement investment decisions at lower costs, increase the after-tax yield, obtain prices that are not available in the underlying cash market, or settle in U.S. dollars. In less developed markets, liquidity and credit quality can be enhanced and transaction costs reduced by using derivatives rather than the underlying securities. In certain circumstances, due to lack of available direct investment opportunity or government regulations, the only means of gaining exposure to particular countries is through derivatives.

The derivatives used for adjusting currency exposures or replicating underlying securities are usually over-the-counter ("OTC") securities. OTC securities carry credit risk associated with the counterparty institution. See "Risk Factors – Derivatives." To manage this risk, the Fund will only use counterparty institutions rated A- or better by a recognized international rating agency. Up to 10% of total assets may be put at risk in derivatives transactions with any single counterparty (aggregate interest rate, credit and currency derivatives exposure). A maximum of 10% of total assets may be at risk in currency-linked notes.

Investment in fixed income securities may at certain times be more efficiently achieved using derivative securities to replicate physical securities. These types of derivatives carry identical market price risks to the equivalent physical securities but provide a number of transactional benefits. For example, by using derivatives, the Fund may be able to implement investment decisions at lower costs, increase the after-tax yield, obtain prices that are not available in the underlying cash market, or settle in U.S. dollars. In less developed markets, liquidity and credit quality can be enhanced and transaction costs reduced by using derivatives rather than the underlying securities. In certain circumstances, due to lack of available direct investment opportunity or government regulations, the only means of gaining exposure to particular countries is through derivatives.

The derivatives used for adjusting currency exposures or replicating underlying securities are usually over-the-counter (“OTC”) securities. OTC securities carry credit risk associated with the counterparty institution. See "Risk Factors - Derivatives Risk." To manage this risk, the Fund will only use counterparty institutions rated A- or better by a recognized international rating agency. Up to 10% of total assets may be put at risk in derivatives transactions with any single counterparty (aggregate interest rate, credit and currency derivatives exposure). A maximum of 20% of total assets may be at risk in currency-linked notes.

Acquired Fund	Acquiring Fund

The types of derivatives used by the Fund and the techniques employed may change over time as new derivatives and strategies are developed or regulatory changes occur. The Fund will not use derivatives where it would contravene the guidelines set by the lending banks for the Fund's bank loan.

In general, derivatives will not be utilized to leverage the Fund, although they may be used to hedge the interest rate risk associated with the Fund's outstanding leverage. The Fund may use interest rate swaps to hedge the Fund's liability with respect to its bank loan. At present, the Fund has been authorized by its Board of Directors to hedge up to 100% of the Fund's liability with respect to its bank loan. See "Investment Securities – Derivatives – Swaps" and "Risk Factors – Derivatives."

Forward Currency Contracts. The Fund may enter into forward currency contracts. A forward currency contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract agreed upon by the parties, at a price set at the time of the contract

The cost to the Fund of engaging in forward currency contracts will vary with factors such as the length of the contract period and the market conditions then prevailing. Because forward currency contracts are usually conducted on a principal basis, no fees or commissions are involved, although the price charged in the transaction includes a dealer's markup. The use of forward currency contracts in this manner is intended to fix a rate of exchange that can be achieved at a certain time in the future.

Futures Contracts. The Fund may enter into futures contracts in U.S. domestic markets or on exchanges located outside the United States for both hedging and non-hedging purposes. Foreign markets may offer advantages such as trading opportunities or arbitrage possibilities not available in the United States. Foreign markets, however, may have greater risk potential than domestic markets. For example, some foreign exchanges are principal markets so that no common clearing facility exists and an investor may look only to the broker for performance of the contract. In addition, any profits the Fund might realize in trading could be eliminated by adverse changes in the exchange rate, or the Fund could incur losses as a result of those changes. Transactions on foreign exchanges may include both underlying assets which are traded on U.S. commodities exchanges and those which are not. Unlike trading on U.S. exchanges, trading on foreign commodities exchanges is not regulated by the Commodity Futures Trading Commission ("CFTC").

The types of derivatives used by the Fund and the techniques employed may change over time as new derivatives and strategies are developed or regulatory changes occur. The Fund will not use derivatives where it would contravene the guidelines set by the lending banks for the Fund’s bank loan.

Derivatives may be used to hedge the interest rate risk associated with the Fund's outstanding leverage. The Fund may use interest rate swaps to hedge the Fund's liability with respect to its bank loan. At present, the Fund has been authorized by its Board to hedge up to 100% of the Fund's liability with respect to its bank loan. See "Investment Securities – Derivatives – Swaps" and "Risk Factors Derivatives Risk." The following guidelines apply with respect to the Fund's derivative instruments:

● The Fund will only use counterparty institutions rated A- or better by recognized international rating agencies, except with respect to Korean futures. In Korea, brokerage houses with Korean futures exchanges require deposits into margin accounts, and in many cases, these accounts are with unrated entities.

● A maximum of 20% of the Fund’s total assets may have exposure to currency-linked notes.

● A maximum of 10% of the Fund’s total assets may be at risk to any single counterparty (aggregate interest rate, currency and credit derivatives).

● Exchange-traded derivatives may only be traded on regulated derivative exchanges and a maximum of 35% of the Fund’s total assets may have exposure to exchange-traded derivatives.

● A maximum of 20% of the Fund’s total assets may have exposure to derivatives traded on the Chicago Board of Trade.

Forward Currency Contracts. The Fund may enter into forward currency contracts. A forward currency contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract agreed upon by the parties, at a price set at the time of the contract.

Acquired Fund	Acquiring Fund

Engaging in these transactions involves risk of loss to the Fund which could adversely affect the value of the Fund's net assets. No assurance can be given that a liquid market will exist for any particular futures contract at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit or trading may be suspended for specified periods during the trading day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and potentially subjecting the Fund to substantial losses.

Successful use of futures by the Fund also is subject to the Advisers' ability to predict correctly movements in the direction of the relevant market, and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the futures contract.

The Fund also may purchase and write options to buy or sell those futures contracts in which it may invest. Such investment strategies will be used for hedging purposes and for non-hedging purposes, subject to applicable law. An option on a futures contract provides the holder with the right to enter into a "long" position in the underlying futures contract, in the case of a call option, or a "short" position in the underlying futures contract, in the case of a put option, at a fixed exercise price up to a stated expiration date or, in the case of certain options, on such date. Upon exercise of the option by the holder, the contract market clearinghouse establishes a corresponding short position for the writer of the option, in the case of a call option, or a corresponding long position in the case of a put option. In the event that an option is exercised, the parties will be subject to all the risks associated with the trading of futures contracts, such as payment of initial and variation margin deposits. In addition, the writer of an option on a futures contract, unlike the holder, is subject to initial and variation margin requirements on the option position.

The cost to the Fund of engaging in forward currency contracts will vary with factors such as the length of the contract period and the market conditions then prevailing. Because forward currency contracts are usually conducted on a principal basis, no fees or commissions are involved, although the price charged in the transaction includes a dealer’s markup. The use of forward currency contracts in this manner is intended to fix a rate of exchange that can be achieved at a certain time in the future.

Futures Contracts. The Fund may enter into futures contracts in U.S. domestic markets or on exchanges located outside the United States for both hedging and non-hedging purposes. Foreign markets may offer advantages such as trading opportunities or arbitrage possibilities not available in the United States. Foreign markets, however, may have greater risk potential than domestic markets. For example, some foreign exchanges are principal markets so that no common clearing facility exists and an investor may look only to the broker for performance of the contract. In addition, any profits the Fund might realize in trading could be eliminated by adverse changes in the exchange rate, or the Fund could incur losses as a result of those changes. Transactions on foreign exchanges may include both underlying assets which are traded on U.S. commodities exchanges and those which are not. Unlike trading on U.S. exchanges, trading on foreign commodities exchanges is not regulated by the Commodity Futures Trading Commission (“CFTC”).

Engaging in these transactions involves risk of loss to the Fund which could adversely affect the value of the Fund’s net assets. No assurance can be given that a liquid market will exist for any particular futures contract at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit or trading may be suspended for specified periods during the trading day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and potentially subjecting the Fund to substantial losses.

Acquired Fund	Acquiring Fund

A position in an option on a futures contract may be terminated by the purchaser or seller prior to expiration by effecting an offsetting purchase or sale transaction, subject to the continued availability of a liquid secondary market, which is the purchase or sale of an option of the same type (i.e., the same exercise price and expiration date) as the option previously purchased or sold. The difference between the premiums paid and received represents the Fund's profit or loss on the transaction.

Options on futures contracts that are written or purchased by the Fund on U.S. exchanges are traded on the same contract market as the underlying futures contract, and, like futures contracts, are subject to regulation by the CFTC and the performance guarantee of the exchange clearinghouse.

The Investment Manager has claimed an exclusion from the definition of the term "commodity pool operator" under the Commodity Exchange Act ("CEA") pursuant to Rule 4.5 under the CEA with respect to the Fund. The Investment Manager is not, therefore, subject to registration or regulation as a "commodity pool operator" under the CEA with respect of the Fund.

Swaps. The Fund may enter into interest rate swaps, currency swaps, credit default swaps and other types of available swap agreements, including swaps on securities, financial assets and indices, and related types of derivatives, such as caps, collars and floors. A swap is an agreement between two parties pursuant to which each party agrees to make one or more payments to the other on regularly scheduled dates over a stated term, based on different interest rates, currency exchange rates, security or financial asset prices, the prices or rates of other types of financial instruments or assets or the levels of specified indices. Under a typical swap, one party may agree to pay a fixed rate or a floating rate determined by reference to a specified instrument, rate or index, multiplied in each case by a specified amount (the "notional amount"), while the other party agrees to pay an amount equal to a different floating rate multiplied by the same notional amount. On each payment date, the obligations of parties are netted, with only the net amount paid by one party to the other. All swap agreements entered into by the Fund with the same counterparty are generally governed by a single master agreement, which provides for the netting of all amounts owed by the parties under the agreement upon the occurrence of an event of default, thereby reducing the credit risk to which such party is exposed.

Successful use of futures by the Fund also is subject to the Advisers’ ability to predict correctly movements in the direction of the relevant market, and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the futures contract.

The Fund also may purchase and write options to buy or sell those futures contracts in which it may invest. Such investment strategies will be used for hedging purposes and for non-hedging purposes, subject to applicable law. An option on a futures contract provides the holder with the right to enter into a “long” position in the underlying futures contract, in the case of a call option, or a “short” position in the underlying futures contract, in the case of a put option, at a fixed exercise price up to a stated expiration date or, in the case of certain options, on such date. Upon exercise of the option by the holder, the contract market clearinghouse establishes a corresponding short position for the writer of the option, in the case of a call option, or a corresponding long position in the case of a put option. In the event that an option is exercised, the parties will be subject to all the risks associated with the trading of futures contracts, such as payment of initial and variation margin deposits. In addition, the writer of an option on a futures contract, unlike the holder, is subject to initial and variation margin requirements on the option position.

A position in an option on a futures contract may be terminated by the purchaser or seller prior to expiration by effecting an offsetting purchase or sale transaction, subject to the continued availability of a liquid secondary market, which is the purchase or sale of an option of the same type (i.e., the same exercise price and expiration date) as the option previously purchased or sold. The difference between the premiums paid and received represents the Fund’s profit or loss on the transaction. Options on futures contracts that are written or purchased by the Fund on U.S. exchanges are traded on the same contract market as the underlying futures contract, and, like futures contracts, are subject to regulation by the CFTC and the performance guarantee of the exchange clearinghouse.

Acquired Fund	Acquiring Fund

Swap agreements are typically individually negotiated and structured to provide exposure to a variety of different types of investments or market factors. Swap agreements may be entered into for hedging or non-hedging purposes and, therefore, may increase or decrease the Fund's exposure to the underlying instrument, rate, asset or index Swap agreements can take many different forms and are known by a variety of names. The Fund is not limited to any particular form or variety of swap agreement if the Advisers determine that it is consistent with the Fund's investment objectives and policies.

Private Placements

Certain debt securities purchased by the Fund may have been placed privately. These securities, which include debt securities offered in the Euromarkets, are somewhat less liquid than securities which are widely traded by the public and there may be contractual restrictions on their resale to the public. Therefore, although these securities may be resold in privately negotiated transactions, the prices realized from such sales may be less than what might have been realized on a more active public trading market.

The Investment Manager has claimed an exclusion from the definition of the term “commodity pool operator” under the Commodity Exchange Act (“CEA”) pursuant to Rule 4.5 under the CEA with respect to the Fund. The Investment Manager is not, therefore, subject to registration or regulation as a “commodity pool operator” under the CEA in respect of the Fund.

Swaps. The Fund may enter into interest rate swaps, currency swaps, credit default swaps and other types of available swap agreements, including swaps on securities, financial assets and indices, and related types of derivatives, such as caps, collars and floors. A swap is an agreement between two parties pursuant to which each party agrees to make one or more payments to the other on regularly scheduled dates over a stated term, based on different interest rates, currency exchange rates, security or financial asset prices, the prices or rates of other types of financial instruments or assets or the levels of specified indices. Under a typical swap, one party may agree to pay a fixed rate or a floating rate determined by reference to a specified instrument, rate or index, multiplied in each case by a specified amount (the “notional amount”), while the other party agrees to pay an amount equal to a different floating rate multiplied by the same notional amount. On each payment date, the obligations of parties are netted, with only the net amount paid by one party to the other. All swap agreements entered into by the Fund with the same counterparty are generally governed by a single master agreement, which provides for the netting of all amounts owed by the parties under the agreement upon the occurrence of an event of default, thereby reducing the credit risk to which such party is exposed.

Swap agreements are typically individually negotiated and structured to provide exposure to a variety of different types of investments or market factors. Swap agreements may be entered into for hedging or non-hedging purposes and, therefore, may increase or decrease the Fund’s exposure to the underlying instrument, rate, asset or index. Swap agreements can take many different forms and are known by a variety of names. The Fund is not limited to any particular form or variety of swap agreement if the Advisers determine that it is consistent with the Fund’s investment objective and policies.

Acquired Fund	Acquiring Fund

Other Investment Companies

The Fund may invest its assets in securities of other open- or closed-end investment companies, including affiliated investment companies and exchange-traded funds that invest primarily in fixed-income securities to the extent permitted by the 1940 Act. As a shareholder of another investment company, the Fund will bear its pro rata portion of the other investment company's expenses, including advisory fees. These expenses would be in addition to the expenses, including advisory fees, that the Fund bears in connection with its own operations.

Repurchase and Securities Lending Agreements

The Fund is permitted to invest in repurchase agreements with banks and broker-dealers. A repurchase agreement is a contract under which the Fund acquires a security for a relatively short period (usually no more than one week) subject to the obligations of the seller to repurchase and the Fund to resell such security at a fixed time and price (representing the Fund's cost plus interest). The Investment Manager monitors the value of such securities daily to determine that the value equals or exceeds the repurchase price. Under the 1940 Act, repurchase agreements are considered to be loans made by the Fund which are collateralized by the securities subject to repurchase. Repurchase agreements may involve risks in the event of default or insolvency of the seller, including possible delays or restrictions upon the Fund's ability to dispose of the underlying securities. The Fund will enter into repurchase agreements only with parties who meet creditworthiness standards approved by the Fund's Board of Directors, i.e., banks or broker-dealers which have been determined by the Investment Manager to present no serious risk of becoming involved in bankruptcy proceedings within the time frame contemplated by the repurchase transaction.

The Fund may also lend to banks and broker-dealers portfolio securities with an aggregate market value of up to one-third of its total assets when it deems advisable. Any such loans must be secured by collateral (consisting of any combination of cash, U.S. Government securities, irrevocable letters of credit or other high-quality debt securities) in an amount at least equal (on a daily marked-to-market basis) to the current market value of the securities loaned. The Fund may terminate the loans at any time and obtain the return of the securities. The Fund will continue to receive any interest or dividends paid on the loaned securities and will continue to have voting rights with respect to the securities. In connection with the lending of its portfolio securities, the Fund is exposed to the risk of delay in recovery of the securities loaned or possible loss of right in the collateral should the borrower become insolvent.

Private Placements

Certain debt securities purchased by the Fund may have been placed privately. These securities are somewhat less liquid than securities which are widely traded by the public and there may be contractual restrictions on their resale to the public. Therefore, although these securities may be resold in privately negotiated transactions, the prices realized from such sales may be less than what might have been realized on a more active public trading market.

Other Investment Companies

The Fund may invest its assets in securities of other open- or closed-end investment companies, including affiliated investment companies and exchange-traded funds that invest primarily in fixed-income securities to the extent permitted by the 1940 Act. As a shareholder of another investment company, the Fund will bear its pro rata portion of the other investment company’s expenses, including advisory fees. These expenses would be in addition to the expenses, including advisory fees, that the Fund bears in connection with its own operations.

Repurchase and Securities Lending Agreements

The Fund is permitted to invest in repurchase agreements with banks and broker-dealers. A repurchase agreement is a contract under which the Fund acquires a security for a relatively short period (usually no more than one week) subject to the obligations of the seller to repurchase and the Fund to resell such security at a fixed time and price (representing the Fund’s cost plus interest). The Investment Manager monitors the value of such securities daily to determine that the value equals or exceeds the repurchase price. Under the 1940 Act, repurchase agreements are considered to be loans made by the Fund which are collateralized by the securities subject to repurchase. Repurchase agreements may involve risks in the event of default or insolvency of the seller, including possible delays or restrictions upon the Fund’s ability to dispose of the underlying securities. The Fund will enter into repurchase agreements only with parties who meet creditworthiness standards approved by the Fund's Board, i.e., banks or broker-dealers which have been determined by the Investment Manager to present no serious risk of becoming involved in bankruptcy proceedings within the time frame contemplated by the repurchase transaction.

Acquired Fund	Acquiring Fund

Issuers of irrevocable letters of credit used as collateral for securities lending agreements must meet the same or similar standards.

Firm Commitment Agreements and When-Issued Securities

The Fund may purchase debt securities on a firm commitment or when-issued basis. New issues of certain debt securities are often offered on a when-issued basis; that is, the payment obligation and the interest rate are fixed at the time the buyer enters into the commitment, but delivery and payment for the securities normally take place after the date of the commitment to purchase. Firm commitment agreements call for the purchase of securities at an agreed-upon price on a specified future date. The transactions are entered into in order to secure what is considered to be an advantageous price and yield to the Fund and not for purposes of leveraging the Fund's assets. The Fund will not earn any income on these securities prior to delivery. The value of when-issued securities and firm commitment agreements may vary prior to and after delivery depending on market conditions and changes in interest rate levels. There is a risk that a party with whom the Fund has entered into such transactions will not perform its commitment, which could result in a gain or loss to the Fund.

The Fund may also lend to banks and broker-dealers portfolio securities with an aggregate market value of up to one-third of its total assets when it deems advisable. Any such loans must be secured by collateral (consisting of any combination of cash, U.S. Government securities, irrevocable letters of credit or other high-quality debt securities) in an amount at least equal (on a daily marked-to-market basis) to the current market value of the securities loaned. The Fund may terminate the loans at any time and obtain the return of the securities. The Fund will continue to receive any interest or dividends paid on the loaned securities and will continue to have voting rights with respect to the securities. In connection with the lending of its portfolio securities, the Fund is exposed to the risk of delay in recovery of the securities loaned or possible loss of right in the collateral should the borrower become insolvent.

Issuers of irrevocable letters of credit used as collateral for securities lending agreements must meet the same or similar standards.

Firm Commitment Agreements and When-Issued Securities

The Fund may purchase debt securities on a firm commitment or when-issued basis. New issues of certain debt securities are often offered on a when-issued basis; that is, the payment obligation and the interest rate are fixed at the time the buyer enters into the commitment, but delivery and payment for the securities normally take place after the date of the commitment to purchase. Firm commitment agreements call for the purchase of securities at an agreed-upon price on a specified future date. The transactions are entered into in order to secure what is considered to be an advantageous price and yield to the Fund and not for purposes of leveraging the Fund’s assets. The Fund will not earn any income on these securities prior to delivery. The value of when-issued securities and firm commitment agreements may vary prior to and after delivery depending on market conditions and changes in interest rate levels. There is a risk that a party with whom the Fund has entered into such transactions will not perform its commitment, which could result in a gain or loss to the Fund.

Distribution Information

Both Funds have a managed distribution policy to provide investors with a stable monthly distribution out of current income, and, to the extent necessary, paid-in capital, which is a non-taxable return of capital. This policy is subject to an annual review as well as regular review at the quarterly meetings of each Fund’s Board, unless market conditions require an earlier evaluation.

The Acquired Fund most recently paid a monthly distribution of $0.0700 per share on July 31, 2025. The Acquiring Fund most recently paid a monthly distribution on July 31, 2025 of $0.165 per share. Both the Acquired Fund and Acquiring Fund paid return of capital distributions during the fiscal year ended October 31, 2024 and may continue to do so in order to maintain a stable level of distributions prior to the Reorganization. The Combined Fund expects to keep the current managed distribution policy of the Acquiring Fund in place after the Reorganization, which would continue to be subject to annual review by the Board and regular review at quarterly meetings.

During the most recent fiscal year of each Fund, the Acquiring Fund’s distributions represented a lower annualized rate as a percentage of NAV than the Acquired Fund (11.2% for the Acquiring Fund and 23.7% for the Acquired Fund).

Prior to the closing of the Reorganization, if necessary, the Acquired Fund may declare a distribution to its stockholders that, together with all previous distributions, will have the effect of distributing to its stockholders all of its investment company taxable income (computed without regard to the deduction for dividends paid) and net realized capital gains, if any, through the date of the Reorganization’s closing. All or a portion of such distribution may be taxable to the Acquired Fund’s stockholders for U.S. federal income tax purposes.

The Combined Fund intends to make its first distribution to stockholders in the month immediately following the closing of the Reorganization. In addition, the Combined Fund expects to follow the same frequency of payments as the Acquiring Fund and to make monthly distributions to stockholders.

Please see “Description of Common Stock to be Issued by the Acquiring Fund; Comparison to the Acquired Fund” below for additional information.

Leverage

The Acquired Fund currently uses leverage in the form of borrowing from a credit facility. The Acquiring Fund is currently leveraged through a revolving credit facility, senior secured notes and preferred stock. The Funds’ strategies relating to their use of leverage, if any, may not be successful, and the Funds’ use of leverage will cause the Funds’ NAV to be more volatile than it would otherwise be. There can be no guarantee that the Combined Fund will continue to leverage its assets or, to the extent the Combined Fund continues to utilize leverage, what percentage of its assets, within regulatory limits, such leverage will represent. Although the use of leverage by a fund may create an opportunity for increased after-tax total return for the common stock, it also increases market exposure, results in additional risks and can magnify the effect of any losses.

The Acquired Fund is required to pay back its outstanding bank borrowings in connection with the closing of the Reorganization. It is anticipated that approximately 35% of the Acquired Fund’s holdings will be sold by the Acquired Fund before the closing of the Reorganization in order to pay back its outstanding leverage under its credit facility. As a result of the disposition of securities, the Acquired Fund may hold more uninvested cash prior to the Closing Date, and there may be times when the Acquired Fund is not fully invested in accordance with its investment objective and strategies during this transition period, which may cause the Acquired Fund to forgo any appreciation in value of portfolio investments, if any. This may impact the Acquired Fund’s performance. As of July 28, 2025 the expected transaction costs to de-lever the Acquired Fund’s credit facility would be approximately $43,000 (or 0.07% of the Acquired Fund’s NAV as of July 28, 2025) or $0.003 per share. Based on portfolio holdings as of July 28, 2025, the Acquired Fund estimates that there will be no foreign transfer tax. The foregoing estimates are subject to change depending on the composition of Acquired Fund’s portfolio and market circumstances at the time any sales are made.

The payments to settle the Acquired Fund’s outstanding leverage under its credit facility discussed above may result in capital gains or losses, which may have federal income tax consequences. The pre-Reorganization portfolio transitioning noted above is anticipated to result in net capital gains of $357,212, or $0.027 per share based on Acquired Fund holdings as of July 28, 2025. It is anticipated that the Acquired Fund’s capital loss carryforwards would offset the projected realized gains. The actual tax consequences as a result of the sale of securities in advance of the Reorganization are dependent on the portfolio composition of the Acquired Fund at the time such sales are made and market conditions.

Portfolio Transitioning

Based on the Acquired Fund’s holdings as of July 28, 2025, it is anticipated that approximately 35% of the Acquired Fund’s holdings will be sold before the closing of the Reorganization in connection with repayment of its credit facility. The remaining 65% of the Acquired Fund’s holdings anticipated to be transferred into the Acquiring Fund are estimated to represent 3% of the Combined Fund’s portfolio based on each Fund’s NAV as of July 28, 2025. Following the Reorganization, the Combined Fund expects to realign its portfolio in a manner consistent with its investment strategies and policies, which will be the same as the Acquiring Fund’s strategies and policies. The Combined Fund may not be invested consistent with its investment strategies or abrdn Asia Limited and aIL’s investment approach while such realignment occurs. The realignment is anticipated to take approximately one month following the closing of the Reorganization, based on current market conditions and assuming that the Acquired Fund’s holdings are the same as of July 28, 2025. Sales and purchases of less liquid securities, if any, could take longer. If the Reorganization was completed on July 28, 2025, the expected transaction costs of selling 26% of the Acquired Fund’s holdings following the closing of the Reorganization, which is estimated to equal approximately 2.2% of the Combined Fund’s portfolio based on assets as of July 28, 2025, would be approximately $10,772 (or 0.00% of the estimated NAV of the Combined Fund as of July 28, 2025) or $0.00 per share of the Combined Fund. To the extent there are any transaction costs (including brokerage commissions, transaction charges and related fees) associated with the sales and purchases made in connection with the Reorganization, these will be borne by the Acquired Fund with respect to the portfolio transitioning conducted before the Reorganization and borne by the Combined Fund with respect to the portfolio transitioning conducted after the Reorganization. The portfolio transitioning pre- and post-Reorganization may result in capital gains or losses, which may have federal income tax consequences for stockholders of the Acquired Fund and stockholders of the Combined Fund.

As of April 30, 2025, the Acquired Fund had aggregate leverage from borrowings, which represented a percentage of its total assets of 30.4%. As of April 30, 2025, the Acquiring Fund had aggregate leverage from a revolving loan facility, secured notes and preferred stock which represented a percentage of its total assets of 38.2%. As of April 30, 2025, the Acquiring Fund had $76,000,000 in borrowings outstanding through its revolving loan facility, $250,000,00 in senior secured notes and $100,000,000 in preferred stock outstanding.

Fees and Expenses

Below is a comparison of the fees and expenses of the Funds before and after the Reorganization based on the expenses for the six-months ended April 30, 2025. The pro forma information for the Combined Fund is as of April 30, 2025. The total annual expenses of the Combined Fund are expected to be lower than those of the Acquired Fund, as shown in the tables below. Pro forma combined fees and expenses are estimated in good faith and are hypothetical.

It is important to note that following the Reorganization, stockholders of the Acquired Fund would be subject to the actual fees and expenses of the Acquiring Fund, which may not be the same as the pro forma combined fees and expenses. Future fees and expenses may be greater or lesser than those indicated below.

	Acquired Fund	Acquiring Fund		Pro Forma Combined Fund
Common Stockholder Transaction Expenses
Sales Load (as a percentage of the offering price)(1)	None	None		None
Offering expenses (as a percentage of offering price)(1)	None	None		None
Dividend reinvestment and optional cash purchase plan fees (per share for open-market purchases of common shares)
Fee for Open Market Purchases of Common Shares	$0.02 (per share) (2)	$0.02 (per share)	(2)	$0.02 (per share) (2)
Fee for Optional Shares Purchases	$5.00 (max) (2)	$5.00 (max)	(2)	$5.00 (max) (2)
Sales of Shares Held in a Dividend Reinvestment Account	$0.12 (per share) and $25.00 (max) (2)	$0.12 (per share) and $25.00 (max)	(2)	$0.12 (per share) and $25.00 (max) (2)

Annual expenses (as a percentage of net assets attributable to Common Stock/Shares)
Management fee(3)	0.47%	0.92%		0.89%
Interest expense(4)	2.54%	2.79%		2.62%
Other expenses	2.62%	0.49	%(7)	0.47%
Total annual expenses	5.63%	4.20%		3.98%

(1)	No sales load will be charged in connection with the issuance of Acquiring Fund common stock as part of the Reorganization. The Fund does not charge any offering expenses to stockholders. Common stock is not available for purchase from the Funds but may be purchased on the NYSE American through a broker-dealer subject to individually negotiated commission rates. Common stock purchased in the secondary market may be subject to brokerage commissions or other charges.

(2)	Stockholders who participate in a Fund’s Dividend Reinvestment and Optional Cash Purchase Plan (the “Plan”) may be subject to fees on certain transactions. Fees for Computershare Trust Company N.A. (the “Plan Agent”) for the handling of the reinvestment of dividends will be paid by the Fund; however, participating stockholders will pay a $0.02 per share fee incurred in connection with open-market purchases in connection with the reinvestment of dividends, capital gains distributions and voluntary cash payments made by the participant, which will be deducted from the value of the dividend. For optional share purchases, stockholders will also be charged a $2.50 fee for automatic debits from a checking/savings account, a $5.00 one-time fee for online bank debit and/or $5.00 for check. Stockholders will be subject to $0.12 per share fee and either a $10.00 fee (for batch orders) or $25.00 fee (for market orders) for sales of shares held in a dividend reinvestment account. Per share fees include any applicable brokerage commissions the Plan Agent is required to pay.

(3)

The contractual management fee of the Acquired Fund is payable monthly at the following annual rates: 0.65% of the Acquired Fund’s average weekly Managed Assets up to $200 million, 0.60% of Managed Assets between $200 million and $500 million, and 0.55% of Managed Assets in excess of $500 million. “Managed Assets” means net assets plus the amount of any borrowings for investment purposes.

The contractual management fee of the Acquiring Fund and the Combined Fund is payable monthly at the following annual rates: 0.65% of the Combined Fund’s average weekly Managed Assets up to $200 million, 0.60% of Managed Assets between $200 million and $500 million, 0.55% of Managed Assets between $500 million and $900 million, 0.50% of Managed Assets between $900 million and $1.75 billion and 0.45% of Managed Assets in excess of $1.75 billion. “Managed Assets” means total assets of the Acquiring Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objectives and policies, and/or (iv) any other means.

The management fee percentage calculation assumes the use of leverage by each Fund as discussed in note (4) below.

(4)

For the Acquired Fund, the information in the table is based on total borrowings of $ 20,261,326 (the average balance outstanding under the Acquired Fund’s credit facility for the six month period ending April 30, 2025, representing approximately 32.6% of the Acquired Fund’s Managed Assets).

For the Acquiring Fund, the information in the table is based on total borrowings of $426,000,000 (the average balance outstanding under the Acquiring Fund’s credit facility, Senior Notes and Preferred Shares for the six-month period ending April 30, 2025, representing approximately 38.2% of the Acquired Fund’s Managed Assets).

For the Combined Fund, the information in the table is based on estimated total borrowings of $426,000,000 (the same amount of borrowing as the Acquiring Fund for the six months ended April 30, 2025).

There can be no assurances that a Fund will be able to maintain its current level of borrowing, that the terms under which a Fund borrows will not change, or that a Fund’s use of leverage will be profitable.

Expense Example

The following example illustrates the expenses that a stockholder would pay on a $1,000 investment that is held for the time periods provided in the table. The example set forth below assumes shares of each Fund were owned as of the completion of the Reorganization and uses a 5% annual rate of return as mandated by SEC regulations.*

	1 Year	3 Years	5 Years	10 Years
Acquired Fund	$56	$167	$277	$546
Acquiring Fund	$42	$128	$214	$437
Pro Forma Combined Fund	$40	$121	$204	$419

*	The example should not be considered a representation of future expenses or rate of return and actual Combined Fund expenses may be greater or less than those shown. The example assumes that (i) all dividends and other distributions are reinvested at NAV; (ii) the percentage amounts listed under “Total annual expenses” above remain the same in the years shown.

Principal Risks

The principal risks of the Funds are similar but include some differences. Although the Funds are subject to similar risks in connection with their investment objectives, their risks materially differ in certain ways on account of distinct investment objectives and strategies. Both Funds invest in debt securities, but the Acquiring Fund focuses its investments in “Asia-Pacific debt securities” (as defined below). Thus, the Acquiring Fund is subject to certain risks including non-diversification risk and risks specific to its holdings in Asia-Pacific debt securities that the Acquired Fund is not subject to.

The Acquired Fund and the Acquiring Fund may share similar risks but describe them differently or under a different risk heading. A chart showing the risks applicable to each Fund based on section headings is included directly below. Because the chart categorizes risk heading titles only, it is possible that the descriptions of the risks could encompass broader concepts for one Fund compared to the other or include multiple associated risks under a single heading. Therefore, the descriptions of the risks associated with each heading for each Fund is included below the chart to provide more descriptive information of each risk.

Principal Risks	Acquired Fund	Acquiring Fund
Anti-takeover charter provisions risk	X	X
Asset-backed securities risk	X	X
Bank loan risk	X	X
Convertible securities risk	X	X
Conflicts of interest risk	X	X
Corporate debt risk	X	X
Counterparty risk	X	X
Country/regional focus risk and Asian-Pacific region risk		X

Principal Risks	Acquired Fund	Acquiring Fund
Credit risk	X	X
Cybersecurity risk	X	X
Derivatives risk	X	X
Developing and emerging markets risk	X	X
Distribution rate	X	X
Foreign securities risk	X	X
Foreign currency risk	X	X
Government intervention in financial markets risk	X	X
Hedging strategy risk	X	X
High-yield bonds and other lower-rated securities risk	X	X
Inflation risk	X	X
Interest rate and pre-payment risk	X	X
Investment and capital markets risk	X
Investment and market risk		X
Leverage risk	X	X
Liquidity risk	X	X
Management risk	X	X
Net asset value discount	X	X
Non-diversification risk		X
Market events risk	X	X
Private placements and other restricted securities risk	X	X
Repurchase agreement risk	X	X
Risks of swaps		X
Securities lending risk	X	X
Sovereign debt obligations risk	X	X
Tax risk	X	X

Principal Risks of Investing in the Acquiring Fund

The Acquiring Fund is designed as a long-term investment vehicle and not as a trading tool. An investment in the Acquiring Fund’s common stock should not constitute a complete investment program for any investor and involves a high degree of risk. Due to the uncertainty in all investments, there can be no assurance that the Acquiring Fund will achieve its investment objective. The value of an investment in the Acquiring Fund’s common stock could decline substantially and cause you to lose some or all of your investment. Before investing in the Acquiring Fund’s common stock you should consider carefully the following principal risks of investing in the Acquiring Fund.

Management Risk

The Acquiring Fund's ability to achieve its investment objective is directly related to the Managers' investment strategies for the Acquiring Fund. The value of your investment in the Acquiring Fund's Common stock may vary with the effectiveness of the research and analysis conducted by the Managers and their ability to identify and take advantage of attractive investment opportunities. If the investment strategies of the Managers do not produce the expected results, the value of your investment could be diminished or even lost entirely, and the Acquiring Fund could underperform the market or other funds with similar investment objectives. Additionally, there can be no assurance that all of the personnel of the Managers will continue to be associated with the Managers for any length of time. The loss of the services of one or more key employees of the Managers could have an adverse impact on the Acquiring Fund's ability to realize its investment objective.

Investment and Market Risk

An investment in the Acquiring Fund's Shares is subject to investment risk, including the possible loss of the entire principal amount that you invest. Your investment in Shares represents an indirect investment in the securities owned by the Acquiring Fund. The value of these securities, like other market investments, may move up or down, sometimes rapidly and unpredictably, and these fluctuations are likely to have a greater impact on the value of the Shares during periods in which the Acquiring Fund utilizes a leveraged capital structure. If the global economy deteriorates further, the ability of issuers of the corporate fixed-income securities and other securities in which the Acquiring Fund invests to service their obligations could be materially and adversely affected. The value of the securities in which the Fund invests will affect the value of the Shares. Your Shares at any point in time may be worth less than your original investment, even after taking into account the reinvestment of Acquiring Fund dividends and distributions.

Country/Regional Focus Risk and Asian-Pacific Region Risk

Parts of the Asian-Pacific region may be subject to a greater degree of economic, political and social instability than is the case in the United States and Europe. Some Asian-Pacific countries can be characterized as emerging markets or newly industrialized and may experience more volatile economic cycles than developed countries. The developing nature of securities markets in many countries in the Asian-Pacific region may lead to a lack of liquidity while some countries have restricted the flow of money in and out of the country. Some countries in Asia-Pacific have historically experienced political uncertainty, corruption, military intervention and social unrest.

Additionally, the Acquiring Fund may be more volatile than a fund which is broadly diversified geographically. Focusing on a single geographical region involves increased currency, political, regulatory and other risks. Market swings in the targeted country or geographical region, such as the Asia-Pacific region, likely will have a greater effect on portfolio performance than they would in a more geographically diversified fixed income fund.

China Risk. In addition to the risks discussed under “Developing and Emerging Markets Risk,” as well as the risks described under “Foreign Securities Risk,” investing in China presents additional risks. Concentrating investments in China and Hong Kong may make the Acquiring Fund significantly more volatile than geographically diverse mutual funds. Additional risks associated with investments in China and Hong Kong include exposure to currency fluctuations, less liquidity, expropriation, confiscatory taxation, nationalization, exchange control regulations (including currency blockage) and differing legal standards. Any spread of an infectious illness, public health threat or similar issue could reduce consumer demand or economic output, result in market closures, travel restrictions or quarantines, and generally have a significant impact on the Chinese economy, which in turn could adversely affect the Acquiring Fund’s investments.

Inflation and fluctuations in interest rates have had, and may continue to have, negative effects on the economies and securities markets of China or Hong Kong. The Chinese government could, at any time, alter or discontinue economic reform programs implemented since 1978. Military conflicts, either in response to internal social unrest or conflicts with other countries, are an ever-present consideration.

An economic downturn in China or geopolitical tensions involving China could adversely impact investments in Chinese or Chinese-related issuers because, among other possibilities, certain Chinese issuers may be sanctioned by the U.S. government in the event of a geopolitical tension.

The adoption or continuation of protectionist trade policies by one or more countries (including the U.S.) could lead to decreased demand for Chinese products and have an adverse effect on the Chinese securities markets. In particular, the current political climate has intensified concerns about a potential trade war between China and the United States, as each country has imposed, and may in the future impose additional, tariffs on the other country’s products. These actions may trigger a significant reduction in international trade, the oversupply of certain manufactured goods, substantial price reductions of goods and possible failure of individual companies and/or large segments of China’s export industry, which could have a negative impact on the Acquiring Fund’s performance. Certain securities are, or may in the future become, restricted, and the Acquiring Fund may be forced to sell such restricted securities and incur a loss as a result. U.S. companies that source material and goods from China and those that make large amounts of sales in China would be particularly vulnerable to an escalation of trade tensions. Uncertainty regarding the outcome of the trade tensions and the potential for a trade war could cause the U.S. dollar to decline against safe haven currencies, such as the Japanese yen and the euro. Events such as these and their consequences are difficult to predict and it is unclear whether further tariffs may be imposed or other escalating actions may be taken in the future.

Chinese authorities may intervene in the China securities market and halt or suspend trading of securities for short or even longer periods of time. The China securities market has, at times, experienced considerable volatility and has historically been subject to relatively frequent and extensive trading halts and suspensions. Chinese regulators may suspend trading in Chinese issuers (or permit such issuers to suspend trading) during market disruptions. These trading halts and suspensions have, among other things, contributed to uncertainty in the markets and reduced the liquidity of the securities subject to such trading halts and suspensions, which could include securities held by the Acquiring Fund.

The Acquiring Fund may gain exposure to companies based or operated in China by investing through legal structures known as variable interest entities (VIEs). Instead of directly owning the equity securities of a Chinese company, a VIE enters into service and other contracts with the Chinese company. Although the VIE has no equity ownership of the Chinese company, the contractual arrangements permit the VIE to consolidate the Chinese company into its financial statements. The Chinese government could intervene with respect to VIEs, which could significantly affect the Chinese company’s performance and the enforceability of the VIE’s contractual arrangement with the Chinese company.

Exposure to China may be gained through investments in securities that are economically tied to China or, in some cases, through direct investment in China securities.

China Interbank Bond Market. To the extent permitted by its principal investment strategies, the Acquiring Fund may transact in the China Interbank Bond Market (“CIBM”) when buying or selling portfolio securities for the Acquiring Fund. The China bond market is made up of the CIBM and the exchange listed bond market. The CIBM was established in 1997 and was limited to domestic participants, but access to the market has since been expanded to foreign institutional investors. To the extent permissible by the relevant regulations or authorities, the Acquiring Fund may invest in the CIBM through CIBM Direct or Bond Connect. Under the CIBM Direct regime, foreign institutional investors have direct access to bonds traded on the CIBM, subject to the relevant rules established by the People's Bank of China (“PBOC”) (“CIBM Direct Rules”). An onshore trading and settlement agent shall be engaged to make the filing on behalf of the relevant Acquiring Fund and conduct trading and settlement agency services for the Acquiring Fund. PBOC will exercise on-going supervision on the onshore settlement agent and the Acquiring Fund's trading under the CIBM Direct Rules and may take relevant administrative actions such as suspension of trading and mandatory exit against the Acquiring Fund and/or abrdn Asia Limited in the event of any incompliance with the CIBM Direct Rules. The CIBM Direct Rules are relatively new and are still subject to continuous evolvement, which may adversely affect the Acquiring Fund's capability to invest in the CIBM.

Bond Connect is a trading and settlement link program developed by the PBOC and the Hong Kong Monetary Authority (“HKMA”) with a view to establish mutual bond market access between the PRC and Hong Kong. Trading through Bond Connect is subject to a number of restrictions that may affect a Acquiring Fund's investments and returns. Investments made through Bond Connect are subject to order, clearance and settlement procedures that are relatively untested in the PRC, which could pose risks to a Acquiring Fund. A Acquiring Fund's investments in securities via Bond Connect are generally subject to Chinese securities regulations and listing rules, among other restrictions. Such securities may lose their eligibility at any time, in which case they could be sold but could no longer be purchased through Bond Connect. The Bond Connect program is a relatively new program and may be subject to further interpretation and guidance.

Market volatility and potential lack of liquidity due to low trading volume of certain debt securities may result in prices of debt securities traded on such market fluctuating significantly. The bid and offer spreads of the prices of the PRC bonds may be large, and if a Acquiring Fund transacts in the CIBM, it may therefore incur significant trading and realization costs and may even suffer losses when selling such investments. To the extent that a Acquiring Fund transacts in the CIBM, it may also be exposed to risks associated with settlement procedures and default of counterparties. The CIBM is also subject to regulatory risks. Due to irregularities in the CIBM trading activities, the China Government Securities Depository Trust & Clearing Co. (the central clearing entity) suspended new account opening on the CIBM for specific types of products. Although funds classified as mutual funds offered to the public were not affected, there is no assurance that future regulatory actions will not affect such funds. If accounts are suspended, or cannot be opened, the Acquiring Fund's ability to invest in the CIBM will be limited and the Acquiring Funds may suffer losses as a result.

Investment in Hong Kong issuers may subject the Acquiring Fund to legal, regulatory, and political risks, specific to Hong Kong. Hong Kong is closely tied to China, economically and politically. Changes to Hong Kong's legal, financial, and monetary system could negatively impact its economic prospects. Hong Kong's evolving relationship with the central government in Beijing has been a source of political unrest and may result in economic disruption. By treaty, China has committed to preserve Hong Kong's high degree of autonomy in certain matters until 2047. However, as demonstrated by Hong Kong protests in recent years over political, economic, and legal freedoms, and the Chinese government's response to them, there continues to exist political uncertainty within Hong Kong. There is no guarantee that additional protests will not arise in the future or whether the United States will respond to such protests with additional sanctions. Further, any changes in the Chinese economy, trade regulations, or control over Hong Kong may have an adverse impact on Hong Kong's economy and thereby impact the Acquiring Fund.

India Risk. The value of the Acquiring Fund’s assets may be adversely affected by political, economic, social and religious factors, changes in Indian law or regulations and the status of India’s relations with other countries. In addition, the economy of India may differ favorably or unfavorably from the U.S. economy in such respects as the rate of growth of gross domestic product, the rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. The Indian government has exercised and continues to exercise significant influence over many aspects of the economy, and the number of public sector enterprises in India is substantial. Accordingly, Indian government actions in the future could have a significant effect on the Indian economy, which could affect private sector companies and the Acquiring Fund, market conditions, and prices and yields of securities in the Acquiring Fund’s portfolio. Economic growth in India is constrained by inadequate infrastructure, a cumbersome bureaucracy, corruption, labor market rigidities, regulatory and foreign investment controls, the “reservation” of key products for small-scale industries and high fiscal deficits. Changes in economic policies, or lack of movement toward economic liberalization, could negatively affect the general business and economic conditions in India, which could in turn affect the Acquiring Fund’s investments. The securities market in India is substantially smaller, less liquid and significantly more volatile than the securities market in the United States. The relatively small market capitalizations of, and trading values on, Indian stock exchanges may cause the Acquiring Fund’s investments in securities listed on these exchanges to be comparatively less liquid and subject to greater price volatility than comparable U.S. investments.

Indonesia Risk. The limited liquidity of the Indonesian and other foreign securities markets may also affect the Acquiring Fund’s ability to acquire or dispose of securities at a price and time that it wishes to do so. Accordingly, in periods of rising market prices, the Acquiring Fund may be unable to participate in such price increases fully to the extent that it is unable to acquire desired portfolio positions quickly; conversely the Acquiring Fund’s inability to dispose fully and promptly of positions in declining markets will cause its net asset value to decline as the value of unsold positions is marked to lower prices.

The Indonesian securities market is an emerging market characterized by a small number of company listings, high price volatility and a relatively illiquid secondary trading environment. These factors, coupled with restrictions on investment by foreigners and other factors, limit the supply of securities available for investment by the Acquiring Fund. This will affect the rate at which the Fund is able to invest in Indonesian and other foreign securities, the purchase and sale prices for such securities and the timing of purchases and sales.

Leverage Risk

The Acquiring Fund generally seeks to enhance its total return through the use of leverage. The Acquiring Fund currently utilizes and in the future expects to continue to utilize leverage through borrowings (including through the issuance of debt securities) and through the issuance of preferred stock. The Acquiring Fund may seek to enhance returns through other transactions, such as reverse repurchase agreements, which have the effect of leverage. The Acquiring Fund is currently leveraged through a revolving loan facility, senior secured notes and preferred stock.

With respect to asset coverage for preferred shares, under the 1940 Act, the Acquiring Fund is not permitted to issue preferred shares unless immediately after such issuance the value of the Acquiring Fund's total net assets (as defined below) is at least 200% of the liquidation value of the outstanding preferred shares and the newly issued preferred shares plus the aggregate amount of any senior securities of the Acquiring Fund representing indebtedness (i.e., such liquidation value plus the aggregate amount of senior securities representing indebtedness may not exceed 50% of the Acquiring Fund's total net assets). In addition, the Acquiring Fund is not permitted to declare any cash dividend or other distribution on its Common stock unless, at the time of such declaration, the value of the Acquiring Fund's total net assets (determined after deducting the amount of such dividend or other distribution) satisfies the above-referenced 200% coverage requirement.

The 1940 Act generally prohibits the Acquiring Fund from engaging in most forms of leverage representing indebtedness other than preferred shares unless immediately after such incurrence the Acquiring Fund's total assets less all liabilities and indebtedness not represented by senior securities (for these purposes, "total net assets") is at least 300% of the aggregate senior securities representing indebtedness (i.e., the use of leverage through senior securities representing indebtedness may not exceed 33 1/3% of the Acquiring Fund's total net assets (including the proceeds from leverage)). Additionally, under the 1940 Act, the Acquiring Fund generally may not declare any dividend or other distribution upon any class of its capital shares, or purchase any such capital shares, unless at the time of such declaration or purchase, this asset coverage test is satisfied.

The Acquiring Fund may also enter into certain transactions that create leverage, such as reverse repurchase agreements, which are not subject to the asset coverage requirements set out above.

The Acquiring Fund seeks a leverage ratio, based on a variety of factors including market conditions and the Managers' market outlook, where the rate of return, net of applicable Acquiring Fund expenses, on the Acquiring Fund's investment portfolio investments purchased with leverage exceeds the costs associated with such leverage.

The Acquiring Fund may engage in additional borrowings in order to maintain the Acquiring Fund's desired leverage ratio. Leverage creates a greater risk of loss, as well as a potential for more gain, for the common stock than if leverage were not used. Interest on borrowings may be at a fixed or floating rate, and the interest at a floating rate generally will be based on short-term rates. The costs associated with the Acquiring Fund's use of leverage, including the issuance of such leverage and the payment of dividends or interest on such leverage, will be borne entirely by the holders of common stock. As long as the rate of return, net of applicable Acquiring Fund expenses, on the Acquiring Fund's investment portfolio investments purchased with leverage exceeds the costs associated with such leverage, the Acquiring Fund will generate more return or income than will be needed to pay such costs. In this event, the excess will be available to pay higher dividends to holders of common stock. Conversely, if the Acquiring Fund's return on such assets is less than the cost of leverage and other Acquiring Fund expenses, the return to the holders of the common stock will diminish. To the extent that the Acquiring Fund uses leverage, the net asset value and market price of the common stock and the yield to holders of common stock will be more volatile. The Acquiring Fund's leveraging strategy may not be successful.

Credit Risk

Investments in debt securities expose the Acquiring Fund to credit risk. Credit risk is the risk that one or more of the Acquiring Fund's investments in debt securities or other instruments will decline in price, or fail to pay interest, liquidation value or principal when due, because the issuer of the obligation or the issuer of a reference security experiences an actual or perceived decline in its financial status. Credit risk is influenced by changes in general economic and political conditions and changes in the financial condition of the issuers. During periods of economic downturn or rising interest rates, issuers of securities with a low credit rating may experience financial weakness that could affect their ability to make payments of interest and principal.

Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may also decrease the value and liquidity of securities with low credit ratings, especially in markets characterized by a low volume of trading.

Interest Rate and Pre-Payment Risk

Generally, when market interest rates rise, the prices of debt obligations fall, and vice versa. Interest rate risk is the risk that debt obligations and other instruments in the Acquiring Fund's portfolio will decline in value because of increases in market interest rates. This risk may be particularly acute when market interest rates are at low levels. The prices of long-term debt obligations generally fluctuate more than prices of short-term debt obligations as interest rates change. During periods of rising interest rates, the average life of certain types of securities may be extended due to slower than expected payments. This may lock in a below market yield, increase the security's duration and reduce the security's value.

Investments in floating rate debt instruments, although generally less sensitive to interest rate changes than longer duration fixed rate instruments, may nevertheless decline in value in response to rising interest rates if, for example, the rates at which they pay interest do not rise as much, or as quickly, as market interest rates in general. Conversely, floating rate instruments will not generally increase in value if interest rates decline. Inverse floating rate debt securities may also exhibit greater price volatility than a fixed rate debt obligation with similar credit quality. To the extent the Acquiring Fund holds floating rate instruments, a decrease (or, in the case of inverse floating rate securities, an increase) in market interest rates will adversely affect the income received from such securities and the net asset value of the Acquiring Fund's Common stock.

Pre-payment risk refers to the risk that a debt obligations are prepaid ahead of schedule. In this event, the proceeds from the prepaid securities would likely be reinvested by the Acquiring Fund in securities bearing a lower interest rate. Pre-payment rates usually increase when interest rates are falling.

The risks attendant to changing interest rate environments have been, and continue to be, magnified in the current economic environment. To combat rising inflation, the Board of Governors of the Federal Reserve System increased the federal funds rate several times in 2022 and 2023; however, the Board of Governors of the Federal Reserve System decreased the federal funds rate in 2024 and 2025, and the future of interest rates remains uncertain.

Private Placements and Other Restricted Securities Risk

Private placement and other restricted securities include securities that have been privately placed and are not registered under the Securities Act, such as unregistered securities eligible for resale without registration pursuant to Rule 144A ("Rule 144A Securities") and privately placed securities of U.S. and non-U.S. issuers offered outside of the United States without registration with the SEC pursuant to Regulation S ("Regulation S Securities"). Private placements may offer attractive opportunities for investment not otherwise available on the open market.

Private placements securities typically may be sold only to qualified institutional buyers (or, in the case of the initial sale of certain securities, such as those issued in collateralized debt obligations or collateralized loan obligations, to accredited investors (as defined in Rule 501(a) under the Securities Act)), or in a privately negotiated transaction or to a limited number of purchasers, or in limited quantities after they have been held for a specified period of time and other conditions are met pursuant to an exemption from registration. Rule 144A Securities and Regulation S Securities may be freely traded among certain qualified institutional investors, such as the Acquiring Fund, but their resale in the U.S. is permitted only in limited circumstances. Issuers of restricted securities may not be subject to the disclosure and other investor protection requirements that would be applicable if their securities were publicly traded. Where a registration statement is required for the resale of restricted securities, the Acquiring Fund may be required to bear all or part of the registration expenses. The Acquiring Fund may be deemed to be an "underwriter" for purposes of the Securities Act when selling restricted securities to the public and, in such event, the Acquiring Fund may be liable to purchasers of such securities if the registration statement prepared by the issuer is materially inaccurate or misleading. Private placements typically are subject to restrictions on resale as a matter of contract or under federal securities laws. Because there may be relatively few potential purchasers for such securities, especially under adverse market or economic conditions or in the event of adverse changes in the financial condition of the issuer, it could be more difficult for the Acquiring Fund to sell such securities when it may be advisable to do so or it may be able to sell such securities only at prices lower than if such securities were more widely held. At times, it also may be more difficult to determine the fair value of such securities for purposes of computing the Acquiring Fund's net asset value NAV due to the absence of a trading market.

Private placements and restricted securities may be considered illiquid securities, which could have the effect of increasing the level of the Acquiring Fund's illiquidity. Additionally, a restricted security that was liquid at the time of purchase may subsequently become illiquid. Disposing of illiquid investments may involve time-consuming negotiation and legal expenses, and it may be difficult or impossible for the Acquiring Fund to sell them promptly at an acceptable price. The Acquiring Fund may have to bear the extra expense of registering the securities for resale and the risk of substantial delay in effecting the registration. In addition, market quotations typically are less readily available for these securities.

Foreign Securities Risk

Investing in foreign securities involves certain special considerations that are not typically associated with investments in the securities of U.S. issuers. Foreign issuers are not generally subject to uniform accounting, auditing and financial reporting standards and may have policies that are not comparable to those of domestic issuers. As a result, there may be less information available about foreign issuers than about domestic issuers. Securities of some foreign issuers may be less liquid and more volatile than securities of comparable domestic issuers. There is generally less government supervision and regulation of securities markets, brokers and issuers than in the United States. In addition, with respect to certain foreign countries, there is a possibility of expropriation or confiscatory taxation, political and social instability, or diplomatic developments, which could affect the value of investments in those countries. These risks are heightened under adverse economic, market, geopolitical and other conditions. The costs of investing in foreign countries frequently are higher than the costs of investing in the United States. Although the Managers endeavor to achieve the most favorable execution costs in portfolio transactions, trading costs in non-U.S. securities markets are generally higher than trading costs in the United States.

Investments in securities of foreign issuers often will be denominated in foreign currencies. Accordingly, the value of the Acquiring Fund's assets, as measured in U.S. dollars, may be affected favorably or unfavorably by changes in currency exchange rates and in exchange control regulations. The Acquiring Fund may incur costs in connection with conversions between various currencies.

The Acquiring Fund generally holds its foreign securities and cash in foreign banks and securities depositories approved by State Street Bank and Trust Company, the Acquiring Fund's Foreign Custody Manager (as that term is defined in Rule 17f-5 under the 1940 Act). Some foreign banks and securities depositories may be recently organized or new to the foreign custody business. There may be limited or no regulatory oversight over their operations. Also, the laws of certain countries may put limits on the Acquiring Fund's ability to recover its assets if a foreign bank, depository or issuer of a security, or any of their agents, goes bankrupt. In addition, it is often more expensive for the Acquiring Fund to buy, sell and hold securities in certain foreign markets than in the United States. The increased expense of investing in foreign markets reduces the amount the Acquiring Fund can earn on its investments and typically results in a higher operating expense ratio for the Acquiring Fund than for investment companies invested only in the United States.

Certain foreign governments levy withholding or other taxes on dividend and interest income. Although in some countries a portion of these taxes are recoverable, the non-recovered portion of foreign withholding taxes will reduce the income received from investments in such countries.

From time to time, the Acquiring Fund may have invested in certain sovereign debt obligations that are issued by, or certain companies that operate in or have dealings with, countries that become subject to sanctions or embargoes imposed by the U.S. government and the United Nations and/or countries identified by the U.S. government as state sponsors of terrorism. Investments in such countries may be adversely affected because, for example, the credit rating of the sovereign debt security may be lowered due to the country's instability or unreliability or the company may suffer damage to its reputation if it is identified as a company which operates in, or has dealings with, such countries. As an investor in such companies, the Acquiring Fund will be indirectly subject to those risks.

Developing and Emerging Markets Risk

Investing in the securities of issuers located in developing and emerging market countries (and to a certain extent non-U.S. developed market countries) involves a high degree of risk and special considerations not typically associated with investing in the securities of U.S. issuers and other developed market issuers. Compared to the United States and other developed countries, emerging market countries may have relatively unstable governments, economies which may be more likely to take extra-legal action with respect to companies, industries, assets, or foreign ownership than those in more developed markets and therefore issuers of such emerging markets may be more affected by the performance of such industries or sectors. Emerging market economies may be based on only a few industries and securities markets that trade a small number of securities. Securities issued by companies or governments located in emerging market countries tend to be especially volatile (particularly during market closures due to local market holidays or other reasons) and may be less liquid than securities traded in developed countries. Securities in these countries have been characterized by greater potential loss than securities of companies and governments located in developed countries. Investments in the securities of issuers located in emerging markets could be affected by risks associated with expropriation and/or nationalization, political or social instability, pervasiveness of corruption and crime, armed conflict, the impact on the economy of civil war, religious or ethnic unrest and the withdrawal or non-renewal of any license enabling the Acquiring Fund to trade in securities of a particular country, confiscatory taxation, restrictions on transfers of assets, lack of uniform accounting and auditing standards, less publicly available financial and other information, diplomatic development which could affect U.S. investments in those countries, and potential difficulties in enforcing contractual obligations. International trade barriers or economic sanctions against foreign countries, organizations, entities and/or individuals in response to geopolitical tensions or conflicts may adversely affect the value of the Acquiring Fund's foreign holdings. The type and severity of sanctions and other similar measures are difficult to measure or predict. Emerging market countries generally have less developed legal, accounting and financial reporting systems than those in more developed markets, which may reduce the scope or quality of financial information available to investors. Moreover, it can be more difficult for investors to bring litigation or enforce judgments against issuers in emerging markets or for U.S. regulators to bring enforcement actions against such issuers.

Countries in emerging markets are also more likely to experience high levels of inflation, deflation or currency devaluation, which could also hurt their economies and securities markets. For these and other reasons, investments in emerging markets are often considered speculative.

The economies of individual developing and emerging market countries may differ favorably or unfavorably from the United States economy in such respects as growth of gross domestic product, rate of inflation, currency depreciation, capital reinvestment, resource self-sufficiency and balance of payments position. Governments of many developing and emerging market countries have exercised and continue to exercise substantial influence over many aspects of the private sector. In some cases, the government owns or controls many companies, including some of the largest in the country.

Accordingly, government actions could have a significant effect on economic conditions in a developing or emerging market country and on market conditions, prices and yields of securities in the Acquiring Fund's portfolio. Moreover, the economies of developing and emerging market countries generally are heavily dependent upon international trade and, accordingly, have been and may continue to be adversely affected by trade barriers, exchange controls, managed adjustments in relative currency values and other protectionist measures imposed or negotiated by the countries with which they trade. These economies also have been and may continue to be adversely affected by economic conditions in the countries with which they trade. Many developing and emerging market economies are considered to be more politically volatile than the developed markets. Investments in securities of issuers in countries other than the U.S. may involve greater political risk, including in some countries, the possibility of nationalization of assets, expropriation or confiscatory taxation, restrictions on repatriation, and the establishment of foreign exchange controls, political changes, government regulation, overburdened and obsolete or unseasoned financial systems, environmental problems, less developed legal systems, economic or social instability or diplomatic developments (including war) which could affect adversely the economies of such countries or the value of the Acquiring Fund's investments in those countries. Central authorities also tend to exercise a high degree of control over the economies and in many cases have ownership over core productive assets.

The legal systems in many developing and emerging market countries are less developed than those in more developed countries, with the administration of laws and regulations often subject to considerable discretion. Non-U.S. markets may offer less protection to investors than U.S. or other developed markets. It also may be difficult to obtain and enforce a judgment in a court outside of the United States.

Adequate public information on non-U.S. issuers may not be available, and it may be difficult to secure information regarding corporate actions on a timely basis. In general, there is less overall governmental supervision and regulation of securities exchanges, brokers, and listed companies than in the United States or other developed market countries.

Due to their strong reliance on international trade, most developing and emerging market economies tend to be sensitive both to economic changes in their own region and to changes affecting their major trading partners. These include changes in growth, inflation, foreign exchange rates, current account positions, government policies, taxation and tariffs.

Investments in developing and emerging market countries may entail purchasing securities issued by or on behalf of entities that are insolvent, bankrupt, in default or otherwise engaged in an attempt to reorganize or reschedule their obligations or in entities that have little or no proven credit rating or credit history. In any such case, the issuer's poor or deteriorating financial condition may increase the likelihood that the Acquiring Fund will experience losses or diminution in available gains due to bankruptcy, insolvency or fraud.

Foreign Currency Risk

The Acquiring Fund may invest all of its assets in debt securities which are denominated in currencies other than the U.S. dollar. Currency exchange rates can fluctuate significantly over short periods and can be subject to unpredictable changes based on a variety of factors including political developments and currency controls by governments. A change in the value of a currency in which a security is denominated against the U.S. dollar will generally result in a change in the U.S. dollar value of the Fund's assets.

The currencies of developing and emerging markets, in particular, have experienced periods of steady declines or even sudden devaluations relative to the U.S. dollar. Some developing and emerging market currencies may not be internationally traded or may be subject to strict controls by local governments, resulting in undervalued or overvalued currencies. Some developing and emerging markets have experienced balance of payment deficits and shortages in foreign exchange reserves. Governments have responded by restricting currency conversions. Future restrictive exchange controls could prevent or restrict a company's ability to make dividend or interest payments in the original currency of an obligation (often U.S. dollars). In addition, even though the currencies of some developing and emerging markets may be convertible into U.S. dollars, the conversion rates may be artificial to their actual market values.  If the exchange rate for a non-U.S. currency declines compared to the U.S. dollar, the Acquiring Fund's NAV would decline. In addition, although much of the Acquiring Fund's income will be received or realized in non-U.S. currencies, the Acquiring Fund is required to compute and distribute its income in U.S. dollars. Therefore, for example, if the exchange rate for a non-U.S. currency declines after the Acquiring Fund's income has been accrued and translated into U.S. dollars, but before the income has been received or converted into U.S. dollars, the Acquiring Fund could be required to liquidate securities to make distributions. Similarly, if the exchange rate declines between the time the Acquiring Fund incurs expenses in U.S. dollars and the time expenses are paid, the amount of non-U.S. currency required to be converted into U.S. dollars in order to pay such U.S. dollar expenses will be greater than the non-U.S. currency equivalent of the expenses at the time they were incurred.

Sovereign Debt Obligations Risk

Investments in developing and emerging market countries' government debt obligations involve special risks. Certain developing and emerging market countries have historically experienced, and may continue to experience, high rates of inflation, volatile interest rates, exchange rate fluctuations, large amounts of external debt, balance of payments and trade difficulties and extreme poverty and unemployment. The issuer or governmental authority that controls the repayment of a developing and emerging market country's debt may not be able or willing to repay the principal and/or interest when due in accordance with the terms of such debt. A debtor's willingness or ability to repay principal and interest due in a timely manner may be affected by, among other factors, its cash flow situation and, in the case of a government debtor, the extent of its foreign reserves, the availability of sufficient foreign exchange on the date a payment is due, the relative size of the debt service burden to the economy as a whole, the government debtor's policy towards the International Monetary Acquiring Fund and the political constraints to which a government debtor may be subject. Government debtors may default on their debt and may also be dependent on expected disbursements from foreign governments, multilateral agencies and others abroad to reduce principal and interest arrearages on their debt. The commitment on the part of these governments, agencies and others to make such disbursements may be conditioned on a debtor's implementation of economic reforms and/or economic performance and the timely service of such debtor's obligations. Failure to implement such reforms, achieve such levels of economic performance or repay principal or interest when due may result in the cancellation of such third parties' commitments to lend funds to the government debtor, which may further impair such debtor's ability or willingness to service its debts on a timely basis. Holders of government debt, including the Acquiring Fund, may be requested to participate in the rescheduling of such debt and to extend further loans to government debtors.

As a result of the foregoing, a government obligor may default on its obligations. If such an event occurs, the Acquiring Fund may have limited legal recourse against the issuer and/or guarantor. Remedies must, in some cases, be pursued in the courts of the defaulting party itself, and the ability of the holder of foreign government debt securities to obtain recourse may be subject to the political climate in the relevant country. In addition, no assurance can be given that the holders of more senior fixed income securities, such as commercial bank debt, will not contest payments to the holders of other foreign government debt securities in the event of default under their commercial bank loan agreements.

Government obligors in developing and emerging market countries are among the world's largest debtors to commercial banks, other governments, international financial organizations and other financial institutions. The issuers of the government debt securities in which the Acquiring Fund may invest have in the past experienced substantial difficulties in servicing their external debt obligations, which led to defaults on certain obligations and the restructuring of certain indebtedness. Restructuring arrangements have included, among other things, reducing and rescheduling interest and principal payments by negotiating new or amended credit agreements, and obtaining new credit to finance interest payments. Holders of certain foreign government debt securities may be requested to participate in the restructuring of such obligations and to extend further loans to their issuers. There can be no assurance that the foreign government debt securities in which the Acquiring Fund may invest will not be subject to similar restructuring arrangements or to requests for new credit, which may adversely affect the Acquiring Fund's holdings. Furthermore, certain participants in the secondary market for such debt may be directly involved in negotiating the terms of these arrangements and may therefore have access to information not available to other market participants. Investments in developing and emerging market countries' government debt securities involve currency risk. See "Foreign Currency Risk" above.

Corporate Debt Risk

The Acquiring Fund may invest in debt securities of non-governmental issuers. Like all debt securities, corporate debt securities generally represent an issuer's obligation to repay to the investor (or lender) the amount borrowed plus interest over a specified time period. A typical corporate bond specifies a fixed date when the amount borrowed (principal) is due in full, known as the maturity date, and specifies dates when periodic interest (coupon) payments will be made over the life of the security.

Corporate debt securities come in many varieties and may differ in the way that interest is calculated, the amount and frequency of payments, the type of collateral, if any, and the presence of special features (e.g., conversion rights). The Acquiring Fund's investments in corporate debt securities may include, but are not limited to, senior, junior, secured and unsecured bonds, notes and other debt securities, and may be fixed rate, floating rate, zero coupon and inflation linked, among other things.

Prices of corporate debt securities fluctuate and, in particular, are subject to several key risks including, but not limited to, interest rate risk (which may be heightened in a market environment where interest rates are high or rising), credit risk, prepayment risk and spread risk. The market value of a corporate bond may be affected by the financial condition or the credit rating of the corporation, the corporation's performance and perceptions of the corporation in the marketplace, and government regulations impacting the industry in which the corporation operates. There is a risk that the issuers of the corporate debt securities in which the Acquiring Fund may invest may not be able to meet their obligations on interest or principal payments at the time called for by an instrument.

High-Yield Bonds and Other Lower-Rated Securities Risk

The Acquiring Fund's investments in high-yield bonds (commonly referred to as "junk bonds") and other lower-rated securities will subject the Acquiring Fund to substantial risk of loss. Investments in high-yield bonds are speculative and issuers of these securities are generally considered to be less financially secure and less able to repay interest and principal than issuers of investment-grade securities. Prices of high-yield bonds tend to be very volatile. These securities are less liquid than investment-grade debt securities and may be difficult to price or sell, particularly in times of negative sentiment toward high-yield securities. The Acquiring Fund's investments in lower rated securities may involve the following specific risks: greater risk of loss due to default because of the increased likelihood that adverse economic or company specific events will make the issuer unable to pay interest and/or principal when due; wider price fluctuations due to changing interest rates and/or adverse economic and business developments; and greater risk of loss due to declining credit quality.

Liquidity Risk

While the Acquiring Fund ordinarily invests in debt securities for which there is an active secondary market, the Acquiring Fund may invest in debt securities for which there is no established secondary market. The securities markets that exist in developing and emerging market countries are substantially smaller, less developed, less liquid and more volatile than the securities markets of the United States and other more developed countries. In addition, the markets for below investment grade securities may be substantially smaller, less developed, less liquid and more volatile than the markets for prime rated securities, which may make obtaining accurate market quotations for financial reporting purposes and for calculating net asset values more difficult. Market quotations on many non-U.S. debt and sub-investment grade securities may only be available from a limited number of dealers and may not necessarily represent firm bids from those dealers or prices for actual sales. The Acquiring Fund may not be able readily to dispose of illiquid securities at prices that approximate those at which the Acquiring Fund could sell such securities if they were more widely traded and, as result of such illiquidity, the Acquiring Fund may have to sell other investments or engage in borrowing transactions if necessary to raise cash to meet its obligations. Illiquid securities generally trade at a discount. Settlement and custodial practices (including those involving securities settlement where fund assets may be released prior to receipt of payment) are also often less developed than those in U.S. or other developed markets, and may result in increased risk or substantial delays in the event of a failed trade or the insolvency of, or breach of duty by, a non-U.S. broker-dealer, securities depository or non-U.S. subcustodian.

Liquidity in developing markets may be low and transaction costs high. Reduced liquidity often creates higher volatility, as well as difficulties in obtaining accurate market quotations for financial reporting purposes and for calculating net asset values, and sometimes also an inability to buy and sell securities. Market quotations on many non-U.S. debt securities may only be available from a limited number of dealers and may not necessarily represent firm bids from those dealers or prices for actual sales.

Bank Loan Risk

Bank loans include floating and fixed-rate debt obligations. Floating rate loans are debt obligations issued by companies or other entities with floating interest rates that reset periodically. Bank loans may include, but are not limited to, term loans, delayed funding loans, bridge loans and revolving credit facilities. Loan interest will primarily take the form of assignments purchased in the primary or secondary market but may include participants. Floating rate loans are secured by specific collateral of the borrower and are senior to most other securities of the borrower (e.g., common stock or debt instruments) in the event of bankruptcy. Floating rate loans are often issued in connection with recapitalizations, acquisitions, leveraged buyouts, and refinancings. Floating rate loans are typically structured and administered by a financial institution that acts as the agent of the lenders participating in the floating rate loan. Floating rate loans may be acquired directly through the agent, as an assignment from another lender who holds a direct interest in the floating rate loan, or as a participation interest in another lender's portion of the floating rate loan.

There are a number of risks associated with an investment in bank loans including credit risk, interest rate risk, illiquid securities risk, and prepayment risk. There is also the possibility that the collateral securing a loan, if any, may be difficult to liquidate or be insufficient to cover the amount owed under the loan. These risks could cause the Acquiring Fund to lose income or principal on a particular investment, which in turn could affect the Acquiring Fund's returns. In addition, bank loans may settle on a delayed basis, resulting in the proceeds from the sale of such loans not being readily available to make additional investments. To the extent the extended settlement process gives rise to short-term liquidity needs, the Acquiring Fund may hold additional cash or sell investments.

Convertible Securities Risk

The Acquiring Fund may invest in convertible securities, which include bonds, debentures, notes, preferred stocks and other securities that entitle the holder to acquire common stock or other equity securities of the same or a different issuer. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. As with all debt securities, the market values of convertible securities tend to decline as interest rates increase and, conversely, to increase as interest rates decline. Convertible securities also tend to reflect the market price of the underlying stock in varying degrees, depending on the relationship of such market price to the conversion price in the terms of the convertible security, and, therefore, is also subject to the same types of market and issuer risks that may negatively affect the underlying common stock. Convertible securities rank senior to common stock in an issuer's capital structure and consequently entail less risk than the issuer's common stock.

Asset-Backed Securities Risk

Payment of interest and repayment of principal on asset-backed securities is largely dependent upon the cash flows generated by the assets backing the securities and, in certain cases, supported by letters of credit, surety bonds or other credit enhancements. Asset-backed security values may also be affected by the creditworthiness of the servicing agent for the pool, the originator of the loans or receivables and any entities providing the credit enhancement. In addition, the underlying assets are subject to prepayments that shorten the securities' weighted average maturity and may lower their return. Asset-backed securities are in particular subject to interest rate risk. Generally, asset-backed securities increase in value to a lesser extent when interest rates decline and generally decline in value to a similar or greater extent when interest rates rise. Asset-backed securities are also subject to liquidity and valuation risk.

Derivatives Risk

Consistent with its investment objective, the Acquiring Fund may invest in a broad array of financial instruments and securities in which the value of the instrument or security is "derived" from the performance of an underlying asset or a "benchmark" such as a security index, an interest rate or a foreign currency ("derivatives"). Derivatives are most often used to manage interest rate, currency and credit risk, to increase or decrease exposure to an asset class or benchmark (as a hedge or to enhance return), or to create an investment position directly (often because it is more efficient or less costly than direct investment). There is no guarantee that these results can be achieved through the use of derivatives and any success in their use depends on a variety of factors including the ability of the Managers to predict correctly the direction of interest rates, securities prices, currency exchange rates and other factors. The primary risk of derivatives is the same as the risk of the underlying asset, namely that the value of the underlying asset may increase or decrease. Adverse movements in the value of the underlying asset can expose the Acquiring Fund to losses, which can be increased if derivatives are used to obtain leverage. In addition, risks in the use of derivatives include:

●	an imperfect correlation between the price of derivatives and the movement of the securities prices, interest rates or currency exchange rates being hedged or replicated;

●	the possible absence of a liquid secondary market for any particular derivatives contract at any time and the need to continue making margin and settlement payments thereunder;

●	the potential loss if the counterparty to the transaction does not perform as promised;

●	the possible need to defer closing out certain positions to avoid adverse tax consequences, as well as the possibility that derivative transactions may result in acceleration of gain, deferral of losses or a change in the character of gain realized;

●	the risk that the financial intermediary "manufacturing" the over-the-counter derivative, will not continue to offer a credible market in the derivative;

●	because certain derivatives are "manufactured" by financial institutions, the risk that the Acquiring Fund may develop a substantial exposure to financial institution counterparties; and

●	the risk that a full and complete appreciation of the complexity of derivatives and how future value is affected by various factors including changing interest rates, exchange rates and credit quality is not attained; and

●	the risk that the Acquiring Fund would need additional liquidity to meet the payment obligations created by the derivatives contracts

Derivatives also may create operational and legal risks for the Acquiring Fund. There is no guarantee that derivatives will provide successful results and any success in their use depends on a variety of factors including the ability of the Managers to predict correctly the direction of interest rates, securities prices, currency exchange rates and other factors. Derivatives markets tend to be consistently subject to new and/or expanded regulation that can take long periods of time to implement, making it difficult to know and predict the extent and impact of those regulatory changes. New regulation of derivatives may make them more costly, may limit their availability, or may otherwise adversely affect their value or performance.

The Acquiring Fund may use interest rate swaps to hedge the Acquiring Fund’s liability with respect to its leverage. A significant type of risk associated with interest rate swaps is the risk that the counterparty may default or file for bankruptcy, in which case the Acquiring Fund would bear the risk of loss of the amount expected to be received under the swap agreement. There can be no assurance that the Acquiring Fund will have an interest rate swap in place at any given time, nor can there be any assurance that, if an interest rate swap is in place, it will be successful in hedging the Acquiring Fund's interest rate risk with respect to its leverage.

Rule 18f-4 under the 1940 Act governs a registered investment company's use of derivatives, short sales, reverse repurchase agreements, and certain other instruments. Under Rule 18f-4, the fund must limit its derivatives exposure through a value-at-risk test, adopt and implement a derivatives risk management program and comply with certain reporting requirements. However, subject to certain conditions, funds that do not invest heavily in derivatives may be deemed limited derivatives users and would not be subject to the full requirements of Rule 18f-4.  Under the rule, when the Acquiring Fund trades reverse repurchase agreements or similar financing transactions, including certain tender option bonds, it needs to aggregate the amount of indebtedness associated with the reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness when calculating the Acquiring Fund’s asset coverage ratio or treat all such transactions as derivatives transactions. In addition, under the rule, the Acquiring Fund is permitted to invest in a security on a when-issued or forward-settling basis, or with a non-standard settlement cycle, and the transaction will be deemed not to involve a senior security (as defined under Section 18(g) of the 1940 Act), provided that, (i) the Acquiring Fund intends to physically settle the transaction and (ii) the transaction will settle within 35 days of its trade date (the “Delayed-Settlement Securities Provision”). The Acquiring Fund may otherwise engage in when-issued, forward-settling and non-standard settlement cycle securities transactions that do not meet the conditions of the Delayed-Settlement Securities Provision so long as the Acquiring Fund treats any such transaction as a “derivatives transaction” for purposes of compliance with the rule. Furthermore, under the rule, the Acquiring Fund is permitted to enter into an unfunded commitment agreement, and such unfunded commitment agreement will not be subject to the asset coverage requirements under the 1940 Act, if the Acquiring Fund reasonably believes, at the time it enters into such agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all such agreements as they come due.

Hedging Strategy Risk

Certain of the investment techniques that the Acquiring Fund may employ for hedging will expose the Acquiring Fund to additional or increased risks.

There may be an imperfect correlation between changes in the value of the Acquiring Fund's portfolio holdings and hedging positions entered into by the Acquiring Fund, which may prevent the Acquiring Fund from achieving the intended hedge or expose the Acquiring Fund to risk of loss. In addition, the Acquiring Fund's success in using hedge instruments is subject to the Managers' ability to predict correctly changes in the relationships of such hedge instruments to the Acquiring Fund's portfolio holdings, and there can be no assurance that the Managers' judgment in this respect will be accurate. Consequently, the use of hedging transactions might result in a poorer overall performance for the Acquiring Fund, whether or not adjusted for risk, than if the Acquiring Fund had not hedged its portfolio holdings.

The Managers are under no obligation to engage in any hedging strategies, and may, in their discretion, choose not to engage in hedging strategies. Even if the Managers desire to hedge some of the Acquiring Fund's risks, suitable hedging transactions may not be available or, if available, attractive. A failure to hedge may result in losses to the value of the Acquiring Fund's investments.

Counterparty Risk

The Acquiring Fund will be subject to credit risk with respect to the counterparties to the derivative contracts purchased or sold by the Acquiring Fund. Although the Managers monitor the creditworthiness of the Acquiring Fund's counterparties, there can be no assurance that the Acquiring Fund's counterparties will not experience financial difficulties, possibly resulting in losses to the Acquiring Fund. Counterparty risk also encompasses the risk of having concentrated exposure to one or more counterparties. If a counterparty becomes bankrupt, or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, the Acquiring Fund may experience significant delays in obtaining any recovery under the derivative contract in a bankruptcy or other reorganization proceeding. The Acquiring Fund may obtain only a limited recovery or may obtain no recovery in such circumstances. Such risk is heightened in a market environment where interest rates are changing, notably when rates are rising.

Inflation Risk

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. To the extent that inflation occurs, it will reduce the real value of dividends paid by the Acquiring Fund and the Acquiring Fund’s Common stock. Most emerging market countries, in particular, have experienced substantial, and in some periods extremely high and volatile, rates of inflation. Inflation and rapid fluctuations in inflation rates have had and may continue to have very negative effects on the economies and securities markets globally. In an attempt to control inflation, wage and price controls have been imposed at times in certain countries.

Market Events Risk

The market values of securities or other assets will fluctuate, sometimes sharply and unpredictably, due to changes in general market conditions, overall economic trends or events, governmental actions or intervention, actions taken by the U.S. Federal Reserve or foreign central banks, market disruptions caused by trade disputes, armed conflicts or other factors, political developments, investor sentiment and other factors that may or may not be related to the issuer of the security or other asset. Economies and financial markets throughout the world are increasingly interconnected. Economic, financial or political events, imposition of sanctions and other measures, trading and tariff arrangements, actual or threatened wars or armed conflicts terrorism, natural or environmental disasters and other circumstances in one country or region could have profound impacts on global economies or markets. As a result, whether or not the Acquiring Fund invests in securities of issuers located in or with significant exposure to the countries directly affected, the value and liquidity of the Acquiring Fund's investments may be negatively affected. In addition, public health emergencies (such as the spread of infectious diseases, pandemics and epidemics) or other similar issues could reduce consumer demand or economic output, result in market closures, travel restrictions or quarantines, and generally have a significant impact on the world economy, which in turn could adversely affect the Acquiring Fund's investments. The impact of the recent U.S. elections on such policies remains uncertain and policies supported by the new administration (or the reversal of policies supported by the previous administration) could impact U.S. interest rates or inflation or otherwise impact the Acquiring Fund.

Russia/Ukraine Risk. In February 2022, Russia commenced a military attack on Ukraine. The outbreak of hostilities between the two countries and the threat of wider spread hostilities could have a severe adverse effect on the region and global economies, including significant negative impacts on the markets for certain securities and commodities, such as oil and natural gas. In addition, sanctions imposed on Russia by the United States and other countries, and any sanctions imposed in the future, could have a significant adverse impact on the Russian economy and related markets. The price and liquidity of investments may fluctuate widely as a result of the conflict and related events. How long the armed conflict and related events will last cannot be predicted. These tensions and any related events could have a significant impact on Acquiring Fund performance and the value of the Acquiring Fund’s investments.

Europe Related Risk. A number of countries in Europe have experienced severe economic and financial difficulties. Many non-governmental issuers, and even certain governments, have defaulted on, or been forced to restructure, their debts; many other issuers have faced difficulties obtaining credit or refinancing existing obligations; financial institutions have in many cases required government or central bank support, have needed to raise capital, and/or have been impaired in their ability to extend credit; and financial markets in Europe and elsewhere have experienced extreme volatility and declines in asset values and liquidity. These difficulties may continue, worsen or spread within and outside Europe. Responses to the financial problems by European governments, central banks and others, including austerity measures and reforms, may not work, may result in social unrest and may limit future growth and economic recovery or have other unintended consequences. Further defaults or restructurings by governments and others of their debt could have additional adverse effects on economies, financial markets and asset valuations around the world.

Government Intervention in Financial Markets Risk

U.S. federal and state governments and foreign governments, their regulatory agencies or self-regulatory organizations may take additional actions that affect the regulation of the securities in which the Acquiring Fund invests, or the issuers of such securities, in ways that are unforeseeable. Under certain circumstances, the withdrawal of U.S. government and foreign government support could negatively affect financial markets generally as well as reduce the value and liquidity of certain securities. The current market environment could make identifying investment risks and opportunities especially difficult for the Investment Manager.

Additionally, issuers of corporate fixed income securities might seek protection under the bankruptcy laws. Legislation or regulation may also change the way in which the Fund itself is regulated. Such legislation or regulation could limit or preclude the Fund's ability to achieve its investment objective. The Investment Manager will monitor developments and seek to manage the Acquiring Fund's portfolio in a manner consistent with achieving the Acquiring Fund's investment objective, but there can be no assurance that it will be successful in doing so.

In addition, policy and legislative changes in the United States and in other countries are affecting many aspects of financial regulation. New or revised laws or regulations may be imposed by the Security and Exchange Commission (“SEC”), the CFTC, the IRS, the U.S. Federal Reserve or other governmental regulatory authorities or self-regulatory organizations that could adversely affect the Acquiring Fund’s performance. The Acquiring Fund may also be adversely impacted by changes in the enforcement or interpretation of existing statutes and rules by governmental regulatory authorities or self-regulatory organizations. The impact of these changes on the markets, and the practical implications for market participants, may not be fully known for some time. Furthermore, volatile financial markets can expose the Acquiring Fund to greater market and liquidity risk and potential difficulty in valuing portfolio instruments held by the Acquiring Fund. The value of the Acquiring Fund's holdings is also generally subject to the risk of future local, national, or global economic disturbances based on unknown weaknesses in the markets in which the Acquiring Fund invests. In addition, it is not certain that the U.S. Government will intervene in response to a future market disturbance and the effect of any such future intervention cannot be predicted.

Cybersecurity Risk

The Acquiring Fund is subject to direct cybersecurity risk. Cybersecurity incidents may allow an unauthorized party to gain access to Acquiring Fund assets, customer data (including private stockholder information), or proprietary information, or cause the Acquiring Fund, the Managers and/or the Acquiring Fund's service providers (including, but not limited to, Acquiring Fund accountants, custodians, sub-custodians and transfer agents) to suffer data breaches, data corruption or lose operational functionality. Furthermore, the Acquiring Fund may be an appealing target for cybersecurity threats such as hackers and malware.

Net Asset Value Discount

Shares of closed-end investment companies frequently trade at a discount from net asset value. This characteristic is a risk separate and distinct from the risk that net asset value will decrease. The Acquiring Fund cannot predict whether its Shares in the future will trade at, below or above net asset value. This risk that shares of a closed-end fund might trade at a discount is more significant for investors who wish to sell their shares in a relatively short period of time. For those investors, realization of gain or loss on their investment is likely to be more dependent upon the existence of a premium or discount than upon portfolio performance.

Distribution Rate

It is the Acquiring Fund's current policy to pay distributions on a monthly basis. If the Acquiring Fund's investments do not generate sufficient income, the Acquiring Fund may be required to liquidate a portion of its portfolio to fund these distributions, and therefore a portion or all of such distributions may represent a reduction of the stockholders' principal investment. Such liquidation might be at a time when independent investment judgment would not dictate such action, increasing the Acquiring Fund's overall portfolio turnover (and related transaction costs) and making it more difficult for the Acquiring Fund to achieve its investment objective.

Non-Diversification Risk

The Acquiring Fund is non-diversified, meaning that the Acquiring Fund is permitted to invest more of its assets in fewer issuers than “diversified funds.” Thus, the Acquiring Fund may be more susceptible to adverse developments affecting any single issuer held in its portfolio, and may be more susceptible to greater losses because of these developments. Although the Acquiring Fund must comply with certain diversification requirements in order to qualify as a regulated investment company (“RIC”) under the Code, the Acquiring Fund may be more susceptible to any single economic, political or regulatory occurrence than would be the case if it had elected to diversify its holding sufficiently to be classified as a "diversified" management investment company under the 1940 Act. The Acquiring Fund, however, intends to comply with the diversification requirements imposed by the Code, for qualification as a regulated investment company.

Conflicts of Interest Risk

The Managers’ advisory fees are based on net assets plus the amount of any borrowings for investment purposes. Consequently, the Managers will benefit from an increase in the Acquiring Fund's net assets resulting from an offering. Additionally, the portfolio managers' management of "other accounts" may give rise to potential conflicts of interest in connection with their management of the Acquiring Fund's investments, on the one hand, and the investments of the other accounts, on the other. The other accounts may have the same investment objective as the Acquiring Fund. Therefore, a potential conflict of interest may arise as a result of the identical investment objectives, whereby the portfolio manager could favor one account over another. However, the Managers believe that these risks are mitigated by the fact that: (i) accounts with like investment strategies managed by a particular portfolio manager are generally managed in a similar fashion, subject to exceptions to account for particular investment restrictions or policies applicable only to certain accounts, differences in cash flows and account sizes, and similar factors; and (ii) portfolio manager personal trading is monitored to avoid potential conflicts. In addition, the Managers have adopted trade allocation procedures that require equitable allocation of trade orders for a particular security among participating accounts.

In some cases, another account managed by the same portfolio manager may compensate the Managers based on the performance of the portfolio held by that account. The existence of such a performance-based fee may create additional conflicts of interest for the portfolio manager in the allocation of management time, resources and investment opportunities.

Another potential conflict could include instances in which securities considered as investments for the Acquiring Fund also may be appropriate for other investment accounts managed by the Managers or their affiliates. Whenever decisions are made to buy or sell securities by the Acquiring Fund and one or more of the other accounts simultaneously, the Managers may aggregate the purchases and sales of the securities and will allocate the securities transactions in a manner that it believes to be equitable under the circumstances. As a result of the allocations, there may be instances where the Acquiring Fund will not participate in a transaction that is allocated among other accounts. While these aggregation and allocation policies could have a detrimental effect on the price or amount of the securities available to the Acquiring Fund from time to time, it is the opinion of the Managers that the benefits from the policies outweigh any disadvantage that may arise from exposure to simultaneous transactions. The Managers have adopted policies that are designed to eliminate or minimize conflicts of interest, although there is no guarantee that procedures adopted under such policies will detect each and every situation in which a conflict arises.

From time to time, the Managers may seed proprietary accounts for the purpose of evaluating a new investment strategy that eventually may be available to clients through one or more product structures. Such accounts also may serve the purpose of establishing a performance record for the strategy. The management by the Managers of accounts with proprietary interests and nonproprietary client accounts may create an incentive to favor the proprietary accounts in the allocation of investment opportunities, and the timing and aggregation of investments. The Managers' proprietary seed accounts may include long-short strategies, and certain client strategies may permit short sales. A conflict of interest arises if a security is sold short at the same time as a long position, and continuous short selling in a security may adversely affect the stock price of the same security held long in client accounts. The Managers have adopted various policies to mitigate these conflicts.

Situations may occur when the Acquiring Fund could be disadvantaged because of the investment activities conducted by the Managers and their affiliates for other accounts. Such situations may be based on, among other things, the following: (1) legal or internal restrictions on the combined size of positions that may be taken for the Acquiring Fund or the other accounts, thereby limiting the size of the Acquiring Fund’s position; (2) the difficulty of liquidating an investment for the Acquiring Fund or the other accounts where the market cannot absorb the sale of the combined position; or (3) regulatory restrictions on transaction with affiliates.

The Managers and their respective principals, officers, employees and affiliates may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on the Acquiring Fund’s behalf. As a result of differing trading and investment strategies or constraints, positions may be taken by principals, officers, employees and affiliates of the Managers that are the same as, different from or made at a different time from positions taken for the Acquiring Fund. Further, the Managers may at some time in the future manage additional investment funds with the same investment objective as the Acquiring Fund.

In addition, the 1940 Act limits the Acquiring Fund’s ability to enter into certain transactions with certain affiliates of the Managers. As a result of these restrictions, the Acquiring Fund may be prohibited from buying or selling any security directly from or to any portfolio company of a fund managed by the Managers or one of their affiliates. Nonetheless, the Acquiring Fund may under certain circumstances purchase any such portfolio company’s loans or securities in the secondary market, which could create a conflict for the Managers between the interests of the Acquiring Fund and the portfolio company, in that the ability of the Managers to recommend actions in the best interest of the Acquiring Fund might be impaired. The 1940 Act also prohibits certain “joint” transactions with certain of the Acquiring Fund’s affiliates (which could include other abrdn-managed Acquiring Funds), which could be deemed to include certain types of investments, or restructuring of investments, in the same portfolio company (whether at the same or different times). These limitations may limit the scope of investment opportunities that would otherwise be available to the Acquiring Fund. The Board has approved policies and procedures reasonably designed to monitor potential conflicts of interest. The Board will review these procedures and any conflicts that may arise. The Managers or their respective members, officers, directors, employees, principals or affiliates may come into possession of material, non-public information. The possession of such information may limit the ability of the Acquiring Fund to buy or sell a security or otherwise to participate in an investment opportunity. Situations may occur where the Acquiring Fund could be disadvantaged because of the investment activities conducted by the Managers for other clients, and the Managers will not employ information barriers with regard to its operations on behalf of its registered and private funds, or other accounts. In certain circumstances, employees of the Managers may serve as board members or in other capacities for portfolio or potential portfolio companies, which could restrict the Acquiring Fund’s ability to trade in the securities of such companies.

Anti-Takeover Charter Provisions

The Acquiring Fund’s charter and by-laws contain several provisions that may be regarded as “anti-takeover” because they have the effect of maintaining continuity of management. Also, charter provisions subject the Acquiring Fund to certain provisions of the Maryland General Corporation Law with respect to unsolicited takeovers.

Repurchase Agreement Risk

Repurchase agreements may involve risks in the event of default or insolvency of the seller, including possible delays or restrictions with respect to the Acquiring Fund's ability to dispose of the underlying securities, and the possibility that the collateral might not be sufficient to cover any losses incurred by the Acquiring Fund.

Risks of Swaps

The fund may enter into swap transactions, including credit default, Acquired, index and interest rate swap agreements, as well as options thereon, and may purchase or sell interest rate caps, floors and collars. Such transactions are subject to market risk, risk of default by the other party to the transaction (i.e., counterparty risk), risk of imperfect correlation and manager risk and may involve commissions or other costs. Swaps generally do not involve delivery of securities, other underlying assets or principal. Accordingly, the risk of loss with respect to swaps generally is limited to the net amount of payments that the Acquiring Fund is contractually obligated to make, or in the case of the other party to a swap defaulting, the net amount of payments that the Acquiring Fund is contractually entitled to receive. If the Managers are incorrect in their forecast of market values, interest rates or currency exchange rates, the investment performance of the Acquiring Fund would be less favorable than it would have been if these investment techniques were not used.

Securities Lending Risk

In connection with its loans of portfolio securities, the Acquiring Fund may be exposed to the risk of delay in recovery of the loaned securities or possible loss of rights in the collateral should the borrower become insolvent. The Acquiring Fund also bears the risk of loss on the investment of cash collateral. There is also the risk that, in the event of default by the borrower, the collateral might not be sufficient to cover any losses incurred by the Acquiring Fund. There can be no assurance that the return to the Acquiring Fund from a particular loan, or from its loans overall, will exceed the related costs and any related losses.

Tax Risk

The Acquiring Fund may invest in securities of which the federal income tax treatment may not be clear or may be subject to recharacterization by the IRS. It could be more difficult for the Acquiring Fund to comply with the United States tax requirements applicable to regulated investment companies, or with other tax requirements applicable to foreign investors, if the tax characterization of the Acquiring Fund's investments or the tax treatment of the income from such investments were successfully challenged by the IRS.

Principal Risks of Investing in the Acquired Fund

Risk is inherent in all investing. Investing in any investment company security involves risk, including the risk that you may receive little or no return on your investment or even that you may lose part or all of your investment. Investing in the Fund’s common stock involves certain risks and considerations not typically associated with investing in U.S. securities. Therefore, before investing you should consider carefully the following risks that you assume when you invest in shares of the Fund’s common stock and special considerations with respect to the Offer and with respect to an investment in the Fund.

Management Risk

The Fund's ability to achieve its investment objectives is directly related to the Managers' investment strategies for the Fund. The value of your investment in the Fund's Common stock may vary with the effectiveness of the research and analysis conducted by the Managers and their ability to identify and take advantage of attractive investment opportunities. If the investment strategies of the Managers do not produce the expected results, the value of your investment could be diminished or even lost entirely, and the Fund could underperform the market or other funds with similar investment objectives. Additionally, there can be no assurance that all of the personnel of the Managers will continue to be associated with the Managers for any length of time. The loss of the services of one or more key employees of the Managers could have an adverse impact on the Fund's ability to realize its investment objectives.

Investment and Capital Market Risk

An investment in the Fund's Common stock is subject to investment risk, including the possible loss of the entire principal amount that you invest. Your investment in Common stock represents an indirect investment in the securities owned by the Fund. The value of these securities, like other market investments, may move up or down, sometimes rapidly and unpredictably, and these fluctuations are likely to have a greater impact on the value of the Common stock during periods in which the Fund utilizes a leveraged capital structure. If the current global economic downturn continues into a prolonged recession or deteriorates further, the ability of issuers of the corporate fixed-income securities and other securities in which the Fund invests to service their obligations could be materially and adversely affected.

The value of the securities in which the Fund invests will affect the value of the Common stock. Your Common stock at any point in time may be worth less than your original investment, even after taking into account the reinvestment of Fund dividends and distributions.

Credit Risk

Investments in debt securities expose the Fund to credit risk. Credit risk is the risk that one or more of the Fund's investments in debt securities or other instruments will decline in price, or fail to pay interest, liquidation value or principal when due, because the issuer of the obligation or the issuer of a reference security experiences an actual or perceived decline in its financial status. Credit risk is influenced by changes in general economic and political conditions and changes in the financial condition of the issuers. During periods of economic downturn or rising interest rates, issuers of securities with a low credit rating may experience financial weakness that could affect their ability to make payments of interest and principal.

Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may also decrease the value and liquidity of securities with low credit ratings, especially in markets characterized by a low volume of trading.

Interest Rate and Pre-Payment Risk

Generally, when market interest rates rise, the prices of debt obligations fall, and vice versa. Interest rate risk is the risk that debt obligations and other instruments in the Fund's portfolio will decline in value because of increases in market interest rates. This risk may be particularly acute when market interest rates are at low levels. The prices of long-term debt obligations generally fluctuate more than prices of short-term debt obligations as interest rates change. During periods of rising interest rates, the average life of certain types of securities may be extended due to slower than expected payments. This may lock in a below market yield, increase the security's duration and reduce the security's value.

Investments in floating rate debt instruments, although generally less sensitive to interest rate changes than longer duration fixed rate instruments, may nevertheless decline in value in response to rising interest rates if, for example, the rates at which they pay interest do not rise as much, or as quickly, as market interest rates in general. Conversely, floating rate instruments will not generally increase in value if interest rates decline. Inverse floating rate debt securities may also exhibit greater price volatility than a fixed rate debt obligation with similar credit quality. To the extent the Fund holds floating rate instruments, a decrease (or, in the case of inverse floating rate securities, an increase) in market interest rates will adversely affect the income received from such securities and the net asset value of the Fund's Common stock.

Pre-payment risk refers to the risk that a debt obligations are prepaid ahead of schedule. In this event, the proceeds from the prepaid securities would likely be reinvested by the Fund in securities bearing a lower interest rate. Pre-payment rates usually increase when interest rates are falling.

Private Placements and Other Restricted Securities Risk

Private placement and other restricted securities include securities that have been privately placed and are not registered under the Securities Act, such as unregistered securities eligible for resale without registration pursuant to Rule 144A ("Rule 144A Securities") and privately placed securities of U.S. and non-U.S. issuers offered outside of the United States without registration with the SEC pursuant to Regulation S ("Regulation S Securities"). Private placements may offer attractive opportunities for investment not otherwise available on the open market.

Private placements securities typically may be sold only to qualified institutional buyers (or, in the case of the initial sale of certain securities, such as those issued in collateralized debt obligations or collateralized loan obligations, to accredited investors (as defined in Rule 501(a) under the Securities Act)), or in a privately negotiated transaction or to a limited number of purchasers, or in limited quantities after they have been held for a specified period of time and other conditions are met pursuant to an exemption from registration. Rule 144A Securities and Regulation S Securities may be freely traded among certain qualified institutional investors, such as the Fund, but their resale in the U.S. is permitted only in limited circumstances. Issuers of restricted securities may not be subject to the disclosure and other investor protection requirements that would be applicable if their securities were publicly traded. Where a registration statement is required for the resale of restricted securities, the Fund may be required to bear all or part of the registration expenses. The Fund may be deemed to be an "underwriter" for purposes of the Securities Act when selling restricted securities to the public and, in such event, the Fund may be liable to purchasers of such securities if the registration statement prepared by the issuer is materially inaccurate or misleading. Private placements typically are subject to restrictions on resale as a matter of contract or under federal securities laws. Because there may be relatively few potential purchasers for such securities, especially under adverse market or economic conditions or in the event of adverse changes in the financial condition of the issuer, it could be more difficult for the Fund to  sell such securities when it may be advisable to do so or it may be able to sell such securities only at prices lower than if such securities were more widely held. At times, it also may be more difficult to determine the fair value of such securities for purposes of computing the Fund's net asset value NAV due to the absence of a trading market.

Private placements and restricted securities may be considered illiquid securities, which could have the effect of increasing the level of the Fund's illiquidity. Additionally, a restricted security that was liquid at the time of purchase may subsequently become illiquid. Disposing of illiquid investments may involve time-consuming negotiation and legal expenses, and it may be difficult or impossible for the Fund to sell them promptly at an acceptable price. The Fund may have to bear the extra expense of registering the securities for resale and the risk of substantial delay in effecting the registration. In addition, market quotations typically are less readily available for these securities.

Foreign Securities Risk

Investing in foreign securities involves certain special considerations that are not typically associated with investments in the securities of U.S. issuers. Foreign issuers are not generally subject to uniform accounting, auditing and financial reporting standards and may have policies that are not comparable to those of domestic issuers. As a result, there may be less information available about foreign issuers than about domestic issuers. Securities of some foreign issuers may be less liquid and more volatile than securities of comparable domestic issuers. There is generally less government supervision and regulation of securities markets, brokers and issuers than in the United States. In addition, with respect to certain foreign countries, there is a possibility of expropriation or confiscatory taxation, political and social instability, or diplomatic developments, which could affect the value of investments in those countries. These risks are heightened under adverse economic, market, geopolitical and other conditions. The costs of investing in foreign countries frequently are higher than the costs of investing in the United States. Although the Managers endeavor to achieve the most favorable execution costs in portfolio transactions, trading costs in non-U.S. securities markets are generally higher than trading costs in the United States.

Investments in securities of foreign issuers often will be denominated in foreign currencies. Accordingly, the value of the Fund's assets, as measured in U.S. dollars, may be affected favorably or unfavorably by changes in currency exchange rates and in exchange control regulations. The Fund may incur costs in connection with conversions between various currencies.

The Fund generally holds its foreign securities and cash in foreign banks and securities depositories approved by State Street Bank and Trust Company, the Fund's Foreign Custody Manager (as that term is defined in Rule 17f-5 under the 1940 Act). Some foreign banks and securities depositories may be recently organized or new to the foreign custody business. There may be limited or no regulatory oversight over their operations. Also, the laws of certain countries may put limits on the Fund's ability to recover its assets if a foreign bank, depository or issuer of a security, or any of their agents, goes bankrupt. In addition, it is often more expensive for the Fund to buy, sell and hold securities in certain foreign markets than in the United States. The increased expense of investing in foreign markets reduces the amount the Fund can earn on its investments and typically results in a higher operating expense ratio for the Fund than for investment companies invested only in the United States.

Certain foreign governments levy withholding or other taxes on dividend and interest income. Although in some countries a portion of these taxes are recoverable, the non-recovered portion of foreign withholding taxes will reduce the income received from investments in such countries.

From time to time, the Fund may have invested in certain sovereign debt obligations that are issued by, or certain companies that operate in or have dealings with, countries that become subject to sanctions or embargoes imposed by the U.S. government and the United Nations and/or countries identified by the U.S. government as state sponsors of terrorism. Investments in such countries may be adversely affected because, for example, the credit rating of the sovereign debt security may be lowered due to the country's instability or unreliability or the company may suffer damage to its reputation if it is identified as a company which operates in, or has dealings with, such countries. As an investor in such companies, the Fund will be indirectly subject to those risks.

Developing and Emerging Markets Risk

Investing in the securities of issuers located in developing and emerging market countries (and to a certain extent non-U.S. developed market countries) involves a high degree of risk and special considerations not typically associated with investing in the securities of U.S. issuers and other developed market issuers. Compared to the United States and other developed countries, emerging market countries may have relatively unstable governments, economies which may be more likely to take extra-legal action with respect to companies, industries, assets, or foreign ownership than those in more developed markets and therefore issuers of such emerging markets may be more affected by the performance of such industries or sectors. Emerging market economies may be based on only a few industries and securities markets that trade a small number of securities. Securities issued by companies or governments located in emerging market countries tend to be especially volatile (particularly during market closures due to local market holidays or other reasons) and may be less liquid than securities traded in developed countries. Securities in these countries have been characterized by greater potential loss than securities of companies and governments located in developed countries. Investments in the securities of issuers located in emerging markets could be affected by risks associated with expropriation and/or nationalization, political or social instability, pervasiveness of corruption and crime, armed conflict, the impact on the economy of civil war, religious or ethnic unrest and the withdrawal or non-renewal of any license enabling the Fund to trade in securities of a particular country, confiscatory taxation, restrictions on transfers of assets, lack of uniform accounting and auditing standards, less publicly available financial and other information, diplomatic development which could affect U.S. investments in those countries, and potential difficulties in enforcing contractual obligations. International trade barriers or economic sanctions against foreign countries, organizations, entities and/or individuals in response to geopolitical tensions or conflicts may adversely affect the value of the Fund's foreign holdings. The type and severity of sanctions and other similar measures are difficult to measure or predict. Emerging market countries generally have less developed legal, accounting and financial reporting systems than those in more developed markets, which may reduce the scope or quality of financial information available to investors. Moreover, it can be more difficult for investors to bring litigation or enforce judgments against issuers in emerging markets or for U.S. regulators to bring enforcement actions against such issuers.

Countries in emerging markets are also more likely to experience high levels of inflation, deflation or currency devaluation, which could also hurt their economies and securities markets. For these and other reasons, investments in emerging markets are often considered speculative.

The economies of individual developing and emerging market countries may differ favorably or unfavorably from the United States economy in such respects as growth of gross domestic product, rate of inflation, currency depreciation, capital reinvestment, resource self-sufficiency and balance of payments position. Governments of many developing and emerging market countries have exercised and continue to exercise substantial influence over many aspects of the private sector. In some cases, the government owns or controls many companies, including some of the largest in the country.

Accordingly, government actions could have a significant effect on economic conditions in a developing or emerging market country and on market conditions, prices and yields of securities in the Fund's portfolio. Moreover, the economies of developing and emerging market countries generally are heavily dependent upon international trade and, accordingly, have been and may continue to be adversely affected by trade barriers, exchange controls, managed adjustments in relative currency values and other protectionist measures imposed or negotiated by the countries with which they trade. These economies also have been and may continue to be adversely affected by economic conditions in the countries with which they trade. Many developing and emerging market economies are considered to be more politically volatile than the developed markets. Investments in securities of issuers in countries other than the U.S. may involve greater political risk, including in some countries, the possibility of nationalization of assets, expropriation or confiscatory taxation, restrictions on repatriation, and the establishment of foreign exchange controls, political changes, government regulation, overburdened and obsolete or unseasoned financial systems, environmental problems, less developed legal systems, economic or social instability or diplomatic developments (including war) which could affect adversely the economies of such countries or the value of the Fund's investments in those countries. Central authorities also tend to exercise a high degree of control over the economies and in many cases have ownership over core productive assets.

The legal systems in many developing and emerging market countries are less developed than those in more developed countries, with the administration of laws and regulations often subject to considerable discretion. Non-U.S. markets may offer less protection to investors than U.S. or other developed markets. It also may be difficult to obtain and enforce a judgment in a court outside of the United States.

Adequate public information on non-U.S. issuers may not be available, and it may be difficult to secure information regarding corporate actions on a timely basis. In general, there is less overall governmental supervision and regulation of securities exchanges, brokers, and listed companies than in the United States or other developed market countries.

Due to their strong reliance on international trade, most developing and emerging market economies tend to be sensitive both to economic changes in their own region and to changes affecting their major trading partners. These include changes in growth, inflation, foreign exchange rates, current account positions, government policies, taxation and tariffs.

Investments in developing and emerging market countries may entail purchasing securities issued by or on behalf of entities that are insolvent, bankrupt, in default or otherwise engaged in an attempt to reorganize or reschedule their obligations or in entities that have little or no proven credit rating or credit history. In any such case, the issuer's poor or deteriorating financial condition may increase the likelihood that the Fund will experience losses or diminution in available gains due to bankruptcy, insolvency or fraud.

Foreign Currency Risk

The Fund may invest all of its assets in debt securities which are denominated in currencies other than the U.S. dollar. Currency exchange rates can fluctuate significantly over short periods and can be subject to unpredictable changes based on a variety of factors including political developments and currency controls by governments. A change in the value of a currency in which a security is denominated against the U.S. dollar will generally result in a change in the U.S. dollar value of the Fund's assets. If the exchange rate for a non-U.S. currency declines compared to the U.S. dollar, the Fund's NAV would decline. In addition, although much of the Fund's income will be received or realized in non-U.S. currencies, the Fund is required to compute and distribute its income in U.S. dollars. Therefore, for example, if the exchange rate for a non-U.S. currency declines after the Fund's income has been accrued and translated into U.S. dollars, but before the income has been received or converted into U.S. dollars, the Fund could be required to liquidate securities to make distributions. Similarly, if the exchange rate declines between the time the Fund incurs expenses in U.S. dollars and the time expenses are paid, the amount of non-U.S. currency required to be converted into U.S. dollars in order to pay such U.S. dollar expenses will be greater than the non-U.S. currency equivalent of the expenses at the time they were incurred.

The currencies of Developing Markets, in particular, have experienced periods of steady declines or even sudden devaluations relative to the U.S. dollar. Some Developing Market currencies may not be internationally traded or may be subject to strict controls by local governments, resulting in undervalued or overvalued currencies. Some Developing Markets have experienced balance of payment deficits and shortages in foreign exchange reserves. Governments have responded by restricting currency conversions. Future restrictive exchange controls could prevent or restrict a company's ability to make dividend or interest payments in the original currency of an obligation (often U.S. dollars). In addition, even though the currencies of some Developing Markets may be convertible into U.S. dollars, the conversion rates may be artificial to their actual market values.

Sovereign Debt Obligations Risk

Investments in Developing Market countries' government debt obligations involve special risks. Certain Developing Market countries have historically experienced, and may continue to experience, high rates of inflation, volatile interest rates, exchange rate fluctuations, large amounts of external debt, balance of payments and trade difficulties and extreme poverty and unemployment. The issuer or governmental authority that controls the repayment of a Developing Market country's debt may not be able or willing to repay the principal and/or interest when due in accordance with the terms of such debt. A debtor's willingness or ability to repay principal and interest due in a timely manner may be affected by, among other factors, its cash flow situation and, in the case of a government debtor, the extent of its foreign reserves, the availability of sufficient foreign exchange on the date a payment is due, the relative size of the debt service burden to the economy as a whole, the government debtor's policy towards the International Monetary Fund and the political constraints to which a government debtor may be subject. Government debtors may default on their debt and may also be dependent on expected disbursements from foreign governments, multilateral agencies and others abroad to reduce principal and interest arrearages on their debt. The commitment on the part of these governments, agencies and others to make such disbursements may be conditioned on a debtor's implementation of economic reforms and/or economic performance and the timely service of such debtor's obligations. Failure to implement such reforms, achieve such levels of economic performance or repay principal or interest when due may result in the cancellation of such third parties' commitments to lend funds to the government debtor, which may further impair such debtor's ability or willingness to service its debts on a timely basis. Holders of government debt, including the Fund, may be requested to participate in the rescheduling of such debt and to extend further loans to government debtors.

As a result of the foregoing, a government obligor may default on its obligations. If such an event occurs, the Fund may have limited legal recourse against the issuer and/or guarantor. Remedies must, in some cases, be pursued in the courts of the defaulting party itself, and the ability of the holder of foreign government debt securities to obtain recourse may be subject to the political climate in the relevant country. In addition, no assurance can be given that the holders of more senior fixed income securities, such as commercial bank debt, will not contest payments to the holders of other foreign government debt securities in the event of default under their commercial bank loan agreements.

Government obligors in Developing Market countries are among the world's largest debtors to commercial banks, other governments, international financial organizations and other financial institutions. The issuers of the government debt securities in which the Fund may invest have in the past experienced substantial difficulties in servicing their external debt obligations, which led to defaults on certain obligations and the restructuring of certain indebtedness. Restructuring arrangements have included, among other things, reducing and rescheduling interest and principal payments by negotiating new or amended credit agreements, and obtaining new credit to finance interest payments. Holders of certain foreign government debt securities may be requested to participate in the restructuring of such obligations and to extend further loans to their issuers. There can be no assurance that the foreign government debt securities in which the Fund may invest will not be subject to similar restructuring arrangements or to requests for new credit, which may adversely affect the Fund's holdings. Furthermore, certain participants in the secondary market for such debt may be directly involved in negotiating the terms of these arrangements and may therefore have access to information not available to other market participants. Investments in Developing Market countries' government debt securities involve currency risk. See "Foreign Currency Risk" above.

Corporate Debt Risk

The Fund may invest in debt securities of non-governmental issuers. Like all debt securities, corporate debt securities generally represent an issuer's obligation to repay to the investor (or lender) the amount borrowed plus interest over a specified time period. A typical corporate bond specifies a fixed date when the amount borrowed (principal) is due in full, known as the maturity date, and specifies dates when periodic interest (coupon) payments will be made over the life of the security.

Corporate debt securities come in many varieties and may differ in the way that interest is calculated, the amount and frequency of payments, the type of collateral, if any, and the presence of special features (e.g., conversion rights). The Fund's investments in corporate debt securities may include, but are not limited to, senior, junior, secured and unsecured bonds, notes and other debt securities, and may be fixed rate, floating rate, zero coupon and inflation linked, among other things.

Prices of corporate debt securities fluctuate and, in particular, are subject to several key risks including, but not limited to, interest rate risk (which may be heightened in a market environment where interest rates are high or rising), credit risk, prepayment risk and spread risk. The market value of a corporate bond may be affected by the financial condition or the credit rating of the corporation, the corporation's performance and perceptions of the corporation in the market place and government regulations impacting the industry in which the corporation operates. There is a risk that the issuers of the corporate debt securities in which the Fund may invest may not be able to meet their obligations on interest or principal payments at the time called for by an instrument.

High-Yield Bonds and Other Lower-Rated Securities Risk

The Fund's investments in high-yield bonds (commonly referred to as "junk bonds") and other lower-rated securities will subject the Fund to substantial risk of loss. Investments in high-yield bonds are speculative and issuers of these securities are generally considered to be less financially secure and less able to repay interest and principal than issuers of investment-grade securities. Prices of high-yield bonds tend to be very volatile. These securities are less liquid than investment-grade debt securities and may be difficult to price or sell, particularly in times of negative sentiment toward high-yield securities. The Fund's investments in lower rated securities may involve the following specific risks: greater risk of loss due to default because of the increased likelihood that adverse economic or company specific events will make the issuer unable to pay interest and/or principal when due; wider price fluctuations due to changing interest rates and/or adverse economic and business developments; and greater risk of loss due to declining credit quality.

Leverage Risk

The Fund generally seeks to enhance its total return through the use of leverage. The Fund currently has a bank loan to finance investments as a form of leverage.

The Fund also has authority to issue preferred stock to finance investments. Leverage entails particular risks for holders of the Fund's common stock. The issuance of preferred stock would affect the amount of income available for distribution on the Fund's common stock as well as the net asset value of the common stock and the voting rights of holders of common stock. Leverage would exaggerate the effects of both currency fluctuations and of market downturns or upturns on the net asset value and market value of the Fund's common stock, as well as on distributions to holders of common stock. Leverage can also increase the volatility of the Fund's net asset value, and expenses related to leverage can reduce the Fund's income. In the case of leverage, if Fund assets decline in value so that legal asset coverage requirements for any borrowings or preferred stock would not be met, the Fund may be prevented from paying distributions, which could jeopardize its qualification for pass-through tax treatment, make it liable for excise taxes and/ or force it to sell portfolio securities at an inopportune time. Holders of preferred stock have the right to elect two directors, and such holders, as well as Fund creditors, have the right under certain circumstances to elect a majority of the Fund's directors.

As noted above, the Fund currently leverages through borrowings from a credit facility. The Fund has entered into a revolving Credit Agreement with The Bank of Nova Scotia to borrow up to $25 million. Such borrowings constitute financial leverage. The Credit Agreement contains customary covenant, negative covenant and default provisions, including covenants that limit the Fund's ability to incur additional debt or consolidate or merge into or with any person, other than as permitted, or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets. The covenants also impose on the Fund asset coverage requirements, fund composition requirements and limits on certain investments, such as illiquid investments, which are more stringent than those imposed on the Fund by the 1940 Act. In addition, the Fund agreed not to purchase assets not contemplated by the investment policies and restrictions in effect when the Credit Agreement became effective. The covenants or guidelines could impede the Investment Manager or Sub-Adviser from fully managing the Fund's portfolio in accordance with the Fund's investment objectives and policies. Furthermore, non-compliance with such covenants or the occurrence of other events could lead to the cancellation of the loan facility. The Fund may not incur additional debt from any other party, except for in limited circumstances (e.g., in the ordinary course of business). The covenants include a requirement that the Fund maintain net assets of no less than $25 million. Such restrictions shall apply only so long as the Credit Agreement remains in effect.

Indebtedness issued under the Credit Agreement is not convertible into any other securities of the Fund. Outstanding amounts would be payable at maturity or such earlier times as required by the Credit Agreement. The Fund may be required to prepay outstanding amounts under the Credit Agreement in the event of the occurrence of certain events of default. The Fund is expected to indemnify the lenders under the Credit Agreement against certain liabilities they may incur in connection with the Credit Agreement. The Fund is required to pay commitment fees under the terms of the Credit Agreement. With the use of borrowings, there is a risk that the interest rates paid by the Fund on the amount it borrows will be higher than the return on the Fund's investments. The credit facility with The Bank of Nova Scotia may in the future be replaced or refinanced by one or more credit facilities having substantially different terms, or the Fund may be unable to renew or replace its credit facility upon the termination of the current facility, possibly requiring it to sell portfolio securities at times or prices that are disadvantageous. Any of these situations could adversely impact income or total return to stockholders.

The Fund must comply with investment quality, diversification and other guidelines established by the credit facility. The Fund does not anticipate that such guidelines will have a material adverse effect on the Fund's common stockholders or its ability to achieve its investment objectives.

Successful use of a leveraging strategy may depend on the Investment Manager's ability to predict correctly interest rates and market movements, and there is no assurance that a leveraging strategy will be successful during any period in which it is employed.

Liquidity Risk

While the Fund ordinarily invests in debt securities for which there is an active secondary market, the Fund may invest in debt securities for which there is no established secondary market. The securities markets that exist in developing and emerging market countries are substantially smaller, less developed, less liquid and more volatile than the securities markets of the United States and other more developed countries. Settlement and custodial practices (including those involving securities settlement where fund assets may be released prior to receipt of payment) are also often less developed than those in U.S. or other developed markets, and may result in increased risk or substantial delays in the event of a failed trade or the insolvency of, or breach of duty by, a non-U.S. broker-dealer, securities depository or non-U.S. subcustodian.

Liquidity in developing markets may be low and transaction costs high. Reduced liquidity often creates higher volatility, as well as difficulties in obtaining accurate market quotations for financial reporting purposes and for calculating net asset values, and sometimes also an inability to buy and sell securities. Market quotations on many non-U.S. debt securities may only be available from a limited number of dealers and may not necessarily represent firm bids from those dealers or prices for actual sales.

In addition, the markets for below investment grade securities may be substantially smaller, less developed, less liquid and more volatile than the markets for prime rated securities, which may make obtaining accurate market quotations for financial reporting purposes and for calculating net asset values more difficult. Market quotations on many sub-investment grade securities may only be available from a limited number of dealers and may not necessarily represent firm bids from those dealers or prices for actual sales.

The Fund may not be able readily to dispose of illiquid securities at prices that approximate those at which the Fund could sell such securities if they were more widely traded and, as result of such illiquidity, the Fund may have to sell other investments or engage in borrowing transactions if necessary to raise cash to meet its obligations. Illiquid securities generally trade at a discount.

Bank Loan Risk

Bank loans include floating and fixed-rate debt obligations. Floating rate loans are debt obligations issued by companies or other entities with floating interest rates that reset periodically. Bank loans may include, but are not limited to, term loans, delayed funding loans, bridge loans and revolving credit facilities. Loan interest will primarily take the form of assignments purchased in the primary or secondary market but may include participants. Floating rate loans are secured by specific collateral of the borrower and are senior to most other securities of the borrower (e.g., common stock or debt instruments) in the event of bankruptcy. Floating rate loans are often issued in connection with recapitalizations, acquisitions, leveraged buyouts, and refinancings. Floating rate loans are typically structured and administered by a financial institution that acts as the agent of the lenders participating in the floating rate loan. Floating rate loans may be acquired directly through the agent, as an assignment from another lender who holds a direct interest in the floating rate loan, or as a participation interest in another lender's portion of the floating rate loan.

There are a number of risks associated with an investment in bank loans including credit risk, interest rate risk, illiquid securities risk, and prepayment risk. There is also the possibility that the collateral securing a loan, if any, may be difficult to liquidate or be insufficient to cover the amount owed under the loan. These risks could cause the Fund to lose income or principal on a particular investment, which in turn could affect the Fund's returns. In addition, bank loans may settle on a delayed basis, resulting in the proceeds from the sale of such loans not being readily available to make additional investments. To the extent the extended settlement process gives rise to short-term liquidity needs, the Fund may hold additional cash or sell investments.

Convertible Securities Risk

The Fund may invest in convertible securities, which include bonds, debentures, notes, preferred stocks and other securities that entitle the holder to acquire common stock or other equity securities of the same or a different issuer. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. As with all debt securities, the market values of convertible securities tend to decline as interest rates increase and, conversely, to increase as interest rates decline. Convertible securities also tend to reflect the market price of the underlying stock in varying degrees, depending on the relationship of such market price to the conversion price in the terms of the convertible security, and, therefore, is also subject to the same types of market and issuer risks that may negatively affect the underlying common stock. Convertible securities rank senior to common stock in an issuer's capital structure and consequently entail less risk than the issuer's common stock.

Asset-Backed Securities Risk

Payment of interest and repayment of principal on asset-backed securities is largely dependent upon the cash flows generated by the assets backing the securities and, in certain cases, supported by letters of credit, surety bonds or other credit enhancements. Asset-backed security values may also be affected by the creditworthiness of the servicing agent for the pool, the originator of the loans or receivables and any entities providing the credit enhancement. In addition, the underlying assets are subject to prepayments that shorten the securities' weighted average maturity and may lower their return. Asset-backed securities are in particular subject to interest rate risk. Generally, asset-backed securities increase in value to a lesser extent when interest rates decline and generally decline in value to a similar or greater extent when interest rates rise. Asset-backed securities are also subject to liquidity and valuation risk.

Derivatives Risk

Consistent with its investment objectives, the Fund may invest in a broad array of financial instruments and securities in which the value of the instrument or security is "derived" from the performance of an underlying asset or a "benchmark" such as a security index, an interest rate or a foreign currency ("derivatives"). Derivatives are most often used to manage interest rate, currency and credit risk, to increase or decrease exposure to an asset class or benchmark (as a hedge or to enhance return), or to create an investment position directly (often because it is more efficient or less costly than direct investment). There is no guarantee that these results can be achieved through the use of derivatives and any success in their use depends on a variety of factors including the ability of the Managers to predict correctly the direction of interest rates, securities prices, currency exchange rates and other factors.

The primary risk of derivatives is the same as the risk of the underlying asset, namely that the value of the underlying asset may increase or decrease. Adverse movements in the value of the underlying asset can expose the Fund to losses, which can be increased if derivatives are used to obtain leverage. In addition, risks in the use of derivatives include:

•	an imperfect correlation between the price of derivatives and the movement of the securities prices, interest rates or currency exchange rates being hedged or replicated;

•	the possible absence of a liquid secondary market for any particular derivatives contract at any time and the need to continue making margin and settlement payments thereunder;

•	the potential loss if the counterparty to the transaction does not perform as promised;

•	the possible need to defer closing out certain positions to avoid adverse tax consequences, as well as the possibility that derivative transactions may result in acceleration of gain, deferral of losses or a change in the character of gain realized;

•	the risk that the financial intermediary "manufacturing" the over-the-counter derivative will not continue to offer a credible market in the derivative;

•	because certain derivatives are "manufactured" by financial institutions, the risk that the Fund may develop a substantial exposure to financial institution counterparties;

•	the risk that a full and complete appreciation of the complexity of derivatives and how future value is affected by various factors including changing interest rates, exchange rates and credit quality is not attained; and

•	the risk that the Fund would need additional liquidity to meet the payment obligations created by the derivatives contract.

Derivatives also may create operational and legal risks for the Fund. There is no guarantee that derivatives will provide successful results and any success in their use depends on a variety of factors including the ability of the Managers to predict correctly the direction of interest rates, securities prices, currency exchange rates and other factors. Derivatives markets tend to be consistently subject to new and/or expanded regulation that can take long periods of time to implement, making it difficult to know and predict the extent and impact of those regulatory changes. New and/or expanded regulation of derivatives may make them more costly, may limit their availability, or may otherwise adversely affect their value or performance.

The Fund may use interest rate swaps to hedge the Fund's liability with respect to its leverage. A significant type of risk associated with interest rate swaps is the risk that the counterparty may default or file for bankruptcy, in which case the Fund would bear the risk of loss of the amount expected to be received under the swap agreement. There can be no assurance that the Fund will have an interest rate swap in place at any given time, nor can there be any assurance that, if an interest rate swap is in place, it will be successful in hedging the Fund's interest rate risk with respect to its leverage.

Rule 18f-4 under the 1940 Act governs a registered investment company's use of derivatives, short sales, reverse repurchase agreements, and certain other instruments. Under Rule 18f-4, the fund's must limit its derivatives exposure through a value-at-risk test, adopt and implement a derivatives risk management program and comply with certain reporting requirements. However, subject to certain conditions, funds that do not invest heavily in derivatives may be deemed limited derivatives users and would not be subject to the full requirements of Rule 18f-4. Under the rule, when the Fund trades reverse repurchase agreements or similar financing transactions, including certain tender option bonds, it needs to aggregate the amount of indebtedness associated with the reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness when calculating the Fund’s asset coverage ratio or treat all such transactions as derivatives transactions. In addition, under the rule, the Fund is permitted to invest in a security on a when-issued or forward-settling basis, or with a non-standard settlement cycle, and the transaction will be deemed not to involve a senior security (as defined under Section 18(g) of the 1940 Act), provided that, (i) the Fund intends to physically settle the transaction and (ii) the transaction will settle within 35 days of its trade date (the “Delayed-Settlement Securities Provision”). The Fund may otherwise engage in when-issued, forward-settling and non-standard settlement cycle securities transactions that do not meet the conditions of the Delayed-Settlement Securities Provision so long as the Fund treats any such transaction as a “derivatives transaction” for purposes of compliance with the rule. Furthermore, under the rule, the Fund is permitted to enter into an unfunded commitment agreement, and such unfunded commitment agreement will not be subject to the asset coverage requirements under the 1940 Act, if the Fund reasonably believes, at the time it enters into such agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all such agreements as they come due.

Hedging Strategy Risk

Certain of the investment techniques that the Fund may employ for hedging will expose the Fund to additional or increased risks.

There may be an imperfect correlation between changes in the value of the Fund's portfolio holdings and hedging positions entered into by the Fund, which may prevent the Fund from achieving the intended hedge or expose the Fund to risk of loss. In addition, the Fund's success in using hedge instruments is subject to the Managers’ ability to predict correctly changes in the relationships of such hedge instruments to the Fund's portfolio holdings, and there can be no assurance that the Managers’ judgment in this respect will be accurate. Consequently, the use of hedging transactions might result in a poorer overall performance for the Fund, whether or not adjusted for risk, than if the Fund had not hedged its portfolio holdings.

The Managers are under no obligation to engage in any hedging strategies, and may, in its discretion, choose not to engage in hedging strategies. Even if the Managers desire to hedge some of the Fund's risks, suitable hedging transactions may not be available or, if available, attractive. A failure to hedge may result in losses to the value of the Fund's investments.

Counterparty Risk

The Fund will be subject to credit risk with respect to the counterparties to the derivative contracts purchased or sold by the Fund. Although the Managers monitor the creditworthiness of the Fund's counterparties, there can be no assurance that the Fund's counterparties will not experience difficulties, possibly resulting in losses to the Fund. Counterparty risk also encompasses the risk of having concentrated exposure to one or more counterparties. If a counterparty becomes bankrupt, or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, the Fund may experience significant delays in obtaining any recovery under the derivative contract in a bankruptcy or other reorganization proceeding. The Fund may obtain only a limited recovery or may obtain no recovery in such circumstances. Such risk is heightened in market environments where interest rates are changing, notably when rates are rising.

Inflation Risk

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. To the extent that inflation occurs, it will reduce the real value of dividends paid by the Fund and the Fund’s Common stock. Most emerging market countries, in particular, have experienced substantial, and in some periods extremely high and volatile, rates of inflation. Inflation and rapid fluctuations in inflation rates have had and may continue to have very negative effects on the economies and securities markets globally. In an attempt to control inflation, wage and price controls have been imposed at times in certain countries.

Market Events Risk

The market values of securities or other assets will fluctuate, sometimes sharply and unpredictably, due to changes in general market conditions, overall economic trends or events, governmental actions or intervention, actions taken by the U.S. Federal Reserve or foreign central banks, market disruptions caused by trade disputes, armed conflicts or other factors, political events within the U.S. and abroad, such as changes in the U.S. presidential administration and Congress, investor sentiment and other factors that may or may not be related to the issuer of the security or other asset. Economies and financial markets throughout the world are increasingly interconnected. Economic, financial or political events, trading and tariff arrangements, arrangements, actual or threatened wars or other armed conflicts (such as the Russia/Ukraine and Israel/Hamas conflicts), terrorism, natural disasters and other circumstances in one country or region could have profound impacts on global economies or markets. As a result, whether or not the Fund invests in securities of issuers located in or with significant exposure to the countries directly affected, the value and liquidity of the Fund's investments may be negatively affected.  In addition, any spread of an infectious illness, public health threat or similar issue could reduce consumer demand or economic output, result in market closures, travel restrictions or quarantines, and generally have a significant impact on the world economy, which in turn could adversely affect the Fund's investments. The impact of the recent U.S. elections on such policies remains uncertain and policies supported by the new administration(or the reversal of policies supported by the previous administration) could impact U.S. interest rates or inflation or otherwise impact the Fund.

Russia/Ukraine Risk. In February 2022, Russia commenced a military attack on Ukraine. The outbreak of hostilities between the two countries and the threat of wider spread hostilities could have a severe adverse effect on the region and global economies, including significant negative impacts on the markets for certain securities and commodities, such as oil and natural gas. In addition, sanctions imposed on Russia by the United States and other countries, and any sanctions imposed in the future, could have a significant adverse impact on the Russian economy and related markets. The price and liquidity of investments may fluctuate widely as a result of the conflict and related events. How long the armed conflict and related events will last cannot be predicted. These tensions and any related events could have a significant impact on Fund performance and the value of the Funds’ investments.

Europe Related Risk. A number of countries in Europe have experienced severe economic and financial difficulties. Many non-governmental issuers, and even certain governments, have defaulted on, or been forced to restructure, their debts; many other issuers have faced difficulties obtaining credit or refinancing existing obligations; financial institutions have in many cases required government or central bank support, have needed to raise capital, and/or have been impaired in their ability to extend credit; and financial markets in Europe and elsewhere have experienced extreme volatility and declines in asset values and liquidity. These difficulties may continue, worsen or spread within and outside Europe. Responses to the financial problems by European governments, central banks and others, including austerity measures and reforms, may not work, may result in social unrest and may limit future growth and economic recovery or have other unintended consequences. Further defaults or restructurings by governments and others of their debt could have additional adverse effects on economies, financial markets and asset valuations around the world.

Government Intervention in Financial Markets Risk

U.S. federal and state governments and foreign governments, their regulatory agencies or self-regulatory organizations may take additional actions that affect the regulation of the securities in which the Fund invests, or the issuers of such securities, in ways that are unforeseeable. Under certain circumstances, the withdrawal of U.S. government and foreign government support could negatively affect financial markets generally as well as reduce the value and liquidity of certain securities.

Additionally, issuers of corporate fixed income securities might seek protection under the bankruptcy laws. Legislation or regulation may also change the way in which the Fund itself is regulated. Such legislation or regulation could limit or preclude the Fund's ability to achieve its investment objectives. The Investment Manager will monitor developments and seek to manage the Fund's portfolio in a manner consistent with achieving the Fund's investment objectives, but there can be no assurance that it will be successful in doing so.

In addition, policy and legislative changes in the United States and in other countries are affecting many aspects of financial regulation. New or revised laws or regulations may be imposed by the Security and Exchange Commission (“SEC”), the CFTC, the IRS, the U.S. Federal Reserve or other governmental regulatory authorities or self-regulatory organizations that could adversely affect the Fund’s performance. The Fund may also be adversely impacted by changes in the enforcement or interpretation of existing statutes and rules by governmental regulatory authorities or self-regulatory organizations. The impact of these changes on the markets, and the practical implications for market participants, may not be fully known for some time. Furthermore, volatile financial markets can expose the Fund to greater market and liquidity risk and potential difficulty in valuing portfolio instruments held by the Fund. The value of the Fund's holdings is also generally subject to the risk of future local, national, or global economic disturbances based on unknown weaknesses in the markets in which the Fund invests. In addition, it is not certain that the U.S. Government will intervene in response to a future market disturbance and the effect of any such future intervention cannot be predicted.

Cybersecurity Risk

The Fund is subject to direct cybersecurity risk. Cybersecurity incidents may allow an unauthorized party to gain access to Fund assets, customer data (including private stockholder information), or proprietary information, or cause the Fund, the Managers and/or the Fund's service providers (including, but not limited to, Fund accountants, custodians, sub-custodians and transfer agents) to suffer data breaches, data corruption or lose operational functionality. Furthermore, the Fund may be an appealing target for cybersecurity threats such as hackers and malware.

Net Asset Value Discount

Shares of closed-end investment companies frequently trade at a discount from net asset value. This characteristic is a risk separate and distinct from the risk that net asset value will decrease. The Fund cannot predict whether its Common stock in the future will trade at, below or above net asset value. This risk that shares of a closed-end fund might trade at a discount is more significant for investors who wish to sell their shares in a relatively short period of time. For those investors, realization of gain or loss on their investment is likely to be more dependent upon the existence of a premium or discount than upon portfolio performance.

Distribution Rate

It is the Fund's current policy to pay distributions on a monthly basis. If the Fund's investments do not generate sufficient income, the Fund may be required to liquidate a portion of its portfolio to fund these distributions, and therefore a portion or all of such distributions may represent a reduction of the stockholders' principal investment. Such liquidation might be at a time when independent investment judgment would not dictate such action, increasing the Fund's overall portfolio turnover (and related transaction costs) and making it more difficult for the Fund to achieve its investment objectives.

Conflicts of Interest Risk

The Managers’ advisory fees are based on net assets plus the amount of any borrowings for investment purposes. Consequently, the Managers will benefit from an increase in the Fund's net assets resulting from an offering.

Additionally, the portfolio managers' management of "other accounts" may give rise to potential conflicts of interest in connection with their management of the Fund's investments, on the one hand, and the investments of the other accounts, on the other. The other accounts may have the same investment objectives as the Fund. Therefore, a potential conflict of interest may arise as a result of the identical investment objectives, whereby the portfolio manager could favor one account over another. However, the Managers believe that these risks are mitigated by the fact that: (i) accounts with like investment strategies managed by a particular portfolio manager are generally managed in a similar fashion, subject to exceptions to account for particular investment restrictions or policies applicable only to certain accounts, differences in cash flows and account sizes, and similar factors; and (ii) portfolio manager personal trading is monitored to avoid potential conflicts. In addition, the Managers have adopted trade allocation procedures that require equitable allocation of trade orders for a particular security among participating accounts.

In some cases, another account managed by the same portfolio manager may compensate the Managers based on the performance of the portfolio held by that account. The existence of such a performance-based fee may create additional conflicts of interest for the portfolio manager in the allocation of management time, resources and investment opportunities.

Another potential conflict could include instances in which securities considered as investments for the Fund also may be appropriate for other investment accounts managed by the Managers or their affiliates. Whenever decisions are made to buy or sell securities by the Fund and one or more of the other accounts simultaneously, the Managers may aggregate the purchases and sales of the securities and will allocate the securities transactions in a manner that it believes to be equitable under the circumstances. As a result of the allocations, there may be instances where the Fund will not participate in a transaction that is allocated among other accounts. While these aggregation and allocation policies could have a detrimental effect on the price or amount of the securities available to the Fund from time to time, it is the opinion of the Managers that the benefits from the policies outweigh any disadvantage that may arise from exposure to simultaneous transactions. The Managers has adopted policies that are designed to eliminate or minimize conflicts of interest, although there is no guarantee that procedures adopted under such policies will detect each and every situation in which a conflict arises.

From time to time, the Managers may seed proprietary accounts for the purpose of evaluating a new investment strategy that eventually may be available to clients through one or more product structures. Such accounts also may serve the purpose of establishing a performance record for the strategy. The management by the Managers of accounts with proprietary interests and nonproprietary client accounts may create an incentive to favor the proprietary accounts in the allocation of investment opportunities, and the timing and aggregation of investments. The Managers' proprietary seed accounts may include long-short strategies, and certain client strategies may permit short sales. A conflict of interest arises if a security is sold short at the same time as a long position, and continuous short selling in a security may adversely affect the stock price of the same security held long in client accounts. The Managers have adopted various policies to mitigate these conflicts.

In addition, the 1940 Act limits the Fund’s ability to enter into certain transactions with certain affiliates of the Managers. As a result of these restrictions, the Fund may be prohibited from buying or selling any security directly from or to any portfolio company of a fund managed by the Managers or one of their affiliates. Nonetheless, the Fund may under certain circumstances purchase any such portfolio company’s loans or securities in the secondary market, which could create a conflict for the Managers between the interests of the Fund and the portfolio company, in that the ability of the Managers to recommend actions in the best interest of the Fund might be impaired. The 1940 Act also prohibits certain “joint” transactions with certain of the Fund’s affiliates (which could include other abrdn-managed Funds), which could be deemed to include certain types of investments, or restructuring of investments, in the same portfolio company (whether at the same or different times). These limitations may limit the scope of investment opportunities that would otherwise be available to the Fund. The Board has approved policies and procedures reasonably designed to monitor potential conflicts of interest. The Board will review these procedures and any conflicts that may arise.

The Managers or their respective members, officers, directors, employees, principals or affiliates may come into possession of material, non-public information. The possession of such information may limit the ability of the Fund to buy or sell a security or otherwise to participate in an investment opportunity. Situations may occur where the Fund could be disadvantaged because of the investment activities conducted by the Managers for other clients, and the Managers will not employ information barriers with regard to its operations on behalf of its registered and private funds, or other accounts. In certain circumstances, employees of the Managers may serve as board members or in other capacities for portfolio or potential portfolio companies, which could restrict the Fund’s ability to trade in the securities of such companies.

Anti-Takeover Charter Provisions

The Fund's charter and by-laws contain several provisions that may be regarded as "anti-takeover" because they have the effect of maintaining continuity of management. Also, charter provisions subject the Fund to certain provisions of the Maryland General Corporation Law with respect to unsolicited takeovers.

Repurchase Agreement Risk

Repurchase agreements may involve risks in the event of default or insolvency of the seller, including possible delays or restrictions with respect to the Fund's ability to dispose of the underlying securities, and the possibility that the collateral might not be sufficient to cover any losses incurred by the Fund.

Securities Lending Risk

In connection with its loans of portfolio securities, the Fund may be exposed to the risk of delay in recovery of the loaned securities or possible loss of rights in the collateral should the borrower become insolvent. The Fund also bears the risk of loss on the investment of cash collateral. There is also the risk that, in the event of default by the borrower, the collateral might not be sufficient to cover any losses incurred by the Fund. There can be no assurance that the return to the Fund from a particular loan, or from its loans overall, will exceed the related costs and any related losses.

Tax Risk

The Fund may invest in securities of which the federal income tax treatment may not be clear or may be subject to recharacterization by the IRS. It could be more difficult for the Fund to comply with the United States tax requirements applicable to regulated investment companies, or with other tax requirements applicable to foreign investors, if the tax characterization of the Fund's investments or the tax treatment of the income from such investments were successfully challenged by the IRS.

Regulation as a “Commodity Pool”

The Investment Manager has claimed an exclusion from the definition of the term “commodity pool operator” with respect to the Fund pursuant to Regulation 4.5 promulgated by the U.S. Commodity Futures Trading Commission (the “CFTC”). For the Investment Manager to continue to qualify for the exclusion under CFTC Regulation 4.5 with respect to the Fund, the aggregate initial margin and premiums required to establish our positions in derivative instruments subject to the jurisdiction of the CEA, as amended (other than positions entered into for hedging purposes) may not exceed five percent of the Fund’s liquidation value or, alternatively. the net notional value of the Fund’s aggregate investments in CEA-regulated derivative instruments (other than positions entered into for hedging purposes) may not exceed 100% of the Fund’s liquidation value. In the event the Investment Manager fails to qualify for the exclusion with respect to the Fund and is required to register as a “commodity pool operator”, it will become subject to additional disclosure, record keeping and reporting requirements with respect to the Fund, which may increase the Fund’s expenses.

Investment Restrictions and Policies

The following is a comparison of the fundamental investment restrictions of the Acquired Fund and the Acquiring Fund, many of which are identical or substantially similar. The Acquired Fund is diversified, whereas the Acquiring Fund is non-diversified. A non-diversified fund is not limited by the 1940 Act with regard to the percentage of its assets that may be invested in the securities of a single issuer. Consequently, the securities of a particular issuer or a small number of issuers may constitute a significant portion of the Acquiring Fund’s investment portfolio.

Acquired Fund	Acquiring Fund	Differences
The Acquired Fund may not issue senior securities except (i) insofar as the Fund may be deemed to have issued a senior security in connection with any repurchase or securities lending agreement or any borrowing permitted by these investment restrictions, and (ii) that the Fund may issue one or more series of a class of preferred shares pursuant to its Articles of Amendment and Restatement.	The Acquiring Fund may not issue senior securities, except (a) insofar as the Fund may be deemed to have issued a senior security in connection with any repurchase or securities lending agreement or any borrowing agreement permitted by these investment restrictions and (b) that the Fund may issue one or more series of its preferred stock, if permitted by its Articles of Incorporation, including Articles of Amendment and Articles Supplementary thereto.	Substantially similar.
The Acquired Fund may not borrow money, except as permitted under, or to the extent not prohibited by, the 1940 Act, and as interpreted or modified by regulatory authority having jurisdiction, from time to time.	The Acquiring Fund may not borrow money, except as permitted under, or to the extent not prohibited by, the Investment Company Act of 1940, as amended, and as interpreted or modified by regulatory authority having jurisdiction, from time to time.	Identical.
The Acquired Fund may not act as an underwriter of other issuer's securities (except to the extent the Fund may be deemed to be an underwriter in connection with the sale of securities in the Fund's investment portfolio).	The Acquiring Fund may not engage in the business of underwriting securities issued by others, except to the extent that the Fund may be deemed to be an underwriter in connection with the disposition of portfolio securities.	Substantially similar.
The Acquired Fund may not purchase or sell real estate, except that it may purchase and sell mortgage-backed securities, debt securities issued by real estate investment trusts, and debt securities of companies which deal in real estate or interests therein.	The Acquiring Fund may not purchase or sell real estate, which term does not include securities of companies that deal in real estate or mortgages or investments secured by real estate or interests therein, except that the Fund reserves freedom of action to hold and to sell real estate acquired as a result of the Fund’s ownership of securities.	Substantially Similar.
The Acquired Fund may not purchase or sell commodities (other than transactions in foreign currencies and forward currency contracts or derivatives in accordance with the Fund's investment objectives and policies).	The Acquiring Fund may not purchase physical commodities or contracts relating to physical commodities.	Substantially similar.
The Acquired Fund may not make loans except through the purchase of debt obligations and the entering into of repurchase and securities lending agreements in accordance with the Fund's investment objectives and policies.	The Acquiring Fund may not make loans to other persons, except as permitted under, or to the extent not prohibited by, the Investment Company Act of 1940, as amended, and as interpreted or modified by regulatory authority having jurisdiction, from time to time.	Substantially similar.

Acquired Fund	Acquiring Fund	Differences
The Acquired Fund may not "Concentrate" its investments in a particular industry or group of industries, except as permitted under the 1940 Act, and as interpreted or modified by regulatory authority having jurisdiction from time to time, and further provided that this limitation will not apply to the Fund's investments in, among other things, (i) securities of other investment companies; (ii) securities issued or guaranteed as to principal and/or interest by the U.S. Government, its agencies or instrumentalities; or (iii) repurchase agreements (collateralized by the instruments described in clause (ii)).	The Acquiring Fund may not concentrate its investments in a particular industry or group of industries, as those terms are used in the Investment Company Act of 1940, as amended or modified by regulatory authority having jurisdiction from time to time, except that at any time the Fund has invested more than 25% of its total assets in securities of issuers of a particular country, the Fund may invest more than 25% of its assets, and up to the amount of its total assets invested in securities of issuers of that country, in securities issued or guaranteed, as to payment of principal and interest, by the government (including governmental subdivisions) or governmental entities or instrumentalities of that country.	The Acquired Fund may not concentrate its investments in any particular industry or group of industries, but the Acquiring Fund may, at any time the Fund has invested more than 25% of its total assets in securities of issuers of a particular country, invest more than 25% of its assets, and up to the amount of its total assets invested in securities of issuers of that country, in securities issued or guaranteed, as to payment of principal and interest, by the government (including governmental subdivisions) or governmental entities or instrumentalities of that country.
N/A.	The Acquiring Fund has a fundamental policy to normally invest at least 80% of its total assets, plus the amount of any borrowings for investment purposes in “Asia-Pacific debt securities.”	The Acquired Fund has a non-fundamental investment policy to invest, under normal market conditions, at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in debt securities.

Rights of Fund Stockholders

The Acquired Fund was organized as a Maryland corporation on June 28, 1991. The Acquiring Fund was organized as a Maryland corporation on March 4, 1986.

The Acquired Fund is governed by its Articles of Amendment and Restatement and Amended and Restated By-laws and the Acquiring Fund is governed by Articles of Amendment and Restatement and Amended and Restated By-laws. Copies of these documents are available to stockholders without charge upon written request to the applicable Fund.

The table below summarizes a number of provisions of the respective governing documents of the Acquired Fund and the Acquiring Fund, which are in each case subject to any other applicable provision of the governing instruments of the relevant Fund and applicable law. The governing instruments have certain similar provisions, however there are differences that might impact how each Fund is governed. There are certain differences between the matters in which stockholders of the Funds have the right to vote, as highlighted below.

Additionally, the Funds are subject to different criteria regarding stockholder quorum, removal of Directors, approval of a consolidation or reorganization and termination of the Corporation.

	Acquired Fund	Acquiring Fund
Voting Rights

Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of the stockholders of the corporation and shares of common Stock shall be voted together with all other shares of the Corporation’s capital stock as one class, including any fractional shares.

Except as provided by law or as otherwise contemplated by the Corporation’s Charter, including any Articles Supplementary, each outstanding share of Preferred Stock shall be entitled to one vote on each matter submitted to a vote of stockholders of the Corporation and shares of Preferred Stock of all series shall be voted with all shares of the Corporation’s capital stock as one class.

Common Stock: Each outstanding share of Common Stock is entitled to one vote on each matter submitted to a vote of the stockholders of the Corporation, including any fractional shares.

Preferred Stock: At any meeting of stockholders of the Acquiring Fund at which Directors are to be elected, the holders of preferred stock, voting separately as a single class, shall be entitled to elect two Directors. In addition to any approval by stockholders that might otherwise be required, the approval of the holders of a majority of any outstanding shares of Preferred Stock of all series, voting separately as a single class, shall be required to (a) adopt any plan of reorganization that would adversely affect holders of the Preferred Stock, or (b) take any action requiring a vote of security holders pursuant to Section 13 (a) of the Investment Company Act of 1940, including, among other things, changes in the Corporation’s investment objective or changes in its fundamental investment restrictions.

Stockholder Quorum	The presence at any stockholders’ meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum.	The presence at any stockholders' meeting, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast constitutes a quorum for the transaction of business.
Election of Directors	An affirmative vote of a majority of the votes cast with respect to the director at any meeting for the elections of directors at which a quorum is present, provided the number of nominees for director is less than the number of directors to be elected.

The affirmative vote of a majority of the votes of common stock cast at a meeting at which a quorum is present is necessary for the election of a common share Director.

The Fund's preferred share Directors may be elected by holders of the Fund's preferred stock. The affirmative vote of a majority of the shares of preferred stock cast at a meeting at which a quorum is present to elect the preferred share Director.

Removal of Directors

The stockholders of any class of stock may, by the affirmative vote of the holders of shares representing at least 80% of the outstanding shares of such class of stock, remove any Director or Directors of such class from office, for cause only.

The directors elected by the holders of shares of Preferred Stock shall (subject to the provisions of any applicable law) be subject to removal for cause only by the vote of the holders of at least 80% of the shares of Preferred Stock Outstanding.

The stockholders of the Corporation may remove any director for cause by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors.

Approval of a Reorganization or Merger	The vote of the holders of shares representing at least 80% of the outstanding shares of the Corporation’s Common Stock and Preferred Stock of all series voting as a single class shall be necessary to effect any merger or consolidation of the Corporation with or into any other person unless the Continuing Directors of the Corporation by a vote of at least 66-2/3% of such Directors, approve such action, in which case, except as otherwise required by law or the Charter of the Corporation (x) with respect to those matters and transactions for which a stockholder vote is required under Maryland law, the requisite vote shall be the vote of at least a majority of the outstanding shares of the Corporation’s Common Stock and Preferred Stock of all series voting as a single class, and (y) with respect to those matters and transactions for which a stockholder vote is not required under Maryland law, no stockholder vote will be required.

The vote of the holders of at least 75% of the voting power of the then outstanding shares of Voting Stock (as hereinafter defined), in addition to any vote of the Directors of the Corporation as may be required by law or by the By-Laws, shall be necessary to effect any Business Combination (as defined below) unless either the condition in clause (A) below is satisfied or the conditions in clauses (B), (C), (D) (E) and (F) below:

(A) The Business Combination shall have been approved by a vote of at least 75% of the Continuing Directors.

(B) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, or consideration other than cash to be received per share by holders of any class of outstanding Voting Stock in such Business Combination shall be at least equal to the higher of the following: (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by an Interested Party (as hereinafter defined) for any shares acquired by it (aa) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”), or (bb) in the Threshold Transaction (as hereinafter defined), whichever is higher; and (y) in the case of Common Stock, the net asset value per share of such Common Stock on the Announcement Date or on the date of the Threshold Transaction, whichever is higher, and in the case of any Preferred Stock, the highest preferential amount per share to which the holders of shares of such class of Preferred Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Fund, regardless of whether the Business Combination to be consummated constitutes such an event.

(C) The consideration to be received by holders of the particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Party has previously paid for shares of any class of Voting Stock. If the Interested Party has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(D) After the occurrence of the Threshold Transaction, and prior to the consummation of such Business Combination, such Interested Party shall not have become the beneficial owner of any additional shares of Voting Stock except by virtue of the Threshold Transaction.

(E) After the occurrence of the Threshold Transaction, such Interested Party shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and the rules and regulations thereunder (or any subsequent provisions replacing such Acts, rules or regulations) shall be prepared and mailed by the Interested Party, at such Interested Party’s expense, to the shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Business Combination means, among other things, any merger or consolidation of the Acquiring Fund with or into another person.

Termination of the Corporation	The vote of the holders of shares representing at least 80% of the outstanding shares of the Corporation’s Common Stock and Preferred Stock of all series voting as a single class shall be necessary to effect any liquidation or dissolution of the Corporation unless the Continuing Directors (as hereinafter defined) of the Corporation by a vote of at least 66-2/3% of such Directors, approve such action, in which case, except as otherwise required by law or the Charter of the Corporation (x) with respect to those matters and transactions for which a stockholder vote is required under Maryland law, the requisite vote shall be the vote of at least a majority of the outstanding shares of the Corporation’s Common Stock and Preferred Stock of all series voting as a single class, and (y) with respect to those matters and transactions for which a stockholder vote is not required under Maryland law, no stockholder vote will be required.	Except as otherwise specifically provided in the Charter or these Bylaws or as required by provisions of the Investment Company Act of 1940, as amended from time to time (“1940 Act”), all matters shall be decided by a vote of the majority of all votes validly cast at a meeting at which a quorum is present.

MANAGEMENT OF THE FUNDS

The Boards of the Funds

The Board of each Fund is responsible for the overall supervision of the operations of the Fund and performs the various duties imposed on the directors of investment companies by the 1940 Act, under Maryland law.

The Investment Managers of the Funds

abrdn Asia Limited serves as the investment manager to the Acquired Fund pursuant to an investment management agreement between the Acquired Fund and abrdn Asia Limited and is located at #23-04 Marina One East Tower, Singapore 018936. aIL serves as the investment sub-adviser to the Acquired Fund pursuant to a sub-advisory agreement among abrdn Asia Limited, the Acquired Fund and aIL (the “Sub-Advisory Agreement”). Under the Sub-Advisory Agreement, subject to the directions of abrdn Asia Limited and the Board, abrdn Asia Limited has retained aIL to monitor on a continuous basis the performance of the Acquired Fund’s assets and to assist abrdn Asia Limited in conducting a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Acquired Fund’s assets. aIL has its registered office at 1 George Street, Edinburgh, United Kingdom, EH22LL. abrdn Asia Limited and aIL are each a wholly owned subsidiary of abrdn Holdings Limited and each an indirect wholly-owned subsidiary of Aberdeen Group plc, which manages or administers approximately $463 billion in assets as of December 31, 2024. The Acquired Fund pays abrdn Asia Limited a monthly fee computed at an annual rate of 0.65% of the Acquired Fund’s average weekly Managed Assets up to $200 million, 0.60% of Managed Assets between $200 million and $500 million, and 0.55% of Managed Assets in excess of $500 million. “Managed Assets” of the Acquired Fund means net assets plus the amount of any borrowings for investment purposes. For its services as the investment sub-adviser, aIL is paid only by abrdn Asia Limited out of its fees, and is not paid directly by the Acquired Fund.

abrdn Asia Limited serves as the investment manager to the Acquiring Fund pursuant to an investment management agreement between the Acquiring Fund and abrdn Asia Limited. aIL serves as the investment sub-adviser to the Acquiring Fund pursuant to a sub-advisory agreement among abrdn Asia Limited, the Acquiring Fund and aIL (the “Sub-Advisory Agreement”). Under the Sub-Advisory Agreement, subject to the directions of abrdn Asia Limited and the Board, abrdn Asia Limited has retained aIL to monitor on a continuous basis the performance of the Acquiring Fund’s assets and to assist abrdn Asia Limited in conducting a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Acquiring Fund’s assets. The Acquiring Fund pays abrdn Asia Limited a monthly fee computed at an annual rate of 0.65% of the Acquiring Fund’s average weekly Managed Assets up to $200 million, 0.60% of Managed Assets between $200 million and $500 million, 0.55% of Managed Assets between $500 million and $900 million, 0.50% of Managed Assets between $900 million and $1.75 billion and 0.45% of Managed Assets in excess of $1.75 billion. “Managed Assets” of the Acquiring Fund means total assets of the Acquiring Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objectives and policies, and/or (iv) any other means. For its services as the investment sub-adviser, aIL is paid only by abrdn Asia Limited out of its fees, and is not paid directly by the Acquiring Fund.

The Advisory and Sub-Advisory Agreements with abrdn Asia Limited and aIL, respectively, were effective for an initial term of two years and may be continued thereafter from year to year provided such continuance is specifically approved at least annually in the manner required by the 1940 Act. The Advisory and Sub-Advisory Agreements may be terminated at any time without payment of penalty by the Acquiring Fund or by aIL upon 60 days’ written notice. The Advisory and Sub-Advisory Agreements will automatically terminate in the event of its assignment, as defined under the 1940 Act. Under the Advisory and Sub-Advisory Agreements, abrdn Asia Limited and aIL are permitted to provide investment advisory services to other clients. Information regarding the basis of the Board of the Acquiring Fund’s approval of the investment advisory and sub-advisory agreements with abrdn Asia Limited and aIL, respectively, is available in the Acquiring Fund’s annual shareholder report for the fiscal year ended October 31, 2024.

In rendering investment advisory services to the Funds, abrdn Asia Limited and aIL may use the resources of subsidiaries owned by Aberdeen Group plc. The Aberdeen Group plc affiliates have entered into a memorandum of understanding/personnel sharing procedures pursuant to which investment professionals from the Aberdeen Group plc affiliates may render portfolio management, research and/or trade services to U.S. clients of aIL or abrdn Asia Limited.

Portfolio Management of the Acquired Fund

The portfolio managers who have primary responsibility for the day-to-day management of the Acquired Fund’s portfolio are Kenneth Akintewe, Adam McCabe, Max Wolman and George Westervelt.

Kenneth Akintewe. Kenneth Akintewe is the Head of Asian Sovereign Debt on the Asia-Pacific fixed income team. Kenneth is responsible for coordinating Asian interest rate and foreign exchange strategy. He is also a Vice President and Officer for the abrdn Asia-Pacific Income Fund, abrdn Global Income Fund and abrdn Asia-Pacific Income Investment Company Limited. Following a graduate traineeship in 2002 with the Global Equities team in Glasgow, Kenneth joined the Global Fixed Income team in London in 2003. In his role as assistant fund manager he transferred to abrdn's Singapore office in 2004, in order to facilitate the incorporation of Asian fixed income into global bond portfolios, before joining the Asia-Pacific fixed income team in 2005 to focus on Asian local currency interest rate and foreign exchange strategy. Kenneth graduated with an MA in Economics and an MSc in International Banking and Financial Studies from Heriot-Watt University, Edinburgh, UK.

Adam McCabe. Adam McCabe is the Head of Fixed Income - Asia Pacific at abrdn. Adam joined abrdn via the acquisition of certain asset management businesses from Credit Suisse in 2009. Adam worked for Credit Suisse since 2001, where he was a director/investment manager responsible for the development and implementation of its Asian currency and interest rate strategies. Before that, he was a member of Credit Suisse's Australian fixed income team, where he was responsible for interest rate and currency strategies. Adam was also Head of Fixed Income for Woori Credit Suisse Asset Management, Korea, where he was responsible for the fixed income and money market portfolio management, investment strategy and processes. Adam graduated with a BComm (First Class Honours and University Medal) from the University of Sydney, Australia and a Diploma in Global Finance from the Chinese University of Hong Kong.

Max Wolman. Max Wolman is an Investment Director on the Emerging Markets Debt team at abrdn. Max joined abrdn in 2001, from Liontrust Asset Management, initially covering FX dealing at abrdn. In 2003 he joined the Emerging Markets Debt team bringing his knowledge of currencies to help analyze local emerging markets. He has since covered emerging market corporates and helped launch abrdn’s emerging markets corporate strategy, offering a top down view when investing in the asset class. He graduated with a BA (Hons) in Hospitality Business Management from Leeds Metropolitan University and he has a Graduate Diploma in Finance from the University of London. He is a CFA charterholder.

George Westervelt. George Westervelt is Head of Global High Yield and Head of US High Yield Research. George is one of the Portfolio Managers on the team that manages the Global High Yield strategies and is also a member of the North American Fixed Income Leadership team. He joined abrdn in 2009 as a Credit Analyst and joined the portfolio management group in 2011. Prior to joining abrdn, George worked at MFS Investment Management in Boston and Citigroup in New York. He earned a BA in English from the University of Vermont and is a CFA Charterholder.

Portfolio Management of the Acquiring Fund

The portfolio managers who have primary responsibility for the day-to-day management of the Acquiring Fund’s portfolio are Kenneth Akintewe, Adam McCabe, Tai Li-Yan and Henry Loh.

Kenneth Akintewe. Kenneth Akintewe is the Head of Asian Sovereign Debt on the Asia-Pacific fixed income team. Kenneth is responsible for coordinating Asian interest rate and foreign exchange strategy. He is also a Vice President and Officer for the abrdn Asia-Pacific Income Fund, abrdn Global Income Fund and abrdn Asia-Pacific Income Investment Company Limited. Following a graduate traineeship in 2002 with the Global Equities team in Glasgow, Kenneth joined the Global Fixed Income team in London in 2003. In his role as assistant fund manager he transferred to abrdn's Singapore office in 2004, in order to facilitate the incorporation of Asian fixed income into global bond portfolios, before joining the Asia-Pacific fixed income team in 2005 to focus on Asian local currency interest rate and foreign exchange strategy. Kenneth graduated with an MA in Economics and an MSc in International Banking and Financial Studies from Heriot-Watt University, Edinburgh, UK.

Adam McCabe. Adam McCabe is the Head of Fixed Income - Asia Pacific at abrdn. Adam joined abrdn via the acquisition of certain asset management businesses from Credit Suisse in 2009. Adam worked for Credit Suisse since 2001, where he was a director/investment manager responsible for the development and implementation of its Asian currency and interest rate strategies. Before that, he was a member of Credit Suisse's Australian fixed income team, where he was responsible for interest rate and currency strategies. Adam was also Head of Fixed Income for Woori Credit Suisse Asset Management, Korea, where he was responsible for the fixed income and money market portfolio management, investment strategy and processes. Adam graduated with a BComm (First Class Honours and University Medal) from the University of Sydney, Australia and a Diploma in Global Finance from the Chinese University of Hong Kong.

Tai Li-Yan. Tai Li Yian is an Investment Manager on the Asia Pacific fixed income team. Li Yian is responsible for undertaking fundamental research and making investment recommendations on Asian corporate credits. Li Yian joined the firm in 2014 as a Graduate Trainee.  Li Yian graduated with a Bachelor of Commerce from the University of Melbourne and an MSc in Financial Economics from the University of Oxford. Li-Yian is a CFA Charterholder.

Henry Loh. Henry Loh is the Head of Asia Credit on the Asian Fixed Income Team at abrdn, responsible for managing hard and local currency Asian Credit strategies. In addition to this, Henry is part of abrdn’s ESG Fixed Income Network and a key investment committee member for several abrdn Fixed Income sustainable funds. Henry joined the company in 2013, with experience undertaking fundamental research across various sectors in Asia spanning both Investment Grade and High Yield.

Other Service Providers

The other service providers for the Funds are as follows. The other service providers for the Acquiring Fund will be the service providers to the Combined Fund.

	Service Providers to the Acquired Fund	Service Providers to the Acquiring Fund
Administrator	abrdn Inc.	abrdn Inc.
Custodian	State Street Bank and Trust Company	State Street Bank and Trust Company
Transfer Agent, Dividend Paying Agent and Registrar	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Fund Accounting Services Provider	State Street Bank and Trust Company	State Street Bank and Trust Company
Independent Registered Public Accounting Firm	KPMG LLP	KPMG LLP
Fund Counsel	Dechert LLP	Dechert LLP
Counsel to the Independent Directors	Sullivan & Worcester LLP	Sullivan & Worcester LLP

Capitalization

The table below sets forth the capitalization of the Acquired Fund and the Acquiring Fund as of July 28, 2025, and the pro forma capitalization of the Combined Fund as if the Reorganization had occurred on July 28, 2025. As shown below, it is anticipated that the NAV of the Acquiring Fund stockholders’ shares would remain the same and Acquiring Fund assets would increase.

	Acquired Fund	Acquiring Fund	Adjustments	Pro Forma Combined Fund
Net Assets ($)	41,911,799	686,112,695	0	728,024,494
Common Stock Outstanding(a)	13,467,935	41,282,628	(10,946,166)	43,804,397
Net Asset Value Per Share ($)	3.11	16.62	--	16.62

(a)	Based on the number of outstanding shares of common stock as of July 28, 2025.

ADDITIONAL INFORMATION ABOUT THE SHARES OF THE FUNDS

Description of Common Stock to be Issued by the Acquiring Fund; Comparison to the Acquired Fund

General. Both Funds offer common stock (“common shares”). As a general matter, with respect to the Acquiring Fund and the Acquired Fund, the common shares have equal voting rights and equal rights with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of their respective Fund and have no preemptive, conversion or exchange rights or rights to cumulative voting. Holders of whole common shares of each Fund are entitled to one vote per share on any matter on which the shares are entitled to vote, while each fractional share is entitled to a proportional fractional vote.

The Acquiring Fund’s Articles of Amendment and Restatement authorizes 400,000,000 common shares, par value $0.01 per share. If the Reorganization is consummated, the Acquiring Fund will issue common shares to the stockholders of common shares of the Acquired Fund based on the relative per share NAV of the Acquiring Fund and the NAV of the assets of the Acquired Fund, in each case as of the date of the Reorganization. The Acquiring Fund common shares, when issued, will be fully paid and non-assessable.

Preferred Stock, Senior Secured Notes and Other Securities. Currently, the Acquired Fund does not have preferred stock issued and outstanding. Under the Acquired Fund’s Articles of Amendment and Restatement, the Board of the Acquired Fund may authorize the issuance of preferred stock as provided therein.

The Acquiring Fund has 4,000,000 shares of Series B MRPS, rated ‘AA-’ by Kroll, outstanding with an aggregate liquidation preference of $100,000,000 ($25 per share). The following table shows the mandatory redemption date, annual fixed rate, aggregate liquidation preference and estimated fair value of the Series B MRPS as of April 30, 2025:

Mandatory Redemption Date	Annual Fixed Rate	Aggregate Liquidation Preference	Estimated Fair Value
October 3, 2029	5.39%	$100,000,000	$100,718,634

Holders of the Series B MRPS are entitled to receive quarterly cumulative cash dividend payments on the first business day following each calendar quarter at an annual fixed rate of 5.39% until maturity.

The Series B MRPS rank senior to all of the Fund’s outstanding shares of common stock and on a parity with shares of any other series of preferred stock as to the payment of dividends to which the shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund. Except for matters which do not require the vote of the holders of the Series B MRPS under the 1940 Act and except as otherwise provided in the Acquiring Fund’s Charter or Bylaws, or as otherwise required by applicable law, holders of the Series B MRPS have one vote per share and generally vote together with holders of common stock as a single class on all matters submitted to the Acquiring Fund’s stockholders. The holders of the Series B MRPS, voting separately as a single class, have the right to elect at least two directors to the Acquiring Fund’s Board.

The Acquiring Fund has $250,000,000 in aggregate principal amount of senior secured notes rated `AAA’ by Kroll outstanding ($50,000,000 in 3.87% Series C Senior Secured Notes due February 8, 2032, $100,000,000 in 3.70% Series D Senior Secured Notes due August 10, 2032 and $100,000,000 in 3.73% Series E Senior Secured Notes due June 19, 2034) (collectively, the “Notes”). The Notes are secured obligations of the Fund and, upon liquidation, dissolution or winding up of the Fund, will rank senior to all unsecured and unsubordinated indebtedness and senior to any common or preferred stock pari passu in priority and security with all other secured indebtedness. Holders of the Notes are entitled to receive cash interest payments semi-annually until maturity. The Series C Notes, the Series D Notes and the Series E Notes accrue interest at annual fixed rates of 3.87%, 3.70% and 3.73%, respectively.

The Notes are secured obligations of the Fund and, upon liquidation, dissolution or winding up of the Fund, will rank senior to all unsecured and unsubordinated indebtedness and senior to any common or preferred stock pari passu in priority and security with all other secured indebtedness. Holders of the Notes are entitled to receive cash interest payments semi-annually until maturity. The Series C Notes, the Series D Notes and the Series E Notes accrue interest at annual fixed rates of 3.87%, 3.70% and 3.73%, respectively.

The Notes were issued in private placement offerings to institutional investors and are not listed on any exchange or automated quotation system.

The estimated fair value of each series of fixed-rate Notes was calculated, for disclosure purposes, by discounting future cash flows by a rate equal to the current U.S. Treasury rate with an equivalent maturity date, plus either 1) the spread between the interest rate on recently issued debt and the U.S. Treasury rate with a similar maturity date or 2) if there has not been a recent debt issuance, the spread between the AAA corporate finance debt rate and the U.S. Treasury rate with an equivalent maturity date. The following table shows the maturity date, interest rate, notional/carrying amount and estimated fair value for each series of Notes outstanding as of April 30, 2025.

Series	Maturity Date	Interest Rate	Notional/Carrying Amount	Estimated Fair Value
Series C	February 8, 2032	3.87%	$50,000,000	$46,659,691
Series D	August 10, 2032	3.70%	$100,000,000	$91,702,350
Series E	June 19, 2034	3.73%	$100,000,000	$89,118,742

Distributions. Distributions of investment company taxable income for the Acquiring Fund and Acquired Fund are declared and paid on monthly basis. Capital gains distributions, if any, are paid at least annually by both Funds.

Outstanding Shares as of the Record Date

	Outstanding Common Shares	Outstanding Preferred Shares
Acquired Fund	13,476,542	None
Acquiring Fund	41,282,628	100,000,000

Purchase and Sale

Each Fund’s common shares are listed on the NYSE American. The common shares of the Acquiring Fund are listed on the NYSE American under the ticker symbol “FAX” and will continue to be so listed following the Reorganization. The common shares of the Acquired Fund are listed on the NYSE American under the ticker symbol “FCO” and would be delisted from the NYSE American following the Reorganization.

Purchase and sale procedures for the common shares of each of the Funds are similar. Investors typically purchase and sell common shares of the Funds through a registered broker-dealer on the NYSE, thereby incurring a brokerage commission set by the broker-dealer. Alternatively, investors may purchase or sell common shares of the Funds through privately negotiated transactions with existing stockholders.

Share Price Data

The Funds’ common shares have traded both at a premium and at a discount to the Funds’ NAV per common share. There can be no assurance that the Funds’ common shares will not trade at a discount in the future. Shares of closed-end investment companies frequently trade at a discount to NAV. It is not possible to state whether Combined Fund shares will trade at a discount or premium to NAV, or what the extent of any such discount or premium might be.

The following table sets forth for the fiscal quarters indicated the highest and lowest daily prices during the applicable quarter at the close of market on the NYSE per common share along with (i) the net asset value calculated on the day of the highest and lowest closing market prices at the close of the market on the NYSE and (ii) the highest and lowest premium or discount to NAV represented by such prices at the close of the market on the NYSE.

Acquired Fund

	Market Price ($)(1)		NAV ($)(2)		Premium/discount to NAV (%)(3)
Quarter Ended	High	Low	High	Low	High	Low
October 31, 2025	6.73	2.82	3.15	3.00	117.5%	(7.2)%
July 31, 2025	6.56	5.96	3.1	3.11	111.61%	91.64%
April 30, 2025	6.19	5.70	3.32	3.09	86.45%	84.47%
January 31, 2025	6.33	5.74	3.45	3.43	83.48%	67.35%
October 31, 2024	6.20	5.35	3.66	3.61	69.40%	48.20%
July 31, 2024	6.27	5.44	3.69	3.74	69.92%	45.45%
April 30, 2024	5.82	5.17	3.87	3.89	50.39%	32.90%
January 31, 2024	6.63	4.93	4.04	3.92	64.11%	25.77%

(1) Based on high and low closing market price for the respective quarter.

(2) Based on the net asset value calculated on the day of the high and low closing market prices, as applicable, as of the close of regular trading on the NYSE (normally 4:00 p.m. eastern time).

(3) Calculated based on the information presented.

Acquiring Fund

	Market Price ($)(1)(4)		NAV ($)(2)(4)		Premium/discount to NAV (%)(3)
Quarter Ended	High	Low	High	Low	High	Low
October 31, 2025	16.80	15.18	17.06	16.54	(0.09)%	(9.90)%
July 31, 2025	16.38	15.29	16.81	16.53	(2.56)%	(7.50)%
April 30, 2025	16.08	14.49	16.96	16.23	(5.19)%	(10.72)%
January 31, 2025	16.96	14.72	17.75	16.8	(4.45)%	(12.38)%
October 31, 2024	17.51	16.02	18.52	17.82	(5.45)%	(10.10)%
July 31, 2024	16.98	15.00	17.94	17.4	(5.35)%	(13.79)%
April 30, 2024	16.80	15.00	18.12	17.34	(7.28)%	(13.49)%
January 31, 2024	16.92	14.40	18.66	16.98	(9.32)%	(15.19)%

(1) Based on high and low closing market price for the respective quarter.

(2) Based on the net asset value calculated on the day of the high and low closing market prices, as applicable, as of the close of regular trading on the NYSE (normally 4:00 p.m. eastern time).

(3) Calculated based on the information presented.

(4) On September 9th, 2024, the Fund implemented a 1 for 6 reverse stock split. Market price and NAV amounts have been updated to reflect the transaction.

On December 22, 2025, the Acquired Fund’s NAV per share was $2.85 and the last reported sale price of a common share on the NYSE American was $3.00, representing a discount to NAV of 5.00%. On December 22, 2025, the Acquiring Fund’s NAV per share was $16.45 and the last reported sale price of a common share on the NYSE was $15.32, representing a discount to NAV of 6.87%.

Performance Information

The performance table below illustrates the past performance of an investment in shares of the Acquired Fund and Acquiring Fund by setting forth the average total return for the Acquired Fund and Acquiring Fund as of December 31, 2024. Each Fund’s fiscal year end is October 31 and information about the applicable Fund’s past performance for periods ended October 31 can be found in its Annual Report for the year ended October 31, 2024. A Fund’s past performance does not necessarily indicate how its shares will perform in the future and the deduction of taxes that a stockholder would pay on fund distributions or the sale of fund shares is not reflected in the below.

	Average Annual Total Return on NAV (%)				Average Annual Total Return on Market Value (%)
	Ten Years	Five Years	Three Years	One Year	Ten Years	Five Years	Three Years	One Year
Acquired Fund	0.19%	-1.84%	-3.36%	10.39%	6.18%	6.84%	3.65%	12.07%
Acquiring Fund	1.39%	0.09%	-1.56%	17.59%	1.76%	1.34%	-2.83%	29.01%

For the Acquired and Acquiring Fund Average Annual Total Return on NAV is based on changes in the NAV of Fund shares and assumes reinvestment of dividends and distributions, if any, at market prices pursuant to the dividend reinvestment program sponsored by the Fund’s transfer agent. Average Annual Total Return on Market Value is based on changes in the market price at which the Fund’s shares traded on the NYSE American during the period and assumes reinvestment of dividends and distributions, if any, at market prices pursuant to the dividend reinvestment program sponsored by the Fund’s transfer agent.

NET ASSET VALUE OF COMMON SHARES OF THE ACQUIRING FUND

Common stock of the Acquiring Fund is listed on the NYSE American. The NAV of the common stock of the Acquiring Fund is computed based upon the value of the Fund’s total assets. NAV is generally determined daily by the Acquiring Fund’s custodian as of the close of the regular trading session on each day that the NYSE is open for business. The NAV of the common stock of the Acquiring Fund is determined by calculating the total value of the Acquiring Fund’s assets (the value of the securities, plus cash or other assets, including interest accrued but not yet received), deducting its total liabilities (including accrued expenses, amount of any borrowings or dividends), and dividing the result by the number of common shares outstanding of the Acquiring Fund. The Acquiring Fund reserves the right to calculate the NAV more frequently if deemed desirable.

The Acquiring Fund values its securities at current market value or fair value, consistent with regulatory requirements. Long-term debt and other fixed-income securities are valued at the last quoted or evaluated bid price on the valuation date provided by an independent pricing service provider. If there are no current day bids, the security is valued at the previously applied bid. Pricing services generally price debt securities assuming orderly transactions of an institutional "round lot" size and the strategies employed by the Investment Manager as Valuation Designee generally trade in round lot sizes. In certain circumstances, some trades may occur in smaller "odd lot" sizes which may be effected at lower or higher prices than institutional round lot trades. Short-term debt securities (such as commercial paper and U.S. treasury bills) having a remaining maturity of 60 days or less are valued at amortized cost, if it represents the best approximation of fair value. Debt and other fixed-income securities are generally determined to be Level 2 investments.

Short-term investments are comprised of cash and cash equivalents invested in short-term investment funds which are redeemable daily. The Fund sweeps available cash into the State Street Institutional U.S. Government Money Market Fund, which has elected to qualify as a “government money market fund” pursuant to Rule 2a-7 under the 1940 Act, and has an objective, which is not guaranteed, to maintain a $1.00 per share NAV. Generally, these investment types are categorized as Level 1 investments.

Open-end mutual funds are valued at the respective NAV as reported by such company. The prospectuses for the registered open-end management investment companies in which the Acquiring Fund invests explain the circumstances under which those companies will use fair value pricing and the effects of using fair value pricing. Closed-end funds and exchange-traded funds are valued at the market price of the security at the Valuation Time (defined below). A security using any of these pricing methodologies is generally determined to be a Level 1 investment.

Derivatives are valued at fair value. Exchange traded derivatives are generally Level 1 investments and over-the-counter and centrally cleared derivatives are generally Level 2 investments. Forward foreign currency contracts are generally valued based on the bid price of the forward rates and the current spot rate. Forward exchange rate quotations are available for scheduled settlement dates, such as 1-, 3-, 6-, 9- and 12-month periods. An interpolated valuation is derived based on the actual settlement dates of the forward contracts held. Futures contracts are valued at the settlement price or at the last bid price if no settlement price is available. Interest rate swaps agreements are generally valued by an approved pricing agent based on the terms of the swap agreement (including future cash flows).

In the event that a security’s market quotations are not readily available or are deemed unreliable (for reasons other than because the foreign exchange on which it trades closes before the Valuation Time), the security is valued at fair value as determined by the Valuation Designee (defined below), taking into account the relevant factors and surrounding circumstances using valuation policies and procedures approved by the Board. Under normal circumstances the Valuation Time is as of the close of regular trading on the New York Stock Exchange ("NYSE") (usually 4:00 p.m. Eastern Time). A security that has been fair valued by the Investment Manager may be classified as Level 2 or Level 3 depending on the nature of the inputs

Pursuant to Rule 2a-5 under the 1940 Act, the Acquiring Fund Board designated abrdn Asia Limited as the valuation designee ("Valuation Designee") for the Acquiring Fund to perform the fair value determinations relating to Acquiring Fund investments for which market quotations are not readily available. In the event that a security’s market quotations are not readily available or are deemed unreliable (for reasons other than because the foreign exchange on which it trades closed before the Valuation Time), the security is valued at fair value as determined by the Valuation Designee, taking into account the relevant factors and surrounding circumstances using valuation and liquidity procedures approved by the Acquiring Fund’s Board of Directors. When an Acquiring Fund stockholder sells common shares, he or she will typically receive the market price for such common shares.

DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASE PLAN

The dividend reinvestment plan of the Acquiring Fund, described below, will be the dividend reinvestment plan of the Combined Fund.

The Acquiring Fund intends to distribute to stockholders substantially all of its net investment income and to distribute any net realized capital gains at least annually. Net investment income for this purpose is income other than net realized long-term and short-term capital gains net of expenses. Pursuant to the Dividend Reinvestment and Optional Cash Purchase Plan (the “Plan”), stockholders whose shares of common stock are registered in their own names will be deemed to have elected to have all distributions automatically reinvested by Computershare Trust Company N.A. (the “Plan Agent” or “Computershare”) in the Acquiring Fund shares pursuant to the Plan, unless such stockholders elect to receive distributions in cash. Stockholders who elect to receive distributions in cash will receive such distributions paid by check in US dollars mailed directly to the shareholder by the Plan Agent, as dividend paying agent. In the case of stockholders such as banks, brokers or nominees that hold shares for others who are beneficial owners, the Plan Agent will administer the Plan on the basis of the number of shares certified from time to time by the stockholders as representing the total amount registered in such stockholders’ names and held for the account of beneficial owners that have not elected to receive distributions in cash. Investors that own shares registered in the name of a bank, broker or other nominee should consult with such nominee as to participation in the Plan through such nominee and may be required to have their shares registered in their own names in order to participate in the Plan. Please note that the Acquiring Fund does not issue certificates so all shares will be registered in book entry form. The Plan Agent serves as agent for the stockholders in administering the Plan. If the Directors of the Acquiring Fund declare an income dividend or a capital gains distribution payable either in the Acquiring Fund’s common stock or in cash, nonparticipants in the Plan will receive cash and participants in the Plan will receive common stock, to be issued by the Acquiring Fund or purchased by the Plan Agent in the open market, as provided below. If the market price per share (plus expected per share fees) on the valuation date equals or exceeds NAV per share on that date, the Acquiring Fund will issue new shares to participants at NAV; provided, however, that if the NAV is less than 95% of the market price on the valuation date, then such shares will be issued at 95% of the market price. The valuation date will be the payable date for such distribution or dividend or, if that date is not a trading day on the NYSE American, the immediately preceding trading date. If NAV exceeds the market price of Acquiring Fund shares at such time, or if the Acquiring Fund should declare an income dividend or capital gains distribution payable only in cash, the Plan Agent will, as agent for the participants, buy Acquiring Fund shares in the open market, on the NYSE American or elsewhere, for the participants’ accounts on, or shortly after, the payment date. If, before the Plan Agent has completed its purchases, the market price exceeds the NAV of an Acquiring Fund share, the average per share purchase price paid by the Plan Agent may exceed the NAV of the Acquiring Fund’s shares, resulting in the acquisition of fewer shares than if the distribution had been paid in shares issued by the Acquiring Fund on the dividend payment date. Because of the foregoing difficulty with respect to open-market purchases, the Plan provides that if the Plan Agent is unable to invest the full dividend amount in open-market purchases during the purchase period or if the market discount shifts to a market premium during the purchase period, the Plan Agent will cease making open-market purchases and will receive the uninvested portion of the dividend amount in newly issued shares at the close of business on the last purchase date.

Participants have the option of making additional cash payments of a minimum of $50 per investment (by check, one-time online bank debit or recurring automatic monthly ACH debit) to the Plan Agent for investment in the Acquiring Fund’s common stock, with an annual maximum contribution of $250,000. The Plan Agent will wait up to three business days after receipt of a check or electronic funds transfer to ensure it receives good funds. Following confirmation of receipt of good funds, the Plan Agent will use all such funds received from participants to purchase Acquiring Fund shares in the open market on the 25th day of each month or the next trading day if the 25th is not a trading day.

If the participant sets up recurring automatic monthly ACH debits, funds will be withdrawn from his or her US bank account on the 20th of each month or the next business day if the 20th is not a banking business day and invested on the next investment date. The Plan Agent maintains all shareholder accounts in the Plan and furnishes written confirmations of all transactions in an account, including information needed by stockholders for personal and tax records. Shares in the account of each Plan participant will be held by the Plan Agent in the name of the participant, and each shareholder’s proxy will include those shares purchased pursuant to the Plan. There will be no brokerage charges with respect to common shares issued directly by the Acquiring Fund. However, each participant will pay a per share fee of $0.02 incurred with respect to the Plan Agent’s open market purchases in connection with the reinvestment of dividends, capital gains distributions and voluntary cash payments made by the participant. Per share fees include any applicable brokerage commissions the Plan Agent is required to pay.

Participants also have the option of selling their shares through the Plan. The Plan supports two types of sales orders. Batch order sales are submitted on each market day and will be grouped with other sale requests to be sold. The price will be the average sale price obtained by Computershare’s broker, net of fees, for each batch order and will be sold generally within 2 business days of the request during regular open market hours. Please note that all written sales requests are always processed by Batch Order. ($10 and $0.12 per share). Market Order sales will sell at the next available trade. The shares are sold real time when they hit the market, however an available trade must be presented to complete this transaction. Market Order sales may only be requested by phone at 1-800-647-0584 or using Investor Center through www.computershare.com/buyaberdeen. ($25 and $0.12 per share).

The receipt of dividends and distributions under the Plan will not relieve participants of any income tax that may be payable on such dividends or distributions. The Acquiring Fund or the Plan Agent may terminate the Plan as applied to any voluntary cash payments made and any dividend or distribution paid subsequent to notice of the termination sent to members of the Plan at least 30 days prior to the record date for such dividend or distribution. The Plan also may be amended by the Acquiring Fund or the Plan Agent, but (except when necessary or appropriate to comply with applicable law or the rules or policies of the SEC or any other regulatory authority) only by mailing a written notice at least 30 days’ prior to the effective date to the participants in the Plan. All correspondence concerning the Plan should be directed to the Plan Agent by phone at 1-800-647-0584, using Investor Center through www.computershare.com/buyaberdeen or in writing to Computershare Trust Company N.A., P.O. Box 43006, Providence, RI 02940-3078.

CERTAIN PROVISIONS OF THE ACQUIRING FUND’S CHARTER AND BYLAWS

The following description of certain provisions of the Acquiring Fund’s Articles of Amendment and Restatement and Bylaws is only a summary. For a complete description, please refer to the Articles of Amendment and Restatement and Bylaws, which have been filed as exhibits to the Proxy Statement/Prospectus.

The Articles of Amendment and Restatement and Bylaws include provisions that could delay, defer or prevent other entities or persons from acquiring control of the Acquiring Fund, causing the Acquiring Fund to engage in certain transactions or modifying the Acquiring Fund’s structure. Furthermore, these provisions may have the effect of depriving stockholders of the opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of the Acquiring Fund. These provisions, which are summarized below, may be regarded as “anti-takeover” provisions. The following is only a summary and is qualified in its entirety by reference to the Acquiring Fund’s Charter and bylaws.

The Articles of Amendment and Restatement has a provision requiring a vote of at least 75% of the Acquiring Fund’s common and preferred stock, voting as a single class for certain transactions. Such transactions include (i) charter amendments to make the common stock a redeemable security, unless approved by a vote of 75% of the Continuing Directors (as defined below), (ii) any stockholder proposal as to specific investment decisions with respect to the Acquiring Fund’s assets, and (iii) any Business Combination (as defined below), unless either (A) the Business Combination is approved by a vote of 75% of the Continuing Directors or (B) certain requirements regarding the consideration to be paid in the Business Combination and other conditions set forth in the Acquiring Fund’s charter are satisfied. The term “Business Combination” means (A) any merger or consolidation of the Acquiring Fund with any other person, (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any other person of any assets of the Acquiring Fund having an aggregate fair market value of $1,000,000 or more except for portfolio transactions of the Acquiring Fund effected in the ordinary course of the Acquiring Fund’s business; or (C) the issuance or transfer by the Acquiring Fund (in one transaction or a series of transactions) of any securities of the Acquiring Fund to any other person in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more excluding (x) sales of any securities of the Acquiring Fund in connection with a public offering thereof, (y) issuances of any securities of the Acquiring Fund pursuant to a dividend reinvestment plan adopted by the Acquiring Fund and (z) issuances of any securities of the Acquiring Fund upon the exercise of any stock subscription rights distributed by the Acquiring Fund.

The term “Continuing Director” means any member of the Board of Directors of the Acquiring Fund who is not an Interested Party or an Affiliate of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors. An “Interested Party” includes any person, other than an investment company advised by the Investment Manager or any of its affiliates, which proposes to enter into a Business Combination with the Acquiring Fund.

The Acquiring Fund has elected to be subject to certain provisions of Maryland law that make it more difficult for challengers to gain control of the Board. Articles Supplementary approved by the Board of Directors subject the Acquiring Fund to certain provisions of Subtitle 8 of the Maryland General Corporation Law with respect to unsolicited takeovers. These provisions: (i) provide that the stockholders of the Acquiring Fund may remove any Director by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of Directors (and since the Acquiring Fund’s directors have been divided into classes, a director may not be removed without cause), (ii) require that the number of Directors of the Acquiring Fund shall be fixed only by the vote of the Board of Directors, (iii) provide that a vacancy on the Board of Directors due to an increase in the size of the Board or the death, resignation or removal of a Director, may be filled only by the affirmative vote of the majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and (iv) provide that the Secretary of the Acquiring Fund may call a stockholder-requested special meeting only on the written request of the stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Additionally, as described below, the Acquiring Fund’s bylaws contain certain provisions that may tend to make a change of control of the Acquiring Fund more difficult.

The Bylaws:

1. Provide for three classes of Directors elected by common stockholders, with staggered terms. Each year, directors are elected for three-year terms and until their successors are duly elected and qualify. Only one class of those Directors is up for election each year, so that two years would be required to change a majority of the Acquiring Fund’s Directors.

2. Establish procedures for stockholder-requested special meetings upon the written request of stockholders entitled to cast not less than a majority of all the votes cast at such meeting, including procedures for setting the record date for the stockholders entitled to request a special meeting, procedures for setting the record date for the meeting and the time, place and date of the meeting and specific provisions governing who shall chair the meeting. Consistent with the Maryland General Corporation Law, stockholders requesting a meeting would be required to disclose the purpose of the meeting and the matters to be proposed for action at the meeting.

3. Require a stockholder to give written advance notice and other information to the Acquiring Fund of the stockholder’s nominees for Directors and proposals for other business to be considered at stockholders meetings.

4. Establish qualifications for Acquiring Fund Directors. These qualifications are designed to assure that individuals have the type of background and experience necessary to provide competent service as Directors of a closed-end fund that invests in fixed income globally. To qualify as a nominee for a Acquiring Fund Directorship, a candidate must (a) have at least 5 years’ experience in either investment management, economics, public accounting or Australian business; (b) have a college undergraduate degree in economics, finance, business administration, accounting, or engineering, or a professional degree in law, engineering, or medicine from an accredited university or college in the United States, Australia, the United Kingdom, Canada or New Zealand or the equivalent degree from an equivalent institution of higher learning in another country; and (c) not have violated any provision of the U.S. federal or state securities laws, or comparable laws of another country. In addition, the Acquiring Fund’s Nominating and Corporate Governance Committee shall apply the Acquiring Fund’s Conflict of Interest and Corporate Opportunities Policy as a standard in selecting nominees to ensure that an incumbent nominee has not violated the Policy and that a non-incumbent nominee would not be in violation of the Policy if elected. Directors who served in such capacity as of September 13, 2004, the initial date of adoption of the qualifications for Acquiring Fund Directors are exempted from these requirements (except compliance with the Acquiring Fund’s conflict of interest policy) because they had become qualified through past experience as Directors of the Acquiring Fund. Nevertheless, almost all current Directors satisfy the Acquiring Fund’s qualification requirements. No person shall be qualified to be a Director unless the Nominating and Corporate Governance Committee, in consultation with Fund counsel, determines that such person, if elected, would not cause the Acquiring Fund to be in violation of applicable law, regulation or regulatory interpretation, the Acquiring Fund’s charter or any general policy adopted by the Board regarding retirement age or specifying proportions of Directors who may be “interested persons,” as defined in the 1940 Act.

5. Provide that a director shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote in the election of such director.

6. Reserve to the Board the exclusive power to adopt, alter, or repeal any provision of the bylaws or to make new bylaws, unless otherwise provided in the bylaws.

7. Provide that Directors and officers are entitled to indemnification and that the Acquiring Fund may pay or reimburse expenses of Directors and officers to the maximum extent permitted by Maryland law and the 1940 Act.

APPRAISAL RIGHTS

Stockholders of the Acquired Fund and stockholders of the Acquiring Fund do not have appraisal rights in connection with the proposed transactions.

FINANCIAL HIGHLIGHTS

The Acquired Fund

The information shown below has been audited by KPMG LLP, the Acquired Fund’s independent registered public accounting firm, unless identified as unaudited. Financial statements for the fiscal year ended October 31, 2024, and the Report of the Independent Registered Public Accounting Firm thereon, appear in the Acquired Fund’s Annual Report for the fiscal year ended October 31, 2024, which is available at https://www.aberdeeninvestments.com/en-us/investor/investment-solutions/closed-end-funds and upon request.

	For the Six-Month Period Ended April 30,		For the Fiscal Years Ended October 31,
	2025		2024		2023	2022	2021	2020
	(unaudited)
PER SHARE OPERATING PERFORMANCE:
Net asset value per common share, beginning of period	$3.55		$3.74		$3.98	$6.28	$6.55	$7.83
Net investment income(a)	0.10		0.20		0.19	0.25	0.31	0.32
Net realized and unrealized gains/(losses) on investments, interest rate swaps, futures contracts and foreign currency transactions	(0.12)		0.45		0.24	(1.92)	0.22	(0.76)
Total from investment operations applicable to common shareholders	(0.02)		0.65		0.43	(1.67)	0.53	(0.44)
Distributions to common shareholders from:
Net investment income	(0.42)		(0.21)		(0.19)	(0.10)	(0.21)	(0.17)
Return of capital	–		(0.63)		(0.65)	(0.74)	(0.63)	(0.67)
Total distributions	(0.42)		(0.84)		(0.84)	(0.84)	(0.84)	(0.84)
Capital Share Transactions: Impact of shelf offering	–		–		0.17	0.21	0.04	–
Net asset value per common share, end of period	$3.11		$3.55		$3.74	$3.98	$6.28	$6.55
Market price, end of period	$5.90		$5.84		$6.09	$4.50	$8.35	$6.80
Total Investment Return Based on(b):
Market price	8.77%		12.07%		58.66%	(37.38)%	36.38%	(8.35)%
Net asset value	(5.68	)%(c)	10.93	%(c)	10.17%	(26.36)%	6.49%	(5.18)%
Ratio to Average Net Assets Applicable to Common Shareholders/Supplementary Data:
Net assets applicable to common shareholders, end of period (000 omitted)	$41,866		$47,734		$50,128	$43,778	$55,666	$57,148
Average net assets applicable to common shareholders (000 omitted)	$45,537		$50,816		$51,781	$48,635	$58,918	$60,738
Gross operating expenses, excluding fee waivers	5.63	%(d)	5.31%		4.59%	3.18%	2.66%	2.93%
Net operating expenses, net of fee waivers	5.57	%(d)	5.28%		4.53%	3.11%	2.62%	2.89%
Net operating expenses, excluding interest expense, net of fee waivers	3.03	%(d)	2.50%		2.38%	2.25%	2.19%	2.11%
Net Investment income	5.81	%(d)	5.29%		4.70%	5.06%	4.57%	4.63%
Portfolio turnover	13	%(e)	34%		35%	39%	44%	75%
Revolving credit facility outstanding (000 omitted)	$18,300		$22,050		$20,350	$17,350	$21,900	$20,300
Asset coverage ratio on revolving credit facility at period end(f)	329%		316%		346%	352%	354%	382%
Asset coverage per $1,000 on revolving credit facility at period end(g)	$3,288		$3,165		$3,463	$3,523	$3,542	$3,815

(a)	Based on average shares outstanding.

(b)	Total investment return based on market value is calculated assuming that shares of the Fund’s common stock were purchased at the closing market price as of the beginning of the period, dividends, capital gains and other distributions were reinvested as provided for in the Fund’s dividend reinvestment plan and then sold at the closing market price per share on the last day of the period. The computation does not reflect any sales commission investors may incur in purchasing or selling shares of the Fund. The total investment return based on the net asset value is similarly computed except that the Fund’s net asset value is substituted for the closing market value.

(c)	The total return shown above includes the impact of financial statement rounding of the NAV per share and/or financial statement adjustments.

(d)	Annualized.

(e)	Not annualized.

(f)	Asset coverage ratio is calculated by dividing net assets plus the amount of any borrowings for investment purposes by the amount of any senior securities, which includes the revolving credit facility and then multiplying by $1,000.

(g)	Asset coverage ratio is calculated by dividing net assets as of each fiscal period end plus the amount of any borrowings for investment purposes outstanding as of each fiscal period end by the amount of any borrowings as of each fiscal period end, and then multiplying by $1,000.

	For the Fiscal Years Ended October 31,
	2019	2018	2017	2016		2015
PER SHARE OPERATING PERFORMANCE(a):
Net asset value per common share, beginning of year	$7.99	$9.17	$9.22	$9.38		$11.49
Net investment income	0.35	0.44	0.47	0.33	(b)	0.39
Net realized and unrealized gains/(losses) on investments, interest rate swaps, futures contracts and foreign currency transactions	0.33	(0.78)	0.32	0.33		(1.71)
Total from investment operations applicable to common shareholders	0.68	(0.34)	0.79	0.66		(1.32)
Distributions to common shareholders from:
Net investment income	(0.36)	(0.16)	(0.14)	–		(0.76)
Tax return of capital	(0.48)	(0.68)	(0.70)	(0.84)		(0.08)
Total distributions	(0.84)	(0.84)	(0.84)	(0.84)		(0.84)
Capital Share Transactions: Impact of open market repurchase program (Note 6)	–	–	–	0.02		0.05
Total from capital transactions	–	–	–	0.02		0.05
Net asset value per common share, end of year	$7.83	$7.99	$9.17	$9.22		$9.38
Market value, end of year	$8.41	$8.22	$8.96	$8.46		$8.11
Total Investment Return Based on(c):
Market value	13.46%	1.27%	16.74%	15.48%		(15.54)%
Net asset value	8.68%	(3.81)%	9.63%	8.81	%(b)	(10.30)%
Ratio to Average Net Assets Applicable to
Common Shareholders/Supplementary Data:
Net assets applicable to common shareholders, end of year (000 omitted)	$68,335	$69,693	$79,995	$80,606		$82,947
Average net assets applicable to common shareholders (000 omitted)	$69,229	$76,372	$79,658	$81,601		$93,299
Net operating expenses, net of fee waivers	3.45%	3.03%	2.77%	2.47%		2.55	%(d)
Net operating expenses, excluding fee waivers	3.46%	3.06%	2.78%	2.49%		2.56	%(d)
Net operating expenses, excluding interest expense, net of fee waivers	2.04%	1.89%	1.98%	1.90%		2.09	%(d)
Net investment income	4.47%	5.04%	5.18%	3.59	%(b)	3.77%
Portfolio turnover	59%	45%	95%	80%		41%
Senior securities (loan facility) outstanding (000 omitted)	$29,300	$28,600	$31,500	$31,500		$31,500
Asset coverage ratio on revolving credit facility at year end	333%	344%	354%	356%		363%
Asset coverage per $1,000 on revolving credit facility at year end(e)	$3,332	$3,437	$3,540	$3,559		$3,633

(a)	Based on average shares outstanding.

(b)	Included within Net Investment Income per share, Total Return, and Ratio of Net Investment Income to Average Net Assets are the effects of a one-time reimbursement for overbilling of prior years’ custodian out-of-pocket fees. If such amounts were excluded, the Net Investment Income per share, Total Investment Return on Net Asset Value, and Ratio of Net Investment Income to Average Net Assets would have been $0.31, 8.58%, and 3.36%.

(c)	Total investment return based on market value is calculated assuming that shares of the Fund’s common stock were purchased at the closing market price as of the beginning of the period, dividends, capital gains and other distributions were reinvested as provided for in the Fund’s dividend reinvestment plan and then sold at the closing market price per share on the last day of the period. The computation does not reflect any sales commission investors may incur in purchasing or selling shares of the Fund. The total investment return based on the net asset value is similarly computed except that the Fund’s net asset value is substituted for the closing market value.

(d)	The expense ratio includes a one-time expense associated with the January 2011 shelf offering costs attributable to the registered but unsold shares that expired in January 2015.

(e)	Asset coverage ratio is calculated by dividing net assets plus the amount of any borrowings, including Series A Mandatory Redeemable Preferred Shares, for investment purposes by the amount of any borrowings.

Amounts listed as “–” are $0 or round to $0.

The Acquiring Fund

The information shown below has been audited by KPMG LLP, the Acquiring Fund’s independent registered public accounting firm, unless identified as unaudited. Financial statements for the fiscal year ended October 31, 2024, and the Report of the Independent Registered Public Accounting Firm thereon, appear in the Acquiring Fund’s Annual Report for the fiscal year ended October 31, 2024, which is available at https://www.aberdeeninvestments.com/en-us/investor/investment-solutions/closed-end-funds and upon request.

	For the Six-Month Period Ended April 30,		For the Fiscal Years Ended October 31,
	2025		2024	2023	2022	2021	2020
	(unaudited)
PER SHARE OPERATING PERFORMANCE(a):
Net asset value per common share, beginning of period	$17.70		$16.98	$17.10	$26.28	$27.90	$29.28
Net investment income(b)	0.54		0.99	1.08	1.02	1.08	0.90
Net realized and unrealized gains/(losses) on investments, interest rate swaps, futures contracts and foreign currency transactions	(0.58)		1.71	0.78	(8.22)	(0.72)	(0.30)
Total from investment operations applicable to common shareholders	(0.04)		2.70	1.86	(7.20)	0.36	0.60
Distributions to common shareholders from:
Net investment income	(0.99)		(0.95)	(0.90)	(0.54)	(1.08)	(0.42)
Net realized gains	–		–	–	–	–	(0.06)
Return of capital	–		(1.03)	(1.08)	(1.44)	(0.90)	(1.50)
Total distributions	(0.99)		(1.98)	(1.98)	(1.98)	(1.98)	(1.98)
Net asset value per common share, end of period	$16.67		$17.70	$16.98	$17.10	$26.28	$27.90
Market price, end of period	$15.49		$16.40	$14.34	$14.22	$25.32	$22.80
Total Investment Return Based on(c):
Market price	0.60%		29.01%	13.96%	(37.59)%	19.87%	(2.82)%
Net asset value	0.32%		17.59%	12.21%	(27.70)%	1.67%	3.56%
Ratio to Average Net Assets Applicable to Common Shareholders/Supplementary Data(d):
Net assets applicable to common shareholders, end
of period (000 omitted)	$688,005		$730,712	$700,835	$705,932	$1,085,384	$1,151,847
Average net assets applicable to common
shareholders (000 omitted)	$700,762		$743,325	$767,851	$919,052	$1,165,019	$1,145,806
Gross operating expenses	4.20	%(e)	3.31%	3.33%	3.15%	2.57%	2.87%
Net operating expenses, excluding interest expense and distributions to Series A and Series B
Mandatory Redeemable Preferred Shares	1.41	%(e)	1.27%	1.29%	1.36%	1.16%	1.32%
Net Investment income	6.41	%(e)	5.48%	5.86%	4.71%	3.75%	3.29%
Portfolio turnover	11	%(f)	30%	21%	26%	44%	88%
Senior securities outstanding (000 omitted)	$326,000		$326,000	$326,000	$315,000	$450,000	$415,000
Preferred shares outstanding (000 omitted)	$100,000		$100,000	$–	$50,000	$50,000	$50,000
Asset coverage ratio on senior securities at period end(g)	342%		355%	315%	340%	352%	390%
Asset coverage per $1,000 on senior securities at period end	$3,417		$3,548	$3,150	$3,400	$3,523	$3,896
Asset coverage ratio on total leverage at period end (h)	262%		272%	315%	293%	317%	348%
Asset coverage per $1,000 on total leverage at period end	$2,615		$2,715	$3,150	$2,934	$3,171	$3,477
Liquidation value per share of preferred shares	$25		$25	$–	$25	$25	$25

(a)	On September 9th, 2024, the Fund implemented a 1 for 6 reverse stock split. Net asset value and per share amounts have been updated to reflect the transaction.

(b)	Based on average shares outstanding.

(c)	Total investment return based on market value is calculated assuming that shares of the Fund’s common stock were purchased at the closing market price as of the beginning of the period, dividends, capital gains and other distributions were reinvested as provided for in the Fund’s dividend reinvestment plan and then sold at the closing market price per share on the last day of the period. The computation does not reflect any sales commission investors may incur in purchasing or selling shares of the Fund. The total investment return based on the net asset value is similarly computed except that the Fund’s net asset value is substituted for the closing market value.

(d)	Ratios calculated on the basis of income, expenses and preferred share dividends applicable to both the common and preferred shares relative to the average net assets of common shareholders. For the fiscal years ended October 31, 2024, 2023, 2022, 2021 and 2020, the ratios of net investment income before preferred stock dividends to average net assets of common shareholders were 5.53%, 5.95%, 4.91%, 3.93%, and 3.47%, respectively.

(e)	Annualized.

(f)	Not annualized.

(g)	Asset coverage ratio is calculated by dividing net assets as of each fiscal period end plus the amount of any borrowings, including Series A and Series B Mandatory Redeemable Preferred Shares, for investment purposes outstanding as of each fiscal period end by the amount of any long-term debt obligations, which includes the senior secured notes and revolving credit facility outstanding as of each fiscal period end.

(h)	Asset coverage ratio is calculated by dividing net assets as of each fiscal period end plus the amount of any borrowings for investment purposes outstanding as of each fiscal period end by the amount of any borrowings as of each fiscal period end, and then multiplying by $1,000.

Amounts listed as “–” are $0 or round to $0.

	For the Fiscal Years Ended October 31,
	2019	2018	2017	2016	2015
PER SHARE OPERATING PERFORMANCE(a):
Net asset value per common share, beginning of year	$4.59	$5.43	$5.69	$5.57	$6.58
Net investment income	0.18	0.21	0.23	0.24	0.28
Net realized and unrealized gains/(losses) on investments, interest rate swaps, futures contracts and foreign currency transactions	0.48	(0.64)	(0.07)	0.29	(0.88)
Total from investment operations applicable to common shareholders	0.66	(0.43)	0.16	0.53	(0.60)
Distributions to Series A Mandatory Redeemable Preferred Shares: Net investment income	–	–	–	–	–
Distributions to common shareholders from: Net investment income	(0.12)	(0.25)	(0.26)	(0.24)	(0.40)
Tax return of capital	(0.25)	(0.17)	(0.16)	(0.18)	(0.02)
Total distributions to shareholders	(0.37)	(0.42)	(0.42)	(0.42)	(0.42)
Capital Share Transactions: Impact due to open market repurchase policy (Note 6)	–	0.01	–	0.01	0.01
Total capital share transactions	–	0.01	–	0.01	0.01
Net asset value per common share, end of year	$4.88	$4.59	$5.43	$5.69	$5.57
Market value, end of year	$4.25	$3.93	$5.03	$4.92	$4.75
Total Investment Return Based on(b):
Market value	18.12%	(14.29)%	11.19%	12.90%	(12.38)%
Net asset value	16.13%	(7.27)%	3.79%	11.35%	(8.19)%
Ratio to Average Net Assets Applicable to Common Shareholders/Supplementary Data(c):
Net assets applicable to common shareholders, end of year (000 omitted)	$1,208,154	$1,142,604	$1,369,104	$1,440,351	$1,427,649
Average net assets applicable to common shareholders (000 omitted)	$1,194,235	$1,290,606	$1,382,050	$1,433,905	$1,549,308
Net operating expenses	2.84%	2.67%	2.42%	2.23%	2.15%
Net operating expenses without reimbursement	2.84%	2.67%	2.42%	2.23%	2.15%
Net operating expenses, excluding interest expense and distributions to Series A Mandatory Redeemable Preferred Shares	1.22%	1.17%	1.15%	1.14%	1.14%
Net investment income	3.68%	4.14%	4.17%	4.30%	4.65%
Portfolio turnover	46%	44%	57%	52%	45%
Leverage (senior securities) outstanding (000 omitted)	$531,000	$505,000	$550,000	$525,000	$525,000
Leverage (preferred stock) outstanding (000 omitted)	$50,000	$50,000	$50,000	$50,000	$50,000
Asset coverage ratio on long-term debt obligations at year end(d)	337%	336%	358%	384%	381%
Asset coverage per$1,000 on long-term debt obligations at year end	$3,369	$3,362	$3,580	$3,839	$3,815
Asset coverage ratio on total leverage at year end(e)	308%	306%	328%	350%	348%
Asset coverage per share on total leverage at year end	$3,079	$3,059	$3,282	$3,505	$3,483

(a)	Based on average shares outstanding.

(b)	Total investment return based on market value is calculated assuming that shares of the Fund’s common stock were purchased at the closing market price as of the beginning of the period, dividends, capital gains and other distributions were reinvested as provided for in the Fund’s dividend reinvestment plan and then sold at the closing market price per share on the last day of the period. The computation does not reflect any sales commission investors may incur in purchasing or selling shares of the Fund. The total investment return based on the net asset value is similarly computed except that the Fund’s net asset value is substituted for the closing market value.

(c)	Ratios calculated on the basis of income, expenses and preferred share dividends applicable to both the common and preferred shares relative to the average net assets of common shareholders. For the fiscal years ended October 31, 2019, 2018, 2017, 2016 and 2015, the ratios of net investment income before preferred stock dividends to average net assets of common shareholders were 3.85%, 4.30%, 4.32%, 4.16% and 4.79% respectively

(d)	Asset coverage ratio is calculated by dividing net assets plus the amount of any borrowings, including Series A Mandatory Redeemable Preferred Shares, for investment purposes by the amount of any long-term debt obligations, which includes the senior secured notes, revolving credit facility and term loans.

(e)	Asset coverage ratio is calculated by dividing net assets plus the amount of any borrowings, including Series A Mandatory Redeemable Preferred Shares, for investment purposes by the amount of any borrowings.

Amounts listed as “–” are $0 or round to $0.

Senior Securities

The following table sets forth information about the Acquiring Fund’s outstanding senior securities as of the Acquiring Fund’s last ten fiscal years. The Acquiring Fund’s senior securities during this time period are comprised of borrowings and outstanding preferred shares, which constitute “senior securities” as defined in the 1940 Act. The information in this table for the fiscal years ended 2024, 2023, 2022, 2021 and 2020 has been audited by KPMG, independent registered public accounting firm. The report of KPMG thereon, is filed as an exhibit hereto.

Fiscal Year Ended	Title of Security	Total Principal Amount Outstanding		Aggregate Liquidation Preference	Asset Coverage per $1,000 of Principal Amount(2)(3)	Net asset coverage per share of preferred shares at year end(4)	Liquidating Preference Per Share
October 31, 2024	Senior Secured Revolving Credit Facility	$326,000,000		--	$3,548	--	--
	Series B Mandatory Redeemable Preferred Shares	$100,000,000		$100,000,000	$2,715	$289.18	$25.00
October 31, 2023	Senior Secured Revolving Credit Facility	$326,000,000	(1)	--	$3,150	--	--
October 31, 2022	Senior Secured Revolving Credit Facility	$315,000,000	(1)	--	$3,400	--	--
	Series A Mandatory Redeemable Preferred Shares	$50,000,000		$50,000,000	$2,934	$535.47	$25.00
October 31, 2021	Senior Secured Revolving Credit Facility	$450,000,000	(1)	--	$3,523	--	--
	Series A Mandatory Redeemable Preferred Shares	$50,000,000		$50,000,000	$3,171	$792.69	$25.00
October 31, 2020	Senior Secured Revolving Credit Facility	$415,000,000	(1)	--	$3,896	--	--
	Series A Mandatory Redeemable Preferred Shares	$50,000,000		$50,000,000	$3,477	$808.42	$25.00
October 31, 2019	Senior Secured Revolving Credit Facility	$531,000,000	(1)	--	$3,369	--	--
	Series A Mandatory Redeemable Preferred Shares	$50,000,000		$50,000,000	$3,079	$894.58	$25.00
October 31, 2018	Senior Secured Revolving Credit Facility	$505,000,000	(1)	--	$3,362	--	--
	Series A Mandatory Redeemable Preferred Shares	$50,000,000		$50,000,000	$3,059	$848.80	$25.00
October 31, 2017	Senior Secured Revolving Credit Facility	$550,000,000	(1)	--	$3,580	--	--
	Series A Mandatory Redeemable Preferred Shares	$50,000,000		$50,000,000	$3,282	$984.55	$25.00
October 31, 2016	Senior Secured Revolving Credit Facility	$525,000,000	(1)	--	$3,839	--	--
	Series A Mandatory Redeemable Preferred Shares	$50,000,000		$50,000,000	$3,505	$1,007.68	$25.00
October 31, 2015	Senior Secured Revolving Credit Facility	$525,000,000	(1)	--	$3,815	--	--
	Series A Mandatory Redeemable Preferred Shares	$50,000,000		$50,000,000	$3,483	$894.58	$25.00

(1)	Principal amount outstanding represents the principal amount owed by the Fund to lenders under credit facility arrangements in place at the time.
(2)	Asset coverage per $1,000 on senior securities is calculated by dividing total assets (less all liabilities and indebtedness not represented by secured senior securities representing indebtedness or the liquidation preferences of preferred shares) as of each fiscal period end by the amount of any senior securities, which includes the revolving credit facility as of each fiscal period end.
(3)	Asset coverage per $1,000 on total leverage is calculated as the Fund's total assets, less all liabilities and indebtedness not represented by the Fund's senior securities or the a liquidation preference of preferred shares, divided by secured senior securities representing indebtedness plus the aggregate liquidation preference of preferred shares and then multiplying by $1,000.

(4)	Net asset coverage per share of preferred shares is calculated by subtracting the fund's total liabilities (not including senior securities or the liquidation preference of preferred shares) from the fund's total assets and dividing by shares of outstanding preferred stock (based on a per share liquidation preference of $25.00).

INFORMATION ABOUT THE REORGANIZATION

Pursuant to the Reorganization Agreement (a form of which is attached as Appendix A to this Proxy Statement/Prospectus), the Acquired Fund will transfer all of its assets to the Acquiring Fund and the Acquiring Fund will assume all or substantially all of the Acquired Fund’s liabilities and obligations in exchange solely for newly issued common stock of the Acquiring Fund, which will be distributed by the Acquired Fund to its stockholders in the form of a liquidating distribution. Acquiring Fund common stock issued to the Acquired Fund stockholders will have an aggregate NAV equal to the aggregate NAV of the Acquired Fund’s outstanding common stock immediately prior to the Reorganization. Each stockholder of the Acquired Fund will receive the number of Acquiring Fund common stock corresponding to his or her proportionate interest in the common stock of the Acquired Fund (with cash in lieu of fractional shares of the Acquiring Fund, which may be taxable). The Reorganization, together with related acts necessary to consummate the same, shall occur at the principal office of the Acquiring Fund or via electronic exchange of documents in the first quarter of 2026 and after satisfaction or waiver of the conditions precedent to the Closing, immediately after the close of regular trading on the NYSE, or at such other place and/or on such other date as to which the parties may agree. As soon as practicable after the Closing Date for the Reorganization, the Acquired Fund will dissolve pursuant to Maryland law.

The distribution of Acquiring Fund common stock to the Acquired Fund stockholders will be accomplished by opening new accounts on the books of the Acquiring Fund in the names of the stockholders of the Acquired Fund and transferring to those stockholder accounts Acquiring Fund common stock. Each newly-opened account on the books of the Acquiring Fund for the former stockholders of the Acquired Fund will represent the respective pro rata number of Acquiring Fund common stock due to such stockholder.

TERMS OF THE REORGANIZATION AGREEMENT

The following is a summary of the significant terms of the Reorganization Agreement. The form of Reorganization Agreement is attached as Appendix A to the Proxy Statement/Prospectus.

Valuation of Common stock

The NAV per Acquiring Fund share shall be computed as of the time at which the Acquired Fund and the Acquiring Fund calculate their NAV as set forth in their respective prospectuses (normally the close of regular trading on the NYSE) on the Closing Date (the “Effective Time”), after the declaration and payment of any dividends and/or other distributions on that date. At the closing of the Reorganization, the Reorganization Agreement sets forth that the Acquired Fund assets will be valued in accordance with the Acquired Fund’s valuation procedures as approved by the Board of the Acquired Fund; provided, however, in the event of any inconsistency, the Acquired Fund and Acquiring Fund may confer and mutually agree on the valuation, subject to approval by the Board of Directors of the Acquired Fund and Board of Directors of the Acquiring Fund. Upon the consummation of the Reorganization, the assets transferred to the Acquiring Fund will be valued pursuant to the Acquiring Fund’s valuation procedures as approved by the Board of Directors of the Acquiring Fund, which are identical to the Acquired Fund’s valuation procedures.

Calculation of Number of Acquiring Fund Shares

As of the Effective Time, each Acquired Fund share outstanding immediately prior to the Effective Time shall be exchanged for Acquiring Fund shares in an amount equal to the ratio of the NAV per share of the Acquired Fund to the NAV per share of the Acquiring Fund. No fractional Acquiring Fund shares will be distributed unless such shares are to be held in a dividend reinvestment plan account. In the event Acquired Fund stockholders would be entitled to receive fractional Acquiring Fund shares, the Acquiring Fund’s transfer agent will aggregate such fractional shares and sell the resulting whole shares on the exchange on which such shares are listed for the account of all such Acquired Fund stockholders, and each such Acquired Fund stockholder will be entitled to a pro rata share of the proceeds from such sale. With respect to the aggregation and sale of fractional Acquiring Fund shares, the Acquiring Fund’s transfer agent will act directly on behalf of the Acquired Fund stockholders entitled to receive fractional shares and will accumulate such fractional shares, sell the shares and distribute the cash proceeds net of brokerage commissions, if any, directly to Acquired Fund stockholders entitled to receive the fractional shares (without interest and subject to withholding taxes).

Conditions

Under the terms of the Reorganization Agreement, the Reorganization is conditioned upon, among other things, approval of the Proposal at the Special Meeting by stockholders of the Acquired Fund and each Fund’s receipt of certain routine certificates and legal opinions.

Termination

The Reorganization Agreement may be terminated (i) by mutual agreement of the parties at any time prior to the Effective Time, if circumstances should develop that, in the opinion of such Board of the Acquiring Fund and the Board of the Acquired Fund, make proceeding with the Reorganization Agreement inadvisable; or (ii) if one party breaches any representation, warranty or agreement contained in the Reorganization Agreement to be performed at or before the Closing Date, which breach would give rise to the failure of a condition precedent to the obligation of a party as set forth in the Reorganization Agreement, and it is not cured within 30 days after being provided notice by the non-breaching party.

Expenses of the Reorganization

abrdn Asia Limited and its affiliates will bear certain expenses (for example, legal and solicitation costs) incurred in connection with the Reorganization, except as otherwise disclosed in the proxy statements to Acquired Fund stockholders including portfolio transaction costs and certain taxes, whether or not the Reorganization is consummated. The expenses of the Reorganization expected to be borne by abrdn Asia Limited, aIL and their affiliates are estimated to be approximately $450,000. To the extent there are any transaction costs (including brokerage commissions, transaction charges and related fees) associated with the sales and purchases of portfolio holdings made in connection with the Reorganization, these will be borne by the Acquired Fund with respect to the portfolio transitioning and payments to settle the Acquired Fund’s outstanding leverage under its credit facility and borne by the Combined Fund with respect to the portfolio transitioning conducted after closing of the Reorganization.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

Treatment as a Tax-Free Reorganization

The Reorganization is intended to qualify as a tax-free reorganization for federal income tax purposes under section 368(a) of the Code. As a condition to the closing of the Reorganization, the Acquired Fund and the Acquiring Fund each will receive an opinion from Dechert LLP, dated as of the Closing Date, regarding the characterization of the Reorganization as a “reorganization” within the meaning of section 368(a) of the Code. The opinion of Dechert LLP will be based on U.S. federal income tax law in effect on the Closing Date. In rendering its opinion, Dechert LLP will also rely upon certain representations of the management of the Acquired Fund and the Acquiring Fund and assume, among other things, that the Reorganization will be consummated in accordance with the Reorganization Agreement and other operative documents and as described herein.

As a reorganization, the U.S. federal income tax consequences of the Reorganization can be summarized as follows:

•	The transfer of the Acquired Fund assets in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of all or substantially all liabilities of the Acquired Fund followed by the distribution by the Acquired Fund of the Acquiring Fund shares to the Acquired Fund stockholders in exchange for their Acquired Fund shares in liquidation of the Acquired Fund pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a “reorganization” within the meaning of section 368(a)(1) of the Code;

•	No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Acquired Fund assets solely in exchange for the Acquiring Fund shares and the assumption by the Acquiring Fund of all or substantially all liabilities of the Acquired Fund;

•	No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund assets to the Acquiring Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of all or substantially all liabilities or upon the distribution of the Acquiring Fund shares to the Acquired Fund stockholders in exchange for their Acquired Fund shares, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in section 1256(b) of the Code or stock in a passive foreign investment company, as defined in section 1297(a) of the Code;

•	No gain or loss will be recognized by the Acquired Fund stockholders upon the exchange of the Acquired Fund shares for Acquiring Fund shares (except with respect to cash received in lieu of fractional shares of the Acquiring Fund);

•	The aggregate tax basis for the Acquiring Fund shares received by each Acquired Fund stockholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by each such Acquired Fund stockholder immediately prior to the Reorganization (reduced by any amount of tax basis allocable to fractional shares of the Acquiring Fund for which cash is received);

•	The holding period of the Acquiring Fund shares to be received by each Acquired Fund stockholder will include the period during which the Acquired Fund shares surrendered in exchange therefor were held (provided such Acquired Fund shares were held as capital assets on the date of the Reorganization);

•	Except for assets which may be marked to market for federal income tax purposes as a consequence of a termination of the Acquired Fund’s taxable year, the tax basis of the Acquired Fund assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund in exchange therefor;

•	The holding period of the Acquired Fund assets in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund (except where the investment activities of the Acquiring Fund have the effect of reducing or eliminating such periods with respect to an Acquired Fund asset); and

•	The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383, and 384 of the Code and the United States Treasury regulations promulgated thereunder.

The Funds have not sought a tax ruling from the IRS. Opinions of counsel are not binding upon the IRS or the courts. If the Reorganization is consummated but does not qualify as a tax free reorganization under the Code, for any reason, including as a result of the Acquired Fund not being able to legally transfer the Sanctioned Russian Assets in advance of the Reorganization, and thus is taxable, the Acquired Fund would recognize gain or loss on the transfer of its assets to the Acquiring Fund and each stockholder of the Acquired Fund would recognize a taxable gain or loss equal to the difference between its tax basis in the Acquired Fund shares and the fair market value of the shares of the Acquiring Fund it received.

Capital Loss Carryforwards

As of the fiscal year ended October 31, 2024, the Acquired Fund had $12,391,398 of capital loss carryforwards. As of the fiscal year ended October 31, 2024, the Acquiring Fund had $152,778,755 of capital loss carryforwards. It is estimated, based on the Acquired Fund’s holdings and their market value as of July 28, 2025, that the Acquired Fund’s capital loss carryforwards would offset most of the gains generated if the Acquired Fund sold portfolio holdings on that date to generate cash to settle its leverage prior to the closing of the Reorganization. The Acquiring Fund’s ability to carry forward and use the Acquired Fund’s pre-Reorganization capital losses that remain, if any, may be limited following the Reorganization under the loss limitation rules of sections 382, 383 and 384 of the Code. A fund’s “pre-acquisition losses” (including capital loss carryforwards, net current-year capital losses, and unrealized losses that exceed certain thresholds) cannot be used to offset unrealized gains in another fund that are “built in” (unrealized) at the time of the Reorganization and that exceed certain thresholds (“non-de minimis built-in gains”) for five calendar years. Further, a portion of a fund’s pre-acquisition losses may become subject to an annual limitation on the amount that may be used to offset future gain. Any remaining pre-acquisition losses will offset capital gains realized after the Reorganization, and this will reduce subsequent capital gain distributions to a broader group of stockholders than would have been the case absent such Reorganization. Therefore, in certain circumstances, stockholders of a fund may be subject to tax sooner or incur more taxes as a result of the transactions that would take place as part of the Reorganization than they would have had the Reorganization not occurred.

The impact of the rules described above will depend on the relative sizes of, and the losses and gains (both realized and unrealized) in, each of the Acquired Fund and the Acquiring Fund at the time of the Reorganization and thus cannot be calculated precisely at this time.

Cash in lieu of Fractional Shares of the Acquiring Fund

If an Acquired Fund stockholder receives cash in lieu of a fractional share of Acquiring Fund, the Acquired Fund stockholder will be treated as having received the fractional share of the Acquiring Fund pursuant to the Reorganization and then as having sold that fractional share of the Acquiring Fund for cash. As a result, each such Acquired Fund stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in his, her or its fractional share of the Acquiring Fund. This gain or loss generally will be a capital gain or loss and will be long-term capital gain or loss if, as of the date of Reorganization, the stockholder’s holding period for the shares (including the holding period of the Acquired Fund shares surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Distribution of Income and Gains

The Acquired Fund’s tax year is expected to end as a result of the Reorganization. The Acquired Fund generally will be required to declare to its stockholders of record one or more distributions of all of its previously undistributed investment company taxable income (if any) and net realized capital gain (if any), including capital gain realized on any securities disposed of in connection with the Reorganization (if any), in order to maintain its treatment as a RIC during its tax year ending with the date of the Reorganization and to eliminate any U.S. federal income tax on its taxable income in respect of such tax year.

The pre-Reorganization portfolio transitioning is anticipated to result in net capital gains of $357,212, or $0.027 per share based on Acquired Fund holdings as of July 28, 2025. However, it is anticipated that the Acquired Fund’s capital loss carryforwards would offset the projected realized gains. The actual tax consequences as a result of portfolio repositioning are dependent on the portfolio composition of the Acquired Fund at the time and market conditions.

Moreover, if the Acquiring Fund has investment company taxable income or net realized capital gain, but has not distributed such income or gain prior to the Reorganization and you acquire shares of the Acquiring Fund in the Reorganization, a portion of your subsequent distributions from the Combined Fund may, in effect, be a taxable return of part of your investment. Similarly, if you acquire Acquiring Fund shares in the Reorganization when the Acquiring Fund holds appreciated securities, you may receive a taxable return of part of your investment if and when the Combined Fund sells the appreciated securities and distributes the realized gain.

Tracking Your Basis and Holding Period; State and Local Taxes

After the Reorganization of the Acquired Fund, you will continue to be responsible for tracking the adjusted tax basis and holding period for your shares of the Combined Fund for federal income tax purposes. You should consult your tax adviser regarding the effect, if any, of the Reorganization in light of your individual circumstances. You should also consult your tax adviser about the state and local tax consequences, if any, of the Reorganization because the discussion above only relates to the federal income tax consequences.

Portfolio Transitioning

Portfolio transitioning after the Reorganization may result in capital gains or losses, which may have federal income tax consequences. For example, if the Reorganization was completed on July 28, 2025, it is estimated that approximately $156,735 , or $0.00 per share, in net capital gains would have resulted from portfolio transitioning in the Combined Fund following the Reorganization.

PROPOSAL No. 2 – liquidation

Stockholders of the Acquired Fund are also being asked to vote at the Special Meeting on a proposal to liquidate and dissolve the Acquired Fund pursuant to the Plan of Liquidation, approved by the Board and attached as Appendix B. The Acquired Fund will only be liquidated pursuant to the Liquidation Plan if Proposal 2 is approved by stockholders of the Acquired Fund, and either Proposal 1 is not approved by stockholders of the Acquired Fund or the Reorganization is not consummated for any other reason.

The Articles of Amendment and Restatement, dated April 26, 2006, provides that the Acquired Fund cannot be liquidated unless the Acquired Fund’s stockholders vote in favor of liquidation. For the reasons discussed below, the Board has approved and recommends that the Acquired Fund’s stockholders vote in favor of Proposal 2, which calls for the Liquidation of the Acquired Fund pursuant to the Liquidation Plan.

To ensure that the Acquired Fund will be liquidated if the Reorganization is not consummated, the Board unanimously recommends that you vote “FOR” Proposal 2 to liquidate the Fund pursuant to the Liquidation Plan.

Background and Reasons for the Proposed Liquidation

On September 10, 2025, the Board, upon the recommendation of Management, determined that it is advisable and in the best interests of the Acquired Fund and its stockholders to liquidate the Fund in the event the Reorganization is not approved by stockholders or otherwise not consummated for any reason. In recommending the Liquidation, the Board took into account its discussions with Management about strategic options for the Acquired Fund given the Acquired Fund’s small scale and limited trading volume on the secondary market as described in “Proposal No. 1 - Reorganization - Background and Reasons for the Proposed Reorganization”. Over recent years, the Acquired Fund’s assets have declined due to broad market conditions and a high level of distributions, including return of capital. These factors have led to an increase in the Acquired Fund's total expense ratio. In addition, the Acquired Fund’s share price continues to trade at a significant premium to its net asset value per share. Management believes this premium is unsustainable, as the Acquired Fund cannot continue distributing at current levels while remaining viable. As a stockholder vote is also required to liquidate the Acquired Fund, Management proposed the Liquidation in the event the Reorganization is not approved by stockholders or is not consummated for any other reason. The Acquired Fund will bear the expenses incurred by it in carrying out the liquidation, including, but not limited to legal, accounting, custodian and transfer agency fees, to effect the Liquidation Plan.

If stockholders do not approve either Proposal 1 to reorganize the Acquired Fund into the Acquiring Fund, or, alternatively, the Liquidation Plan under Proposal 2, the Board will consider other options available to the Acquired Fund and its stockholders for winding up the Fund.

Plan of Liquidation

The following discussion summarizes the important terms of the Liquidation Plan, does not purport to be complete, and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Liquidation Plan, which is attached as Appendix B. Stockholders are urged to read the Liquidation Plan in its entirety. The Liquidation Plan provides for the complete liquidation of all assets of the Acquired Fund, the payment and discharge of, or other provision for, all liabilities and obligations of the Fund, and the distribution of the remaining net assets to stockholders.

The Liquidation Plan will become effective on the date the Acquired Fund’s stockholders approve Proposal 2 (the “Effective Date”). After the Effective Date, if the Reorganization is not approved by stockholders or is not consummated for any other reason, the Acquired Fund will promptly cease its investment operations and will not engage in any investment activities, except as necessary to effect the Acquired Fund’s liquidation, including winding up its business, converting its portfolio securities to cash, discharging any existing debts and obligations and making one or more liquidating distributions to stockholders on a pro rata basis in accordance with the Liquidation Plan. The current officers and Directors of the Acquired Fund will continue in office with respect to the Acquired Fund solely for the purpose of implementing the Liquidation Plan and any actions to be taken in connection therewith. abrdn Asia Limited will undertake to liquidate the Acquired Fund in accordance with the terms of the Liquidation Plan.

As soon as practicable after the consummation of the sale of all of the Acquired Fund’s securities and the payment and reserve for payment of all of the Acquired Fund’s known liabilities and obligations, the Acquired Fund will liquidate and distribute all of the remaining assets of the Acquired Fund pro rata to its stockholders in an amount equal to the net asset value per share in complete cancellation of all of the outstanding shares of the Acquired Fund (the “Liquidation Distribution”) and the Acquired Fund will be dissolved. Stockholders may also receive previously declared and unpaid dividends and distributions, together with the Liquidation Distribution, with respect to each of the stockholder’s shares of the Acquired Fund.

Closing of the Books

The proportionate interests of stockholders in the assets of the Acquired Fund will be fixed on the basis of their respective stockholdings as of the close of business on a date as soon as practicable after the Effective Date, but in no event later than September 30, 2026 (the “Liquidation Date”), or on another date determined by the Board. Stockholders will be provided advance notice of the Liquidation Date. At the close of business on such date, the books of the Acquired Fund will be closed, except to the extent necessary to complete the transactions contemplated by the Liquidation Plan.

Liquidation Distribution

At present, the date on which the Acquired Fund will be liquidated and on which the Acquired Fund will pay Liquidation Distributions to stockholders is uncertain, but it is anticipated that upon adoption of the Liquidation Plan by the stockholders, assuming the Reorganization is not consummated, such liquidation would occur no later than September 30, 2026. Stockholders will be provided advance notice of the Liquidation Date. Stockholders holding Acquired Fund shares as of the close of business on the Liquidation Date will receive their Liquidation Distribution in redemption of their shares without any further action on their part.

Creditors and Service Providers

After the Effective Date, the Acquired Fund will terminate contracts with service providers at the earliest opportunity consistent with maintaining services to the Acquired Fund for the limited purposes of carrying out the Liquidation Plan and will notify creditors of the liquidation.

Material Federal Income Tax Consequences

The following summary provides general information with regard to the federal income tax consequences to stockholders on receipt of the Liquidation Distribution pursuant to the provisions of the Liquidation Plan. This summary also discusses the effect of federal income tax provisions on the Acquired Fund resulting from its liquidation and dissolution. This summary is based on the tax laws and regulations in effect on the date of this Proxy Statement/Prospectus, all of which are subject to change by legislative or administrative action, possibly with retroactive effect. The Acquired Fund has not sought a ruling from the IRS with respect to the tax consequences described herein.

This summary does not address the particular federal income tax consequences which may apply to certain stockholders such as trusts, estates, non-resident aliens or other foreign investors. This summary does not address state or local tax consequences. The tax consequences discussed herein may affect stockholders differently depending on their particular tax situations unrelated to the Liquidation Distribution, and accordingly, this summary is not a substitute for careful tax planning on an individual basis. Stockholders should consult their personal tax managers concerning their particular tax situations and the impact thereon of receiving the Liquidation Distribution as discussed herein. The receipt of the Liquidation Distribution may result in tax consequences that are unanticipated by stockholders.

For federal income tax purposes, the Liquidation Distribution received pursuant to the Liquidation Plan by a U.S. stockholder (i.e., an Acquired Fund stockholder who is subject to United States federal taxation on a net income basis) may consist of three elements: (i) a capital gain dividend to the extent of any net long-term capital gains recognized by the Acquired Fund during its final tax year (plus any such amounts remaining undistributed from the immediately preceding year); (ii) an income dividend to the extent the amount of the Acquired Fund’s investment income and net short-term capital gains earned during its final tax year that have not previously been distributed exceed the Acquired Fund’s expenses for the year (plus any such amounts remaining undistributed from the immediately preceding year); and (iii) a distribution treated as payment for the U.S. stockholder’s shares.

The composition of the actual Liquidation Distribution may vary due to changes in market conditions and the composition of the Acquired Fund’s portfolio at the time its assets are sold. Prior to the last day of the Acquired Fund’s final taxable year, the Board must authorize any capital gain dividend and income dividend to be distributed. Within 60 days after the close of the Acquired Fund’s taxable year (which will be deemed to close on the Liquidation Date), the Acquired Fund will report in a written notice mailed to its stockholders the amounts, if any, for the Acquired Fund’s final taxable year which may be taken into account as (1) long-term capital gains, (2) qualified dividend income entitled to the long-term capital gains tax rate, (3) foreign taxes to be included in gross income, (4) gross income from foreign sources and (5) eligible for the dividends received deduction.

Since the Acquired Fund would seek to retain its qualification as a RIC under the Code during the liquidation period, it would not expect to be taxed on any of its net capital gains realized from the sale of its assets or ordinary income earned. In the unlikely event that the Acquired Fund should lose its status as a RIC during the liquidation process, the Fund would be subject to taxes which would reduce the amount of Liquidation Distributions.

Any portion of a Liquidation Distribution paid under the Liquidation Plan out of investment company taxable income or net realized long-term capital gains will be taxed under the Code in the same manner as any other distribution of the Acquired Fund. Accordingly, such amounts will be treated as ordinary income or long-term capital gains, if so reported.

The Acquired Fund’s capital loss carryovers from the preceding year, if any, and a net capital loss generated during its final year that would have otherwise resulted in a capital loss carryforward in future years will terminate with the Fund’s liquidation and will no longer be available to offset future capital gains.

The balance of any amount (after accounting for the capital gain dividend and income dividend portions of the Liquidation Distribution) received upon liquidation will be treated for federal income tax purposes as a payment in exchange for a U.S. stockholder’s shares in the Acquired Fund. A U.S. stockholder will recognize a taxable gain or loss on such exchange equal to the difference between the amount of the payment and the U.S. stockholder’s tax basis in its Acquired Fund shares. Any such gain or loss will be a capital gain or capital loss if the U.S. stockholder holds its shares as capital assets. Any recognized gain or loss will constitute a long-term capital gain or long-term capital loss, as the case may be, if the Acquired Fund’s shares were held for more than one year by the U.S. stockholder at the time of the Liquidation Distribution exchange. Under current law, long-term capital gains are taxed to individual U.S. stockholders at a maximum tax rate of 15% or 20% (depending on whether income exceeds certain threshold amounts). If the U.S. stockholder held its Fund shares for not more than one year at the time of the deemed exchange, any gain or loss will be a short-term capital gain or loss. Short-term capital gains are taxed to individual U.S. stockholders at the graduated income tax rates applicable to ordinary income. All income recognized by a corporate U.S. stockholder pursuant to the liquidation of the Acquired Fund, regardless of its character as capital gains or ordinary income, will be subject to tax at the regular graduated federal corporate income tax rates.

If stockholder redemptions prior to liquidation reduce the Acquired Fund’s net assets below the Fund’s remaining undistributed investment company taxable income and net realized capital gains, the Fund may if eligible redesignate the tax character of all or a portion of any amounts redeemed after the Liquidation Plan is approved by stockholders. Such redesignation, if it occurred, could result in a stockholder’s redemption proceeds being characterized in whole or in part for tax purposes as an ordinary income or long-term capital gain distribution with an offsetting adjustment to the amount of proceeds treated as received upon the redemption.

Amendment or Abandonment of the Plan

The Board may modify or amend the Liquidation Plan at any time without stockholder approval if it determines that such action would be advisable and in the best interests of the Acquired Fund and its stockholders. If any amendment or modification appears necessary and, in the judgment of the Board, will materially and adversely affect the interests of the stockholders, the Board will submit the amendment or modification to the stockholders for approval. In addition, the Board may abandon the Liquidation Plan without stockholder approval at any time prior to the Liquidation Date, if it determines that abandonment would be advisable and in the best interests of the Acquired Fund and its stockholders. The Board and the officers of the Acquired Fund also are authorized to approve changes to the terms of any of the transactions referred to in the Liquidation Plan, to interpret any of the provisions of the Liquidation Plan, and to make, execute and deliver such other documents and to take such other action to carry out the provisions of the Liquidation Plan and liquidate the Acquired Fund.

To ensure that the Acquired Fund will be liquidated if the Reorganization is not consummated, the Board unanimously recommends that the Fund’s stockholders vote “FOR” Proposal 2 to liquidate the Fund pursuant to the Liquidation Plan.

VOTING INFORMATION AND REQUIREMENTS

Record Date

Stockholders of record of the Fund as of the close of business on December 12, 2025, the record date (previously defined as the “Record Date”), are entitled to notice of and to vote at the Special Meeting. Stockholders on the Record Date will be entitled to one vote for each share held, and each fractional share held shall be entitled to a proportionate fractional vote.

Proxies

Stockholders of record as of the Record Date may vote by attending the Special Meeting or, prior to the Special Meeting, may vote their shares by returning the enclosed proxy card or by casting their vote by telephone or via the Internet using the instructions provided on the enclosed proxy card. The giving of such a proxy will not affect your right to vote should you decide to attend the Special Meeting. If your shares are held in “street name” by a broker or bank, you will receive information regarding how to instruct your bank or broker to cast your votes. For more information on attending the Special Meeting, see “Additional Information about Attending the Special Meeting” below.

You may revoke your proxy at any time before the Special Meeting by (i) written notice delivered to the Secretary of the Fund prior to the exercise of the proxy; (ii) execution of a subsequent proxy; or (iii) by attending and voting at the Special Meeting.

If you hold shares through a broker, bank or other nominee, you must follow the instructions you receive from your nominee in order to revoke your voting instructions.

If you hold your shares directly (not through a broker-dealer, bank or other financial institution) and if you return a properly executed proxy card that does not specify how you wish to vote on the Proposal, your shares will be voted “FOR” each Proposal at the Special Meeting.

Quorum

A quorum of stockholders must be present for any business to be conducted at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum.

Broker Non-Votes and Abstentions

Broker non-votes occur when a meeting has (1) a “routine” proposal, such as the election of Directors, where the applicable stock exchange permits brokers to vote their clients’ shares in their discretion, and (2) a “non-routine” proposal, where the applicable exchange does not permit brokers to vote their clients’ shares in their discretion. The shares that are considered to be present as a result of the broker discretionary vote on a routine proposal but that are not voted on a non-routine proposal are called “broker non-votes.” Proposals No. 1 and No. 2 with respect to the Reorganization and Liquidation are considered a “non-routine” matter for which, under the rules of the NYSE, uninstructed shares may not be voted by broker-dealers. As a result, the Fund does not anticipate that there will be any broker non-votes at the Special Meeting.

Abstentions, if any, will be included for purposes of determining whether a quorum is present at the Special Meeting and will be treated as shares present at the Special Meeting, but will not be treated as votes cast.

Adjournments

If a quorum is not present at the time a Meeting is called to order, the chair of the Meeting may adjourn the Meeting. If a quorum is present but there are not sufficient votes to approve a Proposal, the chair of the Meeting or the stockholders entitled to vote at such Meeting present in person, by a majority of the votes validly cast, may adjourn the Meeting to permit further solicitation of proxies on that Proposal. Absent the establishment of a subsequent record date and the giving of notice to the holders of record thereon, the adjourned Meeting must take place not more than 120 days after the Record Date.

Additional Information about Attending the Special Meeting

As stated earlier in this Proxy Statement/Prospectus, the Special Meeting is scheduled to be held at the offices of abrdn Inc., the administrator and an affiliate of abrdn Asia Limited, at 1900 Market Street, Suite 200, Philadelphia, PA 19103, on March 12, 2026, at 10:30 a.m. Eastern Time. Please note that stockholders who intend to attend the Special Meeting will need to provide valid identification and, if they hold shares through a bank, broker or other nominee, satisfactory proof of ownership of shares, such as a voting instruction form (or a copy thereof) or a letter from their bank, broker or other nominee or broker’s statement indicating ownership as of the Record Date to be admitted to the Special Meeting. You may call toll-free (800) 284-7175 for information on how to obtain directions to be able to attend the Special Meeting and vote in person.

Householding

Please note that only one copy of stockholder documents, including annual or semi-annual reports and proxy materials may be delivered to two or more stockholders of the Fund who share an address, unless the Fund has received instructions to the contrary. This practice is commonly called “householding” and it is intended to reduce expenses and eliminate duplicate mailings of stockholder documents. Mailings of your stockholder documents may be householded indefinitely unless you instruct the Fund otherwise. To request a separate copy of any stockholder document, or for instructions as to how to request a separate copy of these documents or as to how to request a single copy if multiple copies of these documents are received, stockholders should contact the Fund at the address and phone number set forth above.

Stockholder Communications

Stockholders of the Fund who want to communicate with the Board of the Fund or any individual Director should write the Fund to the attention of the Fund Secretary, Megan Kennedy, at 1900 Market Street, Suite 200, Philadelphia, PA 19103. The letter should indicate that you are a stockholder of the Fund. If the communication is intended for a specific Director and so indicates, it will be sent only to that Director. If a communication does not indicate a specific Director, it will be sent to the Chair of the Nominating and Governance Committee of the Board of the Fund and the independent legal counsel to the Independent Directors for further distribution as deemed appropriate by such persons.

Vote Required for the Proposals

Each Proposal will require the affirmative vote of a majority of shares outstanding and entitled to be cast on the Proposal.

STOCKHOLDER INFORMATION

As of November 30, 2025, to each Fund’s knowledge, no single stockholder or “group” (as that term is used in Section 13(d) of the Exchange Act) beneficially owned more than 5% of either Fund’s outstanding common stock. A control person is one who owns, either directly or indirectly, more than 25% of the voting securities of a Fund or acknowledges the existence of control. A party that controls a Fund may be able to significantly affect the outcome of any item presented to stockholders for approval.

Security Ownership of Management

As of November 30, 2025, the officers and Directors of the Fund, in the aggregate, owned less than 1% of the outstanding shares of the Fund. As of November 30, 2025, the officers and Directors of the Acquiring Fund, in the aggregate, owned less than 1% of the outstanding shares of the Acquiring Fund.

STOCKHOLDER PROPOSALS

Any proposal by a stockholder of the Fund intended to be included in the proxy materials for the year 2026 annual meeting of stockholders of the Fund must be received by the Fund, c/o abrdn Inc., 1900 Market Street, Suite 200, Philadelphia, Pennsylvania 19103, not later than December 15, 2025. Any proposal by a stockholder of the Fund intended to be presented at the 2026 annual meeting of stockholders but not intended to be included in the proxy materials for that meeting must be received by the Secretary of the Fund at the principal office of the Fund, 1900 Market Street, Suite 200, Philadelphia, Pennsylvania 19103, not earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to May 28, 2026; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, not earlier than the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

SOLICITATION OF PROXIES

Solicitation of proxies is being made primarily by the mailing of the Notice and this Proxy Statement/Prospectus with its enclosures on or about January 8, 2026. Proxy solicitations may also be made by telephone or personal interviews conducted by officers and service providers of the Fund, including any agents or affiliates of such service providers. In addition, as noted above, a proxy solicitation firm, EQ Fund Solutions, LLC, has been engaged to assist in the solicitation of proxies. Stockholders of the Fund whose shares are held by nominees such as brokers can vote their proxies by contacting their respective nominee. Total estimated proxy solicitation costs are $71,000, which will be paid by abrdn Asia Limited, aIL or their affiliates and not the Fund.

OTHER BUSINESS

The Board knows of no other business to be presented for action at the Special Meeting. If any matters do come before the Special Meeting on which action can properly be taken in accordance with the Fund’s By-Laws, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Special Meeting. The submission of a proposal does not guarantee its inclusion in the proxy statement or presentation at the Special Meeting unless certain securities law requirements are met.

If you need any assistance or have any questions regarding the Proposals or how to vote your shares, please call the Acquired Fund’s Proxy Solicitor, EQ Fund Solutions, LLC, at (800) 284-7175 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

APPENDIX A

FORM OF AGREEMENT AND PLAN OF REORGANIZATION

FORM OF AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of [DATE], 2026, by and between abrdn Asia-Pacific Income Fund, Inc., a Maryland corporation (the “Acquiring Fund”), and abrdn Global Income Fund, Inc., a Maryland corporation (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”). abrdn Asia Limited, a Singapore corporation registered under the Investment Advisers Act of 1940 and the investment manager to both Funds, joins this agreement solely for the purposes of paragraph 8.2 and 11.1.

The reorganization will consist of the transfer of all of the Assets (as defined in paragraph 1.2) of the Acquired Fund to the Acquiring Fund in exchange solely for newly issued common stock of the Acquiring Fund, par value of $0.01 per share (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of Liabilities (as defined in paragraph 1.3) of the Acquired Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in exchange for all outstanding Acquired Fund Shares (as defined below) and in complete liquidation of the Acquired Fund, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”).

WHEREAS, the Acquiring Fund and the Acquired Fund are each registered closed-end management investment companies, and the Acquired Fund owns securities which are assets of the character in which the Acquiring Fund is permitted to invest; and

WHEREAS, the Acquiring Fund and Acquired Fund are each authorized to issue its shares of capital stock; and

WHEREAS, the Board of Directors of the Acquiring Fund and the Board of Directors of the Acquired Fund have authorized and approved the Reorganization; and

WHEREAS, it is intended that, for United States federal income tax purposes, (i) the transactions contemplated by this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) that the Agreement shall constitute a “plan of reorganization” for purposes of the Code.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.	THE REORGANIZATION AND FUND TRANSACTIONS

1.1.            The Reorganization. Subject to the requisite approvals and other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, at the Effective Time (as defined in paragraph 2.5), the Acquired Fund shall assign, deliver and otherwise transfer the Assets (as defined in paragraph 1.2) of the Acquired Fund to the Acquiring Fund, and the Acquiring Fund shall assume the Liabilities (as defined in paragraph 1.3) of the Acquired Fund. In consideration of the foregoing, at the Effective Time, the Acquiring Fund shall issue Acquiring Fund Shares to the Acquired Fund. The number of Acquiring Fund Shares to be delivered shall be determined as set forth in paragraph 2.3.

1.2.            Assets of the Acquired Fund. The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all assets and property that can legally be transferred whether accrued or contingent, known or unknown, including, without limitation, all cash, cash equivalents, securities, receivables (including securities, interests and dividends receivable), commodities and futures interests, rights to register shares under applicable securities laws, any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund at the Effective Time (as defined in paragraph 2.4), books and records of the Acquired Fund, and any other property owned by the Acquired Fund at the Effective Time (collectively, the “Assets”). For the avoidance of doubt, Assets shall not include any assets or property that cannot be transferred to the Acquiring Fund pursuant to applicable law or regulation, including any sanctioned Russian securities (and proceeds of distributions in respect of Russian securities that are similarly subject to sanctions, collectively, “Sanctioned Russian Assets”) unless U.S. sanctions are lifted prior to the Closing (as defined in paragraph 3.1) such that the Sanctioned Russian Assets are transferable.

1.3.            Liabilities of the Acquired Fund. The Acquired Fund will use commercially reasonable efforts to discharge all of its known liabilities and obligations prior to the Effective Time consistent with its obligation to continue its operations and to pursue its investment objective and strategies in accordance with the terms as presented in the Proxy Statement/Prospectus (as defined in paragraph 5.6) in connection with the Reorganization. The Acquiring Fund will assume all or substantially all liabilities of the Acquired Fund, including Director indemnification, whether accrued or contingent, known or unknown (collectively, the “Liabilities”). At and after the Effective Time, the Liabilities of the Acquired Fund shall become and be the liabilities of the Acquiring Fund and may be enforced against the Acquiring Fund to the extent as if the same had been incurred by the Acquiring Fund.

1.4.            Distribution of Acquiring Fund Shares. At the Effective Time (or as soon thereafter as is reasonably practicable), the Acquired Fund will distribute the Acquiring Fund Shares received from the Acquiring Fund pursuant to paragraph 1.1 (cash may be distributed in lieu of fractional Acquiring Fund Shares, as set forth in paragraph 2.3), pro rata to the record holders of the shares of the Acquired Fund determined as of the Effective Time (the “Acquired Fund Shareholders”) in complete liquidation of the Acquired Fund. Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders. The aggregate net asset value of the Acquiring Fund Shares to be so credited to Acquired Fund Shareholders shall be equal to the aggregate net asset value of the then outstanding shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shares”) owned by Acquired Fund Shareholders at the Effective Time other than with respect to any fractional Acquiring Fund Shares for which cash may be distributed in lieu thereof, pursuant to paragraph 2.3. All issued and outstanding shares of the Acquired Fund will be canceled on the books of the Acquired Fund. The Acquiring Fund shall not issue share certificates representing the Acquiring Fund Shares in connection with the Reorganization.

1.5            Transfer or Disposition of Sanctioned Russian Assets. With respect to Sanctioned Russian Assets held by the Acquired Fund on the Closing Date (as defined in paragraph 3.1), the Acquired Fund shall instruct its custodian to transfer or dispose of such Sanctioned Russian Assets as soon as is reasonable and practicable, including following the lifting or other easing of applicable U.S. sanctions such that the Sanctioned Russian Assets are transferable. The Fund will conduct no business during this period other than as necessary to transfer or dispose of the Sanctioned Russian Assets or the proceeds thereof as soon as practicable. Any Sanctioned Russian Assets (and/or the proceeds thereof) held by a custodian will remain in custody with the custodian until an applicable dormancy period expires. All such property will be subject to escheatment as applicable by the State of Maryland to the extent permitted by, and in accordance with applicable law and regulation.

1.6.            Recorded Ownership of Acquiring Fund Shares. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent.

1.7.            Filing Responsibilities of Acquired Fund. Any reporting responsibility of the Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the “Commission”), the exchange on which the Acquired Fund’s shares are listed, any state securities commission, any state corporate registry, and any Federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund up to and including the Closing Date (as defined in paragraph 3.1) and such later date until the Acquired Fund’s existence is terminated.

1.8.            Transfer Taxes. Any transfer taxes payable upon issuance of the Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund Shares on the books of the Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.

1.9.            Termination. Promptly after (x) the distribution of Acquiring Fund Shares pursuant to paragraph 1.4, and (y) the transfer or disposition of the Sanctioned Russian Assets or the proceeds thereof pursuant to paragraph 1.5, the Acquired Fund shall take, in accordance with Maryland law and the Investment Company Act of 1940, as amended (the “1940 Act”), all steps as may be necessary or appropriate to effect a complete deregistration, liquidation and dissolution of the Acquired Fund.

2.	VALUATION

2.1.            Net Asset Value per Acquired Fund Share. The net asset value per Acquired Fund Share shall be computed as of the Effective Time, after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Acquired Fund adopted by the Acquired Fund’s Board of Directors; provided, however, in the event of any inconsistency, the parties hereto may confer and mutually agree on the valuation, subject to approval by each Fund’s Board of Directors.

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2.2.            Net Asset Value per Acquiring Fund Share. The net asset value per Acquiring Fund Share shall be computed as of the Effective Time, after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Acquiring Fund adopted by the Acquiring Fund’s Board of Directors; provided, however, in the event of any inconsistency, the parties hereto may confer and mutually agree on the valuation, subject to approval by each Fund’s Board of Directors.

2.3.            Calculation of Number of Acquiring Fund Shares. As of the Effective Time, each Acquired Fund Share outstanding immediately prior to the Effective Time shall be exchanged for Acquiring Fund Shares in an amount equal to the ratio of the net asset value per share of the Acquired Fund determined in accordance with Section 2.1 to the net asset value per share of the Acquiring Fund determined in accordance with Section 2.2. No fractional Acquiring Fund Shares will be distributed unless such shares are to be held in a Dividend Reinvestment Plan account. In the event Acquired Fund Shareholders would be entitled to receive fractional Acquiring Fund Shares, the Acquiring Fund’s transfer agent will aggregate such fractional shares and sell the resulting whole shares on the exchange on which such shares are listed for the account of all such Acquired Fund Shareholders, and each such Acquired Fund Shareholder will be entitled to a pro rata share of the proceeds from such sale. With respect to the aggregation and sale of fractional Acquiring Fund Shares, the Acquiring Fund’s transfer agent will act directly on behalf of the Acquired Fund Shareholders entitled to receive fractional shares and will accumulate such fractional shares, sell the shares and distribute the cash proceeds net of brokerage commissions, if any, directly to Acquired Fund Shareholders entitled to receive the fractional shares (without interest and subject to withholding taxes).

2.4.            Effective Time. The Effective Time shall be the time at which the Funds calculate their net asset values as set forth in their respective valuation procedures (normally the close of regular trading on the New York Stock Exchange) on the Closing Date (as defined in paragraph 3.1) (the “Effective Time”).

3.	CLOSING

3.1.            Closing. The Reorganization, together with related acts necessary to consummate the same (“Closing”), shall occur at the principal office of the Acquiring Fund or via the electronic exchange of documents on or about [DATE], 2026, or such other date or place as an officer of the Acquiring Fund and Acquired Fund may agree in writing and after satisfaction or waiver (to the extent permitted by applicable law) of the conditions precedent to the Closing set forth in Section 6 of this Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), immediately after the close of regular trading on the New York Stock Exchange (the “Closing Date”). All acts taking place at the Closing shall be deemed to take place simultaneously as of the Effective Time.

3.2.            Transfer and Delivery of Assets. The Acquired Fund shall direct State Street Bank and Trust Company (“State Street”), as custodian for the Acquired Fund, to deliver, at the Closing, a certificate of an authorized officer stating that the Assets were delivered in proper form to the Acquiring Fund at the Effective Time. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument shall be presented by State Street , on behalf of the Acquired Fund, to State Street, as custodian for the Acquiring Fund. Such presentation shall be made for examination as soon as reasonably practicable and shall be transferred and delivered by the Acquired Fund as soon as reasonably practicable for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. State Street, on behalf of the Acquired Fund, shall deliver to State Street, as custodian of the Acquiring Fund, as of the Effective Time by book entry, in accordance with the customary practices of State Street and of each securities depository, as defined in Rule 17f-4 under the 1940 Act, in which the Assets are deposited, the Assets deposited with such depositories. The cash to be transferred by the Acquired Fund shall be delivered by wire transfer of Federal funds at the Effective Time or by such other manner as State Street, as custodian of the Acquiring Fund, deems appropriate.

3.3.            Share Records. The Acquired Fund shall direct Computershare Inc., in its capacity as transfer agent for the Acquired Fund (the “Transfer Agent”), to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding Acquired Fund Shares owned by each such Acquired Fund Shareholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver to the Secretary of the Acquired Fund a confirmation evidencing that the Transfer Agent has been instructed to credit an appropriate number of Acquiring Fund Shares to the Acquired Fund as of the Effective Time, or provide other evidence satisfactory to the Acquired Fund as of the Effective Time that such Acquiring Fund Shares will be credited to the Acquired Fund’s accounts on the books of the Acquiring Fund.

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3.4.            Postponement of Effective Time. In the event that at the Effective Time, the primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (the “Market”) shall be closed to trading or trading thereupon shall be restricted, or trading or the reporting of trading on such Market or elsewhere shall be disrupted so that, in the mutual judgment of the Board of Directors of the Acquired Fund and the Board of Directors of the Acquiring Fund, accurate appraisal of the value of the net assets of the Acquired Fund or the Acquiring Fund, respectively, is impracticable, the Effective Time shall be postponed until the first business day, or other mutually agreed business day, after the day when trading shall have been fully resumed and reporting shall have been restored.

3.5.            Failure To Deliver Assets. If the Acquired Fund is unable to make delivery pursuant to paragraph 3.2 to the custodian for the Acquiring Fund of any of the Assets of the Acquired Fund for the reason that any of such Assets have not yet been delivered to it by the Acquired Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the Acquired Fund shall deliver, with respect to said Assets, executed copies of an agreement of assignment and due bills executed on behalf of said broker, dealer or other counterparty, together with such other documents as may be required by the Acquiring Fund or its custodian, including brokers’ confirmation slips and shall use its reasonable best efforts to deliver any such Assets to the custodian as soon as reasonably practicable. In addition, with respect to any Asset that requires additional documentation by an Asset’s issuer or other third party in order to effect a transfer of such Asset, the Acquired Fund will identify each such asset to the Acquiring Fund on a mutually agreed upon date prior to the Closing Date and will engage with the Acquiring Fund to complete such documentation as necessary to transfer such Assets to the Acquiring Fund’s custodian as soon as reasonably practicable.

4.	REPRESENTATIONS AND WARRANTIES

4.1.            Representations and Warranties of the Acquired Fund. Except as has been fully disclosed to the Acquiring Fund as of the date hereof in a written instrument executed by an officer of the Acquired Fund, the Acquired Fund represents and warrants to the Acquiring Fund as follows:

(a)            The Acquired Fund is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland with power under its Articles of Amendment and Restatement and Amended and Restated By-Laws, each as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted.

(b)            The Acquired Fund is registered with the Commission as a closed-end management investment company under the 1940 Act, and the registration of the Acquired Fund Shares under the Securities Act of 1933, as amended (the “1933 Act”), is in full force and effect.

(c)            At the Effective Time, the Acquired Fund will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such Assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof other than such restrictions as might arise under the 1933 Act or as otherwise disclosed to the Acquiring Fund.

(d)            No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act, and such as may be required under state securities laws.

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(e)            The shareholder reports, marketing and other related materials of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used for a period of six (6) years prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(f)            The Acquired Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of federal securities laws (including the 1940 Act) or of Maryland law or a material violation of its Articles of Amendment and Restatement and Amended and Restated By-Laws, or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquired Fund is a party or by which it is bound.

(g)            All material contracts or other commitments of the Acquired Fund (other than this Agreement and investment contracts, including options, futures, forward contracts and other similar instruments) will terminate without liability or obligation to the Acquired Fund on or prior to the Effective Time.

(h)            Except as otherwise disclosed to and accepted by the Acquiring Fund in writing, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Acquired Fund’s knowledge, threatened against the Acquired Fund or any of the Acquired Fund’s properties or assets that, if adversely determined, would materially and adversely affect the Acquired Fund’s financial condition or the conduct of its business. The Acquired Fund knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquired Fund’s business or its ability to consummate the transactions herein contemplated.

(i)             The Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Schedule of Investments of the Acquired Fund at October 31, 2025, have been audited by KPMG LLP, independent registered public accounting firm, and are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

(j)             Since October 31, 2025, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness, except as otherwise disclosed to the Acquiring Fund. For the purposes of this subparagraph (j), a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities, or the redemption of the Acquired Fund’s shares by shareholders of the Acquired Fund shall not constitute a material adverse change.

(k)            At the Effective Time, all material Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and no such return is currently under audit and no assessment has been asserted, in writing, with respect to such returns.

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(l)            The Acquired Fund has not taken any action that could reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of section 368(a) of the Code.

(m)          The Acquired Fund has elected to be treated as a “regulated investment company” under Subchapter M of the Code. For each taxable year since its commencement of operations (including the taxable year ending on the Closing Date), the Acquired Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company within the meaning of section 851 et seq. of the Code and has been eligible to and has computed its federal income tax under section 852 of the Code in respect of each taxable year since its commencement of operations (including the taxable year ending on the Closing Date) and expects to continue to meet such requirements at all times through the Closing Date. The Acquired Fund has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to sections 852 or 4982 of the Code. There is no other material tax liability (including any foreign, state or local tax liability) of the Acquired Fund except as set forth and accrued on the Acquired Fund’s books. The Acquired Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Acquired Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of section 337(d) of the Code and the regulations thereunder.

(n)            The Acquired Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest. To the knowledge of its officers, the Acquired Fund has complied with the requirements for collection and maintenance of Forms W-9 and/or Forms W-8 and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder. The Acquired Fund is not under audit by any federal, state or local taxing authority and there are no actual or proposed tax deficiencies with respect to the Acquired Fund that have been presented to the Acquired Fund in writing.

(o)            All of the issued and outstanding shares of the Acquired Fund will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Acquired Fund, as provided in paragraph 3.3. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Acquired Fund, nor is there outstanding any security convertible into any of the Acquired Fund’s shares.

(p)            The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Directors of the Acquired Fund, and, subject to the approval of the shareholders of the Acquired Fund, this Agreement will constitute a valid and binding obligation of the Acquired Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(q)            The Proxy Statement/Prospectus (as defined in paragraph 5.6), insofar as it relates to the Acquired Fund, will, at the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder; provided, however, that the representations and warranties of this subparagraph (q) shall not apply to statements in or omissions from the Proxy Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquiring Fund for use therein.

4.2.            Representations and Warranties of the Acquiring Fund. Except as has been fully disclosed to the Acquired Fund as of the date hereof in a written instrument executed by an officer of the Acquiring Fund, Acquiring Fund represents and warrants to the Acquired Fund as follows:

(a)            The Acquiring Fund is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland with power under its Articles of Amendment and Restatement and Amended and Restated By-Laws, each as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted.

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(b)            The Acquiring Fund is registered with the Commission as a closed-end management investment company under the 1940 Act, and the registration of the Acquiring Fund Shares under the 1933 Act is in full force and effect.

(c)            The Acquiring Fund has not taken any action and does not know of any fact or circumstance that could reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of section 368(a) of the Code.

(d)            At the Effective Time, all material Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and no such return is currently under audit and no assessment has been asserted, in writing, with respect to such returns.

(e)            The Acquiring Fund has elected to be treated as a “regulated investment company” under Subchapter M of the Code. For each taxable year since its commencement of operations (including the taxable year that includes the Closing Date), the Acquiring Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company within the meaning of section 851 et seq. of the Code and has been eligible to and has computed its federal income tax under section 852 of the Code and expects to continue to meet such requirements at all times through the Closing Date. The Acquiring Fund has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to sections 852 or 4982 of the Code. There is no other material tax liability (including any foreign, state or local tax liability) of the Acquiring Fund except as set forth and accrued on the Acquiring Fund’s books. The Acquiring Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Acquiring Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of section 337(d) of the Code and the regulations thereunder.

(f)            The Acquiring Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its common shares of beneficial interest. To the actual knowledge of its officers, the Acquiring Fund has complied with the requirements for collection and maintenance of Forms W-9 and/or Forms W-8 and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder. The Acquiring Fund is not under audit by any federal, state or local taxing authority and there are no actual or proposed tax deficiencies with respect to the Acquiring Fund that have been presented to the Acquiring Fund in writing.

(g)            No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities laws.

(h)            The shareholder reports, marketing and other related materials of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

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(i)             The Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of federal securities laws (including the 1940 Act) or of Maryland law or a material violation of its Articles of Amendment and Restatement and Amended and Restated By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound.

(j)             Except as otherwise disclosed to and accepted by the Acquired Fund in writing, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Acquiring Fund’s knowledge, threatened against the Acquiring Fund or any of the Acquiring Fund’s properties or assets that, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business. The Acquiring Fund knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions herein contemplated.

(k)            The Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Schedule of Investments of the Acquiring Fund at [October 31, 2024], have been audited by KPMG LLP, independent registered public accounting firm, and are in accordance with GAAP consistently applied, and such statements present fairly, in all material respects, the financial condition of the Acquiring Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

(l)             Since [October 31, 2024], there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness, except as otherwise disclosed to the Acquired Fund. For the purposes of this subparagraph (l), a decline in net asset value per share of Acquiring Fund Shares due to declines in market values of securities held by the Acquiring Fund, the discharge of the Acquiring Fund’s liabilities, or the redemption of the Acquiring Fund’s shares by shareholders of the Acquiring Fund shall not constitute a material adverse change.

(m)           The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Directors of the Acquiring Fund, and, subject to the approval of the shareholders of the Acquired Fund, this Agreement will constitute a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(n)            The Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Agreement, will at the Effective Time have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, will be fully paid and non-assessable by the Acquiring Fund and will have been issued in every jurisdiction in compliance in all material respects with applicable registration requirements and applicable securities laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Acquiring Fund, nor is there outstanding any security convertible into any of the Acquiring Fund’s Shares.

(o)            The Proxy Statement/Prospectus (as defined in paragraph 5.6), insofar as it relates to the Acquiring Fund, will, at the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder; provided, however, that the representations and warranties of this subparagraph (o) shall not apply to statements in or omissions from the Proxy Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquired Fund for use therein.

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5.	COVENANTS AND AGREEMENTS

5.1.            Conduct of Business. The Acquiring Fund and the Acquired Fund each will operate its business in the ordinary course consistent with prior practice between the date hereof and the Effective Time, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable. Notwithstanding the forgoing, the Acquired Fund will manage its portfolio with the same approximate level of trading, turnover and leverage consistent with past practice, except to the extent agreed in advance with the Acquiring Fund.

5.2.            No Distribution of Acquiring Fund Shares. The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.3.            Information. The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund Shares.

5.4.            Other Necessary Action. Subject to the provisions of this Agreement, the Acquiring Fund and the Acquired Fund will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.5.            Shareholder Meeting. The Acquired Fund has called a meeting of its shareholders to consider and act upon this Agreement and to take such other action under applicable federal and state law to obtain approval of the transactions contemplated herein.

5.6.            Proxy Statement/Prospectus. The Acquired Fund has provided the Acquiring Fund with information regarding the Acquired Fund, and the Acquiring Fund has provided the Acquired Fund with information regarding the Acquiring Fund, reasonably necessary for the preparation of a Proxy Statement/Prospectus on Form N-14 (the “Proxy Statement/Prospectus”) in compliance with the 1933 Act, the 1934 Act and the 1940 Act.

5.7.            Liquidating Distribution. As soon as is reasonably practicable after the Closing, the Acquired Fund will make a liquidating distribution to its respective shareholders consisting of the Acquiring Fund Shares received at the Closing.

5.8.            Efforts. The Acquiring Fund and the Acquired Fund shall each use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent set forth in Article 6 to effect the transactions contemplated by this Agreement as promptly as reasonably practicable; provided, that neither the Acquiring Fund nor the Acquired Fund shall be obligated to waive any condition precedent.

5.9.            Other Instruments. Each of the Acquired Fund and the Acquiring Fund covenants that it will, from time to time, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the other party may reasonably deem necessary or desirable in order to vest in and confirm: (a) to the Acquired Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and (b) to the Acquiring Fund, title to and possession of all the Assets and assumption of the Liabilities assumed hereunder and otherwise to carry out the intent and purpose of this Agreement.

5.10.            Regulatory Approvals. The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1934 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Effective Time.

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5.11.            Final Tax Distribution. To the extent necessary to avoid entity-level income or excise tax, the Acquired Fund will declare one or more dividends payable prior to the time of Closing to its shareholders.

6.	CONDITIONS PRECEDENT

6.1.            Conditions Precedent to Obligations of Acquired Fund. The obligations of the Acquired Fund to complete the transactions provided for herein shall be subject, at the Acquired Fund’s election, to the following conditions:

(a)            All representations and warranties of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

(b)            The Acquiring Fund shall have delivered to the Acquired Fund a certificate executed in the name of the Acquiring Fund by its President or Vice President and its Treasurer, in a form reasonably satisfactory to the Acquired Fund, and dated as of the Effective Time, to the effect that the representations and warranties of the Acquiring Fund, made in this Agreement are true and correct at and as of the Effective Time, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Acquired Fund shall reasonably request.

(c)            The Acquiring Fund shall have performed in all material respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund, on or before the Effective Time.

(d)            The Acquired Fund and the Acquiring Fund shall have agreed on the number of Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.3.

(e)            The Acquired Fund shall have received on the Closing Date the opinion of Dechert LLP, counsel to the Acquiring Fund (which may reasonably rely as to matters governed by the laws of the State of Maryland on an opinion of Maryland counsel and/or certificates of officers or Directors of the Acquiring Fund) dated as of the Closing Date, covering the following points:

(i)            The Acquiring Fund is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the power to own all of its properties and assets and to carry on its business, including as a registered investment company, and the Acquiring Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted;

(ii)           The Agreement has been duly authorized, executed and delivered by the Acquiring Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquired Fund, is a valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Fund in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

(iii)          The Acquiring Fund Shares to be issued to the Acquired Fund Shareholders as provided by this Agreement are duly authorized, upon such delivery will be validly issued and outstanding, and are fully paid and non-assessable by the Acquiring Fund, and no shareholder of the Acquiring Fund has any preemptive rights to subscription or purchase in respect thereof;

(iv)          The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquiring Fund’s Articles of Amendment and Restatement or its Amended and Restated By-Laws or a material violation of any provision of any agreement (known to such counsel) to which the Acquiring Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to the Acquired Fund, judgment or decree to which the Acquiring Fund is a party or by which it is bound;

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(v)            To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Maryland is required to be obtained by the Acquiring Fund in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and such as may be required under state securities or blue sky laws (other than those of the State of Maryland);

(vi)           The Acquiring Fund is a registered investment company classified as a management company of the closed-end type under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect; and

(vii)          To the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund or any of its properties or assets and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

6.2.            Conditions Precedent to Obligations of Acquiring Fund. The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject, at the Acquiring Fund’s election, to the following conditions:

(a)            All representations and warranties of the Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

(b)            The Acquired Fund shall have delivered to the Acquiring Fund a certificate executed in the name of the Acquired Fund by its President or Vice President and its Treasurer, in a form reasonably satisfactory to the Acquiring Fund and dated as of the Effective Time, to the effect that the representations and warranties of the Acquired Fund, made in this Agreement are true and correct at and as of the Effective Time, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Acquiring Fund shall reasonably request.

(c)            The Acquired Fund shall have performed in all material respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquired Fund, on or before the Effective Time.

(d)            The Acquired Fund and the Acquiring Fund shall have agreed on the number of Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.3.

(e)            The Acquiring Fund shall have received on the Closing Date the opinion of Dechert LLP, counsel to the Acquired Fund (which may reasonably rely as to matters governed by the laws of the State of Maryland on an opinion of Maryland counsel and/or certificates of officers of the Acquired Fund) dated as of the Closing Date, covering the following points:

(i)            The Acquired Fund is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the power to own all of its properties and assets and to carry on its business, including as a registered investment company, and the Acquired Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted;

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(ii)           The Agreement has been duly authorized, executed and delivered by the Acquired Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquiring Fund is a valid and binding obligation of the Acquired Fund enforceable against the Acquired Fund in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

(iii)          The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquired Fund’s Articles of Amendment and Restatement or its Amended and Restated By-Laws or a material violation of any provision of any agreement (known to such counsel) to which the Acquired Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to the Acquiring Fund, judgment or decree to which the Acquired Fund is a party or by which it is bound;

(iv)          To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Maryland is required to be obtained by the Acquired Fund in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and such as may be required under state securities or blue sky laws (other than those of the State of Maryland);

(v)           The Acquired Fund is a registered investment company classified as a management investment company of the closed-end type under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;

(vi)          The outstanding shares of the Acquired Fund are registered under the 1933 Act and its registration is in full force and effect; and

(vii)         To the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquired Fund or any of its properties or assets and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

6.3.            Other Conditions Precedent. If any of the conditions set forth in this paragraph 6.3 have not been satisfied on or before the Effective Time, the Acquired Fund or the Acquiring Fund shall, at its option, not be required to consummate the transactions contemplated by this Agreement.

(a)            The Agreement and the transactions contemplated herein shall have been approved by (i) the Board of Directors of the Acquired Fund and (ii) the requisite shareholders of the Acquired Fund, and certified copies of the resolutions of the Board of Directors of the Acquired Fund evidencing such approvals shall have been delivered to the Acquiring Fund.

(b)            This Agreement and the transactions contemplated herein shall have been approved by the Board of Directors of the Acquiring Fund, and certified copies of the resolutions evidencing such approval shall have been delivered to the Acquiring Fund.

(c)            This Agreement and the transactions contemplated herein shall have been approved by the Board of Directors of the Acquiring Fund, and certified copies of the resolutions evidencing such approval shall have been delivered to the Acquired Fund.

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(d)            The registration statement on Form N-14 of the Acquiring Fund shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued.

(e)            On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, or instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.

(f)            At the Effective Time, no action, suit or other proceeding shall be pending or, to the knowledge of the Acquired Fund or the Acquiring Fund, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

(g)            All consents of other parties and all other consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the parties to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not reasonably be expected to have a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any of such conditions.

(h)            State Street shall have delivered such certificates or other documents as set forth in paragraph 3.2.

(i)             The Transfer Agent shall have delivered a certificate of its authorized officer as set forth in paragraph 3.3.

(j)             The Acquiring Fund shall have issued and delivered to the Secretary of the Acquired Fund the confirmation as set forth in paragraph 3.3.

(k)            The parties hereto shall have received the opinion of the law firm of Dechert LLP (based on certain facts, assumptions and representations), addressed to the Acquiring Fund and the Acquired Fund, substantially to the effect that, for federal income tax purposes:

(i)            The transfer of the Acquired Fund’s Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund followed by the distribution by the Acquired Fund of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in liquidation of the Acquired Fund pursuant to and in accordance with the terms of this Agreement will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code;

(ii)           No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Acquired Fund Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund;

(iii)          No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities or upon the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in section 1256(b) of the Code or stock in a passive foreign investment company, as defined in section 1297(a) of the Code;

(iv)          No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of the Acquired Fund Shares for Acquiring Fund Shares (except with respect to cash received in lieu of fractional shares);

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(v)            The aggregate tax basis for Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by each such Acquired Fund Shareholder immediately prior to the Reorganization (reduced by any amount of tax basis allocable to fractional shares for which cash is received);

(vi)           The holding period of Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares surrendered in exchange therefor were held (provided such Acquired Fund Shares were held as capital assets on the date of the Reorganization);

(vii)          Except for assets which may be marked to market for federal income tax purposes as a consequence of a termination of the Acquired Fund’s taxable year, the tax basis of the Acquired Fund Assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to Acquired Fund in exchange therefor;

(viii)         The holding period of the Acquired Fund Assets in the hands of Acquiring Fund will include the period during which those assets were held by the Acquired Fund (except where the investment activities of the Acquiring Fund have the effect of reducing or eliminating such periods with respect to an Acquired Fund Asset); and

(ix)            The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383, and 384 of the Code and the United States Treasury regulations promulgated thereunder.

Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Acquired Fund, may waive the conditions set forth in this paragraph 6.3(k).

7.	INDEMNIFICATION

7.1.            Indemnification by the Acquiring Fund. The Acquiring Fund, solely out of its assets and property, agrees to indemnify and hold harmless the Acquired Fund, and its directors, officers, employees and agents (the “Acquired Fund Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquired Fund Indemnified Parties may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on: (a) any breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Acquiring Fund or the Acquiring Fund’s directors, officers, employees or agents prior to the Closing Date, provided that this indemnification shall not apply to the extent such loss, claim, damage, liability or expense (or actions with respect thereto) shall be due to any negligent, intentional or fraudulent act, omission or error of the Acquired Fund Indemnified Parties.

7.2.            Indemnification by the Acquired Fund. The Acquired Fund, solely out of its assets and property, agrees to indemnify and hold harmless the Acquiring Fund, and its directors, officers, employees and agents (the “Acquiring Fund Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund Indemnified Parties may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on: (a) any breach by the Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Acquired Fund or the Acquired Fund’s directors, officers, employees or agents prior to the Closing Date, provided that this indemnification shall not apply to the extent such loss, claim, damage, liability or expense (or actions with respect thereto) shall be due to any negligent, intentional or fraudulent act, omission or error of the Acquiring Fund Indemnified Parties.

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7.3.            Liability of the Acquired Fund. The parties understand and agree that the obligations of the Acquired Fund under this Agreement shall not be binding upon any director, shareholder, nominee, officer, agent or employee of or adviser to the Acquired Fund personally, but bind only the Acquired Fund’s property. Moreover, all persons shall look only to the assets of the Acquired Fund to satisfy the obligations of the Acquired Fund hereunder. The parties represent that they each have notice of any provisions of the Articles of Amendment and Restatement of the Acquired Fund disclaiming such shareholder and director liability for acts or obligations of the Acquired Fund.

7.4.            Liability of the Acquiring Fund. The parties understand and agree that the obligations of the Acquiring Fund under this Agreement shall not be binding upon any director, shareholder, nominee, officer, agent or employee of or adviser to the Acquiring Fund personally, but bind only the Acquiring Fund’s property. Moreover, all persons shall look only to the assets of the Acquiring Fund to satisfy the obligations of the Acquiring Fund hereunder. [The parties represent that they each have notice of any provisions of the Articles of Amendment and Restatement of the Acquiring Fund disclaiming such shareholder and director liability for acts or obligations of the Acquiring Fund.]

8.	BROKERAGE FEES AND EXPENSES

8.1.            No Broker or Finder Fees. The Acquiring Fund and the Acquired Fund represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein,

8.2.            Expenses of Reorganization. All fees and expenses incurred directly in connection with the consummation of the Reorganization and the transactions contemplated by this Agreement will be borne by abrdn Asia Limited and its affiliates, without regard to whether the Reorganization is consummated. Notwithstanding the foregoing, to the extent there are any transaction costs (including brokerage commissions, transaction charges and related fees) associated with the sales and purchases made in connection with the Reorganization, these will be borne by the Acquired Fund with respect to the portfolio transitioning conducted before the Reorganization and borne by the Acquiring Fund with respect to the portfolio transitioning conducted after the Reorganization.

9.	AMENDMENTS AND TERMINATION

9.1.            Amendments. This Agreement may be amended, modified or supplemented in a signed writing in such manner as may be deemed necessary or advisable by the authorized officers of each party, on behalf of either the Acquired Fund and the Acquiring Fund; provided, however, that following a meeting of the shareholders of the Acquired Fund called by the Board of Directors of the Acquired Fund pursuant to paragraph 6.3(a) of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to the Acquired Fund Shareholders under this Agreement to the detriment of the shareholders of the Acquired Fund without the approval of the Board of Directors of the Acquired Fund and the Board of Directors of the Acquiring Fund and the Acquired Fund Shareholders and, further provided, that the officers of the Acquired Fund and the Acquiring Fund may change the Effective Time and Closing Date through an agreement in writing without additional specific authorization by their respective Board of Directors.

9.2.            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual agreement of the parties, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of the Board of Directors of the Acquiring Fund and the Board of Directors of the Acquired Fund, make proceeding with the Agreement inadvisable. In addition, either the Acquiring Fund or the Acquired Fund may at its option terminate this Agreement at or before the Closing Date due to: a breach by the other of any representation, warranty, or agreement contained herein to be performed at or before the Closing Date, which breach would give rise to the failure of a condition set forth in Sections 6.1, 6.2 or 6.3, if not cured within 30 days after being provided notice by the non-breaching party.

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10.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) personal service or prepaid or certified mail addressed as follows:

If to the Acquired Fund and Acquiring Fund:

abrdn Global Income Fund, Inc.

abrdn Asia-Pacific Income Fund, Inc.
1900 Market Street, Suite 200

Philadelphia, PA 19103
Attention: Lucia Sitar, Esq.

With copies (which shall not constitute notice) to:

Dechert LLP
1900 K Street NW
Washington, D.C. 20006
Attention: Thomas C. Bogle, Esq. and William J. Bielefeld, Esq.

11.	CONFIDENTIALITY

11.1.            In the event of a termination of this Agreement, the Acquiring Fund and the Acquired Fund agree that they along with their board members, representative agents and affiliates shall, and shall cause their affiliates to keep secret and retain in strict confidence, and not use for the benefit of itself or themselves, nor disclose to any other persons, any and all non-public, confidential or proprietary information relating to the Acquiring Fund, the Acquired Fund or their affiliates, whether obtained through their due diligence investigation, this Agreement or otherwise, except such information may be disclosed: (i) if required by court order or decree or applicable law; (ii) if it is publicly available through no act or failure to act of such party; (iii) if it was already known to such party on a non-confidential basis on the date of receipt; (iv) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (v) if it is otherwise expressly provided for herein.

12.	MISCELLANEOUS

12.1.            Entire Agreement. The parties agree that neither party has made any representation, warranty or covenant not set forth herein, and that this Agreement constitutes the entire agreement between the parties.

12.2.            Survival. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith, and the obligations with respect to indemnification of the Acquired Fund and Acquiring Fund contained in paragraphs 7.1 and 7.2, shall survive the Closing.

12.3.            Headings. The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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12.4.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its principles of conflicts of laws.

12.5.            Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

12.6.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all taken together shall constitute one agreement.

12.7.            Waiver. At any time before the Closing Date, any of the terms or conditions of this Agreement may be waived by either the Acquired Fund Board or the Acquiring Fund Board (whichever is entitled to the benefit thereof), if, in the judgment of such board after consultation with fund counsel, such action or waiver will not have a material adverse effect on the benefits intended in this Agreement to the shareholders of their respective fund, on behalf of which such action is taken.

[signature page follows]

17

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

abrdn GLOBAL INCOME Fund, INC.	ABRDN ASIA-PACIFIC INCOME FUND, INC.

By:	By:
Name:	Name:
Title:	Title:

abrdn asia limited agrees to the provisions of paragraphs 8.2 and 11.1 herein:

By:
Name:
Title:

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APPENDIX B

FORM OF LIQUIDATION PLAN

Form of Plan of Liquidation and Dissolution

abrdn Global Income Fund, Inc.

PLAN OF LIQUIDATION AND DISSOLUTION

The following Plan of Liquidation and Dissolution (the “Plan”) of abrdn Global Income Fund, Inc. (the “Fund”), a corporation organized and existing under the laws of the State of Maryland, which has operated as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), is intended to accomplish the complete liquidation and dissolution of the Fund in accordance with the requirements of the Maryland General Corporation Law (the “MGCL”) and in conformity with the provisions of the Fund’s Articles of Amendment and Restatement (the “Charter”).

WHEREAS, the Fund’s Board of Directors, including at least 66-2/3% of the Continuing Directors (as defined in the Fund’s Charter at a meeting of the Board of Directors held on September 10, 2025, adopted a resolution declaring that in its judgment it is advisable to liquidate and dissolve the Fund and has unanimously adopted this Plan as the method of liquidating and dissolving the Fund and has directed that the liquidation and dissolution of the Fund pursuant to this Plan be submitted to stockholders of the Fund for approval;

NOW, THEREFORE, the liquidation and dissolution of the Fund shall be carried out in the manner hereinafter set forth:

1.            Effective Date of Plan. The Plan shall be and become effective only upon (a) the adoption and approval of the Plan by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Fund at a duly called meeting of stockholders at which quorum is present called for the purpose of voting upon the Plan and (b) the satisfactory resolution in the sole discretion of the Board of Directors of any and all claims pending against the Fund and its Board of Directors. The date of such adoption and approval of the Plan by stockholders and resolution of all pending claims is hereinafter called the “Effective Date.”

2.            Cessation of Business. After the Effective Date of the Plan, the Fund shall cease its business as an investment company and shall not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and will dissolve in accordance with the Plan.

3.            Restriction of Transfer of Shares. The proportionate interests of stockholders in the assets of the Fund shall be fixed on the basis of their respective stockholdings at the close of business on the Effective Date, or on such later date as may be determined by the Board of Directors (the “Determination Date”). On the Determination Date, the books of the Fund shall be closed. Thereafter, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders’ respective interests in the Fund’s assets shall not be transferable by the negotiation of share certificates and the Fund’s shares will cease to be traded on the NYSE American LLC (the “NYSE American”).

4.            Notice of Liquidation. As soon as practicable after the Effective Date, the Fund shall mail notice to the appropriate parties that this Plan has been approved by the Board of Directors and the stockholders and that the Fund will be liquidating its assets. Specifically, upon approval of the Plan, the Fund shall mail notice to its known creditors at their addresses as shown on the Fund’s records, and to its employees, either at their home addresses as shown on the Fund’s records or at their business addresses, and otherwise consistent with the MGCL.

5.            Liquidation of Assets. After the event in clause (a) in Section 1 hereof, the Board of Directors may authorize the commencement of the sale of portfolio securities and the investment of the proceeds of such sale in investment grade short-term debt securities denominated in U.S. dollars. As soon as is reasonable and practicable after the Effective Date of the Plan, or as soon thereafter as practicable depending on market conditions and consistent with the terms of the Plan, all portfolio securities of the Fund not already converted to U.S. cash or U.S. cash equivalents shall be converted to U.S. cash or U.S. cash equivalents. Any cash or other distribution received by the Fund and determined to be de minimis shall be, at the discretion of the Treasurer or similar officer of the Fund and, to the extent consistent with applicable law, rule or regulation and his or her fiduciary duties, donated to a charitable organization. If the Fund holds securities that cannot be transferred or disposed of by the Fund on the Effective Date (“Illiquid Securities”), the Fund shall instruct its custodian to maintain a record of the Fund’s ownership of the Illiquid Securities on its books and records. The Fund shall distribute any net proceeds of any Illiquid Securities within 60 days after their receipt, with the cost of such distribution to be paid only by such proceeds. With respect to any sanctioned Russian securities (and proceeds of distributions in respect of Russian securities that are similarly subject to sanctions, collectively, “Sanctioned Russian Assets”) held by the Fund on the Effective Date, the Fund shall instruct the custodian to transfer or dispose of such Sanctioned Russian Assets as soon as is reasonable and practicable, including following the lifting or other easing of applicable U.S. sanctions such that the Sanctioned Russian Assets are transferable. The Fund will conduct no business during this period other than as necessary to transfer or dispose of the Sanctioned Russian Assets or the proceeds thereof as soon as practicable. Any remaining Illiquid Securities and Sanctioned Russian Assets or the proceeds thereof, held by a custodian will remain in custody with the custodian until an applicable dormancy period expires. All such property will be subject to escheatment as applicable by the State of Maryland to the extent permitted by, and in accordance with applicable law and regulation.

6.            Payments of Debts. As soon as practicable after the Effective Date, the Fund shall determine and shall pay, or set aside in U.S. cash or U.S. cash equivalents, the amount of all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the Second Distribution provided for in Section 7, below.

7.            Liquidating Distributions. In accordance with section 331 of the Internal Revenue Code of 1986, as amended, the Fund’s assets are expected to be distributed by up to two cash payments in complete cancellation of all the outstanding shares of capital stock of the Fund. The first distribution of the Fund’s assets (the “First Distribution”) is expected to consist of cash representing substantially all the assets of the Fund, less an estimated amount necessary to discharge (a) any unpaid liabilities and obligations of the Fund on the Fund’s books on the First Distribution date, and (b) any liabilities as the Board of Directors shall reasonably deem to exist against the assets of the Fund.

Each stockholder not holding stock certificates of the Fund will receive liquidating distributions equal to the stockholder’s proportionate interest in the net assets of the Fund as of the Determination Date. Each stockholder holding stock certificates of the Fund will receive a confirmation showing the number of shares represented by such stock certificates and the total number of outstanding shares of the Fund as of the Determination Date. This confirmation will include an advice that each stockholder will be paid such stockholder’s proportionate interest in the net assets of the Fund in cash upon return of the stock certificate. All stockholders will receive information concerning the sources of the liquidating distribution.

8.            Satisfaction of Federal Income and Excise Tax Distribution Requirements. At or immediately prior to the Effective Date, the Fund shall, if necessary, have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the shareholders of the Fund all of the Fund’s investment company taxable income for taxable years ending at or prior to the Effective Date (computed without regard to any deduction for dividends paid) and all of its net capital gain, if any, realized in taxable years ending at or prior to the Effective Date (after reduction for any available capital loss carry-forwards) and any additional amounts necessary to avoid any excise tax for such periods. Such dividends may be paid either prior to or at the same time as the liquidating distribution.

9.            Expenses of the Liquidation and Dissolution. The Fund shall bear the expenses incurred by it in carrying out this Plan following shareholder approval including, but not limited to legal, accounting, custodian and transfer agency fees, to effect the Plan.

10.          Power of Board of Directors. The Board of Directors and, subject to the direction of the Board of Directors or a duly authorized committee thereof, the Fund’s officers shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the MGCL, the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, NYSE American rules or any other applicable laws or regulations.

11.          Amendment or Abandonment of Plan. The Board of Directors shall have the authority to authorize such variations from or amendments of the provisions of the Plan (other than the terms of the liquidating distributions) at any time without stockholder approval, if the Board of Directors determines that such action would be advisable and in the best interests of the Fund and its stockholders, as may be necessary or appropriate to effect the marshalling of Fund assets and the dissolution, complete liquidation and termination of existence of the Fund, and the distribution of its net assets to stockholders in accordance with the laws of the State of Maryland, the 1940 Act, the Charter, the Bylaws of the Fund and the purposes to be accomplished by the Plan. If any variation or amendment appears necessary and, in the judgment of the Board of Directors, will materially and adversely affect the interests of the Fund’s stockholders, such variation or amendment will be submitted to the Fund’s stockholders for approval. In addition, the Board of Directors may abandon this Plan prior to the filing of the Articles of Dissolution if it determines that abandonment would be advisable and in the best interests of the Fund and its stockholders.

12.            De-Registration Under the 1940 Act. As soon as practicable after the liquidation and distribution of the Fund’s assets, the Fund shall prepare and file a Form N-8F with the Securities and Exchange Commission and take such other actions as may be necessary in order to de-register the Fund under the 1940 Act. The Fund shall also file, if required, a final Form N-CEN (a semi-annual report) with the SEC.

13.            Dissolution under Maryland Law. As soon as practicable after the Effective Date and the disposition of any remaining property of the Fund held by a custodian, including Illiquid Securities and Sanctioned Russian Assets or the proceeds thereof, provided for in Section 5, above, but in any event no earlier than 20 days after the mailing of notice to the Fund’s known creditors and remaining employees, if any, the Fund shall be dissolved in accordance with the laws of the State of Maryland and the Charter, including filing Articles of Dissolution with and for acceptance by the State Department of Assessments and Taxation of Maryland.

14.            Appraisal Rights. Under Maryland law, stockholders will not be entitled to appraisal rights in connection with the liquidation and dissolution of the Fund pursuant to the Plan.

15.            Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Maryland.

PROXYEVERY VOTE IS IMPORTANT ABRDN GLOBAL INCOME FUND, INC. PO Box 43131 Providence, RI 02940-3131 Please detach at perforation before mailing. ABRDN GLOBAL INCOME FUND, INC. SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 12, 2026 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS. The undersigned stockholder(s) of abrdn Global Income Fund, Inc. a Maryland corporation (the “Fund” or the “Acquired Fund”), revoking previous proxies, hereby appoints Megan Kennedy, Andrew Kim, Robert Hepp and Lucia Sitar, or any one of them true and lawful attorneys with power of substitution of each, to vote all shares of abrdn Global Income Fund, Inc., which the undersigned is entitled to vote, at the Special Meeting of Stockholders to be held on Thursday, March 12, 2026, at 10:30 a.m. Eastern Time, at the offices of abrdn Inc., an affiliate of the Fund’s investment manager, abrdn Asia Limited, located at 1900 Market Street, Suite 200, Philadelphia, Pennsylvania 19103, and at any adjournment thereof as indicated on the reverse side. Please refer to the Proxy Statement for a discussion of these matters. In their discretion, the proxy holders named above are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. Receipt of the Notice of the Special Meeting and the accompanying Proxy Statement is hereby acknowledged. If this Proxy is executed but no instructions are given, the votes entitled to be cast by the undersigned will be cast “FOR” the proposals. VOTE VIA THE INTERNET: www.proxy-direct.com VOTE VIA THE TELEPHONE: 1-800-337-3503 FCO_34778_090525 PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. xxxxxxxxxxxxxx code CALL 1-800-337-3503 Follow the recorded instructions available 24 hours MAIL Vote, Sign and Mail in the enclosed Business Reply Envelope VOTE IN PERSON Attend Stockholder Meeting 1900 Market Street, Suite 200 Philadelphia, PA 19103 on December 10, 2025 SCAN The QR code or visit www.proxy-direct.com to vote your shares

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN EVERY STOCKHOLDER’S VOTE IS IMPORTANT Important Notice Regarding the Availability of Proxy Materials for the abrdn Global Income Fund, Inc. Stockholders Meeting to be held on March 12, 2026, at 10:30 a.m. (Eastern Time) The Proxy Statement for this meeting is available at: http://www.aberdeenfco.com IF YOU VOTE ON THE INTERNET OR BY TELEPHONE, YOU NEED NOT RETURN THIS PROXY CARD Please detach at perforation before mailing. In their discretion, the proxy holders are authorized to vote upon the matters set forth in the Notice of Meeting and Proxy Statement dated [xxxxxx xx, 2025] and upon all other such matters as may properly come before the meeting or any adjournment thereof. TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN IN THIS EXAMPLE: X A Proposals THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSALS. 1. To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Acquired Fund to abrdn Asia-Pacific Income Fund, Inc. (the “Acquiring Fund”) in exchange solely for newly issued common stock of the Acquiring Fund (although cash may be distributed in lieu of fractional shares) and the assumption by the Acquiring Fund of all or substantially all liabilities of the Acquired Fund and the distribution of common stock of the Acquiring Fund to the stockholders of the Acquired Fund and complete liquidation of the Acquired Fund (the “Reorganization”). 2. To approve a plan of liquidation and dissolution (the “Liquidation Plan”) of the Acquired Fund (the “Liquidation”). The Liquidation will only occur if the Liquidation Plan is approved by stockholders of the Acquired Fund and the Reorganization is not approved by stockholders of the Acquired Fund or is not consummated for any other reason. If only the Reorganization Agreement is approved, or if both the Reorganization Agreement and the Liquidation Plan are approved, the Reorganization will occur. B Authorized Signatures ─ This section must be completed for your vote to be counted.─ Sign and Date Below Note: Please sign exactly as your name(s) appear(s) on this Proxy Card, and date it. When shares are held jointly, each holder should sign. When signing as attorney, executor, guardian, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature. Date (mm/dd/yyyy) ─ Please print date below Signature 1 ─ Please keep signature within the box Signature 2 ─ Please keep signature within the box Scanner bar code xxxxxxxxxxxxxx FCO 34778 xxxxxxxx / /

STATEMENT OF ADDITIONAL INFORMATION

RELATING TO THE REORGANIZATION OF

abrdn global income Fund, Inc.

WITH AND INTO

ABRDN ASIA-PACIFIC INCOME FUND, INC.

January 5, 2026

This Statement of Additional Information (“SAI”) is available to stockholders of abrdn Asia-Pacific Income Fund, Inc. (the “Fund” or “FAX”) and abrdn Global Income Fund, Inc. (the “Acquired Fund”) in connection with the proposed reorganization of the Acquired Fund into the Fund. With respect to the reorganization, the Agreement and Plan of Reorganization provides for: (1) the transfer of all of the assets of the Acquired Fund to the Fund, in exchange solely for shares of the Fund (although cash may be distributed in lieu of fractional shares); (2) the assumption by the Fund of all liabilities of the Acquired Fund; (3) the distribution of common shares of the Fund to the stockholders of the Acquired Fund; and (4) the complete liquidation of the Acquired Fund (the “Reorganization”). The Fund as it would exist after the Reorganization is referred to as the “Combined Fund.”

This SAI is not a prospectus and should be read in conjunction with the Proxy Statement/Prospectus dated January 5, 2026, and filed on Form N-14 with the Securities and Exchange Commission (“SEC”) relating to the proposed Reorganization (the “Proxy Statement/Prospectus”). A copy of the Proxy Statement/Prospectus and other information may be obtained without charge by writing to the Fund c/o abrdn Inc., 1900 Market Street, Suite 200, Philadelphia, PA 19103, by calling 1-800-522-5465. You may also obtain a copy of the Proxy Statement/Prospectus on the website of the SEC (http://www.sec.gov). Capitalized terms used but not defined in this SAI have the meanings assigned to them in the Proxy Statement/Prospectus.

Investment Objectives, Policies and Risks of the Fund

The following information supplements the information contained in the Proxy Statement/Prospectus concerning the investment objectives and policies of the Fund. The investment policies described below, except as set forth under “Investment Restrictions” or as otherwise noted, are not fundamental policies and may be changed by the Fund’s Board of Directors (the “Board”), without the approval of stockholders.

The following information supplements the discussion of the Fund’s investment objectives, principal investment strategies and principal risks that appears in the Proxy Statement/Prospectus and does not, by itself, present a complete or accurate explanation of the matters disclosed. Readers must refer also to the Proxy Statement/Prospectus for a complete presentation of the matters disclosed below. The following is not meant to be an exclusive list of all the securities and instruments in which the Fund may invest or investment strategies in which it may engage, and the Fund may invest in instruments and securities and engage in strategies other than those listed below.

Closed-End Funds

The value of the shares of a closed-end fund may be higher or lower than the value of the portfolio securities held by the closed-end fund. Closed-end investment funds may trade infrequently and with small volume, which may make it difficult for the Fund to buy and sell shares. Also, the market price of closed-end funds tends to rise more in response to buying demand and fall more in response to selling pressure than is the case with larger capitalization companies.

Fundamental Investment Policies and Restrictions

The following are the fundamental investment policies and restrictions of the Fund set forth in their entirety. Investment policies and restrictions identified as fundamental may be changed only with the approval of the holders of a majority of the Fund’s outstanding voting securities (which for this purpose and under the 1940 Act, means the lesser of (1) 67% of the voting shares present in person or by proxy at a meeting at which more than 50% of the outstanding voting shares are present in person or by proxy, or (2) more than 50% of the outstanding voting shares).

The Fund has a fundamental investment policy to invest at least 80% of its total assets, plus the amount of any borrowings for investment purposes in “Asia-Pacific debt securities,” which include: (1) debt securities of Asia-Pacific Country issuers, including securities issued by Asia-Pacific Country governmental entities, as well as by banks, companies and other entities which are located in Asia-Pacific Countries, whether or not denominated in an Asia-Pacific Country currency; (2) debt securities of other issuers, denominated in, or linked to, the currency of an Asia-Pacific Country, including securities issued by supranational issuers, such as The World Bank and derivative debt securities that replicate, or substitute for, the currency of an Asia-Pacific Country; (3) debt securities issued by entities which, although not located in an Asia-Pacific Country, derive at least 50% of their revenues from Asia-Pacific Countries or have at least 50% of their assets located in Asia-Pacific Countries; and (4) debt securities issued by a wholly-owned subsidiary of an entity located in an Asia-Pacific Country, provided that the debt securities are guaranteed by the parent entity located in the Asia-Pacific Country. With reference to items (3) and (4) above, Asia-Pacific debt securities may be denominated in an Asia- Pacific Country currency or U.S. dollars. “Asia-Pacific Countries” (each, an “Asia-Pacific Country”) means countries included in “Asia” and “Oceania” in the United Nations (“UN”) geographic regions used by the UN Statistics Division.

Investment Restrictions of the Fund

Investment restrictions stated as a maximum percentage of the Fund’s assets are applied by the Fund’s Investment Manager at the time of an investment or a transaction to which the limitation is applicable (other than the limitations on borrowing). Accordingly, any later increase or decrease resulting from a change in values, net assets or other circumstances will not be considered in determining whether the investment complies with the Fund’s investment restrictions. All restrictions are based on a percentage of the Fund’s total assets (including assets obtained through leverage). The Fund has elected to be classified as a non-diversified closed-end management investment company and will invest its assets only in a manner consistent with this classification under applicable law. The Fund may not:

1.	issue senior securities, except (a) insofar as the Fund may be deemed to have issued a senior security in connection with any repurchase or securities lending agreement or any borrowing agreement permitted by these investment restrictions and (b) that the Fund may issue one or more series of its preferred stock, if permitted by its Articles of Incorporation, including Articles of Amendment and Articles Supplementary thereto;

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2.	borrow money, except as permitted under, or to the extent not prohibited by, the Investment Company Act of 1940, as amended, and as interpreted or modified by regulatory authority having jurisdiction, from time to time;

3.	engage in the business of underwriting securities issued by others, except to the extent that the Fund may be deemed to be an underwriter in connection with the disposition of portfolio securities;

4.	purchase or sell real estate, which term does not include securities of companies that deal in real estate or mortgages or investments secured by real estate or interests therein, except that the Fund reserves freedom of action to hold and to sell real estate acquired as a result of the Fund’s ownership of securities;

5.	purchase physical commodities or contracts relating to physical commodities;

6.	make loans to other persons, except as permitted under, or to the extent not prohibited by, the Investment Company Act of 1940, as amended, and as interpreted or modified by regulatory authority having jurisdiction, from time to time; and

7.	concentrate its investments in a particular industry or group of industries, as those terms are used in the Investment Company Act of 1940, as amended or modified by regulatory authority having jurisdiction from time to time, except that at any time the Fund has invested more than 25% of its total assets in securities of issuers of a particular country, the Fund may invest more than 25% of its assets, and up to the amount of its total assets invested in securities of issuers of that country, in securities issued or guaranteed, as to payment of principal and interest, by the government (including governmental subdivisions) or governmental entities or instrumentalities of that country.

For purposes of Restriction 7, above, “securities of issuers of a particular country” shall include: (a) securities of issuers located in that country; (b) securities that are denominated in, or linked to, the currency of that country, including securities of supranational issuers and derivative securities that replicate, or substitute for, the currency of that country; (c) securities of issuers that derive at least 50% of their revenues from that country or have at least 50% of their assets located in that country; (d) securities issued by a parent or subsidiary of, and guaranteed by, an entity located in that country; (e) securities issued by the government (including governmental subdivisions) or governmental entities or instrumentalities of that country; and (f) repurchase agreements with respect to any of the foregoing securities.

Management of the Fund

Directors and Officers

The business and affairs of the Fund are managed under the direction of the Board and the Fund’s officers appointed by the Board. The tables below list the directors and officers of the Fund and their present positions and principal occupations during the past five years. The business address of the Fund, its Board members and officers is 1900 Market Street, Suite 200, Philadelphia, PA 19103, unless specified otherwise below. The term “Fund Complex” includes each of the registered investment companies advised by the Investment Manager or their affiliates as of the date of this SAI. Directors serve three-year terms or until their successors are duly elected and qualified. Officers are annually elected by the Directors.

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Directors

Name, Address and Year of Birth	Position(s) Held with the Fund	Term of Office and Length of Time Served	Principal Occupation(s) During at Least the Past Five Years	Number of Registered Investment Companies ("Registrants") consisting of Investment Portfolios ("Portfolios") in Fund Complex* Overseen by Board Members	Other Directorships Held by Board Member**
Interested Board Member
Christian Pittard*** c/o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1973	Class I Director; Vice President	Term expires 2028; Director since 2024	Mr. Pittard is Head of Closed End Funds for Aberdeen and is responsible for the US and UK businesses. He is also Managing Director of Corporate Finance, having done a significant number of closed end fund transactions in the US and UK since joining abrdn in 1999. Previously, he was Head of the Americas and the North American Funds business based in the US for abrdn.	12 Registrants consisting of 12 Portfolios	None.
Independent Board Members
Radhika Ajmera c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1964	Class III Director	Term expires 2027; Director since 2021	Ms. Ajmera has over 20 years’ experience in fund management, predominantly in emerging markets. She has also held a number of UK closed end fund non-executive directorships. She is currently an independent, non executive director for a number of closed end and open end funds in the abrdn fund complex. She is also an Audit Chair and a previous Chair within the complex. Ms. Ajmera is a graduate of the London School of Economics.	4 Registrants consisting of 20 Portfolios	None.
P. Gerald Malone c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1950	Chair of the Board; Class II Director	Term expires 2026; Director since 2001	Mr. Malone is a lawyer of over 40 years standing. Currently, he is an adviser to KeifeRX, a US healthcare company developing a novel neurotherapy treatment. He is also Chairman of a number of the open and closed end funds in the abrdn Fund Complex. He previously served as a non-executive director of U.S. healthcare companies, Medality LLC until 2023 and Bionik Laboratories Corp. (2018 – July 2022). Mr. Malone was previously a Member of Parliament in the U.K. from 1983 to 1997 and served as Minister of State for Health in the U.K. government from 1994 to 1997.	9 Registrants consisting of 25 Portfolios	None.

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Rahn K. Porter abrdn Inc. 875 Third Ave 4th Floor, Suite 403 New York, NY 10022 Year of Birth: 1954	Preferred Shares Director (Class III)	Term expires 2027; Director since 2024	Mr. Porter is the Principal of RPSS Enterprises, a consulting and advisory firm, a role he has held since 2019. From 2013 to 2021, he served as the Chief Financial and Administrative Officer of The Colorado Health Foundation. Mr. Porter served as an independent director at Centurylink Investment Management Company from 2011 to 2024. Previously, he held senior financial leadership positions as CFO at Telenet and Nupremis, and as Treasurer at Qwest Communications and MediaOne Group. He has also served as a board member and audit chair for BlackRidge Financial Inc. and Community First Bancshares, Inc.	7 Registrants consisting of 23 Portfolios	Director of CenturyLink Investment Management Company since 2006, Director of BlackRidge Financial Inc. from 2004 to 2019.
Moritz Sell c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1967	Preferred Shares Director (Class I)	Term expires 2028; Director since 2018	Mr. Sell is the principal of Edison Holding GmbH. Mr. Sell was the Lead Independent Director of Swiss Helvetia Fund (SWZ) 2017-2025 and a director of the BNY Mellon Municipal Income Fund (DMF) from 2024-2025. He currently serves as a director of the High Income Securities Fund (PCF) from 2018 and the Total Return Securities Fund from 2025.	3 Registrants consisting of 3 Portfolios	Swiss Helvetia Fund (2017-2025), High Income Securities Fund (since June 2018) and BNY Mellon Municipal Income Fund (since 2024).

*	As of the most recent fiscal year end, the Fund Complex has a total of 17 Registrants with each Board member serving on the Boards of the number of Registrants listed. Each Registrant in the Fund Complex has one Portfolio except for two Registrants that are open-end funds, abrdn Funds and abrdn ETFs, which each have multiple portfolios. The Registrants in the Fund Complex are as follows: abrdn Asia-Pacific Income Fund, Inc., abrdn Global Income Fund, Inc., abrdn Australia Equity Fund, Inc., The India Fund, Inc., abrdn Emerging Markets ex-China Fund, Inc. (formerly known as abrdn Emerging Markets Equity Income Fund, Inc.), abrdn Income Credit Strategies Fund, abrdn Global Dynamic Dividend Fund, abrdn Total Dynamic Dividend Fund, abrdn Global Premier Properties Fund, abrdn Global Infrastructure Income Fund, abrdn National Municipal Income Fund, abrdn Healthcare Investors, abrdn Life Sciences Investors, abrdn Healthcare Opportunities Fund, abrdn World Healthcare Fund, abrdn Funds (which consists of 17 portfolios) and abrdn ETFs (which consists of 2 portfolios).
**	Current directorships (excluding Fund Complex) as of October 31, 2024 held in (1) any other investment companies registered under the 1940 Act, (2) any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or (3) any company subject to the requirements of Section 15(d) of the Exchange Act.
***	Mr. Pittard is deemed to be an interested person because he is employed by an affiliate of the Fund’s investment manager.

Officers

Name, Address and Year of Birth	Position(s) Held with the Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During at Least the Past Five Years
Kenneth Akintewe** c\o abrdn Asia Limited 21 Church Street #01-01 Capital Square Two Singapore 049480 Year of Birth: 1980	Vice President	Since 2014	Currently, Head of Asian Sovereign Debt on the Asian Fixed Income Team at abrdn. Mr. Akintewe joined Aberdeen in 2002

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Sharon Ferrari** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1977	Treasurer and Chief Financial Officer (CFO)	Treasurer and CFO Since 2023; Fund Officer Since 2009	Currently, Director, Product Management for abrdn Inc. Ms. Ferrari joined abrdn Inc. as a Senior Fund Administrator in 2008.
Katie Gebauer** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1986	Chief Compliance Officer (CCO); Vice President, Compliance	CCO since Sept. 2025; Fund Officer Since 2023	Currently, Chief Compliance Officer of the Fund Complex since September 2025 and she has served as Chief Compliance Officer—ETFs since 2023. Ms. Gebauer is Head of U.S Registered Fund Compliance for abrdn Inc. . Ms. Gebauer joined abrdn Inc. in 2014.
Alan Goodson** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1974	President	Since 2009	Currently, Executive Director and Head of Product & Client Solutions – Americas for abrdn Inc., overseeing Product Management & Governance, Product Development and Client Solutions for registered and unregistered investment companies in the U.S., Brazil and Canada. Mr. Goodson is Director and Vice President of abrdn Inc. and joined Aberdeen in 2000.
Heather Hasson** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1982	Vice President	Since 2022	Currently, Senior Product Development Manager for abrdn Inc. Previously, Senior Product Solutions and Implementation Manager, Product Governance for abrdn Inc. Ms. Hasson joined abrdn Inc. in 2006.
Robert Hepp** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1986	Vice President	Since 2022	Currently, Senior Product Governance Manager – US for abrdn Inc. Mr. Hepp joined abrdn Inc. as a Senior Paralegal in 2016.
Megan Kennedy** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1974	Vice President and Secretary	Since 2008	Currently, Senior Director Product Governance for abrdn Inc. Ms. Kennedy joined abrdn Inc. in 2005.

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Andrew Kim** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1983	Vice President	Since 2022	Currently, Senior Product Governance Manager – Attorney for abrdn Inc. Mr. Kim joined abrdn Inc. in 2013.
Michael Marsico** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1980	Vice President	Since 2022	Currently, Senior Product Manager – US for abrdn Inc. Mr. Marsico joined abrdn Inc. in 2014.
Adam McCabe** c\o abrdn Asia Limited 21 Church Street #01-01 Capital Square Two Singapore 049480 Year of Birth: 1979	Vice President	Since 2011	Currently, Head of Fixed Income – Asia Pacific at Aberdeen. Mr. McCabe joined Aberdeen in 2009 following the acquisition of certain asset management businesses from Credit Suisse.
Christian Pittard** c/o abrdn Investments Limited 280 Bishopsgate London EC2M 4AG Year of Birth: 1973	Vice President	Since 2024	Currently, Head of Closed End Funds & Managing Director—Corporate Finance. Mr. Pittard joined abrdn from KPMG in 1999.
Lucia Sitar** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1971	Vice President	Since 2008	Currently, Vice President and US Counsel - Head of Product Governance for abrdn Inc. Previously, Ms. Sitar was Head of Product Governance and Management and Managing U.S. Counsel for abrdn Inc. She joined abrdn Inc. in 2007.
Kolotioloma Silue** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1977	Vice President	Since 2024	Currently, Senior Product Manager for abrdn Inc. Mr. Silue joined abrdn Inc in October 2023 from Tekla Capital Management where he was employed as a Senior Manager of Fund Administration.

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Michael Taggart** c\o abrdn Inc. 1900 Market Street Suite 200 Philadelphia, PA 19103 Year of Birth: 1970	Vice President	Since 2023	Currently, Head of Closed End Fund Investor Relations since 2023. Prior to that he was Vice President of Investment Research and Operations at Relative Value Partners, LLC from June 2022. Prior to that, he was self-employed after having left Nuveen in November 2020, where he had served as Vice President of Closed-End Fund Product Strategy since November 2013.

*	Officers hold their positions with the Fund until a successor has been duly elected and qualifies. Officers are elected annually at a meeting of the Fund Board.
**	Each officer may hold officer position(s) in one or more other funds which are part of the Fund Complex.

Experience of Directors

The Board believes that each Director's experience, qualifications, attributes and skills on an individual basis and in combination with those of the other Directors lead to the conclusion that the Directors possess the requisite experience, qualifications, attributes and skills to serve on their respective Board. The Board believes that the Directors' ability to review critically, evaluate, question and discuss information provided to them; to interact effectively with abrdn Asia Limited, other service providers, counsel and independent auditors; and to exercise effective business judgment in the performance of their duties, support this conclusion. The Board has also considered the contributions that each Director can make to the Board and to the Fund.

A Director's ability to perform his or her duties effectively may have been attained through the Director's executive, business, consulting, and/or legal positions; experience from service as a Director of the Fund and other funds/portfolios in the Aberdeen fund complex, other investment funds, public companies, or non-profit entities or other organizations; educational background or professional training or practice; and/or other life experiences. In this regard, the following specific experience, qualifications, attributes and/or skills apply as to each Director in addition to the information set forth in the table above: Mr. Malone, legal background and public service leadership experience, board experience with other public and private companies, and executive and business consulting experience; Mr. Porter, business experience and executive management and financial expertise as vice president and chief financial officer of public and private entities and director of other funds within the Aberdeen fund complex; Ms. Ajmera, financial background in fund management; Mr. Sell, director and executive experience at an investment banking and trading firm and board experience with another closed-end fund outside of the Aberdeen fund complex; and Mr. Pittard, his experience as head of closed-end funds for an affiliate of the Investment Manager.

The Board believes that the significance of each Director's experience, qualifications, attributes or skills is an individual matter (meaning that experience important for one Director may not have the same value for another) and that these factors are best evaluated at the Board level, with no single Director, or particular factor, being indicative of Board effectiveness. In its periodic self-assessment of the effectiveness of the Board, the Board considers the complementary individual skills and experience of the individual Directors in the broader context of the Board's overall composition so that the Board, as a body, possesses the appropriate (and appropriately diverse) skills and experience to oversee the business of the Fund. References to the qualifications, attributes and skills of Directors are presented pursuant to disclosure requirements of the Securities and Exchange Commission ("SEC") and do not constitute holding out the Board or any Director as having any special expertise or experience, and shall not impose any greater responsibility or liability on any such person or on the Board by reason thereof.

Compensation

The following table sets forth information regarding compensation of Directors by the Fund and by the Fund Complex of which the Fund is a part for the fiscal year ended October 31, 2024. Interested Directors and Officers of the Fund do not receive any compensation directly from the Fund or any other fund in the Fund Complex for performing their duties as directors or officers. The Fund does not have any bonus, profit sharing, pension or retirement plans.

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Name of Director	Aggregate Compensation from Fund for Fiscal Year Ended October 31, 2024	Total Compensation From Fund and Fund Complex Paid To Directors*
Radhika Ajmera	$54,798	$340,958
P. Gerald Malone	$73,698	$607,758
Rahn Porter**	$26,190	$293,387
William J. Potter***	$27,941	$78,884
Moritz Sell	$63,198	$177,408
Christian Pittard†	$0	$0

*	See the “Directors” table for the number of Funds within the Fund Complex that each Director services.
**	Appointed effective May 16, 2024.
***	Retired from the Board of Directors of each Fund effective May 16, 2024.
†	Appointed to the Board of Directors effective June 30, 2024. Mr.Pittard is an Interested Director.

Board and Committee Structure

The Board is currently composed of four Independent Directors and one Interested Director, Christian Pittard. The Fund's bylaws provide that the Board is to be elected by holders of the Fund's common stock and shall be divided into three classes, as nearly equal in number as possible, each of which will serve for three years, with one class being elected each year.

The Board has appointed Mr. Malone, an Independent Director, as Chair. The Chair presides at meetings of the Directors, participates in the preparation of the agenda for meetings of the Board, and acts as a liaison between the Directors and management between Board meetings. Except for any duties specified herein, the designation of the Chair does not impose on such Director any duties, obligations or liability that is greater than the duties, obligations or liability imposed on such person as a member of the Board, generally.

The Board holds regular quarterly meetings each year to consider and address matters involving the Fund. The Board also may hold special meetings to address matters arising between regular meetings. The Independent Directors also meet outside the presence of management in executive session at least quarterly and have engaged separate, independent legal counsel to assist them in performing their oversight responsibilities.

The Board has established a committee structure that includes an Audit Committee, and a Nominating and Corporate Governance Committee (each discussed in more detail below) to assist the Board in the oversight and direction of the business affairs of the the Fund, and from time to time may establish informal ad hoc committees or working groups to review and address the practices of the Fund with respect to specific matters. The Committee system facilitates the timely and efficient consideration of matters by the Directors and facilitates effective oversight of compliance with legal and regulatory requirements and of the Fund's activities and associated risks. The standing Committee currently conduct an annual review of its charter, which includes a review of their responsibilities and operations. The Nominating and Corporate Governance Committee and each Board as a whole also conduct an annual self-assessment of the performance of the Board, including consideration of the effectiveness of the Board's Committee structure. The Committee is comprised entirely of Independent Directors. Each Committee member is also "independent" within the meaning of the New York Stock Exchange ("NYSE") American listing standards. The Board reviews its structure regularly and believes that its leadership structure, including having a super-majority of Independent Directors, coupled with an Independent Director as Chair, is appropriate because it allows the Board to exercise informed and independent judgment over the matters under its purview and it allocates areas of responsibility among the Committees and the full Board in a manner that enhances efficient and effective oversight.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the 1934 Act, is responsible for the selection and engagement of the Fund's independent registered public accounting firm (subject to ratification by the Fund's Independent Directors), pre-approves and reviews both the audit and non—audit work of the Fund's independent registered public accounting firm, and reviews compliance of the Fund with regulations of the SEC and the Internal Revenue Service, and other related matters. The members of the Audit Committee are Messrs. P. Gerald Malone, Rahn Porter and Moritz Sell and Ms. Radhika Ajmera.

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The Board has adopted an Audit Committee Charter for its Audit Committee, the current copy of which is available on the Fund's website at http://aberdeenfax.com.

The Audit Committee met four times during the fiscal year ended October 31, 2024.

Nominating and Corporate Governance Committee; Consideration of Potential Director Nominees

The Fund has a Nominating and Corporate Governance Committee to promote the effective participation of qualified individuals on the Board, committees of the Board, and to review, evaluate and enhance the effectiveness of the Board in its role in governing the Fund and overseeing the management of the Fund so that the interests of stockholders of the Fund are well-served. In pursuit of this purpose, the Nominating Committee's responsibilities include the identification and nomination of new Directors and the coordination of the annual self-assessment of the performance of the Board and the Fund's committee structure to ensure the effective functioning of the Board. The members of the Nominating and Corporate Governance Committee are Messrs. P. Gerald Malone, Rahn Porter and Moritz Sell and Ms. Radhika Ajmera.

The Nominating Committee makes nominations to fill vacancies for directors of the Fund and submits such nominations to the full Board. No director may be elected by the Board or nominated by the Board for election by stockholders unless nominated by the Committee. In nominating candidates, the Nominating Committee will seek to identify candidates who can bring to the Board the skills, experience and judgment necessary to address the issues directors of investment companies, and the Fund in particular, may confront in fulfilling their duties to fund stockholders. The Nominating Committee may, in its discretion, establish specific, minimum qualifications (including skills) that must be met by candidates and may take into account a wide variety of factors in considering prospective director candidates. The Nominating Committee generally considers the background, experience, qualifications, attributes, skills and diversity that a prospective director will bring to the Board. The Nominating Committee may also consider other factors or attributes as it may determine appropriate in its judgment. The Nominating Committee believes that the significance of each candidate's background, experience, qualifications, attributes or skills must be considered in the context of the Board as a whole.

The Nominating Committee shall consider Director candidates from such sources it deems appropriate, including candidates recommended by stockholders of a Fund. In order for the Nominating Committee to consider stockholder recommendations, the candidate must (i) satisfy any minimum qualifications of the Fund for its directors, including all qualifications provided under the Nominating Committee's Charter and in the Fund's organizational documents; (ii) not be an "interested persons" of the Fund as that term is defined in the 1940 Act; and (iii) must be "independent" as defined in the NYSE listing standards.

The Fund's bylaws contain provisions regarding minimum qualifications for directors. These include a requirement that, to qualify as a nominee for a directorship, each candidate, at the time of nomination, other than persons who were directors at the time of the adoption of the minimum qualifications, must possess at least the following specific minimum qualifications: (i) a nominee shall have at least five years' experience in any of investment management, economics, public accounting or Australian business; (ii) a nominee shall have a college undergraduate or graduate degree in economics, finance, business administration, accounting or engineering, or a professional degree in law, engineering, or medicine, from an accredited university or college in the United States, Australia, the United Kingdom, Canada or New Zealand, or the equivalent degree from an equivalent institution of higher learning in another country; and (iii) a nominee shall not have violated any provision of the U.S. federal or state securities laws, or comparable laws of another country.

All stockholder recommendations must be submitted in writing to the Secretary of the Fund by the deadline for submission of any stockholder proposals which would be included in the Fund's proxy statement for the next annual meeting of the Fund. Each stockholder or stockholder groups submitting proposed candidates must meet the requirements stated in the Nominating Committee's charter and in the Fund's organizational documents in order to recommend a candidate. The Committee will make such determinations in its sole discretion and such determinations shall be final. Any stockholder may obtain a copy of the Funds' bylaws by calling the Investor Relations department of abrdn Inc., the Funds' investor relations services provider, toll-free at 1-800-522-5465, or by sending an e-mail to abrdn Inc. at InvestorRelations@abrdn.com.

The Board has adopted a Nominating and Corporate Governance Committee Charter, a copy of which is on the Fund's website at http://aberdeenfax.com.

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The Nominating Committee met one time during the fiscal year ended October 31, 2024.

Board Oversight of Risk Management

The Fund is subject to a number of risks, including, among others, investment, compliance, operational and valuation risks. Risk oversight forms part of the Board's general oversight of the respective Fund and is addressed as part of various Board and Committee activities. The Board has adopted, and periodically reviews, policies and procedures designed to address these risks. Different processes, procedures and controls are employed with respect to different types of risks. Day-to-day risk management functions are subsumed within the responsibilities of abrdn Asia Limited, who carries out the Fund's investment management and business affairs and oversee other service providers in connection with the services they provide to the Fund, and also by aIL and other service providers in connection with the services they provide to the Funds. Each of the Investment Manager, the Sub-Adviser, the Fund’s administrator, as applicable, and the Fund’s other service providers have their own, independent interest in risk management, and their policies and methods of risk management will depend on their functions and business models. As part of its regular oversight of the Fund, the Board, directly and/or through a Committee, interacts with and reviews reports from, among others, abrdn Asia Limited and aIL and the Fund's other service providers (including the Fund’s transfer agent), the Fund’s Chief Compliance Officer, and the Fund’s independent registered public accounting firm, legal counsel to the Fund, as appropriate, relating to the operations of the Fund. The Board also requires abrdn Asia Limited to report to the Board on other matters relating to risk management on a regular and as-needed basis. The Board recognizes that it may not be possible to identify all of the risks that may affect the Fund or to develop processes and controls to eliminate or mitigate their occurrence or effects. The Board may, at any time and in its discretion, change the manner in which it conducts risk oversight.

Stockholder Communications

Stockholders who wish to communicate with Directors with respect to matters relating to the Fund may address their written correspondence to the Board as a whole or to individual Directors c/o abrdn Inc. (the “Administrator”), the Fund’s administrator, at 1900 Market Street, Suite 200, Philadelphia, PA 19103, or via e-mail to the Director(s) c/o abrdn Inc. at Investor.relations@aberdeenplc.com.

Director Beneficial Ownership of Securities

As of October 31, 2025, the Fund’s Directors and executive officers, as a group, owned less than 1% of the Fund’s outstanding Common Shares. The information as to ownership of securities which appears below is based on statements furnished to the Fund by its Directors and executive officers.

As of October 31, 2025, the dollar range of equity securities owned beneficially by each Director in the Fund and in all registered investment companies overseen by the Director within the same Family of Investment Companies, as defined below, as the Fund appears in the chart below. The following key relates to the dollar ranges in the chart:

A. None
B. $1 — $10,000
C. $10,001 — $50,000
D. $50,001 — $100,000
E. over $100,000

Name of Director	Dollar Range of Equity Securities Owned(1)	Aggregate Dollar Range of Equity Securities in All Funds Overseen by Director in the Family of Investment Companies(2)
Independent Directors:
P. Gerald Malone	B	D
Moritz Sell	B	C
Radhika Ajmera	B	C
Rahn Porter	B	E
Interested Director:
Christian Pittard	A	A

(1) “Beneficial ownership” is determined in accordance with Rule 16a-1(a)(2) promulgated under the Exchange Act.

(2) “Family of Investment Companies” means those registered investment companies that are advised by the Investment Manager or an affiliate and that hold themselves out to investors as related companies for purposes of investment and investor services.

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As of October 31, 2025, none of the Independent Directors or their immediate family members owned any shares of the Investment Managers or principal underwriter of the Fund or of any person (other than a registered investment company) directly or indirectly controlling, controlled by, or under common control with the Investment Managers or principal underwriter.

Codes of Ethics

The Fund and the Investment Managers have each adopted a code of ethics under Rule 17j-1 of the 1940 Act governing the personal securities transactions of their respective personnel. Under each code of ethics, personnel may invest in securities for their personal accounts (including securities that may be purchased or held by the Fund), subject to certain general restrictions and procedures. Copies of these Codes of Ethics are on the EDGAR Database on the SEC’s internet site at www.sec.gov and may be obtained, after paying a duplicating fee, by electronic request to publicinfo@sec.gov.

Beneficial Ownership

As of October 31, 2025, to the Fund’s knowledge, other than detailed below, no single stockholder or “group” (as that term is used in Section 13(d) of the Exchange Act) beneficially owned more than 5% of the Fund’s outstanding common shares. A control person is one who owns, either directly or indirectly, more than 25% of the voting securities of the Fund or acknowledges the existence of control. A party that controls the Fund may be able to significantly affect the outcome of any item presented to stockholders for approval. Information as to beneficial ownership of common shares, including percentage of common shares beneficially owned, is based on, among other things, reports filed with the SEC by such holders.

Shareholder Name and Address	Class of Shares/Beneficial or Record Owner	Share Holdings	Percentage Held	Estimated Pro Forma Percentage of Ownership of Combined Fund
First Trust (which includes First Trust Portfolios L.P., First Trust Advisors L.P., and The Charger Corporation) 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187	Common Shares/Beneficial Owner	6,420,744	15.5%	14.68%

The Investment Manager

abrdn Asia Limited (the “Investment Manager”), the Fund’s investment manager, is a Singapore corporation with its registered office located at 7 Straits View, #23-04 Marina One East Tower, Singapore 018936. abrdn Asia Limited is an indirect wholly-owned subsidiary of Aberdeen Group plc (formerly known as abrdn plc), which has registered offices at 1 George Street, Edinburgh, Scotland EH2 2LL. Aberdeen Group plc manages or administers approximately $463 billion in assets as of December 31, 2024. Aberdeen Group plc and its affiliates (collectively, “Aberdeen”) provide asset management and investment solutions for clients and customers worldwide and also have a strong position in the pensions and savings market.

The Sub-Adviser

abrdn Investments Limited (“aIL” or the “Sub-Adviser” and together with the Investment Manager, the “Investment Managers”) serves as the sub-adviser to the Fund pursuant to a sub-advisory agreement. The Sub-Adviser has its registered address and principal place of business at 1 George Street, Edinburgh, United Kingdom, EH2 2LL and is an indirect wholly-owned subsidiary of Aberdeen Group plc.

Advisory Agreements

The Fund and the Investment Manager are parties to a management agreement (the “Advisory Agreement”). Under the Advisory Agreement, the Fund appoints the Investment Manager to act as investment adviser to the Fund in accordance with the stated investment policies and restrictions of the Fund as set forth in the Fund’s registration statement.

The Investment Manager, the Sub-Adviser and the Fund are parties to a sub-advisory agreement (the “Sub-Advisory Agreement”). Under the Sub-Advisory Agreement, the Sub-Adviser is responsible for the investment management of the Fund’s assets that the Investment Manager allocates to it subject to the supervision of the Investment Manager and the Board.

In rendering investment advisory services, the Investment Managers may use the resources of investment advisor subsidiaries of Aberdeen Group plc. These affiliates have entered into a memorandum of understanding / personnel sharing procedures (“MOU”) pursuant to which investment professionals from each affiliate may render portfolio management, research or trading services to U.S. clients of the Aberdeen Group plc affiliates, including the Fund, as associated persons of the Investment Manager. Each investment professional who renders portfolio management, research or trading services under a MOU or personnel sharing arrangement must comply with the provisions of the Investment Advisers Act of 1940, as amended, the 1940 Act, the Securities Act of 1933, as amended, the Exchange Act, and the Employee Retirement Income Security Act of 1974, and the laws of states or countries in which the Investment Managers do business or has clients. No remuneration is paid by the Fund with regard to the MOU/personnel sharing arrangements.

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The Fund will bear all of its own expenses, including: expenses of organizing the Fund; fees of the Fund’s Directors who are not interested persons (as defined in the 1940 Act) of any other party; out-of-pocket expenses for all Directors and officers of the Fund, including expenses incurred by the Investment Manager’s employees, who serve as Directors and officers of the Fund, which may be reimbursed by the Fund under the Fund’s policy governing reimbursement of Fund-related expenses; and other expenses incurred by the Fund in connection with meetings of Directors and stockholders; interest expense; taxes and governmental fees including any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund’s portfolio securities; expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering and qualifying the Fund’s shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent expenses; and the expenses of stockholders’ meetings and of the preparation and distribution of proxies and reports to stockholders.

Pursuant to the Advisory Agreement, the Fund pays the Investment Manager monthly at the following annual rates: 0.65% of the Fund’s average weekly Managed Assets up to $200 million, 0.60% of Managed Assets between $200 million and $500 million, 0.55% of Managed Assets between $500 million and $900 million, 0.50% of Managed Assets between $900 million and $1.75 billion and 0.45% of Managed Assets in excess of $1.75 billion.

During periods when the Fund is using leverage, the fee paid to the Investment Manager will be higher than if the Fund did not use leverage because the fees paid are calculated on the basis of the Fund’s Managed Assets, which means total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objectives and policies, and/or (iv) any other means.

The Advisory and Sub-Advisory Agreements continue for an initial term of two (2) years and may be continued thereafter from year to year provided such continuance is specifically approved at least annually in the manner required by the 1940 Act. Each of the Advisory Agreement and the Subadvisory Agreement provides that it may be terminated at any time, without the payment of any penalty, by the Board of Directors or by the vote of the holders of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Investment Manager or the Sub-Adviser, as applicable. In addition, the Subadvisory Agreement provides that it may be terminated by the Investment Manager at any time, without the payment of any penalty, on 60 days’ written notice to the Sub-Adviser. Each of the Advisory Agreement and the Subadvisory Agreement provides that it may be terminated by the Investment Manager (with respect to the Advisory Agreement and Subadvisory Agreement) or the Sub-Adviser (with respect to the Subadvisory Agreement), at any time, without the payment of any penalty, upon 90 days’ written notice to the Fund. Each of the Advisory Agreement and the Subadvisory Agreement also provides that it will automatically terminate in the event of an “assignment” (as defined in the 1940 Act), and the Subadvisory Agreement provides that it will automatically terminate in the event of the termination of the Advisory Agreement. Under the Advisory and Sub-Advisory Agreements, the Investment Managers are permitted to provide investment advisory services to other clients.

For the fiscal years ended October 31, 2022, 2023 and 2024, the Investment Manager earned gross advisory fees of $7,743,384, $6,430,763 and $6,183,508, respectively. The subadvisory fees paid to the Sub-Adviser are paid by the Investment Manager and not the Fund. For the fiscal years ended October 31, 2022, 2023 and 2024, the Sub-Adviser earned gross sub-advisory fees of $100,000, $100,000 and $100,000, respectively.

The Administrator

abrdn Inc., located at 1900 Market Street, Suite 200, Philadelphia, PA 19103, serves as administrator to the Fund. Under the administration agreement, abrdn Inc. is generally responsible for managing the administrative affairs of the Fund.

For administration related services, abrdn Inc. is entitled to receive a fee at an annual fee rate of 0.125% of the Fund’s average weekly Managed Assets up to $1 billion, 0.10% of the Fund’s average weekly Managed Assets between $1 billion and $2 billion, and 0.075% of the Fund’s average weekly Managed Assets in excess of $2 billion.

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For the fiscal years ended October 31, 2022, 2023, and 2024, abrdn Inc. earned fees of $1,638,677, $1,376,153, $1,326,702 respectively from the Fund for administration services.

State Street Bank and Trust Company (“State Street”) serves as sub-administrator of the Fund and is paid by abrdn Inc. out of the fees it receives as the Fund’s administrator.

Custodian, Dividend Paying Agent, Transfer Agent and Registrar

State Street serves as custodian (the “Custodian”) for the Fund. State Street also provides accounting services to the Fund.

Computershare Trust Company, N.A. serves as the Fund’s dividend paying agent, transfer agent and registrar.

Independent Registered Public Accountant

KPMG LLP (“KPMG”) is the Fund’s independent registered public accountant. KPMG provides audit services and consultation with respect to the preparation of filings with the SEC.

Investor Relations Provider

Under the terms of the Investor Relations Services Agreement, abrdn Inc. provides and/or engages third parties to provide investor relations services to the Fund and certain other funds advised by the Investment Manager or its affiliates as part of an Investor Relations Program. Under the Investor Relations Services Agreement, the Fund owes a portion of the fees related to the Investor Relations Program (the “Fund’s Portion”). However, investor relations services fees are limited by abrdn Inc. so that the Fund will only pay up to an annual rate of 0.05% of the Fund’s average weekly net assets. Any difference between the capped rate of 0.05% of the Fund’s average weekly net assets and the Fund’s Portion is paid for by abrdn Inc.

Pursuant to the terms of the Investor Relations Services Agreement, abrdn Inc. (or third parties engaged by abrdn Inc.), among other things, provides objective and timely information to stockholders based on publicly available information; provides information efficiently through the use of technology while offering stockholders immediate access to knowledgeable investor relations representatives; develops and maintains effective communications with investment professionals from a wide variety of firms; creates and maintains investor relations communication materials such as fund manager interviews, films and webcasts, published white papers, magazine articles and other relevant materials discussing the Fund’s investment results, portfolio positioning and outlook; develops and maintains effective communications with large institutional stockholders; responds to specific stockholder questions; and reports activities and results to the Board and management detailing insight into general stockholder sentiment.

Portfolio Management

The information contained under “Item 8. Portfolio Managers of Closed-End Management Investment Companies” of the Fund’s Form N-CSR, which contains the Annual Report for the fiscal year ended October 31, 2024, is incorporated herein by reference.

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Potential Conflicts of Interest of the Investment Managers Related to Brokerage Allocation and Other Practices

The portfolio managers’ management of “other accounts” may give rise to potential conflicts of interest in connection with their management of a Fund’s investments, on the one hand, and the investments of the other accounts, on the other. The other accounts may have the same investment objective as the Fund. Therefore, a potential conflict of interest may arise as a result of the identical investment objectives, whereby the portfolio manager could favor one account over another. However, the Investment Manager (or Subadviser) believes that these risks are mitigated by the fact that: (i) accounts with like investment strategies managed by a particular portfolio manager are generally managed in a similar fashion, subject to exceptions to account for particular investment restrictions or policies applicable only to certain accounts, differences in cash flows and account sizes, and similar factors; and (ii) portfolio manager personal trading is monitored to avoid potential conflicts. In addition, the Investment Manager (or Sub-Adviser) has adopted trade allocation procedures that require equitable allocation of trade orders for a particular security among participating accounts.

In some cases, another account managed by the same portfolio manager may compensate Aberdeen based on the performance of the portfolio held by that account. The existence of such a performance-based fee may create additional conflicts of interest for the portfolio manager in the allocation of management time, resources and investment opportunities.

Another potential conflict could include instances in which securities considered as investments for the Fund also may be appropriate for other investment accounts managed by the Investment Manager or its affiliates. Whenever decisions are made to buy or sell securities by the Fund and one or more of the other accounts simultaneously, the Investment Manager (or Sub-Adviser) may aggregate the purchases and sales of the securities and will allocate the securities transactions in a manner that it believes to be equitable under the circumstances. As a result of the allocations, there may be instances where the Fund will not participate in a transaction that is allocated among other accounts. While these aggregation and allocation policies could have a detrimental effect on the price or amount of the securities available to the Fund from time to time, it is the opinion of the Investment Manager (or Sub-Adviser) that the benefits from the policies outweigh any disadvantage that may arise from exposure to simultaneous transactions. The Trust has adopted policies that are designed to eliminate or minimize conflicts of interest, although there is no guarantee that procedures adopted under such policies will detect each and every situation in which a conflict arises.

From time to time, the Investment Manager or the Sub-Adviser may seed proprietary accounts for the purpose of evaluating a new investment strategy that eventually may be available to clients through one or more product structures. Such accounts also may serve the purpose of establishing a performance record for the strategy. The management by the Investment Manager and the Sub-Adviser of accounts with proprietary interests and nonproprietary client accounts may create an incentive to favor the proprietary accounts in the allocation of investment opportunities, and the timing and aggregation of investments. The Investment Manager’s and Sub-Adviser’s proprietary seed accounts may include long-short strategies, and certain client strategies may permit short sales. A conflict of interest arises if a security is sold short at the same time as a long position, and continuous short selling in a security may adversely affect the stock price of the same security held long in client accounts. The Investment Manager and Sub-Adviser have adopted various policies to mitigate these conflicts.

In addition, the 1940 Act limits the Fund’s ability to enter into certain transactions with certain affiliates of the Investment Managers. As a result of these restrictions, the Fund may be prohibited from buying or selling any security directly from or to any portfolio company of a fund managed by the Investment Managers or one of their affiliates. Nonetheless, the Fund may under certain circumstances purchase any such portfolio company’s loans or securities in the secondary market, which could create a conflict for the Investment Managers between the interests of the Fund and the portfolio company, in that the ability of the Investment Managers to recommend actions in the best interest of the Fund might be impaired. The 1940 Act also prohibits certain “joint” transactions with certain of the Fund’s affiliates (which could include other Aberdeen-managed Funds), which could be deemed to include certain types of investments, or restructuring of investments, in the same portfolio company (whether at the same or different times). These limitations may limit the scope of investment opportunities that would otherwise be available to the Fund. The Board has approved policies and procedures reasonably designed to monitor potential conflicts of interest. The Board will review these procedures and any conflicts that may arise.

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Conflicts of interest may arise where the Fund and other funds or accounts managed or administered by the Investment Managers simultaneously hold securities representing different parts of the capital structure of a stressed or distressed issuer. In such circumstances, decisions made with respect to the securities held by one fund or account may cause (or have the potential to cause) harm to the different class of securities of the issuer held by other fund or account (including the Fund). For example, if such an issuer goes into bankruptcy or reorganization, becomes insolvent or otherwise experiences financial distress or is unable to meet its payment obligations or comply with covenants relating to credit obligations held by the Fund or by the other funds or accounts managed by the Investment Managers, such other funds or accounts may have an interest that conflicts with the interests of the Fund. If additional financing for such an issuer is necessary as a result of financial or other difficulties, it may not be in the best interests of the Fund to provide such additional financing, but if the other funds or accounts were to lose their respective investments as a result of such difficulties, the Investment Managers may have a conflict in recommending actions in the best interests of the Fund. In such situations, the Investment Managers will seek to act in the best interests of each of the funds and accounts (including the Fund) and will seek to resolve such conflicts in accordance with its compliance policies and procedures.

The Investment Manager (or Sub-Adviser) has the ability to allocate investment opportunities of certain negotiated transactions between the Fund, other funds registered under the 1940 Act and other accounts managed by the Investment Manager pro rata based on available capital, up to the amount proposed to be invested by each (“Co-Investment Opportunities”). The 1940 Act and a rule thereunder imposes limits on the Fund’s ability to participate in Co-Investment Opportunities, and the Fund generally will not be permitted to co-invest alongside other funds registered under the 1940 Act and other accounts managed by the Investment Manager in privately negotiated transactions unless the Fund obtains an exemptive order from the SEC or the transaction is otherwise permitted under existing regulatory guidance, such as certain transactions in publicly traded securities and transactions in which price is the only negotiated term. To the extent an investment opportunity in a transaction involving the negotiation of any term of the investment other than price or quantity (a “negotiated transaction”) arises, and the Investment Manager determines that it would be appropriate for both the Fund and other accounts managed by the Investment Manager, the opportunity will be allocated to the other accounts and the Fund will not participate in the negotiated transaction. To the extent that the Investment Manager sources and structures private investments in publicly traded issuers, certain employees of the Investment Manager may become aware of actions planned by such issuers, such as acquisitions, which may not be announced to the public. It is possible that the Fund could be precluded from investing in or selling securities of an issuer about which the Investment Manager has material, nonpublic information, however, it is the Investment Manager’s intention to ensure that any material, non-public information available to certain employees of the Investment Manager is not shared with the employees responsible for the purchase and sale of publicly traded securities or to confirm prior to receipt of any material non-public information that the information will shortly be made public. The Fund’s investment opportunities also may be limited by affiliations of the Investment Manager, the Sub-Adviser or their affiliates with infrastructure companies.

The Investment Manager (or Sub-Adviser) or their respective members, officers, directors, employees, principals or affiliates may come into possession of material, non-public information. The possession of such information may limit the ability of the Fund to buy or sell a security or otherwise to participate in an investment opportunity. Situations may occur where the Fund could be disadvantaged because of the investment activities conducted by the Investment Manager (or Sub-Adviser) for other clients, and the Investment Manager (or Sub-Adviser) will not employ information barriers with regard to its operations on behalf of its registered and private funds, or other accounts. In certain circumstances, employees of the Investment Manager (or Sub-Adviser) may serve as board members or in other capacities for portfolio or potential portfolio companies, which could restrict the Fund’s ability to trade in the securities of such companies.

Execution of Portfolio Transactions

The Investment Manager or Sub-Adviser is responsible for decisions to buy and sell securities and other investments for the Fund, the selection of brokers and dealers to effect the transactions and the negotiation of brokerage commissions, if any.  In transactions on stock and commodity exchanges in the United States, these commissions are negotiated, whereas on foreign stock and commodity exchanges these commissions are generally fixed and are generally higher than brokerage commissions in the United States.  In the case of securities traded on the OTC markets or for securities traded on a principal basis, there is generally no commission, but the price includes a spread between the dealer’s purchase and sale price.  This spread is the dealer’s profit.  In underwritten offerings, the price includes a disclosed, fixed commission or discount.  Most short-term obligations are normally traded on a “principal” rather than agency basis.  This may be done through a dealer (e.g., a securities firm or bank) who buys or sells for its own account rather than as an agent for another client, or directly with the issuer.

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Except as described below, the primary consideration in portfolio security transactions is best execution of the transaction (i.e., execution at a favorable price and in the most effective manner possible).  “Best execution” encompasses many factors affecting the overall benefit obtained by the client account in the transaction including, but not necessarily limited to, the price paid or received for a security, the commission charged, the promptness, available liquidity and reliability of execution, the likelihood that a trade will settle, the confidentiality and placement accorded the order, and customer service.  Therefore, “best execution” does not necessarily mean obtaining the best price alone but is evaluated in the context of all the execution services provided.  Both the Investment Manager and Sub-Adviser have complete freedom as to the markets in and the broker-dealers through which they seek this result.

Subject to the primary consideration of seeking best execution and as discussed below, securities may be bought or sold through broker-dealers who have furnished statistical, research, corporate access, and other information or services to the Investment Manager or Sub-Adviser.  SEC regulations provide a “safe harbor” that allows an investment adviser to pay for research and brokerage services with commission dollars generated by client transactions. On September 12, 2017, Aberdeen announced a change to the payment for research model, such that Aberdeen would absorb all research costs directly (i.e., pay for research from its profits and losses) to coincide with the new Markets in Financial Instruments Directive II (“MiFID II”) legislation which went into effect on January 3, 2018. As a result, Aberdeen does not use soft dollars, has been paying “execution only” commission rates since the start of 2017 and paying for research for equities out of its assets.

There may be occasions when portfolio transactions for the Fund are executed as part of concurrent authorizations to purchase or sell the same security for trusts or other accounts (including other mutual funds) served by the Investment Manager or Sub-Adviser or by an affiliated company thereof.  Although such concurrent authorizations potentially could be either advantageous or disadvantageous to the Fund, they are affected only when the Investment Manager or Sub-Adviser believes that to do so is in the interest of the Fund.  When such concurrent authorizations occur, the executions will be allocated in an equitable manner.

In purchasing and selling investments for the Fund, it is the policy of the Investment Manager and Sub-Adviser to seek best execution through responsible broker-dealers.  The determination of what may constitute best execution in a securities transaction by a broker involves a number of considerations, including the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all when a large block is involved, the availability of the broker to stand ready to execute possibly difficult transactions in the future, the professionalism of the broker, and the financial strength and stability of the broker.  These considerations are judgmental and are weighed by the Investment Manager or Sub-Adviser in determining the overall reasonableness of securities executions and commissions paid.  In selecting broker-dealers, the Investment Manager or Sub-Adviser will consider various relevant factors, including, but not limited to, the size and type of the transaction; the nature and character of the markets for the security or asset to be purchased or sold; the execution efficiency, settlement capability, and financial condition of the broker-dealer’s firm; the broker-dealer’s execution services, rendered on a continuing basis; and the reasonableness of any commissions.

With respect to FX transactions, different considerations or circumstances may apply, particularly with respect to Restricted Market FX. FX transactions executed for the Fund are divided into two main categories: (1) Restricted Market FX and (2) Unrestricted Market FX. Restricted Market FX are required to be executed by a local bank in the applicable market. Unrestricted Market FX are not required to be executed by a local bank. The Investment Manager, Sub-Adviser or third-party agent execute Unrestricted Market FX relating to trading decisions. The Fund’s custodian executes all Restricted Market FX because it has local banks or relationships with local banks in each of the restricted markets where custodial client accounts hold securities. Unrestricted Market FX relating to the repatriation of dividends and/or income/expense items not directly relating to trading may be executed by the Investment Manager or Sub-Adviser or by the Fund’s custodian due to the small currency amount and lower volume of such transactions. The Fund, the Investment Manager and the Sub-Adviser have limited ability to negotiate prices at which certain FX transactions are customarily executed by the Fund’s custodian, i.e., transactions in Restricted Market FX and repatriation transactions.

The Investment Manager or Sub-Adviser may cause the Fund to pay a broker-dealer a commission that is in excess of the commission another broker-dealer would have received for executing the transaction if it is determined to be consistent with the Investment Manager’s or Sub-Adviser’s obligation to seek best-execution pursuant to the standards described above.

Under the 1940 Act, “affiliated persons” of the Fund are prohibited from dealing with it as a principal in the purchase and sale of securities unless an exemptive order allowing such transactions is obtained from the SEC.  However, the Fund may purchase securities from underwriting syndicates of which a subadviser (if applicable) or any of its affiliates, as defined in the 1940 Act, is a member under certain conditions, in accordance with Rule 10f-3 under the 1940 Act.

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The Fund contemplates that, consistent with the policy of seeking to obtain best execution, brokerage transactions may be conducted through “affiliated brokers or dealers,” as defined in rules under the 1940 Act.  Under the 1940 Act, commissions paid by the Fund to an “affiliated broker or dealer” in connection with a purchase or sale of securities offered on a securities exchange may not exceed the usual and customary broker’s commission.  Accordingly, it is the Fund’s policy that the commissions to be paid to an affiliated broker-dealer must, in the judgment of the Investment Manager or the Sub-Adviser, be (1) at least as favorable as those that would be charged by other brokers having comparable execution capability and (2) at least as favorable as commissions contemporaneously charged by such broker or dealer on comparable transactions for the broker’s or dealer’s unaffiliated customers.  The Investment Manager and the Sub-Adviser do not necessarily deem it practicable or in the Fund’s best interests to solicit competitive bids for commissions on each transaction.  However, consideration regularly is given to information concerning the prevailing level of commissions charged on comparable transactions by other brokers during comparable periods of time.

Not one of the Fund, the Investment Manager or the Sub-Adviser has an agreement or understanding with a broker-dealer, or other arrangements to direct the Fund’s brokerage transactions to a broker-dealer because of the research services such broker provides to the Fund or the Investment Manager. While the Investment Managers do not have arrangements with any broker-dealers to direct such brokerage transactions to them because of research services provided, the Investment Managers may receive research services from such broker-dealers. The dollar amount of transactions and related commissions for transactions paid to a broker from which the Investment Managers also received research services for the fiscal year ended October 31, 2024 are in the table below:

Total Dollar Amount of Transactions		Total Commissions Paid on Such Transactions
	$$0	$0

For the fiscal years ended October 31, 2023, and October 31, 2024, the Fund paid brokerage commissions of $0 and $0 respectively.

During the fiscal year ended October 31, 2024, the Fund did not hold any investments in securities of its regular broker-dealers (as defined in Rule 10b-1 under the 1940 Act).

Portfolio Turnover

The Fund’s annual portfolio turnover rate may vary greatly from year to year. The Fund may engage in frequent and active trading of portfolio securities, but does not intend to do so under normal circumstances. High portfolio turnover involves correspondingly greater transaction costs in the form of dealer spreads and brokerage commissions, which are borne directly by the Fund. In addition, a high rate of portfolio turnover may result in certain tax consequences, such as increased capital gain dividends and/or ordinary income dividends.

For the fiscal year ended October 31, 2024, the Fund’s portfolio turnover rate was 30%. For the fiscal year ended October 31, 2023, the Fund’s portfolio turnover rate was 28%.

Material U.S. Federal Income Tax Considerations

Material U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax considerations affecting the Fund and the material U.S. federal income tax consequences of owning and disposing of common shares. The discussion below provides general tax information related to an investment in common shares, but this discussion does not purport to be a complete description of the U.S. federal income tax consequences of an investment in the common shares. It is based on the Internal Revenue Code of 1986, as amended (the “Code”) and United States Treasury regulations thereunder and administrative pronouncements, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. In addition, it does not describe all of the tax consequences that may be relevant in light of a common stockholder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to common stockholders subject to special tax rules, such as certain financial institutions; dealers or traders in securities who use a mark-to-market method of tax accounting; persons holding common shares as part of a hedging transaction, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the common shares; entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes; real estate investment trusts; insurance companies; U.S. holders (as defined below) whose functional currency is not the U.S. dollar; or tax-exempt entities, including “individual retirement accounts” or “Roth IRAs.” Unless otherwise noted, the following discussion applies only to a common stockholder that holds common shares as a capital asset and is a U.S. holder. A “U.S. holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of common shares of the Fund and is (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person. Tax laws are complex and often change, and common stockholders should consult their tax advisors about the U.S. federal, state, local or non-U.S. tax consequences of an investment in the Fund.

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Taxation of the Fund

The Fund has elected to be treated as and intends to continue to qualify in each taxable year as a regulated investment company (a “RIC”) under Subchapter M of the Code. To qualify as a RIC for any taxable year, the Fund must, among other things, satisfy both an income test and an asset test for such taxable year. Specifically, (i) at least 90% of the Fund’s gross income for such taxable year must consist of dividends; interest; payments with respect to certain securities loans; gains from the sale or other disposition of stock, securities or foreign currencies; other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies; and net income derived from interests in “qualified publicly traded partnerships” (such income, “Qualifying RIC Income”) and (ii) the Fund’s holdings must be diversified so that, at the end of each quarter of such taxable year, (a) at least 50% of the value of the Fund’s total assets is represented by cash and cash items, securities of other RICs, U.S. government securities and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not greater than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of the Fund’s total assets is invested (x) in securities (other than U.S. government securities or securities of other RICs) of any one issuer or of two or more issuers that the Fund controls and that are engaged in the same, similar or related trades or businesses or (y) in the securities of one or more “qualified publicly traded partnerships.” The Fund’s share of income derived from a partnership other than a “qualified publicly traded partnership” will be treated as Qualifying RIC Income only to the extent that such income would have constituted Qualifying RIC Income if derived directly by the Fund. A “qualified publicly traded partnership” is generally defined as an entity that is treated as a partnership for U.S. federal income tax purposes if (i) interests in such entity are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof and (ii) less than 90% of its gross income for the relevant taxable year consists of Qualifying RIC Income. The Code provides that the Treasury Department may by regulation exclude from Qualifying RIC Income foreign currency gains that are not directly related to the RIC’s principal business of investing in stock or securities (or options and futures with respect to stock or securities). The Fund anticipates that, in general, its foreign currency gains will be directly related to its principal business of investing in stock and securities.

As a RIC, the Fund generally is not subject to U.S. federal income tax on its “investment company taxable income” and net capital gain (that is, the excess of net long-term capital gains over net short-term capital losses) that it distributes (including amounts that are reinvested pursuant to the Fund’s dividend reinvestment plan) to its stockholders, provided that it distributes on a timely basis with respect to each taxable year at least 90% of its “investment company taxable income” and its net tax-exempt interest income for such taxable year. In general, a RIC’s “investment company taxable income” for any taxable year is its taxable income, determined without regard to net capital gain and with certain other adjustments. The Fund distributes, and intends to continue to distribute, all of its “investment company taxable income,” net tax-exempt interest income (if any) and net capital gain on an annual basis. Any taxable income, including any net capital gain, that the Fund does not distribute to its stockholders in a timely manner will be subject to U.S. federal income tax at regular corporate rates.

If the Fund retains any net capital gains for reinvestment, it may elect to treat such capital gains as having been distributed to its stockholders. If the Fund makes such an election, each stockholder will be required to report its share of such undistributed net capital gain as long-term capital gain and will be entitled to claim its share of the U.S. federal income taxes paid by the Fund on such undistributed net capital gain as a credit against its own U.S. federal income tax liability, if any, and to claim a refund on a properly filed U.S. federal income tax return to the extent that the credit exceeds such liability. In addition, each stockholder will be entitled to increase the adjusted tax basis of its common shares by the difference between its share of such undistributed net capital gain and the related credit. There can be no assurance that the Fund will make this election if it retains all or a portion of its net capital gain for a taxable year.

In determining its net capital gain, including in connection with determining the amount available to support a capital gain dividend, its taxable income and its earnings and profits, the Fund generally may elect to treat part or all of any post-October capital loss (defined as any net capital loss attributable to the portion, if any, of the taxable year after October 31 or, if there is no such loss, the net long-term capital loss or net short-term capital loss attributable to any such portion of the taxable year) or late-year ordinary loss (generally, the sum of its (i) net ordinary loss, if any, from the sale, exchange or other taxable disposition of property, attributable to the portion, if any, of the taxable year after October 31, and its (ii) other net ordinary loss, if any, attributable to the portion, if any, of the taxable year after December 31) as if incurred in the succeeding taxable year.

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The Fund is generally permitted to carry forward a net capital loss in any taxable year to offset its own capital gains, if any. These amounts are available to be carried forward to offset future capital gains to the extent permitted by the Code and applicable tax regulations. Any such loss carryforwards will retain their character as short-term or long-term. In the event that the Fund were to experience an ownership change as defined under the Code, the capital loss carryforwards and other favorable tax attributes of the Fund, if any, may be subject to limitation.

A RIC will be subject to a nondeductible 4% excise tax on certain amounts that it fails to distribute during each calendar year. In order to avoid this excise tax, a RIC must distribute during each calendar year an amount at least equal to the sum of (i) 98% of its ordinary taxable income (taking into account certain deferrals and elections) for the calendar year; (ii) 98.2% of its capital gain net income for the one-year period ended on October 31 of the calendar year and (iii) any ordinary income and capital gains for previous years that were not distributed during those years. For purposes of determining whether the Fund has met this distribution requirement, (i) certain ordinary gains and losses that would otherwise be taken into account for the portion of the calendar year after October 31 will be treated as arising on January 1 of the following calendar year and (ii) the Fund will be deemed to have distributed any income or gains on which it paid U.S. federal income tax in the taxable year ending within the relevant calendar year. The Fund intends generally to make distributions sufficient to permit it to avoid the imposition of this excise tax, but there can be no assurance in this regard.

If the Fund failed to qualify as a RIC or failed to satisfy the 90% distribution requirement in any taxable year, the Fund would be subject to U.S. federal income tax at regular corporate rates on its taxable income, including its net capital gain, even if such income were distributed to its stockholders, and all distributions out of earnings and profits would be taxed to stockholders as ordinary dividend income. Such distributions generally would be eligible for the dividends-received deduction in the case of corporate stockholders and may also be eligible for treatment by non-corporate stockholders as “qualified dividend income,” provided in each case that certain holding period and other requirements were satisfied. In addition, the Fund could be required to recognize unrealized gains, pay taxes and make distributions (any of which could be subject to interest charges) before re-qualifying for taxation as a RIC. If the Fund fails to satisfy the income test or diversification test described above, however, it may in certain circumstances be able to avoid losing its status as a RIC by timely providing notice of such failure to the Internal Revenue Service, curing such failure and possibly paying an additional tax.

Some of the investments that the Fund is expected to make, such as investments in debt securities that are treated as issued with original issue discount, will cause the Fund to recognize income or gain for U.S. federal income tax purposes prior to the receipt of any corresponding cash or other property. Because the distribution requirements described above will apply to this income, the Fund may be required to borrow money or dispose of other securities at disadvantageous times in order to make the relevant distributions.

If the Fund utilizes leverage through the issuance of preferred shares or borrowings, it will be prohibited from declaring a distribution or dividend if it would fail the applicable asset coverage test(s) under the 1940 Act after the payment of such distribution or dividend. In addition, certain covenants in credit facilities or indentures may impose greater restrictions on the Fund’s ability to declare and pay dividends on common shares. Limits on the Fund’s ability to pay dividends on common shares may prevent the Fund from meeting the distribution requirements described above, and may therefore jeopardize the Fund’s qualification for taxation as a RIC or subject the Fund to income or excise tax on undistributed income. The Fund will endeavor to avoid restrictions on its ability to make dividend payments. If the Fund is precluded from making distributions on the common shares because of any applicable asset coverage requirements, the terms of the preferred shares (if any) may provide that any amounts so precluded from being distributed, but required to be distributed for the Fund to meet the distribution requirements for qualification as a RIC, will be paid to the holders of the preferred shares as a special distribution. This distribution can be expected to decrease the amount that holders of preferred shares would be entitled to receive upon redemption or liquidation of the shares.

The Fund may invest in certain options, futures or forward currency contracts to hedge the Fund’s portfolio or for any other permissible purposes consistent with the Fund’s investment objective. If the Fund makes these investments, it could be required to mark-to-market these contracts and realize any unrealized gains and losses at its fiscal year end even though it continues to hold the contracts. Under these rules, gains or losses on the contracts generally would be treated as 60% long-term and 40% short-term gains or losses, but gains or losses on certain foreign currency contracts would be treated as ordinary income or losses. In determining its net income for excise tax purposes, the Fund also would be required to mark-to-market these contracts annually as of October 31 (for capital gain net income and ordinary income arising from certain foreign currency contracts), and to realize and distribute any resulting income and gains.

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The Fund’s entry into a short sale transaction or an option or other contract could be treated as the “constructive sale” of an “appreciated financial position,” causing it to realize gain, but not loss, on the position. Additionally, the Fund’s entry into securities lending transactions may cause the replacement income earned on the loaned securities to fall outside of the definition of qualified dividend income and to fail to qualify for the dividends received deduction. This replacement income generally will not be eligible for reduced rates of taxation on qualified dividend income, and, to the extent that debt securities are loaned, will generally not qualify as qualified interest income for foreign withholding tax purposes.

Certain of the Fund’s investments are expected to be subject to special U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (ii) convert lower-taxed long-term capital gain or qualified dividend income into higher-taxed short-term capital gain or ordinary income; (iii) convert an ordinary loss or a deduction into a capital loss, the deductibility of which is more limited; (iv) adversely affect when a purchase or sale of stock or securities is deemed to occur; (v) adversely alter the intended characterization of certain complex financial transactions; (vi) cause the Fund to recognize income or gain without a corresponding receipt of cash and (vii) produce income that will not constitute Qualifying RIC Income. The application of these rules could cause the Fund to be subject to U.S. federal income tax or the nondeductible 4% excise tax and, under certain circumstances, could affect the Fund’s status as a RIC. The Fund monitors its investments and may make certain tax elections in order to mitigate the effect of these provisions. Moreover, there may be uncertainty as to the appropriate treatment of certain of the Fund’s investments for U.S. federal income tax purposes. In particular, the U.S. federal income tax treatment of investments in debt securities that are rated below investment grade is uncertain in various respects.

The Fund’s investments in foreign securities may be subject to foreign withholding taxes on interest, dividends, or capital gains, which will decrease the Fund’s yield. Foreign withholding taxes may be reduced under income tax treaties between the United States and certain foreign jurisdictions. Depending on the number of non-U.S. common stockholders (as defined below) in the Fund, however, such reduced foreign withholding tax rates may not be available for investments in certain jurisdictions. If, at the close of its taxable year, more than 50% of the value of the Fund’s total assets consists of securities of foreign corporations, including for this purpose foreign governments, the Fund will be permitted to make an election under the Code that will allow common stockholders a deduction or credit for foreign taxes paid by the Fund. In such a case, common stockholders will include in gross income from foreign sources their pro rata shares of such taxes. A common stockholder’s ability to claim an offsetting foreign tax credit or deduction in respect of such foreign taxes is subject to certain conditions and limitations imposed by the Code, which may result in the common stockholder’s not receiving a full credit or deduction (if any) for the amount of such taxes. Common shareholders who do not itemize on their U.S. federal income tax returns may claim a credit (but not a deduction) for such foreign taxes. If the Fund does not qualify for or chooses not to make such an election, common shareholders will not be entitled separately to claim a credit or deduction for U.S. federal income tax purposes with respect to foreign taxes paid by the Fund; in that case the foreign tax will nonetheless reduce the Fund’s taxable income. Even if the Fund elects to pass through to its common shareholders foreign tax credits or deductions, tax-exempt common shareholders and those who invest in the Fund through tax-advantaged accounts such as individual retirement accounts will not benefit from any such tax credit or deduction. Common shareholders should consult their own tax advisors with respect to the foregoing rules.

If the Fund acquires any equity interest in certain foreign investment entities (i) that receive at least 75% of their annual gross income from passive sources (such as interest, dividends, certain rents and royalties, or capital gains) or (ii) where at least 50% of the corporation’s assets (computed based on average fair market value) either produce or are held for the production of passive income (“passive foreign investment companies” or “PFICs”), the Fund will generally be subject to one of the following special tax regimes: (i) the Fund may be liable for U.S. federal income tax, and an additional interest charge, on a portion of any “excess distribution” from such foreign entity or any gain from the disposition of such shares, even if the entire distribution or gain is paid out by the Fund as a dividend to its stockholders; (ii) if the Fund were able and elected to treat a PFIC as a “qualified electing fund” or “QEF,” the Fund would be required each year to include in income, and distribute to stockholders in accordance with the distribution requirements set forth above, the Fund's pro rata share of the ordinary earnings and net capital gains of the PFIC, whether or not such earnings or gains are distributed to the Fund; or (iii) the Fund may be entitled to mark-to-market annually shares of the PFIC, and in such event would be required to distribute to stockholders any such mark-to-market gains in accordance with the distribution requirements set forth above. The Fund intends to make the appropriate tax elections, if possible, and take any additional steps that are necessary to mitigate the effect of these rules. The Fund may limit and/or manage its holdings in PFICs to limit its tax liability or maximize its return from these investments. Amounts included in income each year by the Fund arising from a QEF election will be qualifying income for purposes of the income test described above even if not currently distributed to the Fund, if the Fund derives such income from its business of investing in stock, securities or currencies.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time the Fund accrues income or receivables or expenses or other liabilities denominated in a foreign currency and the time the Fund actually collects such income or receivables or pays such liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency, foreign currency forward contracts, certain foreign currency options or futures contracts and the disposition of debt securities denominated in foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

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Foreign exchange control regulations may restrict the ability of the Fund to repatriate investment income or the proceeds of sales of securities. These restrictions and limitations may limit the Fund’s ability to make sufficient distributions to satisfy the 90% distribution requirement and avoid the 4% excise tax.

Distributions

Distributions of the Fund’s ordinary income and net short-term capital gains will, except as described below with respect to distributions of “qualified dividend income,” generally be taxable to the common stockholders as ordinary income to the extent such distributions are paid out of the Fund’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions (or deemed distributions, as described above), if any, of net capital gains will be taxable as long-term capital gains, regardless of the length of time the common stockholder has owned common share. The ultimate tax characterization of the Fund’s distributions made in a taxable year cannot be determined until after the end of the taxable year. As a result, there is a possibility that the Fund may make total distributions during a taxable year in an amount that exceeds the current and accumulated earnings and profits of the Fund. A distribution of an amount in excess of the Fund’s current and accumulated earnings and profits will be treated by a common stockholder as a return of capital that will be applied against and reduce the common stockholder’s basis in its common shares. To the extent that the amount of any such distribution exceeds the common stockholder’s basis in its common shares, the excess will be treated as gain from a sale or exchange of the common shares. If the Fund issues preferred shares, its earnings and profits must be allocated first to such preferred shares, and then to the common shares, in each case on a pro rata basis.

It is expected that a very substantial portion of the Fund’s income will consist of ordinary income. For example, interest and original issue discount derived by the Fund will constitute ordinary income. In addition, gain derived by the Fund from the disposition of debt securities with “market discount” (generally, securities purchased by the Fund at a discount to their stated redemption price) will be treated as ordinary income to the extent of the market discount that has accrued, as determined for U.S. federal income tax purposes, at the time of such disposition unless the Fund makes an election to accrue market discount on a current basis. In addition, certain of the Fund’s investments will be subject to special U.S. federal income tax provisions that may affect the character, increase the amount and/or accelerate the timing of income earned by the Fund.

Dividends distributed by the Fund to a corporate common stockholder will qualify for the dividends-received deduction only to the extent that the dividends consist of distributions of qualifying dividends received by the Fund. In addition, any such dividends-received deduction will be disallowed or reduced if the corporate common stockholder fails to satisfy certain requirements, including a holding period requirement, with respect to its common shares. Distributions of “qualified dividend income” to an individual or other non-corporate common stockholder made or deemed made by the Fund will be subject to tax at reduced maximum rates (depending on whether the stockholder’s income exceeds certain threshold amounts), provided that the stockholder meets certain holding period and other requirements with respect to its common shares. “Qualified dividend income” generally includes dividends from domestic corporations and dividends from foreign corporations that meet certain specified criteria. Given the Fund’s investment strategy, it is not expected that a large portion of the distributions made by the Fund will be eligible for the dividends-received deduction (in the case of corporate stockholders) or for treatment as “qualified dividend income” (in the case of individual stockholders).

Certain distributions reported by the Fund as Section 163(j) interest dividends may be treated as interest income by stockholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j) of the Code. Such treatment by the stockholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that the Fund is eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of the Fund’s business interest income over the sum of the Fund’s (i) business interest expense and (ii) other deductions properly allocable to the Fund’s business interest income.

Distributions will be treated in the manner described above regardless of whether such distributions are paid in cash or invested in additional common shares pursuant to the Fund’s dividend reinvestment plan. If the common shares are trading below net asset value (“NAV”), common stockholders receiving distributions in the form of additional common shares will be treated as receiving a distribution in the amount of cash that they would have received if they had elected to receive the distribution in cash. If the Fund issues additional common shares with a fair market value equal to or greater than NAV, however, common stockholders will be treated as receiving a distribution in the amount of the fair market value of the distributed common shares.

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Although dividends generally will be treated as distributed when paid, dividends declared in October, November or December, payable to common stockholders of record on a specified date in one of those months, and paid during the following January, will be treated as having been distributed by the Fund (and received by common stockholders) on December 31 of the year in which declared.

The Internal Revenue Service currently requires that a RIC that has two or more classes of stock allocate to each class proportionate amounts of each type of its income (such as ordinary income, capital gains and dividends qualifying for the dividends-received deduction) based upon the percentage of total dividends paid to each class for the tax year. Accordingly, if the Fund issues preferred shares, the Fund will allocate capital gain dividends and dividends qualifying for the dividends-received deduction, if any, between its common shares and shares of preferred stock in proportion to the total dividends paid to each class with respect to such tax year.

Common stockholders will be notified annually as to the U.S. federal tax status of distributions, and common stockholders receiving distributions in the form of additional common shares will receive a report as to the NAV of those common shares.

Medicare Tax

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Fund and net gains from redemptions or other taxable dispositions of Fund shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceed certain threshold amounts.

Sale or Exchange of Common Shares

A common stockholder may recognize capital gain or loss on the sale or other disposition of common shares. Different tax consequences may apply for tendering and non-tendering common stockholders in connection with a repurchase offer. For example, if a common stockholder does not tender all of his or her common shares, such repurchase may not be treated as a sale or exchange for U.S. federal income tax purposes and may result in deemed distributions to non-tendering common stockholders. On the other hand, common stockholders holding common shares as capital assets who tender all of their common shares (including common shares deemed owned by common stockholders under constructive ownership rules) will be treated as having sold their common shares and generally will recognize capital gain or loss. The amount of the gain or loss will be equal to the difference between the amount realized and the common stockholder’s adjusted tax basis in the relevant common shares. Such gain or loss generally will be a long-term gain or loss if the common stockholder’s holding period for such common shares is more than one (1) year. Under current law, net capital gains recognized by non-corporate common stockholders are generally subject to reduced maximum rates, depending on whether the common stockholder’s income exceeds certain threshold amounts.

Losses realized by a common stockholder on the sale or exchange of common shares held for six months or less will be treated as long-term capital losses to the extent of any distribution of long-term capital gain received (or deemed received, as discussed above) with respect to such common shares. In addition, no loss will be allowed on a sale or other disposition of common shares if the common stockholder acquires (including pursuant to the Plan), or enters into a contract or option to acquire, common shares within 30 days before or after the disposition. In such a case, the basis of the securities acquired will be adjusted to reflect the disallowed loss.

Reporting of adjusted cost basis information for covered securities, which generally include shares of a RIC acquired after January 1, 2012, is required to the Internal Revenue Service and to taxpayers. Common stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

Tax Shelter Reporting Regulations

Under U.S. Treasury regulations, if a common stockholder recognizes losses with respect to common shares of $2 million or more for an individual common stockholder or $10 million or more for a corporate common stockholder, the common stockholder must file with the Internal Revenue Service a disclosure statement on Internal Revenue Service Form 8886. Direct owners of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

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Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service in connection with payments on the common shares and the proceeds from a sale or other disposition of the common shares. A common stockholder will be subject to backup withholding (currently, at a rate of 24%) on all such payments if it fails to provide the payor with its correct taxpayer identification number (generally on an Internal Revenue Service Form W-9) and to make required certifications or otherwise establish an exemption from backup withholding. Corporate common stockholders and certain other common stockholders generally are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld pursuant to these rules may be credited against the applicable common stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Common Stockholders

The U.S. federal income taxation of a common stockholder that is a nonresident alien individual, a foreign trust or estate or a foreign corporation, as defined for U.S. federal income tax purposes (a “non-U.S. common stockholder”) depends on whether the income that the non-U.S. common stockholder derives from the Fund is “effectively connected” with a U.S. trade or business carried on by the non-U.S. common stockholder.

If the income that a non-U.S. common stockholder derives from the Fund is not “effectively connected” with a U.S. trade or business carried on by such non-U.S. common stockholder, distributions of “investment company taxable income” will generally be subject to a U.S. federal withholding tax at a rate of 30% (or a lower rate under an applicable treaty). Furthermore, non-U.S. common stockholders may be subject to U.S. tax at the rate of 30% (or lower treaty rate) of the income resulting from the Fund’s election to treat any foreign taxes paid by it as paid by common stockholders, but will not be able to claim a credit or deduction for the foreign taxes as having been paid by them unless they file U.S. tax returns.

Properly reported dividends received by a nonresident alien or foreign entity are generally exempt from U.S. federal withholding tax when they (a) are paid in respect of the Fund’s “qualified net interest income” (generally, the Fund’s U.S. source interest income, reduced by expenses that are allocable to such income), or (b) are paid in connection with the Fund’s “qualified short-term capital gains” (generally, the excess of the Fund’s net short-term capital gain over the Fund’s long-term capital loss for such taxable year). However, depending on the circumstances, the Fund may report all, some or none of the Fund’s potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, and a portion of the Fund’s distributions (e.g., interest from non-U.S. sources or any foreign currency gains) would be ineligible for this potential exemption from withholding.

A non-U.S. common stockholder whose income from the Fund is not “effectively connected” with a U.S. trade or business (or, if an income tax treaty is applicable, is not attributable to a permanent establishment maintained by the non-U.S. common stockholder in the United States) will generally be exempt from U.S. federal income tax on capital gain dividends, any amounts retained by the Fund that are reported as undistributed capital gains and any gains realized upon the sale or exchange of shares of the Fund. If, however, such a non-U.S. common stockholder is a nonresident alien individual and is physically present in the United States for 183 days or more during the taxable year and meets certain other requirements, such capital gain dividends, undistributed capital gains and gains from the sale or exchange of common shares will be subject to U.S. tax. In addition, a repurchase of common shares may be subject to U.S. federal income tax withholding to the extent such repurchase is treated as a taxable distribution, as described above.

If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a non-U.S. common stockholder (and, if an income tax treaty is applicable, is attributable to a permanent establishment maintained by the non-U.S. common stockholder in the United States), any distributions of “investment company taxable income,” any capital gain dividends, any amounts retained by the Fund that are reported as undistributed capital gains and any gains realized upon the sale or exchange of shares of the Fund will be subject to U.S. income tax, on a net income basis, in the same manner, and at the graduated rates applicable to, U.S. persons. If such a non-U.S. common stockholder is a corporation, it may also be subject to the U.S. branch profits tax.

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A non-U.S. common stockholder may be subject to backup withholding on net capital gain distributions that are otherwise exempt from withholding tax or on distributions that would otherwise be taxable at a reduced treaty rate if such non-U.S. common stockholder does not certify its non-U.S. status under penalties of perjury or otherwise establish an exemption.

A non-U.S. common stockholder may also be subject to U.S. estate tax with respect to their Fund shares.

The tax consequences to a non-U.S. common stockholder entitled to claim the benefits of an applicable tax treaty may differ from those described herein. Non-U.S. common stockholders are advised to consult their tax advisors with respect to the particular tax consequences to them of an investment in the Fund. In addition, dividend reinvestments pursuant to the Fund’s dividend reinvestment plan will be made net of any applicable U.S. withholding taxes.

In addition, the Fund is required to withhold U.S. tax (at a 30% rate) on payments of taxable dividends made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. To avoid withholding, foreign financial institutions will need to (i) enter into agreements with the IRS that state that they will provide the IRS information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information, and determine certain other information as to their account holders, or (ii) in the event that an applicable intergovernmental agreement and implementing legislation are adopted, provide local revenue authorities with similar account holder information. Other foreign entities will need to either provide the name, address, and taxpayer identification number of each substantial U.S. owner or certifications of no substantial U.S. ownership unless certain exceptions apply. Under some circumstances, a foreign stockholder may be eligible for refunds or credits of such taxes.

Other Taxes

Common stockholders may be subject to state, local and non U.S. taxes on their Fund distributions. Common stockholders are advised to consult their tax advisors with respect to the particular tax consequences to them of an investment in the Fund.

Proxy voting policy and proxy voting record

The Board has delegated the day-to-day responsibility to the Investment Managers to vote the Fund’s proxies. Proxies are voted by the Investment Managers pursuant to the Board approved proxy guidelines, a copy of which as currently in effect as of the date of this SAI is attached hereto as Appendix B.  Also attached hereto in Appendix B is the Investment Managers’ Listed Company Stewardship Guidelines, which among other things, expands upon how the Investment Managers approach environmental, social and governance issues when engaging with company management and voting proxies.

Information on how the Fund voted proxies (if any) relating to portfolio securities during the most recent 12 month period ending June 30 is available: (i) upon request and without charge by calling Investor Relations toll-free at 1-800-522-5465, or (ii) on the SEC’s website at http://www.sec.gov.

Incorporation by reference

This SAI is part of a registration statement that the Fund has filed with the SEC. The Fund is permitted to “incorporate by reference” the information that it files with the SEC, which means that the Fund can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this SAI.

The documents listed below are incorporated by reference into this SAI and deemed to be part of this SAI from the date of the filing of such reports and documents:

●	the Semi-Annual Report to shareholders of the Acquired Fund for the fiscal period ended April 30, 2025 (Investment Company Act File No. 811-06342; Accession No. 0001104659-25-066132);
●	the Annual Report to shareholders of the Acquired Fund for the fiscal year ended October 31, 2024 (Investment Company Act File No. 811-06342; Accession No. 0001104659-25-002474);

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●	the Semi-Annual Report to shareholders of the Acquiring Fund for the fiscal period ended April 30, 2025 (Investment Company Act File No. 811-04611; Accession No. 0001104659-25-066125); and
●	the Annual Report to shareholders of the Acquiring Fund for the fiscal period ended October 31, 2024 (Investment Company Act File No. 811-04611; Accession No. 0001104659-25-002469).
●	the definitive proxy statement on Schedule 14A for the Fund’s 2025 annual meeting of stockholders, filed with the SEC on April 14, 2025; (Investment Company Act File No. 811-04611; Accession No. 0001104659-25-034665); and
●	the description of common shares on Form 8-A filed with the SEC on April 1, 1986.

Additionally, copies of the foregoing and any more recent reports filed after the date hereof may be obtained without charge:

for the Fund:

By Phone:	1-800-522-5465
By Mail:	abrdn Asia-Pacific Income Fund, Inc
c/o abrdn Inc. 1900 Market Street, Suite 200
Philadelphia, PA 19103
By Internet:	https://www.aberdeeninvestments.com/en-us/investor/investment-solutions/closed-end-funds for the Acquired Fund:

By Phone:	1-800-522-5465
By Mail:	abrdn Global Income Fund, Inc.
c/o abrdn Inc. 1900 Market Street, Suite 200
Philadelphia, PA 19103
By Internet:	https://www.aberdeeninvestments.com/en-us/investor/investment-solutions/closed-end-funds

The Funds are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements, proxy materials and other information with the SEC. You also may view or obtain the foregoing documents from the SEC:

By e-mail:	publicinfo@sec.gov (duplicating fee required)
By Internet:	www.sec.gov

Financial statements and supplemental financial information

The unaudited financial statements of the Fund for the fiscal period ended April 30, 2025 are incorporated by reference herein. The financial statements of the Fund as of October 31, 2024 have been incorporated by reference herein in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, which are also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The unaudited financial statements of the Acquired Fund for the fiscal period ended April 30, 2025 are incorporated by reference herein. The financial statements of the Acquired Fund as of October 31, 2024 have been incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, which are also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FAX will be the accounting and performance survivor in the Reorganization.

A table showing the fees and expenses of the Fund and Acquired Fund and the fees and expenses of the Fund on a pro forma basis after giving effect to the proposed Reorganization is included in the section titled “Fees and Expenses” of the Proxy Statement/ Prospectus.

27

It is anticipated that approximately 35% of the Acquired Fund’s holdings will be sold before the closing of the Reorganization in order to pay back its outstanding leverage under its credit facility. Based on the Acquired Fund’s holdings as of July 28, 2025, the Combined Fund expects to sell the remaining 26% of the Acquired Fund’s portfolio following the closing of the Reorganization. The resulting proceeds of sales made by the Combined Fund after the Reorganization will be invested in accordance with the Combined Fund’s principal investment strategies (which are those of the Acquiring Fund). A schedule of investments of the Acquired Fund as of October 31, 2024 is included below and is annotated to reflect the anticipated sale of the Acquired Fund’s portfolio holdings in connection with the Reorganization, including sales before the Reorganization to pay back the Acquired Fund’s outstanding leverage under its credit facility. Notwithstanding the foregoing, changes may be made to the Acquired Fund’s portfolio in advance of the Reorganization and/or to the Combined Fund’s portfolio following the Reorganization.

At the closing of the Reorganization, the Reorganization Agreement sets forth that the Acquired Fund’s assets will be valued in accordance with the Acquired Fund’s valuation procedures as approved by the Board of Directors of the Acquired Fund. Upon the consummation of the Reorganization, the assets transferred from the Acquired Fund to the Acquiring Fund will be valued pursuant to the Acquiring Fund’s valuation procedures as approved by the Board of Directors of the Acquiring Fund. The valuation procedures of the Acquired Fund and those of the Acquiring Fund are identical.

There are no material differences in the accounting policies of the Acquired Fund as compared to those of the Fund.

28

Portfolio of Investments (unaudited)

As of April 30, 2025

	Shares or Principal Amount		Value
CORPORATE BONDS—85.3%
AUSTRALIA—7.7%
Australia & New Zealand Banking Group Ltd., (fixed rate to 02/10/2033, variable rate thereafter), 6.74%, 02/10/2033(a)(b)(r)	AUD	1,000,000	$684,184
Commonwealth Bank of Australia, (fixed rate to 03/15/2033, variable rate thereafter), 6.70%, 03/15/2033(b)(r)		1,000,000	685,639
Mineral Resources Ltd., 8.00%, 11/01/2027(a)(b)		$1,200,000	1,139,667
Westpac Banking Corp.
(fixed rate to 06/23/2033, variable rate thereafter), 6.93%, 06/23/2033(a)(b)(r)	AUD	700,000	485,354
(fixed rate to 11/15/2033, variable rate thereafter), 7.20%, 11/15/2033(b)(r)		300,000	210,838
Total Australia			3,205,682

BARBADOS—0.5%
Sagicor Financial Co. Ltd., 5.30%, 05/13/2028(a)(b)(r)		$210,000	204,918

BRAZIL—4.2%
Banco do Brasil SA, VRN, (fixed rate to 10/15/2025, variable rate thereafter), 8.75%, 10/15/2025(a)(c)(r)		620,000	626,973
BRF SA, 5.75%, 09/21/2050(a)(b)(r)		200,000	161,756
Guara Norte SARL, 5.20%, 06/15/2034(a)(d)		159,730	147,992
Minerva Luxembourg SA, 8.88%, 09/13/2033(a)(b)(r)		200,000	213,336
Samarco Mineracao SA, 0.00% Cash or 9.00% PIK, 06/30/2031(a)(b)(e)(r)		443,040	416,978
Yinson Boronia Production BV, 8.95%, 07/31/2042(a)(b)(d)(r)		198,236	203,192
Total Brazil			1,770,227

CANADA—1.9%
1011778 BC ULC/New Red Finance, Inc., 5.63%, 09/15/2029(a)(b)(r)		119,000	118,606
Enerflex Ltd., 9.00%, 10/15/2027(a)(b)(r)		138,000	141,143
Rogers Communications, Inc.
VRN, (fixed rate to 03/15/2027, variable rate thereafter), 5.25%, 03/15/2027(a)(b)(r)		275,000	267,772
VRN, (fixed rate to 02/14/2030, variable rate thereafter), 7.00%, 02/14/2030(b)(r)		82,000	82,612
Saturn Oil & Gas, Inc., 9.63%, 06/15/2029(a)(b)(d)(r)		89,000	80,649
TransAlta Corp., 7.75%, 11/15/2029(b)(r)		98,000	102,068
Total Canada			792,850

CHINA—1.0%
CFAMC II Co. Ltd., 5.00%, 11/19/2025(a)(r)		200,000	199,468
China Huadian Overseas Development 2018 Ltd., VRN, (fixed rate to 06/23/2025, variable rate thereafter), 3.38%, 06/23/2025(a)(c)		200,000	198,688
Kaisa Group Holdings Ltd., 11.95%, 11/12/2023(a)(b)(f)(g)(r)		200,000	8,500
Total China			406,656

COLOMBIA—1.1%
Ecopetrol SA, 8.88%, 01/13/2033(b)(r)		105,000	105,100
Empresas Publicas de Medellin ESP, 4.38%, 02/15/2031(a)(b)(r)		437,000	376,359
Total Colombia			481,459

DOMINICAN REPUBLIC—0.5%
AES Espana BV, 5.70%, 05/04/2028(a)(b)(r)		202,000	191,395

ECUADOR—0.5%
International Airport Finance SA, 12.00%, 03/15/2033(a)(b)(d)(r)		181,821	194,093

FRANCE—2.4%
Altice France SA, 4.25%, 10/15/2029(a)(b)(r)	EUR	100,000	91,449
Banijay Entertainment SAS, 8.13%, 05/01/2029(a)(b)(r)		$200,000	204,961
BNP Paribas SA, VRN, (fixed rate to 02/25/2030, variable rate thereafter), 4.50%, 02/25/2030(a)(c)(r)		200,000	171,005
Iliad Holding SASU, 8.50%, 04/15/2031(a)(b)(r)		200,000	210,966
Nova Alexandre III SAS, FRN, 7.53%, 07/15/2029(a)(b)(h)	EUR	100,000	114,352
Societe Generale SA, VRN, (fixed rate to 05/26/2026, variable rate thereafter), 4.75%, 05/26/2026(a)(c)(r)		$200,000	192,601
Total France			985,334

GEORGIA—1.2%
Georgian Railway JSC, 4.00%, 06/17/2028(a)(b)(r)		359,000	317,643
TBC Bank JSC, VRN, (fixed rate to 07/30/2029, variable rate thereafter), 10.25%, 07/30/2029(a)(c)(r)		200,000	195,502
Total Georgia			513,145

GERMANY—2.3%
CT Investment GmbH, 6.38%, 04/15/2030(a)(b)(r)	EUR	100,000	116,542
Deutsche Bank AG, VRN, (fixed rate to 04/30/2026, variable rate thereafter), 7.13%, 04/30/2026(a)(c)(r)	GBP	100,000	130,271
Gruenenthal GmbH, 4.63%, 11/15/2031(a)(b)(r)	EUR	100,000	111,024
HT Troplast GmbH, 9.38%, 07/15/2028(a)(b)(r)		110,000	125,723
IHO Verwaltungs GmbH, 8.750% Cash or 9.500% PIK, 05/15/2028(a)(b)(e)(r)		103,347	122,266
PrestigeBidCo GmbH, FRN, 6.03%, 07/01/2029(a)(b)(h)(r)		100,000	113,760

abrdn Global Income Fund, Inc.    1

Portfolio of Investments (unaudited) (continued)

As of April 30, 2025

	Shares or Principal Amount		Value
CORPORATE BONDS (continued)
GERMANY (continued)
TK Elevator Midco GmbH, 4.38%, 07/15/2027(a)(b)	EUR	100,000	$112,979
WEPA Hygieneprodukte GmbH, 5.63%, 01/15/2031(a)(b)(r)		100,000	117,220
Total Germany			949,785

GHANA—0.7%
Tullow Oil PLC, 10.25%, 05/15/2026(a)(b)(d)(r)		$400,000	314,700

INDIA—2.2%
Greenko Wind Projects Mauritius Ltd., 7.25%, 09/27/2028(a)(b)(d)(r)		200,000	193,633
India Green Power Holdings, 4.00%, 02/22/2027(a)(b)(d)(r)		173,320	164,979
Sammaan Capital Ltd., Series 6B, 9.00%, 09/26/2026(r)	INR	50,000,000	575,868
Total India			934,480

INDONESIA—1.4%
Medco Laurel Tree Pte. Ltd., 6.95%, 11/12/2028(a)(b)(r)		$221,000	216,579
Perusahaan Perseroan Persero PT Perusahaan Listrik Negara, 5.25%, 10/24/2042(a)(r)		400,000	350,500
Total Indonesia			567,079

IRELAND—0.8%
Cimpress PLC, 7.38%, 09/15/2032(a)(b)		150,000	136,864
GGAM Finance Ltd., 6.88%, 04/15/2029(a)(b)(r)		87,000	88,845
TrueNoord Capital DAC, 8.75%, 03/01/2030(a)(b)(r)		112,000	114,406
Total Ireland			340,115

ISRAEL—1.4%
Bank Leumi Le-Israel BM, VRN, (fixed rate to 04/18/2028, variable rate thereafter), 7.13%, 04/18/2028(a)(b)(r)		200,000	204,576
Energean Israel Finance Ltd., 8.50%, 09/30/2033(a)(b)(r)		230,000	230,322
Leviathan Bond Ltd., 6.50%, 06/30/2027(a)(b)(r)		161,323	158,598
Total Israel			593,496

ITALY—0.5%
Telecom Italia Capital SA, 7.20%, 07/18/2036		200,000	204,759

KAZAKHSTAN—2.1%
KazMunayGas National Co. JSC
3.50%, 04/14/2033(a)(b)		200,000	165,689
5.75%, 04/19/2047(a)(r)		870,000	728,482
Total Kazakhstan			894,171

KUWAIT—0.5%
MEGlobal Canada ULC, 5.00%, 05/18/2025(a)		200,000	199,990

LUXEMBOURG—1.1%
Albion Financing 1 SARL/Aggreko Holdings, Inc., 5.25%, 10/15/2026(a)(b)	EUR	100,000	113,612
Ephios Subco 3 SARL, 7.88%, 01/31/2031(a)(b)(r)		100,000	119,421
LHMC Finco 2 SARL, 7.250% Cash or 8.000% PIK, 10/02/2025(a)(b)(e)		2,943	3,334
Matterhorn Telecom SA, 3.13%, 09/15/2026(a)(b)(r)		100,000	112,871
Monitchem HoldCo 3 SA, 8.75%, 05/01/2028(a)(b)(r)		110,000	123,034
Total Luxembourg			472,272

MEXICO—4.3%
BBVA Mexico SA Institucion De Banca Multiple Grupo Financiero BBVA Mexico, VRN, (fixed rate to 01/17/2028, variable rate thereafter), 5.13%, 01/17/2028(a)(b)		$470,000	444,763
Braskem Idesa SAPI, 6.99%, 02/20/2032(a)(b)(r)		200,000	143,995
Petroleos Mexicanos
Series 14-2, 7.47%, 11/12/2026(r)	MXN	1,472,800	71,597
Series 14-2, 7.47%, 11/12/2026(r)		1,472,700	71,593
6.75%, 09/21/2047(r)		$1,063,000	713,937
Saavi Energia SARL, 8.88%, 02/10/2035(a)(b)(r)		341,000	342,705
Total Mexico			1,788,590

MOROCCO—0.6%
Vivo Energy Investments BV, 5.13%, 09/24/2027(a)(b)		255,000	247,694

NETHERLANDS—1.1%
BE Semiconductor Industries NV, 4.50%, 07/15/2031(a)(b)(r)	EUR	100,000	114,790
Boost Newco Borrower LLC/GTCR W Dutch Finance Sub BV, 8.50%, 01/15/2031(a)(b)(r)	GBP	100,000	143,229
Flora Food Management BV, 6.88%, 07/02/2029(a)(b)(r)	EUR	100,000	116,855
VZ Vendor Financing II BV, 2.88%, 01/15/2029(a)(b)(r)		100,000	103,033
Total Netherlands			477,907

NIGERIA—2.4%
Access Bank PLC, 6.13%, 09/21/2026(a)(r)		$216,000	207,394
BOI Finance BV, 7.50%, 02/16/2027(a)(i)(r)	EUR	196,000	217,711
IHS Holding Ltd., 8.25%, 11/29/2031(a)(b)(r)		$200,000	192,680
United Bank for Africa PLC, 6.75%, 11/19/2026(a)(r)		380,000	374,300
Total Nigeria			992,085

PERU—0.6%
Petroleos del Peru SA, 5.63%, 06/19/2047(a)(r)		400,000	245,244

PHILIPPINES—0.6%
International Container Terminal Services, Inc., 4.75%, 06/17/2030(a)(r)		260,000	256,540

RUSSIA —0.0%
Sovcombank Via SovCom Capital DAC, 7.75%, 05/06/2030(a)(c)(f)(g)(j)(r)		250,000	–

2    abrdn Global Income Fund, Inc.

Portfolio of Investments (unaudited) (continued)

As of April 30, 2025

	Shares or Principal Amount		Value
CORPORATE BONDS (continued)
SERBIA—0.5%
Telecommunications Co. Telekom Srbija AD Belgrade, 7.00%, 10/28/2029(a)(b)(r)		$200,000	$198,267

SINGAPORE—0.8%
Puma International Financing SA, 7.75%, 04/25/2029(a)(b)(r)		331,000	328,518

SLOVENIA—0.3%
Summer BidCo BV, 10.000% Cash or 10.750% PIK, 02/15/2029(a)(b)(e)(r)	EUR	108,521	126,728

SOUTH AFRICA—2.8%
Eskom Holdings SOC Ltd., 0.00%, 12/31/2032(k)(r)	ZAR	28,700,000	480,748
Liquid Telecommunications Financing PLC, 5.50%, 09/04/2026(a)(b)(r)		$246,000	201,843
Sasol Financing USA LLC, 5.50%, 03/18/2031(b)(r)		400,000	309,639
Transnet SOC Ltd., 8.25%, 02/06/2028(a)(r)		200,000	201,275
Total South Africa			1,193,505

SPAIN—0.5%
Grifols SA, 3.88%, 10/15/2028(a)(b)(r)	EUR	100,000	106,205
Telefonica Europe BV, VRN, (fixed rate to 02/24/2028, variable rate thereafter), 2.88%, 02/24/2028(a)(c)(r)		100,000	110,594
Total Spain			216,799

SWEDEN—0.3%
Assemblin Caverion Group AB, FRN, 5.85%, 07/01/2031(a)(b)(h)		100,000	112,162

SWITZERLAND—0.3%
Consolidated Energy Finance SA, 12.00%, 02/15/2031(a)(b)(r)		$150,000	135,222

TOGO—0.5%
Ecobank Transnational, Inc., 10.13%, 10/15/2029(a)(r)		200,000	206,800

TRINIDAD—1.1%
Heritage Petroleum Co. Ltd., 9.00%, 08/12/2029(a)(b)(r)		291,000	294,253
Port of Spain Waterfront Development, 7.88%, 02/19/2040(a)(b)(d)(r)		200,000	188,000
Total Trinidad			482,253

TURKEY—1.9%
Turkiye Sinai Kalkinma Bankasi AS, VRN, (fixed rate to 03/21/2029, variable rate thereafter), 9.75%, 03/21/2029(a)(c)(r)		200,000	200,200
WE Soda Investments Holding PLC, 9.50%, 10/06/2028(a)(b)(r)		275,000	281,257
Yapi ve Kredi Bankasi AS, 7.13%, 10/10/2029(a)(r)		339,000	334,049
Total Turkey			815,506

UKRAINE—1.4%
Kernel Holding SA, 6.75%, 10/27/2027(a)(b)(g)(r)		206,000	184,568
MHP Lux SA, 6.95%, 04/03/2026(a)(g)(r)		218,000	201,650
Ukraine Railways Via Rail Capital Markets PLC, 8.25%, 07/09/2026(a)(f)(g)(r)		236,403	205,581
Total Ukraine			591,799

UNITED KINGDOM—4.5%
888 Acquisitions Ltd., 7.56%, 07/15/2027(a)(b)(r)	EUR	100,000	113,160
BCP V Modular Services Finance II PLC, 4.75%, 11/30/2028(a)(b)		125,000	136,650
Bellis Acquisition Co. PLC, 4.50%, 02/16/2026(a)(b)	GBP	124,000	160,611
CD&R Firefly Bidco PLC, 8.63%, 04/30/2029(a)(b)(r)		100,000	135,937
Connect Finco SARL/Connect U.S. Finco LLC, 9.00%, 09/15/2029(a)(b)(r)		$213,000	199,255
Iceland Bondco PLC, 10.88%, 12/15/2027(a)(b)(r)	GBP	100,000	141,031
Motion Finco SARL, 7.38%, 06/15/2030(a)(b)(r)	EUR	100,000	109,974
Pinewood Finco PLC, 6.00%, 03/27/2030(a)(b)(r)	GBP	116,000	153,793
Project Grand U.K. PLC, 9.00%, 06/01/2029(a)(b)(r)	EUR	100,000	119,279
RAY Financing LLC, 6.50%, 07/15/2031(a)(b)(r)		100,000	117,335
Sherwood Financing PLC, 9.63%, 12/15/2029(a)(b)(r)	GBP	100,000	132,628
Synthomer PLC, 7.38%, 05/02/2029(a)(b)	EUR	100,000	107,045
Virgin Media Vendor Financing Notes III DAC, 4.88%, 07/15/2028(a)(b)(r)	GBP	100,000	125,207
Vmed O2 U.K. Financing I PLC, 4.00%, 01/31/2029(a)(b)(r)		100,000	122,486
Total United Kingdom			1,874,391

UNITED STATES—25.8%
Academy Ltd., 6.00%, 11/15/2027(a)(b)(r)		$144,000	143,740
Acushnet Co., 7.38%, 10/15/2028(a)(b)(r)		88,000	91,061
Adient Global Holdings Ltd., 7.50%, 02/15/2033(a)(b)(r)		154,000	145,927
Aethon United BR LP/Aethon United Finance Corp., 7.50%, 10/01/2029(a)(b)		140,000	140,566
Affinity Interactive, 6.88%, 12/15/2027(a)(b)(r)		273,000	195,733
Builders FirstSource, Inc., 4.25%, 02/01/2032(a)(b)(r)		105,000	94,564
Caesars Entertainment, Inc.
7.00%, 02/15/2030(a)(b)(r)		4,000	4,095
6.50%, 02/15/2032(a)(b)(r)		29,000	29,152
Camelot Return Merger Sub, Inc., 8.75%, 08/01/2028(a)(b)(r)		98,000	84,987
CCM Merger, Inc., 6.38%, 05/01/2026(a)(b)(r)		197,000	197,230

abrdn Global Income Fund, Inc.    3

Portfolio of Investments (unaudited) (continued)

As of April 30, 2025

	Shares or Principal Amount		Value
CORPORATE BONDS (continued)
UNITED STATES (continued)
CCO Holdings LLC/CCO Holdings Capital Corp.
4.75%, 03/01/2030(a)(b)(r)		$100,000	$94,404
4.75%, 02/01/2032(a)(b)		183,000	165,608
4.25%, 01/15/2034(a)(b)(r)		264,000	222,391
CD&R Smokey Buyer, Inc./Radio Systems Corp., 9.50%, 10/15/2029(a)(b)(r)		97,000	83,243
Celanese U.S. Holdings LLC, 6.80%, 11/15/2030(b)(r)		128,000	127,955
Chart Industries, Inc., 7.50%, 01/01/2030(a)(b)(r)		90,000	93,374
CHS/Community Health Systems, Inc.
8.00%, 12/15/2027(a)(b)(r)		79,000	79,039
5.25%, 05/15/2030(a)(b)(r)		177,000	151,008
10.88%, 01/15/2032(a)(b)(r)		26,000	26,845
Clarios Global LP/Clarios U.S. Finance Co.
6.75%, 05/15/2028(a)(b)		36,000	36,562
6.75%, 02/15/2030(a)(b)		19,000	19,329
Cleveland-Cliffs, Inc.
6.75%, 04/15/2030(a)(b)(r)		83,000	79,924
7.00%, 03/15/2032(a)(b)		42,000	39,458
7.38%, 05/01/2033(a)(b)		29,000	27,262
Cloud Software Group, Inc.
9.00%, 09/30/2029(a)(b)(r)		59,000	59,438
8.25%, 06/30/2032(a)(b)		106,000	110,571
Cogent Communications Group, Inc./Cogent Communications Finance, Inc., 7.00%, 06/15/2027(a)(b)(r)		150,000	150,474
Cornerstone Building Brands, Inc.
6.13%, 01/15/2029(a)(b)(r)		151,000	101,286
9.50%, 08/15/2029(a)(b)		14,000	12,180
CSC Holdings LLC, 6.50%, 02/01/2029(a)(b)(r)		200,000	163,568
Darling Ingredients, Inc., 6.00%, 06/15/2030(a)(b)(r)		238,000	237,329
Dcli Bidco LLC, 7.75%, 11/15/2029(a)(b)		139,000	129,481
Delek Logistics Partners LP/Delek Logistics Finance Corp., 8.63%, 03/15/2029(a)(b)(r)		93,000	95,470
EnerSys, 6.63%, 01/15/2032(a)(b)(r)		117,000	119,454
Fiesta Purchaser, Inc.
7.88%, 03/01/2031(a)(b)		72,000	75,424
9.63%, 09/15/2032(a)(b)(r)		127,000	132,795
Ford Motor Credit Co. LLC, 6.53%, 03/19/2032(b)(r)		200,000	197,601
Frontier Communications Holdings LLC, 5.00%, 05/01/2028(a)(b)(r)		48,000	47,505
Genting New York LLC/GENNY Capital, Inc., 7.25%, 10/01/2029(a)(b)(r)		200,000	199,866
Goodyear Tire & Rubber Co., 5.00%, 07/15/2029(b)(r)		59,000	56,118
Graphic Packaging International LLC, 6.38%, 07/15/2032(a)(b)(r)		149,000	149,733
Helios Software Holdings, Inc./ION Corporate Solutions Finance SARL, 7.88%, 05/01/2029(a)(b)(r)	EUR	200,000	$225,958
Hess Midstream Operations LP
6.50%, 06/01/2029(a)(b)(r)		$36,000	36,561
4.25%, 02/15/2030(a)(b)(r)		182,000	170,843
Hilcorp Energy I LP/Hilcorp Finance Co., 6.88%, 05/15/2034(a)(b)(r)		102,000	86,680
Hyundai Capital America, 6.38%, 04/08/2030(a)(b)(r)		200,000	209,106
Iron Mountain, Inc.
5.00%, 07/15/2028(a)(b)(r)		23,000	22,490
4.88%, 09/15/2029(a)(b)(r)		60,000	57,785
6.25%, 01/15/2033(a)(b)(r)		30,000	29,945
ITT Holdings LLC, 6.50%, 08/01/2029(a)(b)(r)		104,000	94,958
Macy's Retail Holdings LLC
5.88%, 04/01/2029(a)(b)(r)		35,000	33,191
5.88%, 03/15/2030(a)(b)(r)		60,000	55,877
Magnera Corp., 7.25%, 11/15/2031(a)(b)(r)		229,000	216,549
MajorDrive Holdings IV LLC, 6.38%, 06/01/2029(a)(b)(r)		225,000	165,520
Miter Brands Acquisition Holdco, Inc./MIWD Borrower LLC, 6.75%, 04/01/2032(a)(b)(r)		100,000	100,072
MIWD Holdco II LLC/MIWD Finance Corp., 5.50%, 02/01/2030(a)(b)(r)		41,000	36,948
Nabors Industries, Inc., 8.88%, 08/15/2031(a)(b)(r)		125,000	84,780
NCL Corp. Ltd., 5.88%, 02/15/2027(a)(b)(r)		108,000	107,496
Neptune Bidco U.S., Inc., 9.29%, 04/15/2029(a)(b)		169,000	150,410
New Enterprise Stone & Lime Co., Inc., 5.25%, 07/15/2028(a)(b)(r)		154,000	149,492
Novelis Sheet Ingot GmbH, 3.38%, 04/15/2029(a)(b)(r)	EUR	100,000	107,474
NRG Energy, Inc.
7.00%, 03/15/2033(a)(b)(r)		$117,000	126,059
6.25%, 11/01/2034(a)(b)(r)		89,000	88,863
OI European Group BV, 6.25%, 05/15/2028(a)(b)(r)	EUR	100,000	116,153
Olin Corp., 6.63%, 04/01/2033(a)(b)(r)		$110,000	104,374
Organon & Co./Organon Foreign Debt Co-Issuer BV, 6.75%, 05/15/2034(a)(b)(r)		400,000	377,177
Owens & Minor, Inc., 10.00%, 04/15/2030(a)(b)		43,000	44,381
Owens-Brockway Glass Container, Inc., 7.25%, 05/15/2031(a)(b)		38,000	37,736
Panther Escrow Issuer LLC, 7.13%, 06/01/2031(a)(b)(r)		135,000	138,307
Permian Resources Operating LLC
5.88%, 07/01/2029(a)(b)(r)		88,000	85,937
6.25%, 02/01/2033(a)(b)(r)		111,000	108,547
Perrigo Finance Unlimited Co., 4.90%, 06/15/2030(b)(r)		200,000	190,336
PG&E Corp., VRN, (fixed rate to 12/15/2029, variable rate thereafter), 7.38%, 12/15/2029(b)(r)		57,000	55,335

4    abrdn Global Income Fund, Inc.

Portfolio of Investments (unaudited) (continued)

As of April 30, 2025

	Shares or Principal Amount		Value
CORPORATE BONDS (continued)
UNITED STATES (continued)
Royal Caribbean Cruises Ltd.
5.63%, 09/30/2031(a)(b)(r)		$22,000	$21,831
6.00%, 02/01/2033(a)(b)(r)		92,000	92,253
Six Flags Entertainment Corp., 7.00%, 07/01/2025(a)(b)		58,000	58,043
Six Flags Entertainment Corp. /Six Flags Theme Parks, Inc./Canada's Wonderland Co., 6.63%, 05/01/2032(a)(b)(r)		60,000	60,538
Somnigroup International, Inc., 3.88%, 10/15/2031(a)(b)(r)		190,000	166,783
Staples, Inc., 10.75%, 09/01/2029(a)(b)(r)		137,000	118,699
SunCoke Energy, Inc., 4.88%, 06/30/2029(a)(b)		120,000	110,240
Sunoco LP
7.00%, 05/01/2029(a)(b)(r)		36,000	37,014
7.25%, 05/01/2032(a)(b)(r)		56,000	58,073
Talen Energy Supply LLC, 8.63%, 06/01/2030(a)(b)(r)		124,000	132,428
Travel & Leisure Co., 6.00%, 04/01/2027(b)(r)		80,000	80,450
U.S. Cellular Corp., 6.70%, 12/15/2033(r)		90,000	97,426
U.S. Foods, Inc., 5.75%, 04/15/2033(a)(b)(r)		245,000	239,979
Uniti Group LP/Uniti Group Finance
2019, Inc./CSL Capital LLC, 10.50%, 02/15/2028(a)(b)(r)		66,000	70,078
Univision Communications, Inc.
8.00%, 08/15/2028(a)(b)(r)		43,000	41,768
8.50%, 07/31/2031(a)(b)(r)		203,000	191,688
Venture Global Calcasieu Pass LLC, 6.25%, 01/15/2030(a)(b)(r)		114,000	114,031
Venture Global LNG, Inc.
8.13%, 06/01/2028(a)(b)(r)		90,000	89,377
VRN, (fixed rate to 09/30/2029, variable rate thereafter), 9.00%, 09/30/2029(a)(c)(r)		93,000	79,937
8.38%, 06/01/2031(a)(b)(r)		63,000	60,752
9.88%, 02/01/2032(a)(b)		208,000	211,196
Venture Global Plaquemines LNG LLC
7.50%, 05/01/2033(a)(b)(r)		55,000	56,425
7.75%, 05/01/2035(a)(b)(r)		55,000	56,479
Vistra Operations Co. LLC
4.38%, 05/01/2029(a)(b)(r)		126,000	121,161
7.75%, 10/15/2031(a)(b)(r)		71,000	75,074
Vital Energy, Inc., 9.75%, 10/15/2030(b)(r)		105,000	88,953
Walgreens Boots Alliance, Inc.
3.45%, 06/01/2026(b)(r)		83,000	81,115
8.13%, 08/15/2029(b)(r)		171,000	177,917
Total United States			10,816,798

UZBEKISTAN—0.5%
Navoi Mining & Metallurgical Combinat, 6.95%, 10/17/2031(a)(r)		200,000	201,468

ZAMBIA—0.5%
First Quantum Minerals Ltd., 8.63%, 06/01/2031(a)(b)(r)		200,000	202,711
Total Corporate Bonds			35,727,593

GOVERNMENT BONDS—48.4%

ANGOLA—1.2%
Angola Government International Bonds, 9.13%, 11/26/2049(a)(r)		701,000	487,195

ARGENTINA—3.3%
Argentina Republic Government International Bonds
5.00%, 01/09/2038(b)(d)(r)		832,800	579,826
4.13%, 07/09/2046(b)(d)(l)(r)		1,263,624	821,861
Total Argentina			1,401,687

BAHRAIN—0.9%
Bahrain Government International Bonds
5.45%, 09/16/2032(a)(r)		229,000	211,276
6.25%, 01/25/2051(a)(r)		210,000	172,206
Total Bahrain			383,482

BENIN—0.4%
Benin Government International Bonds, 8.38%, 01/23/2041(a)(d)(r)		200,000	182,800

BRAZIL—2.9%
Brazil Government International Bonds, 7.13%, 01/20/2037(r)		370,000	384,265
Brazil Notas do Tesouro Nacional, 10.00%, 01/01/2029(r)	BRL	5,227,000	831,469
Total Brazil			1,215,734

CHILE—1.5%
Chile Government International Bonds, 4.34%, 03/07/2042(b)(r)		$719,000	615,248

COLOMBIA—1.5%
Colombia Government International Bonds, 5.20%, 05/15/2049(b)(r)		200,000	129,103
Colombia TES, 9.25%, 05/28/2042	COP	2,757,800,000	496,990
Total Colombia			626,093

—3.2%
Dominican Republic International Bonds
11.25%, 09/15/2035(a)(b)(r)	DOP	19,200,000	338,522
5.88%, 01/30/2060(a)(r)		$1,230,000	1,011,121
Total Dominican Republic			1,349,643

ECUADOR—0.5%
Ecuador Government International Bonds, 5.50%, 07/31/2035(a)(d)(l)(r)		323,500	194,007

EGYPT—3.4%
Egypt Government International Bonds
7.63%, 05/29/2032(a)(r)		400,000	340,472
7.90%, 02/21/2048(a)(r)		760,000	523,260
Egypt Treasury Bills, 23.59%, 09/09/2025(m)(r)	EGP	30,625,000	548,801
Total Egypt			1,412,533

EL SALVADOR—0.8%
El Salvador Government International Bonds, 9.65%, 11/21/2054(a)(b)(d)(r)		$343,000	339,944

GEORGIA—0.7%
Georgia Government International Bonds, 2.75%, 04/22/2026(a)
		306,000	293,454

abrdn Global Income Fund, Inc.    5

Portfolio of Investments (unaudited) (continued)

As of April 30, 2025

	Shares or Principal Amount		Value
GOVERNMENT BONDS (continued)
GHANA—0.2%
Ghana Government International Bonds
0.00%, 07/03/2026(a)(d)(k)(r)		$9,240	$8,723
5.00%, 07/03/2029(a)(d)(l)(r)		93,170	79,525
0.00%, 01/03/2030(a)(d)(k)(r)		17,339	13,179
Total Ghana			101,427

HONDURAS—0.5%
Honduras Government International Bonds, 8.63%, 11/27/2034(a)(b)(r)		200,000	198,300

HUNGARY—0.8%
Hungary Government Bonds, 6.75%, 10/22/2028(r)	HUF	123,150,000	349,615

INDONESIA—3.1%
Indonesia Government International Bonds
7.75%, 01/17/2038(a)(r)		$100,000	120,290
3.70%, 10/30/2049(r)		935,000	688,951
Indonesia Treasury Bonds
6.50%, 06/15/2025	IDR	780,000,000	46,979
7.00%, 09/15/2030(r)		341,000,000	20,824
7.50%, 04/15/2040(r)		6,535,000,000	406,871
Total Indonesia			1,283,915

IRAQ—0.9%
Iraq International Bonds, 5.80%, 01/15/2028(a)(b)(d)(r)		$390,750	378,727

IVORY COAST—0.9%
Ivory Coast Government International Bonds, 6.63%, 03/22/2048(a)(d)(r)	EUR	444,000	377,642

KENYA—0.7%
Republic of Kenya Government International Bonds, 8.25%, 02/28/2048(a)(r)		$422,000	315,041

LEBANON—0.4%
Lebanon Government International Bonds
7.00%, 03/20/2028(a)(f)(r)		284,000	48,649
8.20%, 05/17/2033(a)(f)(r)		377,000	64,791
8.25%, 05/17/2034(a)(f)(r)		349,000	59,785
Total Lebanon			173,225

MALAYSIA—2.2%
Malaysia Government Bonds
4.23%, 06/30/2031(r)	MYR	1,100,000	264,687
3.83%, 07/05/2034(r)		800,000	187,658
3.76%, 05/22/2040(r)		1,000,000	230,359
4.07%, 06/15/2050(r)		1,100,000	255,689
Total Malaysia			938,393

MEXICO—0.9%
Mexico Bonos, 7.75%, 11/13/2042(r)	MXN	8,966,600	375,380

NIGERIA—0.7%
Nigeria Government International Bonds, 7.63%, 11/28/2047(a)(r)		$435,000	308,228

OMAN—3.5%
Oman Government International Bonds, 7.00%, 01/25/2051(a)(r)		1,400,000	1,456,370

PERU—2.7%
Peru Government International Bonds, 6.90%, 08/12/2037(a)(r)	PEN	4,138,000	$1,114,953

POLAND—1.0%
Republic of Poland Government Bonds, 1.75%, 04/25/2032(r)	PLN	1,894,000	408,878

QATAR—1.2%
Qatar Government International Bonds, 4.40%, 04/16/2050(a)(r)		$576,000	488,195

SOUTH AFRICA—2.6%
Republic of South Africa Government Bonds, 8.75%, 01/31/2044(r)	ZAR	8,279,700	344,652
Republic of South Africa Government International Bonds
7.10%, 11/19/2036(a)(r)		$400,000	381,266
5.00%, 10/12/2046(r)		516,000	343,795
Total South Africa			1,069,713

TURKEY—2.5%
Istanbul Metropolitan Municipality, 10.50%, 12/06/2028(a)(b)(r)		200,000	212,548
Turkiye Government Bonds, 10.28%, 09/15/2027(r)	TRY	21,935,400	330,249
Turkiye Government International Bonds, 9.38%, 01/19/2033(r)		$471,000	516,772
Total Turkey			1,059,569

URUGUAY—1.2%
Uruguay Government International Bonds
4.38%, 12/15/2028(d)(n)	UYU	12,619,536	310,660
7.63%, 03/21/2036(d)(r)		$146,000	171,959
Total Uruguay			482,619

UZBEKISTAN—1.7%
National Bank of Uzbekistan, 8.50%, 07/05/2029(a)(b)		200,000	204,056
Republic of Uzbekistan International Bonds, 3.70%, 11/25/2030(a)(r)		252,000	216,418
Uzbekneftegaz JSC, 8.75%, 05/07/2030(a)(r)		249,000	278,125
Total Uzbekistan			698,599

ZAMBIA—0.4%
Zambia Government International Bonds, 5.75%, 06/30/2033(a)(d)(l)(r)		206,807	179,653
Total Government Bonds			20,260,262

U.S. TREASURIES—1.8%
U.S. Treasury Notes, 4.25%, 12/31/2025(m)(r)		739,800	740,684
Total U.S. Treasuries			740,684

WARRANTS—0.0%
BRAZIL—0.0%
OAS SA(b)(g)(j)(o)(r)		61,465	–

UNITED STATES—0.0%
OAS Restructuring BVI Ltd.(b)(f)(j)(o)		73,666	–
Total Warrants			–

6    abrdn Global Income Fund, Inc.

Portfolio of Investments (unaudited) (continued)

As of April 30, 2025

	Shares or Principal Amount	Value
SHORT-TERM INVESTMENT—4.6%
State Street Institutional U.S. Government Money Market Fund, Premier Class, 4.29(p)	1,926,715	$1,926,715
Total Short-Term Investment		1,926,715
Total Investments
(Cost $61,323,070)(q)—140.1%		58,655,254
Liabilities in Excess of Other Assets—(40.1%)		(16,789,721)
Net Assets—100.0%		$41,865,533

(a)	Denotes a security issued under Regulation S or Rule 144A.
(b)	The maturity date presented for these instruments represents the next call/put date.
(c)	Perpetual maturity. Maturity date presented represents the next call date.
(d)	Sinkable security.
(e)	Payment-in-kind security for which part of the income earned may be paid as additional principal.
(f)	Security is in default.
(g)	The Fund’s investment manager has deemed this security to be illiquid based upon procedures approved by the Board of Directors. Illiquid securities held by the Fund represent 1.4% of net assets as of April 30, 2025.
(h)	Variable or Floating Rate security. Rate disclosed is as of April 30, 2025.
(i)	Denotes the security is government guaranteed.
(j)	Level 3 security. See Note 2(a) of the accompanying Notes to Financial Statements.
(k)	Zero coupon bond. Rate represents yield to maturity.
(l)	Step bond. Rate disclosed is as of April 30, 2025.
(m)	The rate shown is the discount yield at the time of purchase.
(n)	Inflation linked security.
(o)	Non-income producing security.
(p)	Registered investment company advised by State Street Global Advisors. The rate shown is the 7 day yield as of April 30, 2025.
(q)	See accompanying Notes to Financial Statements for tax unrealized appreciation/(depreciation) of securities.
Amounts listed as “–” are $0 or round to $0.
(r)	Position currently expected to be disposed of in connection with the Reorganization.

AUD Australian Dollar

BRL Brazilian Real

COP Colombian Peso

DOP Dominican Republic Peso

EGP Egyptian Pound

EUR Euro Currency

FRN Floating Rate Note

GBP British Pound Sterling

HUF Hungarian Forint

IDR Indonesian Rupiah

INR Indian Rupee

MXN Mexican Peso

MYR Malaysian Ringgit

PEN Peruvian Sol

PIK Payment-In-Kind

PLC Public Limited Company

PLN Polish Zloty

SGD Singapore Dollar

TRY Turkish Lira

USD U.S. Dollar

UYU Uruguayan Peso

VRN Variable Rate Note

ZAR South African Rand

As of April 30, 2025, the Fund held the following forward foreign currency contracts:

Purchase Contracts Settlement Date*	Counterparty	Currency Purchased	Amount Purchased	Currency Sold	Amount Sold	Fair Value	Unrealized Appreciation/ (Depreciation)
Euro/United States Dollar**
05/15/2025	UBS AG	EUR	198,194	USD	225,694	$224,659	$(1,035)
Singapore Dollar/United States Dollar**
06/27/2025	UBS AG	SGD	3,683,897	USD	2,814,875	2,829,105	14,230
Total						$3,053,764	$13,195

abrdn Global Income Fund, Inc.    7

Portfolio of Investments (unaudited) (concluded)

As of April 30, 2025

Sale Contracts Settlement Date*	Counterparty	Currency Purchased	Amount Purchased	Currency Sold	Amount Sold	Fair Value	Unrealized Appreciation/ (Depreciation)
United States Dollar/British Pound**
05/15/2025	Deutsche Bank AG	USD	1,440,048	GBP	1,124,557	$1,498,727	$(58,679)
United States Dollar/Euro**
05/15/2025	Citibank N.A.	USD	4,640,409	EUR	4,194,362	4,754,427	(114,018)
United States Dollar/Indonesian Rupiah**
05/16/2025	Citibank N.A.	USD	478,838	IDR	7,850,000,000	474,155	4,683
United States Dollar/Mexican Peso**
05/15/2025	Deutsche Bank AG	USD	498,588	MXN	10,423,000	530,846	(32,258)
United States Dollar/Peruvian Sol**
05/15/2025	Morgan Stanley & Co.	USD	1,121,713	PEN	4,146,000	1,130,601	(8,888)
United States Dollar/Polish Zloty**
05/15/2025	Deutsche Bank AG	USD	341,079	PLN	1,326,000	350,699	(9,620)
United States Dollar/South African Rand**
05/15/2025	Morgan Stanley & Co.	USD	793,303	ZAR	15,715,000	844,188	(50,885	)s
Total						$9,583,643	$(269,665)
Unrealized appreciation on forward foreign currency exchange contracts							$18,913
Unrealized depreciation on forward foreign currency exchange contracts							$(275,383)

* Certain contracts with different trade dates and like characteristics have been shown net.

** Position currently expected to be disposed of in connection with the Reorganization.

As of April 30, 2025, the Fund held the following centrally cleared interest rate swaps:

Currency	Notional Amount	Expiration Date	Counterparty	Receive (Pay) Floating Rate	Floating Rate Index	Fixed Rate	Frequency of Paid Payments Made	Premiums Paid (Received)	Value	Unrealized Appreciation/ (Depreciation)
USD	7,350,000	03/17/2033	Citigroup	Receive	12-month SOFR	3.38%	Annually	$-	$77,625	$77,625
USD	5,000,000	03/17/2030	Citigroup	Receive	12-month SOFR	3.46%	Annually	-	(21,703)	(21,703)
USD	5,000,000	03/17/2032	Citigroup	Receive	12-month SOFR	3.40%	Annually	-	24,540	24,540
USD	4,700,000	08/23/2029	Citigroup	Receive	12-month SOFR	3.40%	Annually	(37)	24,736	24,773
								$(37)	$105,198	$105,235
USD	1,750,000	03/17/2030	Citigroup	Pay	12-month SOFR	3.46%	Annually	(29,779)	7,555	37,334
USD	2,000,000	03/17/2030	Citigroup	Pay	12-month SOFR	3.46%	Annually	(30,695)	9,152	39,847
								$(60,474)	$16,707	$77,181
								$(60,511)	$121,905	$182,416

See accompanying Notes to Financial Statements.

8    abrdn Global Income Fund, Inc.

Legal counsel

Counsel to the Fund is Dechert LLP.

Additional information

The Proxy Statement/Prospectus and this SAI do not contain all the information set forth in the registration statement, including any exhibits and schedules thereto. The Fund will provide without charge to each person, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this SAI or the Prospectus. Information contained on the Fund’s website at http://www.aberdeenfax.com or the Acquired Fund’s website at www.aberdeenfco.com is not incorporated by reference into this SAI or the Proxy Statement/Prospectus and should not be considered to be part of this SAI or the Proxy Statement/Prospectus.

29

Appendix A—Description of securities ratings

S&P GLOBAL RATINGS DEBT RATINGS

A.	Issue Credit Ratings

An Standard & Poor’s Global Ratings issue credit rating is a forward-looking opinion about the creditworthiness of an obligor with respect to a specific financial obligation, a specific class of financial obligations, or a specific financial program (including ratings on medium-term note programs and commercial paper programs). It takes into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated. The opinion reflects Standard & Poor’s Global Ratings’ view of the obligor’s capacity and willingness to meet its financial commitments as they come due, and this opinion may assess terms, such as collateral security and subordination, which could affect ultimate payment in the event of default.

Issue credit ratings can be either long-term or short-term. Short-term ratings are generally assigned to those obligations considered short-term in the relevant market. Short-term ratings are also used to indicate the creditworthiness of an obligor with respect to put features on long-term obligations. Medium-term notes are assigned long-term ratings.

1.	Long-Term Issue Credit Ratings

Issue credit ratings are based, in varying degrees, on Standard & Poor’s Global Ratings’ analysis of the following considerations:

●	The likelihood of payment--the capacity and willingness of the obligor to meet its financial commitments on an obligation in accordance with the terms of the obligation;

●	The nature and provisions of the financial obligation, and the promise we impute; and

●	The protection afforded by, and relative position of, the financial obligation in the event of a bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors’ rights.

Issue ratings are an assessment of default risk but may incorporate an assessment of relative seniority or ultimate recovery in the event of default. Junior obligations are typically rated lower than senior obligations, to reflect the lower priority in bankruptcy, as noted above. (Such differentiation may apply when an entity has both senior and subordinated obligations, secured and unsecured obligations, or operating company and holding company obligations.)

Long-Term Issue Credit Ratings*

AAA - An obligor rated ‘AAA’ has extremely strong capacity to meet its financial commitments. ‘AAA’ is the highest issuer credit rating assigned by Standard & Poor’s Global Ratings.

AA - An obligor rated ‘AA’ has very strong capacity to meet its financial commitments. It differs from the highest rated obligors only to a small degree.

A - An obligor rated ‘A’ has strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligors in higher-rated categories.

BBB - An obligor rated ‘BBB’ has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to weaken the obligor’s capacity to meet its financial commitments.

Obligors rated ‘BB’, ‘B’, ‘CCC’, and ‘CC’ are regarded as having significant speculative characteristics. ‘BB’ indicates the least degree of speculation and ‘CC’ the highest. While such obligors will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposure to adverse conditions.

BB - An obligor rated ‘BB’ is less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions that could lead to the obligor’s inadequate capacity to meet its financial commitments.

B - An obligor rated ‘B’ is more vulnerable than the obligors rated ‘BB’, but the obligor currently has the capacity to meet its financial commitments. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitments.

CCC - An obligor rated ‘CCC’ is currently vulnerable and is dependent upon favorable business, financial, and economic conditions to meet its financial commitments.

CC - An obligation rated ‘CC’ is currently highly vulnerable to nonpayment. The ‘CC’ rating is used when a default has not yet occurred but Standard & Poor’s Global Ratings expects default to be a virtual certainty, regardless of the anticipated time to default.

SD and D - An obligor is rated ‘SD’ (selective default) or ‘D’ if Standard & Poor’s Global Ratings considers there to be a default on one or more of its financial obligations, whether long- or short-term, including rated and unrated obligations but excluding hybrid instruments classified as regulatory capital or in nonpayment according to terms. A ‘D’ rating is assigned when Standard & Poor’s Global Ratings believes that the default will be a general default and that the obligor will fail to pay all or substantially all of its obligations as they come due. An ‘SD’ rating is assigned when Standard & Poor’s Global Ratings believes that the obligor has selectively defaulted on a specific issue or class of obligations but it will continue to meet its payment obligations on other issues or classes of obligations in a timely manner. A rating on an obligor is lowered to ‘D’ or ‘SD’ if it is conducting a distressed debt restructuring.

* The ratings from ‘AA’ to ‘CCC’ may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

2.	Short-Term Issue Credit Ratings

Short-Term Issue Credit Ratings

A-1 - An obligor rated ‘A-1’ has strong capacity to meet its financial commitments. It is rated in the highest category by Standard & Poor’s Global Ratings. Within this category, certain obligors are designated with a plus sign (+). This indicates that the obligor’s capacity to meet its financial commitments is extremely strong.

A-2 - An obligor rated ‘A-2’ has satisfactory capacity to meet its financial commitments. However, it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligors in the highest rating category.

A-3 - An obligor rated ‘A-3’ has adequate capacity to meet its financial obligations. However, adverse economic conditions or changing circumstances are more likely to weaken the obligor’s capacity to meet its financial commitments.

B - An obligor rated ‘B’ is regarded as vulnerable and has significant speculative characteristics. The obligor currently has the capacity to meet its financial commitments; however, it faces major ongoing uncertainties that could lead to the obligor’s inadequate capacity to meet its financial commitments.

C - An obligor rated ‘C’ is currently vulnerable to nonpayment that would result in an ‘SD’ or ‘D’ issuer rating and is dependent upon favorable business, financial, and economic conditions to meet its financial commitments.

SD and D - An obligor is rated ‘SD’ (selective default) or ‘D’ if Standard & Poor’s Global Ratings considers there to be a default on one or more of its financial obligations, whether long- or short-term, including rated and unrated obligations but excluding hybrid instruments classified as regulatory capital or in nonpayment according to terms. A ‘D’ rating is assigned when Standard & Poor’s Global Ratings believes that the default will be a general default and that the obligor will fail to pay all or substantially all of its obligations as they come due. An ‘SD’ rating is assigned when Standard & Poor’s Global Ratings believes that the obligor has selectively defaulted on a specific issue or class of obligations but it will continue to meet its payment obligations on other issues or classes of obligations in a timely manner. A rating on an obligor is lowered to ‘D’ or ‘SD’ if it is conducting a distressed debt restructuring.

B.	Municipal Short-Term Note Ratings

An Standard & Poor’s Global Ratings U.S. municipal note rating reflects Standard & Poor’s Global Ratings’ opinion about the liquidity factors and market access risks unique to the notes. Notes due in three years or less will likely receive a note rating. Notes with an original maturity of more than three years will most likely receive a long-term debt rating. In determining which type of rating, if any, to assign, Standard & Poor’s Global Ratings’ analysis will review the following considerations:

●	Amortization schedule--the larger the final maturity relative to other maturities, the more likely it will be treated as a note; and

●	Source of payment--the more dependent the issue is on the market for its refinancing, the more likely it will be treated as a note.

Municipal Short-Term Note Ratings

SP-1 - Strong capacity to pay principal and interest. An issue determined to possess a very strong capacity to pay debt service is given a plus (+) designation.

SP-2 - Satisfactory capacity to pay principal and interest, with some vulnerability to adverse financial and economic changes over the term of the notes.

SP-3 - Speculative capacity to pay principal and interest.

D - ‘D’ is assigned upon failure to pay the note when due, completion of a distressed debt restructuring, or the filing of a bankruptcy petition or the taking of similar action and where default on an obligation is a virtual certainty, for example due to automatic stay provisions.

MOODY’S INVESTORS SERVICE INC. (“Moody’s”) LONG-TERM DEBT RATINGS*

Aaa – Obligations rated Aaa are judged to be of the highest quality, subject to the lowest level of credit risk.

Aa –Obligations rated Aa are judged to be of high quality and are subject to very low credit risk

A – Obligations rated A are judged to be upper-medium grade and are subject to low credit risk.

Baa – Obligations rated Baa are judged to be medium-grade and subject to moderate credit risk and as such may possess certain speculative characteristics.

Ba – Obligations rated Ba are judged to be speculative and are subject to substantial credit risk.

B – Obligations rated B are considered speculative and are subject to high credit risk.

Caa – Obligations rated Caa are judged to be speculative of poor standing and are subject to very high credit risk.

Ca – Obligations rated Ca are highly speculative and are likely in, or very near, default, with some prospect of recovery of principal and interest.

C – Obligations rated C are the lowest rated and are typically in default, with little prospect for recovery of principal and interest.

*            Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

STATE AND MUNICIPAL NOTES

Excerpts from Moody’s description of state and municipal note ratings:

MIG 1 This designation denotes superior credit quality. Excellent protection is afforded by established cash flows, highly reliable liquidity support, or demonstrated broad-based access to the market for refinancing.

MIG 2 This designation denotes strong credit quality. Margins of protection are ample, although not as large as in the preceding group.

MIG 3 This designation denotes acceptable credit quality. Liquidity and cash-flow protection may be narrow, and market access for refinancing is likely to be less well-established.

SG This designation denotes speculative-grade credit quality. Debt instruments in this category may lack sufficient margins of protection.

FITCH, INC. BOND RATINGS

Fitch publishes credit ratings that are forward looking opinions on the relative ability of an entity or obligation to meet financial commitments. Issue level ratings are also assigned and often include an expectation of recovery which may be notched above or below the issuer-level rating. Credit ratings are indications of the likelihood of receiving repayment in accordance with the terms of the issuance. ‘AAA’ ratings denote the lowest expectation of default risk. They are assigned only in cases of exceptionally strong capacity for payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events. ‘AA’ ratings denote expectations of very low default risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events. ‘A’ ratings denote expectations of low default risk. The capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to adverse business or economic conditions than is the case for higher ratings. ‘BBB’ ratings indicate that expectations of default risk are currently low. The capacity for payment of financial commitments is considered adequate, but adverse business or economic conditions are more likely to impair this capacity. ‘BB’ ratings indicate an elevated vulnerability to default risk, particularly in the event of adverse changes in business or economic conditions over time; however, business or financial flexibility exists that supports the servicing of financial commitments. ‘B’ ratings indicate that material default risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is vulnerable to deterioration in the business and economic environment. CCC – Very low margin for safety. Default is a real possibility. CC - Default of some kind appears probable.

C - A default or default-like process has begun, or for a closed funding vehicle, payment capacity is irrevocably impaired. ‘RD’ ratings indicate an issuer that in Fitch’s opinion has experienced: a) an uncured payment default or distressed debt exchange on a bond, loan or other material financial obligation, but b) has not entered into bankruptcy filings, administration, receivership, liquidation, or other formal winding-up procedure, and c) has not otherwise ceased operating.

‘D’ ratings indicate an issuer that in Fitch’s opinion has entered into bankruptcy filings, administration, receivership, liquidation or other formal winding-up procedure or that has otherwise ceased business and debt is still outstanding.

MOODY’S

Ratings assigned on Moody’s global long-term and short-term rating scales are forward-looking opinions of the relative credit risks of financial obligations issued by non-financial corporates, financial institutions, structured finance vehicles, project finance vehicles, and public sector entities. Long-term ratings are assigned to issuers or obligations with an original maturity of eleven months or more and reflect both on the likelihood of a default on contractually promised payments and the expected financial loss suffered in the event of default. Short-term ratings are assigned to obligations with an original maturity of thirteen months or less and reflect both on the likelihood of a default or impairment on contractual financial obligations and the expected financial loss suffered in the event of default or impairment.

Moody’s differentiates structured finance ratings from fundamental ratings (i.e., ratings on nonfinancial corporate, financial institution, and public sector entities) on the global long-term scale by adding (sf ) to all structured finance ratings. The addition of (sf ) to structured finance ratings should eliminate any presumption that such ratings and fundamental ratings at the same letter grade level will behave the same. The (sf ) indicator for structured finance security ratings indicates that otherwise similarly rated structured finance and fundamental securities may have different risk characteristics. Through its current methodologies, however, Moody’s aspires to achieve broad expected equivalence in structured finance and fundamental rating performance when measured over a long period of time.

GLOBAL SHORT-TERM RATING SCALE

P-1 Ratings of Prime-1 reflect a superior ability to repay short-term obligations.

P-2 Ratings of Prime-2 reflect a strong ability to repay short-term obligations.

P-3 Ratings of Prime-3 reflect an acceptable ability to repay short-term obligations.

NP Issuers (or supporting institutions) rated Not Prime do not fall within any of the Prime rating categories.

U.S. MUNICIPAL SHORT-TERM DEBT AND DEMAND OBLIGATION RATINGS

SHORT-TERM OBLIGATION RATINGS

While the global short-term ‘prime’ rating scale is applied to US municipal tax-exempt commercial paper, these programs are typically backed by external letters of credit or liquidity facilities and their short-term prime ratings usually map to the long-term rating of the enhancing bank or financial institution and not to the municipality’s rating. Other short-term municipal obligations, which generally have different funding sources for repayment, are rated using two additional short-term rating scales (i.e., the MIG and VMIG scales discussed below).

The Municipal Investment Grade (MIG) scale is used to rate US municipal bond anticipation notes of up to three years maturity. Municipal notes rated on the MIG scale may be secured by either pledged revenues or proceeds of a take-out financing received prior to note maturity. MIG ratings expire at the maturity of the obligation, and the issuer’s long-term rating is only one consideration in assigning the MIG rating. MIG ratings are divided into three levels—MIG 1 through MIG 3—while speculative grade short-term obligations are designated SG.

MIG 1 This designation denotes superior credit quality. Excellent protection is afforded by established cash flows, highly reliable liquidity support, or demonstrated broad-based access to the market for refinancing.

MIG 2 This designation denotes strong credit quality. Margins of protection are ample, although not as large as in the preceding group.

MIG 3 This designation denotes acceptable credit quality. Liquidity and cash-flow protection may be narrow, and market access for refinancing is likely to be less well-established.

SG This designation denotes speculative-grade credit quality. Debt instruments in this category may lack sufficient margins of protection.

FITCH’S SHORT-TERM RATINGS

A short-term issuer or obligation rating is based in all cases on the short-term vulnerability to default of the rated entity and relates to the capacity to meet financial obligations in accordance with the documentation governing the relevant obligation. Short-term deposit ratings may be adjusted for loss severity. Short-Term Ratings are assigned to obligations whose initial maturity is viewed as “short term” based on market convention (a long-term rating can also be used to rate an issue with short maturity). Typically, this means a time frame of up to 13 months for corporate, sovereign, and structured obligations and up to 36 months for obligations in U.S. public finance markets.

F1 - Indicates the strongest intrinsic capacity for timely payment of financial commitments; may have an added “+” to denote any exceptionally strong credit feature.

F2 - Good intrinsic capacity for timely payment of financial commitments.

F3 - The intrinsic capacity for timely payment of financial commitments is adequate.

B - Minimal capacity for timely payment of financial commitments, plus heightened vulnerability to near term adverse changes in financial and economic conditions.

C – Default is a real possibility.

RD – Indicates an entity that has defaulted on one or more of its financial commitments, although it continues to meet other financial obligations. Typically applicable to entity ratings only.

D – Indicates a broad-based default event for an entity, or the default of a short-term obligation.

Appendix B—Proxy voting guidelines

Aberdeen Investments U.S. Registered Advisers (the “Advisers”)

Proxy Voting Guidelines
Effective as of March 2025

Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires the Advisers to vote proxies in a manner consistent with clients’ best interest and must not place its interests above those of its clients when doing so. It requires the Advisers to: (i) adopt and implement written policies and procedures that are reasonably designed to ensure that the Advisers vote proxies in the best interest of the clients, and (ii) to disclose to the clients how they may obtain information on how the Advisers voted proxies. In addition, Rule 204-2 requires the Advisers to keep records of proxy voting and client requests for information. As of August 31, of each year, investment managers that are required to file reports under Section 13(f) are required to report their proxy voting records on Form N-PX for the twelve-month period ended June 30, with respect to certain shareholder advisory votes on executive compensation (those required by Section 14A of the Exchange Act). As registered investment advisers, the Advisers have an obligation to vote proxies with respect to securities held in its client portfolios in the best interests of the clients for which it has proxy voting authority.

The Advisers are committed to exercising responsible ownership with a conviction that companies adopting best practices in corporate governance will be more successful in their core activities and deliver enhanced returns to shareholders.

The Advisers have adopted a proxy voting policy. The proxy voting policy is designed and implemented in a way that is reasonably expected to ensure that proxies are voted in the best interests of clients.

Resolutions are analysed by a member of our regional investment teams or our Active Ownership Team and votes instructed following consideration of our policies, our views of the company and our investment insights. To enhance our analysis, we will often engage with a company prior to voting to understand additional context and explanations, particularly where there is a deviation from what we believe to be best practice.

Where contentious issues arise in relation to motions put before a shareholders’ meeting, Advisers will usually contact the management of the company to exchange views and give management the opportunity to articulate its position. The long-term nature of the relationships that we develop with investee company boards should enable us to deal with any concerns that we may have over strategy, the management of risk or governance practices directly with the chairman or senior independent director. In circumstances where this approach is unsuccessful, Advisers are prepared to escalate their intervention by expressing their concerns through the company’s advisers, through interaction with other shareholders or attending and speaking at General Meetings.

In managing third party money on behalf of clients, there are a limited number of situations where potential conflicts of interest could arise in the context of proxy voting. One case is where funds are invested in companies that are either clients or related parties of clients. Another case is where one fund managed by Aberdeen Investments invests in other funds managed by Aberdeen Investments.

For cases involving potential conflicts of interest, Advisers have implemented procedures to ensure the appropriate handling of proxy voting decisions. The guiding principle of the Advisers’ conflicts of interest policy is simple – to exercise our right to vote in the best interests of the clients on whose behalf we are managing funds.

We employ ISS as a service provider to facilitate electronic voting. We require ISS to provide recommendations based on our own set of parameters to tailored Aberdeen’s assessment and approach but remain conscious that all voting decisions, where we have been given voting authority, are our own on behalf of our clients. We consider ISS’s recommendations and those based on our custom parameters as input to our voting decisions. We make use of the ISS standard research and recommendations and those based on our own custom policy as input to our voting decisions. Where our analysts make a voting decision that is different from the recommendations based on our custom policy they will provide a rationale for such decisions which will be made available upon request.

In order to make proxy voting decisions, an Aberdeen Investments analyst will assess the resolutions at general meetings of companies held in our active investment portfolios. This analysis will be based on our knowledge of the company, but will also make use of the custom and standard recommendations provided by ISS as described above. The product of this analysis will be a final voting decision instructed through ISS and applied to all funds for which Aberdeen have been appointed to vote. For funds managed by a sub-adviser, we may delegate to the sub-adviser the authority to vote proxies; however, the sub-adviser will be required to either follow our policies and procedures or to demonstrate that their policies and procedures are consistent with ours, or otherwise implemented in the best interest of clients.

There may be certain circumstances where Aberdeen may take a more limited role in voting proxies. We will not vote proxies for client accounts in which the client contract specifies that Aberdeen will not vote. We may abstain from voting a client proxy if the voting is uneconomic or otherwise not in clients’ best interests. For companies held only in passively managed portfolios the Aberdeen custom recommendations provided by ISS will be used to automatically apply our voting approach; we have scope to intervene to test that this delivers appropriate results and will on occasions opt to instruct a vote differently from custom recommendations if we consider this to be in clients’ best interests. If voting securities are part of a securities lending program, we may be unable to vote while the securities are on loan. However, we have the ability to recall shares on loan or to restrict lending when required, in order to ensure all shares have voted. In addition, certain jurisdictions may impose share-blocking restrictions at various times which may prevent Aberdeen from exercising our voting authority.

We recognize that there may be situations in which we vote at a company meeting where we encounter a conflict of interest. Such situations include:

●	where a portfolio manager owns the holding in a personal account
●	An investee company that is also a segregated client
●	An investee company where an executive director or officer of our company is also a director of that company
●	An investee company where an employee of Aberdeen is a director of that company
●	A significant distributor of our products
●	Any other companies which may be relevant from time to time

In order to manage such conflicts of interests, we have established procedures to escalate decision-making so as to ensure that our voting decisions are based on our clients’ best interests and are not impacted by any conflict.

The implementation of this policy, along with conflicts of interest, will be reviewed periodically by the Active Ownership team. Aberdeen Investments’ Listed Company Investment Principles and Voting Policies are published on our website.

To the extent that an Adviser may rely on sub-advisers, whether affiliated or unaffiliated, to manage any client portfolio on a discretionary basis, the Adviser may delegate responsibility for voting proxies to the sub-adviser. However, such sub-advisers will be required either to follow these Policies and Procedures or to demonstrate that their proxy voting policies and procedures are consistent with these Policies and Procedures or otherwise implemented in the best interests of the Adviser’s clients. Clients that have not granted Aberdeen voting authority over securities held in their accounts will receive their proxies in accordance with the arrangements they have made with their service providers.

As disclosed in Part 2A of each Adviser’s Form ADV, a client may obtain information on how its proxies were voted by requesting such information from its Adviser. Unless specifically requested by a client in writing, and other than as required for the Funds, the Advisers do not generally disclose client-specific proxy votes to third parties.

Our proxy voting records are available per request and on the SEC’s website at SEC.gov.

On occasions when it is deemed to be a fiduciary for an ERISA client’s assets, Aberdeen will vote the Plan assets in accordance with Aberdeen Investments’ Listed Company Investment Principles and Voting Policies and in line with DOL guidance.

Listed Company Investment Principles & Voting Policies

April 2025

Aberdeen Investments is a global specialist asset manager. We are dedicated to helping investors achieve their financial goals in a changing world by combining our specialist knowledge, global presence in more than 25 locations and investing for the long-term.

Active Ownership and sustainable investment considerations are critical components of our investment process, our investment activity, our client journey and our corporate influence.

Through engagement with the companies in which we invest, and by exercising votes on behalf of our clients, we seek to improve the financial resilience and performance of our clients’ investments. Where we believe change is needed, we endeavour to catalyse this through our stewardship capabilities

Our expectations

As global investors, we are particularly aware that sustainable investment structures and frameworks vary across regions. Furthermore, what we expect of the companies in which we invest varies between different stages of business development and the underlying history and nature of the company in question. We seek to understand each company’s individual circumstances and so evaluate how it can best be governed and overseen. As such, we strive to apply the principles and policies set out on these pages in response to the needs of that individual company at that particular time. Our heritage as a predominantly active fund manager helps drive this bespoke approach to understanding good governance and risk management.

We have a clear perception of what we consider to be best practice globally – as set out in this document. However we will reflect the nature of the business, our close understanding of individual companies and regional considerations, where appropriate, in our approach to applying these policies, which are not exhaustive.

The principles and voting policies noted herein reflect our current position. We are monitoring and have contributed to the many reform agendas and consultations in the governance arena, particularly in the UK, on areas such as market competitiveness, listing rules, the approval of corporate transactions and greater flexibility in remuneration practices, including wider use of restricted stock. We are actively involved in these discussions, both as a corporate issuer and an investor, and our position will evolve as rules, guidance and practice develops.

This document has received approval from Aberdeen’s Chief Investment Officer (CIO) and the Chief Sustainable Investment Officer – Investments (CSIO) following consultation with various internal stakeholders.

Our approach to stewardship

We seek to integrate and appraise environmental, social and governance factors in our investment process. Our aim is to generate the best long-term outcomes for our clients, proportionate to the risk preference they have accepted, and we will actively take steps as stewards and owners to protect and enhance the value of our clients’ assets.

Stewardship is a reflection of this bespoke approach to good governance and risk management. We seek to understand each company’s specific approach to governance, how value is created through business success and how investors’ interests are protected through the management of risks that materially impact business success. This requires us to play our part in the governance process by being active stewards of companies, involved in dialogue with management and non-executive directors where appropriate, understanding the material risks and opportunities – including those relating to environmental and social factors and helping to shape the future success of the business.

We will:

●	Take into consideration, in our investment process, the policies and practices on environmental, social and governance matters of the companies in which we invest.
●	Seek to enhance long-term shareholder value through constructive engagement with the companies in which we invest.
●	Actively engage with companies and assets in which we invest where we believe we can influence or gain insight.
●	Exercise voting rights, where held, in a manner consistent with our clients’ long-term best interests.
●	Seek to influence the development of appropriately high standards of corporate governance and corporate responsibility in relation to environmental and social factors for the benefit of our clients.
●	Communicate our Listed Company Investment Principles and Voting Policies to clients, companies and other interested parties.
●	Be accountable to clients within the constraints of professional confidentiality and legislative and regulatory requirements.
●	Be transparent in reporting our engagement and voting activities.

Aberdeen is committed to exercising responsible ownership with a conviction that companies seeking to upgrade their practices in corporate governance and risk management will be more successful in their core activities and deliver enhanced long-term returns to shareholders. As owners of companies, the process of stewardship is a natural part of our investment approach as we seek to benefit from their long-term success on our clients’ behalf.

Engagement

It is a central tenet of our active investment approach that we strive to meet with the management and directors of our investee companies on a regular basis. We will concentrate that engagement on investee companies undergoing transformation or facing exceptional challenges or opportunities. The discussions we have cover a wide range of topics, including: strategic, operational, and ESG issues and consider the long-term drivers of value.

Engagement with companies on environmental, social and governance risks and opportunities is a fundamental part of our investment process. It is a process through which we can discuss how a company identifies, prioritises and mitigates its key risks and optimises outcomes from its most significant opportunities. As such, we regard engagement as:

●	Important to understanding investee companies holistically.
●	Helpful when conducting comprehensive sustainable investment analysis.
●	Useful to maintaining open dialogue and constructive relationships with companies.
●	An opportunity to generate positive change on a company’s holistic risk management programme–be active with our holdings rather than activist.

Proxy Voting

Proxy voting is an integral part of our active stewardship approach and we exercise voting rights in a manner in line with our clients’ best interests. We seek to ensure that voting reflects our understanding of the companies in which we invest on behalf of our clients. We believe that voting is a vital mechanism for holding boards and management teams to account, and is an important tool for escalation and shareholder action.

This document includes our process and overarching policy guidelines which we apply when voting at general meetings. These policies are not exhaustive and we evaluate our voting on a case by case basis. As a global investment firm we recognise the practical necessity of adopting a regional approach, taking into account differing and developing market practices. Where a policy is specific to one region this is denoted.

We endeavour to engage with companies regarding our voting decisions to maintain a dialogue on matters of concern.

Voting Process

In line with our active ownership approach, we review the majority of general meeting agendas convened by companies which are held in our active equity portfolios. Analysis is undertaken by a member of our regional investment teams or our Active Ownership team and votes instructed following consideration of our policies, our views of the company and our investment insights. To enhance our analysis we may engage with a company prior to voting to understand additional context and explanations, particularly where there is deviation from what we believe to be best practice.

To supplement our own analysis we may also make use of the benchmark research and recommendations provided by ISS, a provider of proxy voting services. In the UK we also make use of the Investment Association’s (IA) Institutional Voting Information Service. We have implemented regional voting policy guidelines with ISS which they apply to all meetings in order to produce customised vote recommendations. These custom recommendations help identify resolutions which deviate from our expectations. They are also used to determine votes where a company is held only in passive funds. Within our custom policies, however, we do specify numerous resolutions which should be referred to us for active review. For example we will review any resolution at company meetings we have identified as covering environmental and social factors.

While it is most common for us to vote in line with a board’s voting recommendation we will vote our clients’ shares against resolutions which we believe are not consistent with their best interests. We may also vote against resolutions which conflict with domestic governance guidelines, such as those issued by the IA in the UK. Although we seek to vote either in favour or against a resolution we do make use of an abstain vote where this is considered appropriate. For example we may use an abstention to acknowledge some improvement, but as a means to reserve our position in expectation that further improvement is needed before we can vote in favour. Where we vote against a resolution we endeavour to inform companies of our rationale.

In exceptional circumstances we may attend and speak at a shareholder meeting to reinforce our views to the company’s board.

We endeavour to vote all shares for which we have voting authority. We may not vote when there are obstacles to do so, for example those impacting liquidity, such as share-blocking, or where there is a significant conflict of interest. We use the voting platform of ISS to instruct our votes.

Governance

Strategy

We invest in companies that will create the best outcome for our clients in line with their investment mandates. Companies must be clear about the drivers of their business success and their strategy for maintaining and enhancing it. Investment is a forward-looking process; we seek to understand the opportunity for a business and its scope for future value-creation over the long term. In order to do this, we need clarity on past business delivery and its drivers, and on the effective track record of management; we require honest and open reporting to build confidence in that track record. We seek confidence that companies and their management can maintain their competitive positioning and operational performance and subsequently enhance returns for investors. A clear strategy and clarity about the drivers of operational success provides the lens through which we will consider most corporate issues, not least assessing performance and risk management.

●	We will consider voting against executive or non-executive directors if we have serious concerns regarding the oversight or implementation of strategy.

Board of Directors

We believe effective board governance promotes the long-term success and value creation of the company. The board should be responsible for establishing the company’s purpose and strategy, overseeing management in their implementation of strategy and performance against objectives. The board should ensure a strong framework of control and risk oversight, including material sustainable investment risks. The board should assess and monitor culture and be engaged with the workforce, shareholders and wider society.

Board Composition

Effective decision making requires a mix of skills around the table and constructive debate between diverse and different-minded individuals. A range of skills, experience and perspectives should be drawn together on the board. These include industry knowledge, experience from other sectors and relevant geographical knowledge. Independence of thought plays a crucial role in the ability of a board to generate the debate and discussion that will challenge management, help enhance business performance and improve decision-making. Board assessments will help the board ensure it has the necessary mix of skills, diversity and quality of individuals to address the risks and opportunities the company faces. Unitary boards should comprise an appropriate combination of executive and non-executive directors such that no group of individuals dominates decision-making. We expect the size of the board to reflect the size, nature and complexity of the business. We also expect regular internal and external board evaluations which include an assessment of board composition and effectiveness.

Leadership

Running businesses effectively for the long term requires effective collaboration and cooperation, with no individual or small group having unfettered powers. Nor should any individual or small group have dominant influence over the way a business is run or over major decisions about its operations or future. There should be a division of responsibility between board leadership and executive leadership of the business. We believe that there should be a division of roles at the top of the organisation, typically between a Chief Executive Officer (CEO) and an independent Chair.

●	We will consider supporting the re-election of an existing Chair & CEO role combination, recognising that this remains common in certain geographies. In reviewing this on a case by case basis we will take account of the particular circumstances of the company and consider what checks and balances are in place, such as the presence of a strong Senior Independent Director with a clear scope of responsibility.
●	We will generally oppose any re-combination of the roles of CEO and Chair, unless the move is on a temporary basis due to exceptional circumstances or other mitigating factors.
●	We will generally oppose any move of a retiring CEO to the role of Chair.

Independence

Companies should be led and overseen by genuinely independent boards. When looking at board composition we generally expect to see a majority of independent directors, with boards identifying their independence classifications in the Annual Report. It is preferable to see an identified Senior Independent Director on the board, who will lead the appraisal of and succession planning for the Chair. We expect SIDs to meet with investors and be a point of contact for escalating concerns if required.

In assessing a director’s independence we will have due regard for whether a director:

i.	Has been an employee of the company within the last five years.

ii.	Has had within the last three years a material business relationship with the company.

iii.	Has received remuneration in addition to director fees or participates in the company’s option or variable incentive schemes, or is a member of the company’s pension scheme.

iv.	Has close family ties with any of the company’s advisers, directors or senior employees.

v.	Holds cross-directorships or has significant links with other directors through involvement in other companies or bodies.

vi.	Represents a significant shareholder.

vii.	Has served on the board for more than 12 years (or 9 for UK companies).

●	We will consider voting against the re-election of non-independent directors if the board is not majority independent (excluding employee representatives). In doing so we will have regard for whether a company is controlled and the nature of the non-independence – for example, we are unlikely to vote against shareholder representatives unless their representation is disproportionate to their shareholding

Succession Planning & Refreshment

Regular refreshment of the non-executive portion of a board helps draw in fresh perspectives, not least in the context of changes to business and emerging opportunities and risks. It also helps limit the danger of group-think. Thoughtful and proactive succession planning is therefore needed for board continuity, to ensure that a board is populated by individuals with an appropriate mix of skills, experience and perspective. We expect the board to implement a formal process for the recruitment and appointment of new directors, and to provide transparency of this in the Annual Report.

●	We will vote against non-executive directors where there are concerns regarding board refreshment or excessive tenure. Where there are directors who have served for over 12 years on a board which has seen no refreshment in 3 years (2 in UK), we will generally vote against their re-election. If a director has served for over 15 years we will generally vote against their re-election. We will, however, consider the impact on board continuity and the company’s succession planning efforts prior to doing so. We may also not apply the tenure limit to directors who are founders or shareholder representatives where we believe this is appropriate.

Diversity

We believe diversity, equity and inclusion (DEI) policies can help ensure that the best people are appointed to each role in the company, with the combination of skills and experience judged most likely to contribute to long- term value creation. Companies that make progress in DEI can be better positioned for long-term sustainability and outperformance. We believe diversity of thought, paired with a culture of inclusion, can help companies to tackle increasingly complex challenges and markets. We take into consideration whether boards report on how they promote DEI throughout the business. We recognise the necessity of adopting a regional approach to DEI, allowing us to account for variation in the needs and requirements of the company based on geography. We have for several years, actively encouraged progress in gender diversity at all levels, and have expanded our scope in relation to diversity, equity and inclusion across geographies. In respect of ethnic diversity, this is coming increasingly into focus as we encourage boards to progress in ensuring that their composition reflects their employee and customer bases.

Our regional specific policies are below. In determining our votes we will take account of mitigating factors, such as the sudden departure of a female board member. We will also consider the trajectory of diversity at the company and any assurance that diversity shortfalls will soon be addressed.

Gender Diversity.

●	UK: We will generally vote against the Nomination Committee Chair of FTSE 350 companies if the board is not comprised of at least one third female directors. We expect companies to seek to comply with the FCA’s diversity targets and may vote against the Chair of the Nomination Committee if we have concerns regarding the Committee’s efforts in succession planning to achieve the gender diversity target of 40% female members. For smaller companies, we will take action if the board does not include at least one female director.
●	Europe: We will generally vote against the Nomination Committee Chair of LargeCap companies if the supervisory board is not comprised of at least 30% female directors, or is not in line with the local standard if higher. For smaller companies, we will take this action if the supervisory board does not include at least one female director.
●	Australia: We will generally vote against the Nomination Committee Chair of ASX300 companies if the board is not comprised of at least 30% female directors.

Ethnic Diversity

●	UK: We will generally vote against the Nomination Committee Chair at the boards of FTSE 250 companies, if the board does not include at least one member from an ethnic minority background. This is in line with targets set up by the Parker Review.

Directors’ Time Commitment

Individual directors need sufficient time to carry out their role effectively and therefore we seek to ensure that all directors maintain an appropriate level of overall commitments such that allows them to be properly diligent.

●	We will consider opposing the election or re-election of any director where there is a concern regarding their ability to dedicate sufficient time to the role. In making this assessment we will have regard to the ISS classification of ‘overboarding’.
●	We will generally oppose the re-election of any director who has attended fewer than 75% of board meetings in two consecutive years.

Board Committees

Boards should establish committees, populated by independent and appropriately skilled non-executive directors, to oversee (as a minimum) the nomination, audit and remuneration processes. It may also be appropriate for additional committees to be established, such as a risk or sustainability committee. These committees should report openly on an annual basis about their activities and key decisions taken.

We will consider voting against committee members if we have concerns regarding the composition of a committee in relation to independence or skills.

Nomination Committee

This committee has responsibility for leading the process for orderly non-executive and senior management succession planning and recruitment, and for overseeing the composition of the board including skillset, experience and diversity. We expect the committee to be comprised of a majority of independent directors with an independent Chair.

●	We will consider voting against the re-election of the Nomination Committee Chair if we have concerns regarding the composition of the board or concerns regarding poor succession planning.

Audit Committee

This committee has responsibility for monitoring the integrity of the financial statements, reviewing the company’s internal financial controls and risk management systems, reviewing the effectiveness of the company’s internal audit function and appointing and overseeing the quality of the work done by external auditors. We prefer the committee to be wholly independent, and expect this at UK and US companies in view of general market practice and board composition. In other regions, as a minimum, we expect the committee to be comprised of a majority of independent directors with an independent Chair. Furthermore we expect at least one member of the committee to have recent and relevant financial experience.

●	UK & US: We will generally vote against the re-election of non-independent members of the Audit Committee..
●	Europe: We will generally vote against the re-election of non-independent members of the Audit Committee if the committee is not majority independent. We will also generally vote against a non-independent Chair of the Audit Committee.
●	We will generally vote against the re-election of the Audit Committee Chair if at least one member of the Committee does not have recent and relevant financial experience.

Remuneration Committee

This committee is responsible for determining the policy and setting remuneration levels for executive and non-executive directors. The committee should ensure that directors’ remuneration is aligned with strategy and company performance. Remuneration policy should be cognisant of the company’s licence to operate and the potential overall level of remuneration. We expect remuneration committees to be robust in their approach to developing and implementing remuneration policies, with formal and transparent procedures for developing policies and for determining remuneration packages. Remuneration committees should be comprised of a majority of independent directors with an independent Chair and we expect members to have appropriate experience and knowledge of the business and remuneration practices in the jurisdiction in which they operate. No executive should be involved in setting their own remuneration..

●	Where we have significant concerns regarding the company’s remuneration policy or reward outcomes we may escalate these concerns through a vote against the Chair or members of the Remuneration Committee.

Director Accountability

We expect to be able to hold boards to account through engagement and regular director re-elections and directors should feel that they are accountable to investors. We encourage individual, rather than bundled, director elections. While our preference is for directors to be subject to re- election annually, we expect re-elections to take place at least every three years. Lengthier board mandates, while not uncommon in some markets, risk divorcing directors from an appropriate sense of accountability. Directors and management should make themselves available for discussions with major shareholders as we expect to have open dialogue to share our perspectives and gain confidence that the individuals are carrying out their roles with appropriate vigour and diligence. A further important element of director accountability to shareholders is that investors should have the right, both formal and informal, to propose and promote individual directors to be considered for election to the board by all shareholders.

●	We will generally oppose the re-election of non-independent NEDs who are proposed for a term exceeding three years. We may not apply this to directors who are shareholder representatives.
●	Where we have significant concerns regarding a board member’s performance, actions or inaction to address issues raised we may vote against their re-election.
●	We may vote against directors who decline appropriate requests for meetings without a clear justification.
●	Where a director has held a position of responsibility at a company which has suffered a material governance failure, we will consider whether we are comfortable to support their re-election at other listed companies.
●	We will generally support resolutions to discharge the supervisory board or management board members from legal liability unless we have serious concerns regarding actions taken during the year under review. Where there is insufficient information regarding allegations of misconduct, we may prefer to abstain. In exceptional circumstances we may vote against the discharge resolution to reflect serious ESG concerns if there is not another appropriate resolution.
●	We will not support the election of directors who are not personally identified but are proposed as corporations.

Reporting

A company’s board should present a fair, balanced and understandable assessment of the company’s position and prospects – financial and non- financial – and of how it has fulfilled its responsibilities. We support the principle of full disclosure of relevant and useful information, subject to issues of commercial confidentiality and prejudice. Boilerplate disclosure should be avoided. We encourage companies to consider using the appropriate globally developed standards and would particularly encourage the use of those created by the Taskforce for Climate related Financial Disclosures (TCFD), the International Integrated Reporting Council (IIRC), the Sustainability Accounting Standards Board (SASB) and the Global Reporting Initiative (GRI).

Audited reporting and financial numbers should be published ahead of any relevant shareholder meetings. We continue to monitor the evolving reporting landscape and consider new reporting developments as they emerge, either voluntary or regulatory.

●	We may consider voting against a company’s Annual Report & Accounts if we have concerns regarding timely provision or adequacy of disclosure.

Political Donations & Lobbying

Companies should be consistent in their public statements and not undermine these in private commentary to market participants or to politicians and regulators. We welcome transparency from companies about their lobbying activities and believe that good companies have nothing to hide in this respect. Similarly we encourage transparency of any political donations that companies deem appropriate – and we expect a clear explanation of why such donations are an appropriate use of corporate funds.

Risk & Audit

The board is responsible for determining the company’s risk appetite, establishing procedures to manage risk and for monitoring the company’s internal controls. We expect boards to conduct robust assessments of the company’s material risks and report to shareholders on risks, controls and effectiveness. The introduction of widely accepted global accounting standards has led to much greater investor confidence in the accounts produced by companies around the world. It has also assisted in creating consistency of reporting across companies, enabling fairer comparisons between different operating businesses. We therefore encourage companies seeking international investment to report under International Financial Reporting Standards (IFRS) or US GAAP. As a firm Aberdeen supports the continued development of high quality global accounting standards.

An independent audit, delivered by a respected audit firm, is a required element for investor confidence in reporting by companies. We strongly favour meaningful, transparent and informative auditor reports, giving us additional insights into the audit process and accounting outcomes. Audit fees must be sufficient to pay for an appropriately in-depth assurance process. We would be concerned if a company sought to make unjustified savings in this respect as the cost in terms of damage to audit effectiveness and confidence in the company’s accounts would be much more substantial.

The independence of the auditor and the standard of their work, particularly in challenging management, should be subject to regular assessment that is appropriately disclosed. Even when individuals carrying out the audit are refreshed, we believe that the independence of the audit firm erodes over time and we will encourage a tender process and change of audit firm where an engagement has lasted for an extended period. In order to demonstrate the level of independence, companies should not have the same audit firm in place for more than 20 years.

The relationship with the auditor should be mediated through the Audit Committee. Where we are significant shareholders, we expect to be consulted on plans to tender and replace auditors.

●	We will generally vote against the re-election of an auditor which has a tenure of 20 years or over, if there are no plans for rotation in the near term.
●	We will consider voting against the auditors if we have concerns regarding the accounts presented or the audit procedures used.
●	We will vote against the approval of auditor fees if we have concerns regarding the level of fees or the balance of non-audit and audit fees.

Executive Remuneration

Executive Remuneration policies and the overall levels of pay should be aligned with strategy, attracting and retaining talent and incentivising the decisions and behaviours needed to create long-term value. The component parts of remuneration should be structured so as to link rewards to corporate and individual performance and they should be considered in the context of the remuneration policies when taken as a whole. We recognise the benefits of simplicity in forming the policy, which should clearly link outcomes and expectations for those receiving the remuneration, as well as external stakeholders. The structure should be transparent and understandable.

A company’s annual report should contain an informative statement of remuneration policy which communicates clearly to stakeholders how it has developed and evolved. This should include details of any stress testing that may have been undertaken to understand the policy outcomes for different business scenarios. The Remuneration Committee should provide a clear description of the application of policy and the outcomes achieved.

Executive Directors’ base salary should be set at a level appropriate for the role and responsibility of the executive. We discourage increases which are driven solely by peer benchmarking, and expect increases to be aligned with the wider workforce. Consideration should also be given to the knock-on impact to variable remuneration potential. Pension arrangements and benefits should be clearly disclosed. We generally expect pension structures to be aligned with the wider workforce.

A company should structure variable, performance-related pay to incentivise and reward management in a manner that is aligned with the company’s sustainable performance and risk appetite over the long term.

We expect all variable pay to be capped, preferably as a multiple of base salary. In the UK we expect variable pay to be capped as a multiple of base salary. In other markets, if variable pay is capped at a number of shares, we expect the value of grants to be kept under review annually to ensure the value remains appropriate and is not excessive.

Performance metrics used to determine variable pay should be clearly disclosed and aligned with the company’s strategy. A significant portion of performance metrics should seek to measure significant improvements in, or resilience with regard to, the underlying financial performance of the company. We also encourage the inclusion of non-financial metrics linked to targets which are aligned with the company’s progress inter alia on its sustainability strategy. Where possible we expect these targets to be quantifiable and disclosed.

Variable pay arrangements should over the long term incentivise participants to achieve above-average performance through the use of challenging targets. We encourage sliding-scale performance measures and expect performance target ranges to be disclosed to enable shareholders to assess the level of challenge and pay for performance alignment. We expect annual bonus targets to be disclosed retrospectively and encourage the disclosure of long term incentive (LTI) targets at the beginning of the performance period, but at minimum we expect retrospective disclosure. Where bonus or LTI targets are not disclosed due to commercial sensitivity we expect an explanation of why the targets continue to be considered sensitive retrospectively and expect some detail regarding the level of achievement vs target.

Where a share price metric is being used, we expect this to be underpinned by a challenging measure of underlying performance.

We encourage settlement of a portion of the annual bonus in shares which are deferred for at least one year. We expect settlement of long term incentives to be in shares, with rationale provided for any awards settled in cash. Long term incentives should have a performance period of no less than three years. In the UK we expect a further holding period of two years to be applied, and we encourage this in other markets.

We do not generally support value creation plans. We will consider supporting the use of restricted share plans (RSP) in the UK which have been structured consistent with the guidelines of the Investment Association. We will consider restricted share plans either individually or as part of a hybrid scheme. Any restricted share scheme would be expected to be issued at a significant quantum discount to conventional LTIP plans. The board would be expected to justify why the introduction of these plans is in the best interest of shareholders. We expect appropriate malus and clawback provisions to be applied to variable remuneration plans.

We expect shareholding guidelines to be adopted for executive directors and encourage the adoption of post-departure shareholding guidelines.

We expect details of any use of discretion to be disclosed and its use should be justifiable, appropriate and clearly explained. We would expect policies to be sufficiently robust so that discretion is only necessary in exceptional circumstances. We do not generally support exceptional awards, and are particularly sensitive to such awards being granted to reward a corporate transaction.

We expect executive service contracts to provide for a maximum notice period of 12 months. We will consider local best practice provisions related to severance arrangements when voting.

Non-executive fees should reflect the role’s level of responsibility and time commitment. We do not support NED’s participation in option or performance-related arrangements. However we do support the payment of fees in shares, particularly where conservation of cash is an issue.

In the UK our expectations of companies are aligned with the Investment Association’s Principles of Remuneration.

Where significant changes to remuneration arrangements are being considered, we would expect remuneration committees to consult with their largest shareholders prior to finalising any changes. Where any increase to variable remuneration is proposed, we would expect this to be accompanied by a demonstrable increase in the stretch of the targets. Furthermore we expect any increases to remuneration to be subject to shareholder approval.

In response to the issues arising from the cost of living crisis being experienced by many people in the UK, we expect companies to focus additional capacity towards those members of the workforce who need it most. We expect Remuneration Committees to take into account factors arising from the cost of living crisis when deliberating over executive pay outcomes. We would be concerned by reputational issues arising from decisions made in these unusual circumstances and may make this a factor in our voting decisions at relevant AGMs.

In line with the expectations set out above we will generally vote against the appropriate resolution(s) where:

●	We consider the overall reward potential or outcome to be excessive.
●	A significant increase to salary has been granted which is not aligned with the workforce or is not sufficiently justified.
●	A significant increase to performance-related pay has been granted which is not sufficiently justified, is not accompanied by an increase in the level of stretch required for achievement or results in the potential for excessive reward.
●	There is no appropriate cap on variable incentive schemes.
●	Performance targets for annual bonus awards are not disclosed retrospectively and the absence of disclosure is not explained.
●	Performance targets for long term incentive awards are not disclosed up front and there is no compelling explanation regarding the absence of disclosure or a commitment to disclose retrospectively.
●	Performance targets are not considered sufficiently challenging, either at threshold, target or maximum.
●	Relative performance targets allow vesting of awards for below median performance.. Retesting provisions apply.
●	Incentives that have been conditionally awarded have been repriced or performance conditions changed part way through a performance period.
●	We have concerns regarding the use of discretion or the grant of exceptional awards.
●	Pension arrangements are excessive.. Pension arrangements are not aligned with the wider workforce (UK).

Investor Rights

The interests of minority shareholders must be protected and any major, or majority, investor should not enjoy preferential treatment. The structure of ownership or control should minimise the potential for abuse of public shareholders.

Corporate Transactions

Companies should not make significant changes to their structure or nature without being fully transparent to their investors. Shareholders should have the opportunity to vote on significant corporate activity, such as mergers and acquisitions. Where a transaction is with a related party, only independent shareholders should have a vote. Even in markets where no vote is given to shareholders in these circumstances, investors need transparent disclosure of the reasons for any such major change. Companies should expect that shareholders may want to discuss and debate proposed developments

Diversification beyond the core skills of the business needs to be justified as it is more often than not a distraction from operational performance. All major deals need to be clearly explained and justified in the context of the pre-existing strategy and be subject to shareholder approval.

●	We will vote on corporate transactions on a case by case basis.
●	In markets where no vote is required on significant transactions, we may take voting action at a future general meeting if we have concerns regarding the transaction undertaken.

Dividends

We will generally support the payment of dividends but will scrutinise the proposed level where it appears excessive given the company’s financial position.

Share Capital

The board carries responsibility for prudent capital management and allocation.

Share Issuance

We will consider capital raises which are proposed for a specific purpose on a case by case basis but recognise that it can be beneficial for companies to have some general flexibility to issue shares to raise capital. However we expect issuances to be limited to the needs of the business and companies should not issue significant portions of shares unless offering these on a pro-rata basis to existing shareholders to protect against inappropriate dilution of investments.

●	Where a company seeks a general authority to issue shares we generally expect this to be limited to 25% of the company’s share capital for pre- emptive issuances. In the UK we are aligned with the guidance of the Investment Association Share Capital Management Guidelines. There is no global standard on pre-emptive issuance limits, and in the rest of the world we use 25% as a benchmark limit.
●	Where a company seeks a general authority to issue shares we generally expect this to be limited to 10% of the company’s share capital for non- pre-emptive issuances. In the UK we are aligned with the guidance of the Investment Association Share Capital Management Guidelines and those of the Pre-Emption Group.
●	We will not generally support share issuance by investment trusts unless there is a commitment that shares would only be issued at a price at or above net asset value.

When considering our votes we will, however, take account of the company’s circumstances and any further detail regarding proposed capital issuance authorities prior to voting.

Following changes to the UK’s Pre-Emption Group Guidelines in November 2022, which reflect an increase on previous limits, we will hold the Chair of the company accountable for any perceived misuse of the increased flexibility through a vote against their re-election.

Buyback

We recognise that share buybacks can be a flexible means of returning cash to shareholders.

●	We will generally support buyback authorities of up to 10% of the issued share capital. In the UK we will generally support authorities which are in line with the levels permitted under the Listing Rules.

Related Party Transactions

The nature of relations – particularly any related party transactions (RPTs) – with parent or related companies, or other major investors, must be disclosed fully. Related party transactions must be agreed on arm’s length terms and be made fully transparent. Where they are material, they should be subject to the approval of independent shareholders.

●	Where we are given a vote, we will vote against RPTs where there is insufficient transparency of the nature of the transaction, the rationale, the terms or the views and assessment of directors and advisors.
●	In markets where no vote is required on RPTs, we may take voting action at a future general meeting if we have concerns regarding the transaction undertaken

Article/Bylaw Amendments

While it is standard to see proposals from companies to amend their articles of association or bylaws, we will review these on a case by case basis. When doing so we expect full transparency of the proposed changes to be disclosed.

●	We will generally vote against amendments which will reduce shareholder rights.

Anti-Takeover Defences

There should be no artificial structures put in place to entrench management and protect companies from takeover. The best defence from hostile takeover is strong operational delivery.

●	We will generally vote against anti-takeover/‘poison pill’ proposals.

Voting Rights

We are supporters of the principle of ‘one share, one vote’ and therefore favour equal voting rights for all shareholders. Where multiple voting rights are implemented at the point of listing, we expect an appropriate sunset clause to apply (ideally with a maximum of 7 years, in line with common market practice).

●	We will generally vote against proposals which seek to introduce or continue capital structures with multiple voting rights, unless there is an exceptional justification and also a suitable sunset clause in place.
●	We will consider voting against proposals to raise new capital at companies if we have concerns regarding the use of with multiple share classes and voting rights.

General Meetings

Shareholder meetings provide an important opportunity to hold boards to account not only through voting on the proposed resolutions but also by enabling investors the opportunity to raise questions, express views and emphasise concerns to the entire board. We may make a statement at a company’s AGM as a means of escalation to reinforce our views to a company’s board.

We welcome the opportunity to attend meetings virtually, being of the view that this can increase participation given obstacles such as location or meeting concentration. However we are not supportive of companies adopting virtual-only meetings as we believe this format reduces accountability. Our preference is for a hybrid meeting format to balance the flexibility of remote attendance with the accountability of an in-person meeting.

●	We will generally support resolutions seeking approval to shorten the EGM notice period to minimum 14 days, unless we have concerns regarding previous inappropriate use of this flexibility.
●	We will generally support proposals to enable virtual meetings to take place as long as there is confirmation that the format will be hybrid, with physical meetings continuing to take place (unless prohibited by law). We expect virtual attendees to have the same rights to speak and raise questions as those attending in-person. We will generally vote against proposals which permit wholly virtual general meetings.

Sustainability

As part of strategic planning, boards need to have oversight of, and clearly articulate, the key opportunities and risks affecting the sustainability of the business model. This includes having a process for, and transparent disclosure of, potential and emerging opportunities and risks and the actions being taken to address them.

The effective management of risks extends to long-term issues that are hard to measure and whose timeframe is uncertain and will include the management of environmental and social issues. We use the UN Global Compact’s four areas of focus in assessing how companies are performing in this area.

Specifically we expect companies to be able to demonstrate how they manage their exposures under the following headings.

The Environment

It is generally accepted that companies are responsible for the effects of their operations and products on the environment. The steps they take to assess and reduce those impacts can lead to cost savings and reduce potential reputational damage. Companies are held responsible for their impact on the climate and they face increased regulation from world governments on activities that contribute to climate change.

We expect that companies will

●	Identify, manage and reduce their environmental impacts, as applicable.
●	Understand their impact along the company value chain.
●	Develop group-level climate policies commensurate to their business and, where relevant, set targets to manage the impact, report on policies, practices and actions taken to reduce carbon and other environmental risks within their operations.
●	Comply with all environmental laws and regulations, or recognised international best practice as a minimum.

Where we have serious concerns regarding a board’s actions, or inaction, in relation to the environment we will consider taking voting action on an appropriate resolution.

We will use the indicators within the Carbon Disclosure Project to identify companies which are not fulfilling their climate commitments. Where appropriate we will take voting action to encourage better practice among companies which we deem to be laggards.

Labour and Employment

Companies that respect internationally recognised labour rights and provide safe and healthy working environments for employees are likely to reap the benefits. This approach is likely to foster a more committed and productive workforce, and help reduce damage to reputation and a company’s license to operate. We expect companies to comply with all employment laws and regulations and adopt practices in line with the International Labour Organization’s core labour standards as a minimum.

In particular, companies will:

●	Take affirmative steps to ensure that they uphold decent labour standards.
●	Adopt strong health and safety policies and programmes to implement such policies.
●	Adopt equal employment opportunity and diversity policies and a programme for ensuring compliance with such policies.
●	Adopt policies and programmes for investing in employee training and development.
●	Adopt initiatives to attract and retain talented employees, foster higher productivity and quality, and encourage in their workforce a commitment to achieving the company’s purpose.
●	Ensure policies are in place for a company’s suppliers that promote decent labour standards, and programmes are in place to ensure high standards of labour along supply chains.
●	Report regularly on its policy and implementation of managing human capital.

Where we have serious concerns regarding a board’s actions, or inaction, in relation to labour and employment we will consider taking voting action on an appropriate resolution.

Human Rights

We recognise the impact that human-rights issues can have on our investments and the role we can play in stimulating progress. We draw upon a number of international, legal and voluntary agreements for guidance on human-rights responsibilities and compliance. Our primary sources are the International Bill of Rights and the core conventions of the International Labour Organisation (ILO), which form the list of internationally agreed human rights, and the UN Guiding Principles on Business and Human Rights (UNGPs), which clarifies the roles of states and businesses. We encourage companies to use the UNGPs Reporting Framework and encourage disclosure in line with this guidance.

We expect companies to:

●	Continually work to understand their actual and potential impacts on human rights.
●	Establish systems that actively ensure respect for human rights.
●	Take appropriate action to remedy any infringements on human rights.

Where we have serious concerns regarding a board’s actions, or inaction, in relation to human rights we will consider taking voting action on an appropriate resolution.

Business Ethics

As institutions of wealth and influence, companies have a significant impact on the prosperity of their local communities and the wider world. Having a robust code of ethics and ensuring professional conduct mean companies operate more effectively, particularly when it comes to ethical principles governing decision- making. A company’s failure to conform to internationally recognised standards of business ethics on matters such as bribery and corruption, can increase its risk of facing investigation, litigation and fines. This could undermine its license to operate, and affect its reputation and image.

We expect companies to have policies in place to support the following:

●	Ethics at the heart of the organisation’s governance.
●	A zero-tolerance policy on bribery and corruption.. How people are rewarded, as pay can influence behaviour.
●	Respect for human rights.
●	Tax transparency.
●	Ethical training for employees.

Where we have serious concerns regarding a board’s actions, or inaction, related to business ethics we will consider taking voting action on an appropriate resolution.

Environmental & Social Resolutions

We will review any resolution at company meetings we have identified as covering environmental and social factors. The following will detail our overarching approach and expectations.

Our approach to vote analysis is consistent across active and quantitative investment strategies Review the resolution, proponent and board statements, existing disclosures, and external research. Engage with the company, proponents, and other stakeholders as required.

Involve thematic experts, investment analysts and other specialists, as needed, in our in decision-making to harness a wide range of expertise and address material factors in our analysis.

Ensure consistency by using our own in-house guidance to frame case-by-case analysis.

Monitor the outcomes of votes.

Follow-up with on-going engagement as required.

Given the nature of the topics covered by these resolutions we do not apply binary voting policies. We adopt a nuanced approach to our voting research and outcomes and will consider the specific circumstances of the company concerned. Our objective is to determine the best outcome for the company in the context of the best outcome for our clients. There may be instances where we welcome the spirit of a resolution, but other factors preclude our support for the proposal. For example, where the wording is overly prescriptive or ambiguous, when suggested implementation is overly burdensome or where the proposal strays too close to the board’s responsibility for setting the company’s strategy.

Management Proposals

We are supportive of the steps being taken by companies to provide transparent, detailed reporting of their sustainability strategies and targets. While shareholder proposals on environmental and social topics have been common on AGM agendas for several years, an increasing number of companies are presenting management proposals, such as so called ‘say on climate’ votes, for shareholder approval. While we welcome the intention of accountability behind these votes, we have reservations about the potential for them to limit the scope for subsequent investor challenge, increase a company’s exposure to litigation, and diminish the direct responsibility and accountability of the board and individual directors. We believe it is the role of the board and the executive to develop and apply strategy, including sustainability strategies, and we will continue to use existing voting items to hold boards to account on the implementation of these strategies. As active investors we also regularly engage with investee companies on sustainability topics and find this dialogue to be the best opportunity to provide feedback.

We will review the appropriateness of ‘say on climate’ votes and consider if other voting mechanisms should be applied to ensure both boards and executives apply appropriate rigour to the oversight and delivery of a company’s climate approach.

Shareholder Proposals

The vast majority of resolutions focused on environmental and social issues are filed by shareholders. The following provides an overview of some of the factors we consider when assessing the most prevalent themes for shareholder proposals.

Climate

We do not evaluate a company’s climate strategy in isolation. Our approach recognises the links between corporate governance, strategy and climate approach. Where a company’s operational response to climate change has significant shortcomings, the effectiveness of board oversight and corporate governance may also be called into question.

We use a range of mechanisms to evaluate whether companies appear to be fulfilling their climate commitments. Through engagement and voting we seek to work with companies, in the context of their local market and sector, to encourage robust methodologies underpinned by targets and, where required, improved reporting and disclosure in alignment with the TCFD framework. We also encourage companies to carefully manage climate-related lobbying. Ensuring appropriate oversight and disclosure of direct and indirect lobbying activities can help companies reduce the risk of misalignment with corporate strategy.

The Taskforce on Nature-related Financial Disclosure (TNFD) was established to develop and deliver a risk management and disclosure framework. While it is not currently mandatory, the TNFD framework is likely to become the default standard for disclosure of naturebased risks. Aberdeen is supportive of TNFD and will generally support proposals asking for companies to report in line with it, taking into consideration best practice for the local market and sector. In addition, we encourage companies to consider their disclosure and reporting on natural capital as we believe better disclosure can support our analysis of financially material nature-related risks and opportunities.

Nature and Biodiversity

For investors, the risks and opportunities associated with the use of natural capital (the world’s natural resources, which underpin our economy and society) are becoming increasingly financially material. However, company reporting on these issues, and how they are managed, has historically been poor and difficult to compare.

We have seen an increase in resolutions concerning biodiversity and nature in recent years. The focus of these resolutions has varied; however, the main themes are evaluation of scenarios for plastic demand and associated financial implications, waste and the circular economy, and increased disclosure of environmental policies.

Artificial Intelligence

As Artificial Intelligence (AI) technologies quickly evolve, Aberdeen’s objective is to work with the companies in which we invest to encourage a future where AI delivers sustainable benefits for shareholders and other stakeholders. Heightened investor scrutiny of AI practices has become evident in shareholder resolutions filed at the annual meetings of companies - from technology giants to entertainment businesses.

Resolutions typically request a report on the use of AI and any ethical guidelines adopted by companies, enhanced disclosure regarding board oversight, or further information about the mitigation of AI-generated misinformation. Our voting approach builds upon the principles that we believe will support positive and sustainable outcomes for our investee companies. We encourage companies to focus on implementing robust governance and oversight, clear ethical guidelines, appropriate due diligence, and sufficient transparency. Where AI is likely to have significant impact on operations and labour relations, we believe it is prudent for companies to demonstrate a responsible approach at the earliest opportunity. Collaborating with the workforce can enable companies to mitigate negative outcomes and avoid costly disruption to labour relations. As technology develops, we believe these issues will remain crucial to the responsible development and use of AI.

Human Rights

Aberdeen believes that poor oversight of human rights can have a material impact on long-term value creation and cause avoidable harm. Resolutions concerning human rights are filed with companies operating in a broad range of sectors and focus on operations and supply chains in regions with a poor record of protecting human rights.

As a supporter of the UN Guiding Principles on Business and Human Rights, we expect companies to demonstrate how human rights due diligence is conducted across operations, services, product use and the supply chain. Companies can have a significant impact on human rights directly through operations and provision of services, and indirectly through product use and the supply chain. When analysing a company’s approach to human rights, we will assess its existing policies to decide if voting action would enhance its approach and benefit the company and shareholders. Where we believe sufficient disclosure and due diligence are already in place, we may vote against a proposal to avoid unnecessary and unduly burdensome reporting. We are usually not supportive of resolutions that seek to dictate where and to whom companies can sell products and services or other resolutions which may be considered unduly prescriptive.

Political Disclosure

Corporate lobbying and political contributions disclosure continues to be a recurrent theme of shareholder resolutions, particularly in the US. These proposals typically encompass direct lobbying undertaken by the company and indirect lobbying undertaken by trade associations and other organisations of which it is a member or supporter. Proposals may also request the disclosure of more information regarding the process and rationale for political contributions. We expect companies to make transparent, consolidated disclosures of direct and indirect lobbying and political expenditure. We have seen progress in this area and will carefully consider whether additional disclosure is in the interest of the company and its shareholders.

Diversity, Equity & Inclusion

Diversity, Equity & Inclusion (DEI) is a major theme for shareholder resolutions. In recent years resolutions have focused on pay gap reporting, racial equity audits, disclosure of DEI metrics and assessments of the efficacy of DEI programmes.

We are generally supportive of shareholder proposals for disclosure of standardised DEI metrics and pay gap reporting. Such disclosures can support assessments of how companies are addressing opportunity and inclusion. We will, however, consider whether companies are allowed sufficient discretion to report on pay gaps in a way that adequately reflects the demographic and legal variations between jurisdictions.

A racial equity or civil rights audit is an independent analysis of a company’s business practices designed to identify aspects that may have a discriminatory effect. In applicable geographies, we tend to support racial equity and civil rights audits in relation to internal and external DEI programmes where there could be an elevated risk of discrimination. Resolutions should allow companies to carry out audits at a reasonable cost and within a reasonable timeframe. We carefully consider a company’s existing disclosure to ensure that proposals requesting these audits are not duplicative, prescriptive, or unduly onerous.

Important Information

This document is strictly for information purposes only and should not be considered as an offer, investment recommendation, or solicitation, to deal in any of the investments or funds mentioned herein and does not constitute investment research. Aberdeen does not warrant the accuracy, adequacy or completeness of the information and materials contained in this document and expressly disclaims liability for errors or omissions in such information and materials.

Any research or analysis used in the preparation of this document has been procured by Aberdeen for its own use and may have been acted on for its own purpose. The results thus obtained are made available only coincidentally and the information is not guaranteed as to its accuracy. Some of the information in this document may contain projections or other forward looking statements regarding future events or future financial performance of countries, markets or companies. These statements are only predictions and actual events or results may differ materially. The reader must make their own assessment of the relevance, accuracy and adequacy of the information contained in this document and make such independent investigations, as they may consider necessary or appropriate for the purpose of such assessment. This material serves to provide general information and is not meant to be investment, legal or tax advice for any particular investor. No warranty whatsoever is given and no liability whatsoever is accepted for any loss arising whether directly or indirectly as a result of the reader, any person or group of persons acting on any information, opinion or estimate contained in this document. Aberdeen reserves the right to make changes and corrections to any information in this document at any time, without notice. This material is not to be reproduced in whole or in part without the prior written consent of Aberdeen .

Applying ESG and sustainability criteria in the investment process may result in the exclusion of securities within the universe of potential investments. The interpretation of ESG and sustainability criteria is subjective meaning that products may invest in companies which similar products do not (and thus perform differently) and which do not align with the personal views of any individual investor. Furthermore, the lack of common or harmonized definitions and labels regarding ESG and sustainability criteria may result in different approaches by managers when integrating ESG and sustainability criteria into investment decisions. This means that it may be difficult to compare strategies within ostensibly similar objectives and that these strategies will employ different security selection and exclusion criteria. Consequently, the performance profile of otherwise similar vehicles may deviate more substantially than might otherwise be expected. Additionally, in the absence of common or harmonized definitions and labels, a degree of subjectivity is required and this will mean that a product may invest in a security that another manager or an investor would not.

Aberdeen Group plc is registered in Scotland (SC286832) at 1 George Street, Edinburgh EH2 2LL.